Filed Pursuant to Rule 424(b)(3)

Registration No. 333-288278

PROSPECTUS

The Generation Essentials Group

PROSPECTUS FOR UP TO 16,220,000 CLASS A ORDINARY SHARES UNDERLYING WARRANTS, 57,401,944 CLASS A ORDINARY SHARES AND 11,120,000 WARRANTS OF

THE GENERATION ESSENTIALS GROUP

This prospectus relates to the issuance by The Generation Essentials Group of up to 16,220,000 of its Class A ordinary shares, par value US$0.0000000264856557377049 per share (“Class A Ordinary Shares”), including (i) 5,100,000 Class A Ordinary Shares issuable upon the exercise of warrants to purchase Class A Ordinary Shares at an exercise price of US$11.50 per share, which were issued on June 3, 2025 (the “Closing Date”) in exchange for the public warrants of Black Spade Acquisition II Co. (“Black Spade II”) that were issued in the initial public offering of Black Spade II (the “Public Warrants”); and (ii) 11,120,000 Class A Ordinary Shares issuable upon the exercise of warrants to purchase Class A Ordinary Shares at an exercise price of US$11.50 per share, which were issued to Black Spade Sponsor LLC II the “Sponsor”) on the Closing Date (the “Sponsor Warrants”, and collectively with the Public Warrants, the “Warrants”) in exchange for the private placement warrants purchased by the Sponsor for a total consideration of approximately US$5.6 million in a private placement concurrent with the initial public offering of Black Spade II at a price of US$0.50 per warrant.

This prospectus also relates to the potential offer and sale from time to time by the selling securityholders named in this prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) (collectively, the “Selling Securityholders”) of up to (A) 57,401,944 Class A Ordinary Shares, which include (i) 3,235,714 Class A Ordinary Shares beneficially owned by South Horizon Oceans (Group) Co. Inc. and 1,464,944 Class A Ordinary Shares beneficially owned by Radisson Everton Venture Fund (collectively, the “Legacy Shares”), which were originally acquired at a price of approximately (after accounting for the Recapitalization Factor (as defined below)) US$15.70 and US$15.70 per share prior to the Closing Date, respectively; (ii) 18,425,068 Class A Ordinary Shares beneficially owned by AMTD IDEA Group, 45,307 Class A Ordinary Shares beneficially owned by AMTD Group Inc. and 19,285,911 Class A Ordinary Shares issuable upon the conversion of 19,285,911 Class B Ordinary Shares beneficially owned by AMTD Digital Inc. (collectively, the “AMTD Shares”), which were originally acquired at a price of approximately (after accounting for the Recapitalization Factor (as defined below)) US$7.98, US$7.50, and US$8.72 per share prior to the Closing Date, respectively; (iii) 3,825,000 Class A Ordinary Shares (the “Sponsor Shares”) issued to the Sponsor, Black Spade II’s directors and officers and certain of the Sponsor’s affiliates and employees on the Closing Date in exchange for the Class B ordinary shares of Black Spade II, which were purchased by them at a price of approximately US$0.0065 per share; and (iv) 11,120,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants; and (B) 11,120,000 Sponsor Warrants.

These securities are being registered pursuant to the requirements of the Warrant Agreement (as defined below) and to satisfy certain registration rights The Generation Essentials Group has granted to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering.

Subject to the AMTD Lock-up Obligations, AMTD Digital, AMTD IDEA Group, AMTD Group Inc. can sell all Ordinary Shares beneficially owned by them under this prospectus, being 37,756,286 Class A Ordinary Shares (including (i) 18,470,375 Class A Ordinary Shares and (ii) 19,285,911 Class A Ordinary Shares issuable upon the conversion of 19,285,911 Class B Ordinary Shares beneficially owned by AMTD Digital Inc.), and constituting approximately 58.4% of our issued and outstanding Ordinary Shares and represented 93.8% of the aggregate voting power of our total issued and outstanding share capital as of the date of this prospectus (assuming exercise of all outstanding Warrants), so long as the registration statement of which this prospectus forms a part is available for us. These shares were acquired at prices significantly below the current trading price of the Class A Ordinary Shares. The sales of these securities could result in a significant decline in the public trading price of the Class A Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. See “Risk Factors — Risks Relating to Our Securities — Future resales of Ordinary Shares issued to our shareholders and other significant shareholders may cause the market price of the Class A Ordinary Shares to drop significantly, even if our business is doing well.” The “AMTD Lock-up Obligations” refers the obligations of AMTD Digital, AMTD IDEA Group and AMTD Group Inc. (each, a “Lock-Up Obligor”) not to transfer or sell, during a period of three (3) years from and after the Closing Date, subject to customary exceptions, (i) any Ordinary Shares or other equity securities of The Generation Essentials Group held by such Lock-Up Obligor immediately after the Closing (including the Earnout Shares), excluding any Ordinary Shares acquired in open market transactions after the Closing, (ii) any Ordinary Shares received by such Lock-Up Obligor upon the exercise, conversion or settlement of options or warrants held by such Lock-Up Obligor immediately after Closing (along with such options or warrants themselves), and (iii) any equity securities of The Generation Essentials Group issued or issuable with respect to any securities referenced in clauses (i) through (ii) by way of share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction, pursuant to the TGE Shareholders Support Agreement.

The Selling Securityholders may offer, sell or distribute all or a portion of these securities from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Selling Securityholders may sell these securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our securities or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.”

The Class A Ordinary Shares are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “TGE” and the Warrants are listed on the New York Stock Exchange American (“NYSE American”) under the trading symbol “TGE WS.” On June 23, 2025, the closing price for the Class A Ordinary Shares on NYSE was US$7.79. On June 23, 2025, the closing price for the Warrants on NYSE American was US$0.45.

The securities registered herein are identified in this prospectus as the “Registered Securities.” In connection with the Business Combination, holders of 13,120,874 BSII Public Shares exercised their right to redeem their shares for cash at a redemption price of approximately US$10.30 per share, for an aggregate redemption amount of approximately US$135.2 million, representing approximately 85.8% of the total BSII Class A Shares outstanding as of the record date of May 5, 2025 (the “Record Date”). Subject to the AMTD Lock-up Obligations, the Selling Securityholders can sell, under this prospectus, up to (i) 57,401,944 Class A Ordinary Shares constituting approximately 88.7% of the total issued and outstanding Ordinary Shares (assuming exercise of all outstanding Warrants), and (ii) 11,120,000 Warrants, representing approximately 68.6% of our outstanding Warrants, as of the date of this prospectus. Sales of a substantial number of Registered Securities, or the perception that those sales might occur, could result in a significant decline in the public trading price of our securities and could impair our ability to raise capital through the sale or issuance of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our securities. Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the Registered Securities due to the lower price at which they acquired the Registered Securities compared to other public investors and may be incentivized to sell the Class A Ordinary Shares or Warrants when others are not. For example, based on the closing price of the Class A Ordinary Shares and Warrants as referenced above, holders of the Sponsor Shares may experience a potential profit of up to US$7.7835 per share on the Sponsor Shares; holders of the AMTD Shares may experience a potential profit of up to US$0.29 per share; South Horizon Oceans (Group) Co. Inc. and Radisson Everton Venture Fund may experience a potential profit  on their Legacy Shares if the price of the Class A Ordinary Shares exceeds US$15.70 per share and US$15.70 per share, respectively; and the Sponsor may experience a potential profit on the Sponsor Warrants if the price of the Class Ordinary Shares exceeds US$11.50 per share;. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices that they paid and the current trading price.

We will not receive any proceeds from any sale of the Registered Securities by the Selling Securityholders. We will receive proceeds from the exercise of Warrants if the Warrants are exercised for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the Class A Ordinary Shares, among other things. If the market price for the Class A Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. Holders of the Sponsor Warrants have the option to exercise the Sponsor Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more details in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

We are also a “foreign private issuer,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

In addition, as of the date of this prospectus, AMTD Group Inc., our Controlling Shareholder, beneficially owns 18,470,375 Class A Ordinary Shares and 19,285,911 Class B Ordinary Shares. These Ordinary Shares represent approximately 97.4% of the aggregate voting power of our total issued and outstanding share capital. As a result, we qualify as a “controlled company” within the meaning of NYSE Listed Company Manual and have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of our board of directors shall consist of independent directors and the requirement that our nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED JULY 10, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the SEC by The Generation Essentials Group. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by us and the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find Additional Information.” You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor any of the Selling Securityholders has authorized anyone to provide you with different or additional information, other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor any of the Selling Securityholders takes any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. Neither we nor any of the Selling Securityholders is making an offer to sell the Registered Securities in any jurisdiction where the offer or sale thereof is not permitted, nor have we or the Selling Securityholders taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Registered Securities and the distribution of this prospectus outside the United States.

References to “U.S. Dollars,” “USD,” “US$” and “$” in this prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the regions in which it operates, including our general expectations and market position, market size, market opportunity, market share and other management estimates, is based on information obtained from industry publications and reports and forecasts provided to us. In some cases, we do not expressly refer to the sources from which this information is derived. This information is subject to significant uncertainties and limitations and is based on assumptions and estimates that may prove to be inaccurate. You are therefore cautioned not to give undue weight to this information.

We have not independently verified the accuracy or completeness of any such information. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. While we believe that the market data, industry forecasts and similar information included in this prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of our future performance and growth objectives and the future performance of our industry and the markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, amongst other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “preliminary,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially, including, but not limited to statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, and the markets in which we operate.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	The regulatory environment and changes in laws, regulations or policies in the jurisdictions in which we operate;

●	The overall economic environment and general market and economic conditions in the jurisdictions in which we operate;

●	Our relationships with customers, suppliers, other business partners, and stakeholders;

●	Our ability to successfully compete in highly competitive industries and markets;

●	Our ability to continue to adjust our offerings to meet market demand, attract customers to choose our products and services and grow our ecosystem;

●	Our ability to execute strategies, manage growth and maintain corporate culture as we grow;

●	Our anticipated investments in new products, services, collaboration arrangements, technologies and strategic acquisitions, and the effect of these investments on our results of operations;

●	Changes in the needs for capital and the availability of financing and capital to fund these needs;

●	The price-competitiveness, quality and breadth of our products and services;

●	The loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

●	Failure to realize the anticipated benefits of the Business Combination;

●	Man-made or natural disasters, health epidemics, and other outbreaks including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect our business or assets;

●	Exchange rate fluctuations;

●	Changes in interest rates or rates of inflation;

●	Legal, regulatory and other proceedings;

●	Our ability to maintain the listing of our securities on applicable stock exchanges;

●	The results of future financing efforts; and

●	All other risks and uncertainties described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” of this prospectus. Those risks are not exhaustive. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires in this document:

“Adjustment Factor” means the number resulting from dividing the Per Share TGE Equity Value by $10.00;

“Amended Articles” means the fourth amended and restated memorandum and articles of association of The Generation Essentials Group;

“AMTD Digital” means AMTD Digital Inc., a Cayman Islands exempted company;

“Assignment, Assumption and Amendment Agreement” means the assignment, assumption and amendment agreement, dated June 3, 2025, by and among The Generation Essentials Group, Black Spade II and Continental Stock Transfer & Trust Company;

“Black Spade II’s IPO” means Black Spade II’s initial public offering, which was consummated on August 29, 2024;

“Black Spade II Public Shareholders” means the holders of BSII Class A Ordinary Shares issued as part of the Units issued in Black Spade II’s IPO;

“Black Spade II Shareholder” means the holder of BSII Shares;

“BSII” or “Black Spade II” means Black Spade Acquisition II Co, a Cayman Islands exempted company;

“BSII Class A Ordinary Shares” or “BSII Public Shares” means the Class A ordinary shares of Black Spade II, par value $0.0001 per share;

“BSII Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Black Spade II;

“BSII Dissenting Share” means each issued and outstanding BSII Class A Ordinary Share that is held by any person who has validly exercised and not effectively withdrawn or lost their right to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Act;

“BSII Ordinary Share” means a BSII Class A Ordinary Share or a BSII Class B Ordinary Share;

“BSII Private Warrants” means the warrants sold to the Sponsor in the private placement consummated concurrently with the Black Spade II’s IPO, each entitling its holder to purchase one BSII Public Share at an exercise price of $11.50 per share, subject to adjustment;

“BSII Public Warrants” means the redeemable warrants issued in Black Spade II’s IPO, each entitling its holder to purchase one BSII Public Share at an exercise price of $11.50 per share, subject to adjustment;

“BSII Shares” means the shares of Black Spade II, including the BSII Ordinary Shares;

“BSII Warrant Agreement” means the warrant agreement, dated August 27, 2024, by and between Black Spade II and Continental Stock Transfer & Trust Company;

“BSII Warrants” means the BSII Public Warrants and the BSII Private Warrants;

“Business Combination” means all transactions contemplated by the Business Combination Agreement, including the Merger;

“Business Combination Agreement” means the Business Combination Agreement dated as of January 27, 2025, by and among Black Spade II, The Generation Essentials Group and Merger Sub, as may be amended, supplemented or otherwise modified from time to time, and attached hereto as Annex A;

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands;

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“Class A Ordinary Shares” means Class A ordinary shares of The Generation Essentials Group, par value US$0.0000000264856557377049 per share;

“Class B Ordinary Shares” means Class B ordinary shares of The Generation Essentials Group, par value US$0.0000000264856557377049 per share;

“Closing” means the closing of the Business Combination contemplated by the Business Combination Agreement;

“Closing Date” means June 3, 2025, the day on which the Closing occurs;

“Controlling Shareholder” means AMTD Group Inc.;

“Dissenting Black Spade II Shareholders” means Black Spade II Shareholders who shall have validly exercised and have not effectively withdrawn or lost their dissenter’s rights for their BSII Shares in accordance with Section 238 of the Cayman Islands Companies Act and otherwise complied with all of the provisions of the Cayman Islands Companies Act relevant to the exercise and perfection of dissent rights in respect of the Merger pursuant to Section 238 of the Cayman Islands Companies Act;

“Earnout Shares” means the Class A Ordinary Shares that may be issued, or caused to be issued, by The Generation Essentials Group to AMTD Digital, AMTD IDEA Group, and AMTD Group Inc., in accordance with their respective pro rata share based on the number of Class A Ordinary Shares held by them inter se, if any of the specified events pursuant to the Business Combination Agreement occur following Closing and prior to the first anniversary of the Closing Date, representing in aggregate 3% of the total number of Class A Ordinary Shares outstanding as of the date such event occurs;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“IFRS” are to International Financial Reporting Standards as issued by the International Accounting Standards Board;

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;

“Lock-Up Obligor” means each of AMTD Digital, AMTD IDEA Group, and AMTD Group Inc. pursuant to the TGE Shareholders Support Agreement;

“Merger” means the merger between Merger Sub and Black Spade II, with Black Spade II surviving as a wholly-owned subsidiary of The Generation Essentials Group in accordance with the Business Combination Agreement;

“Merger Effective Time” means the effective time of the Merger;

“Merger Sub” means WME Merger Sub Limited, a Cayman Islands exempted company;

“Non-Redemption Payment Amount” means the cash payment made by The Generation Essentials Group equal to $1.25 multiplied by the number of BSII Class A Ordinary Shares held by eligible Black Spade II Public Shareholders on the Closing Date immediately before the Merger Effective Time, to provide additional consideration to Black Spade II Public Shareholders;

“Ordinary Shares” means, prior to the Re-Designation, the ordinary shares of The Generation Essentials Group, and following the Re-Designation, Class A Ordinary Shares and Class B Ordinary Shares collectively;

“Per Share TGE Equity Value” means the number obtained by dividing (a) the equity value of The Generation Essentials Group (being $488,000,000) by (b) the aggregate number of ordinary shares of The Generation Essentials Group issued and outstanding immediately prior to the Recapitalization;

“Plan of Merger” means the Plan of Merger, by and among Black Spade II, Merger Sub and The Generation Essentials Group, substantially in the form attached hereto as Annex B;

“Preferred Shares” means the non-voting redeemable preferred shares of The Generation Essentials Group;

“Public Warrants” means warrants to purchase Class A Ordinary Shares at an exercise price of US$11.50 per share, which were issued on the Closing Date in exchange for the public warrants of Black Spade II that were issued in the Black Spade II’s IPO;

“Recapitalization” means the recapitalization of the share capital of The Generation Essentials Group immediately following the Re-Designation and immediately prior to the Merger Effective Time by way of a share consolidation or subdivision such that (i) each pre-Recapitalization Class A Ordinary Share will be consolidated or divided into a number of Class A Ordinary Shares, (ii) each pre-Capitalization Class B Ordinary Share will be consolidated or divided into a number of Class B Ordinary Shares, and (iii) each pre-Recapitalization Preferred Share will be consolidated or divided into a number of Preferred Shares, in each case, equal to the Adjustment Factor;

“Re-Designation” means the re-designation of the share capital of The Generation Essentials Group immediately prior to the Recapitalization as follows: (A) each Ordinary Share (other than non-voting ordinary shares) not held by AMTD Digital shall be re-designated and re-classified into one Class A Ordinary Share, where each Class A Ordinary Share shall entitle its holder to one vote on all matters subject to vote at general meetings of The Generation Essentials Group; (B) each Ordinary Share (other than non-voting ordinary shares) held by AMTD Digital shall be re-designated and re-classified into one Class B Ordinary Share, where each Class B Ordinary Share shall entitle its holder to 20 votes on all matters subject to vote at general meetings of The Generation Essentials Group; and (C) each non-voting redeemable ordinary share in the share capital of The Generation Essentials Group shall be re-designated and re-classified into one non-voting redeemable preferred share in the share capital of The Generation Essentials Group;

“Registration Rights Agreement” means the registration rights agreement, dated June 3, 2025, by and among certain shareholders of The Generation Essentials Group, the Sponsor and certain affiliates of the Sponsor;

“SEC” means the U.S. Securities and Exchange Commission;

“Shares” means, collectively, Ordinary Shares and Preferred Shares;

“Sponsor” means Black Spade Sponsor LLC II, a Cayman Islands limited liability company;

“Sponsor Shareholders” means the Sponsor, Black Spade II’s directors and officers and certain employees of the Sponsor’s affiliates;

“Sponsor Warrants” means warrants to purchase Class A Ordinary Shares at an exercise price of US$11.50 per share, which were issued to the Sponsor on the Closing Date in exchange for the private placement warrants purchased by the Sponsor for a total consideration of approximately US$5.6 million in a private placement concurrent with the Black Spade II’s IPO at a price of US$0.50 per warrant;

“TGE,” “we,” “us,” “our company,” and “our” mean The Generation Essentials Group and its subsidiaries. References to the share capital, securities, shareholders, directors, board of directors, auditors of “TGE” are to the share capital, securities (including shares, options and warrants), shareholders, directors, board of directors, and auditors of The Generation Essentials Group, respectively;

“TGE Securities” means, collectively, Ordinary Shares, Preferred Shares and Warrants;

“TGE Shareholders Support Agreement” means the shareholder support and lock-up agreement and deed dated as of January 27, 2025 by and among Black Spade II, TGE and all shareholders of TGE;

“Transactions” means the Business Combination and other transactions contemplated by the Business Combination Agreement;

“Trust Account” means the trust account established for the purpose of holding the net proceeds from Black Spade II’s IPO;

“Unit Separation” means the automatic detachment of each Unit outstanding immediately prior to the Merger Effective Time, as a result of which the holder thereof shall be deemed to hold one BSII Class A Ordinary Share and one-third of an BSII Warrant in accordance with the terms of the applicable Unit;

“Units” means the units issued in the Black Spade II’s IPO, each consisting of one BSII Class A Ordinary Share and one-third of a BSII Public Warrant;

“U.S. Dollars,” “USD,” “US$,” and “$” means United States dollars, the legal currency of the United States;

“Warrant Agreement” means the Warrant Agreement dated as of August 27, 2024, between Black Spade II and Continental Stock Transfer & Trust Company as assigned and assumed pursuant to the Assignment, Assumption and Amendment Agreement; and

“Warrants” means, collectively, the “Sponsor Warrants” and the “Public Warrants”.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the other documents referred to in or incorporated into this prospectus. You should carefully consider, among other things, our consolidated financial statements and the related notes, “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Result of Operations” included elsewhere in this prospectus. For additional information, see “Where You Can Find Additional Information” in this prospectus.

Overview

We are a global media and entertainment ecosystem covering high fashion, arts, lifestyle, cultural, entertainment as well as F&B. Inheriting more than one hundred years of history and with a worldwide geographical presence, we offer a holistic media and entertainment experience to an audience of millions around the world.

Our publications L’Officiel and The Art Newspaper publish print editions in a total of 28 countries and territories and digital contents to an even wider scope of readers globally.

We operate in the movie production sector having produced various Asia-focused blockbuster movies. We have partnered with established production companies to present a number of Asia-focused blockbuster movies globally, which in aggregate notched a box office of more than US$400 million.

We hold premium whole building properties and provide hospitality services in Hong Kong and Singapore. We focus on and specialize in hospitality and lifestyle concepts and offers a customer-centric VIP members approach for its business portfolio in the key areas comprising stylish hotels and serviced apartments, F&B, and club membership services in Hong Kong and Singapore, with plans for further global expansion.

We extend the power of our brands and extensive library of contents and intellectual property through other media, platforms, products and services, including in the area of F&B.

We also host a multitude of cultural events to inspire conversation with traditions and bridge exchanges and we have been recognized for our cultural ambassadorship.

Corporate History and Structure

In April 2022, AMTD IDEA Group acquired 100% of the equity interests in L’Officiel Inc. SAS, which then owned the business unit of “L’Officiel.” In January 2023, AMTD Digital Inc. completed the acquisition of 96.1% of the equity interests in WME Assets Group (formerly known as AMTD Assets Group), which holds premium whole building properties and provide hospitality services in Hong Kong and Singapore.

On February 7, 2023, The Generation Essentials Group was incorporated as an exempted company with limited liability in the Cayman Islands.

In October 2023, AMTD IDEA Group acquired 100% of the equity interests in The Art Newspaper SA, which then owned the business unit of “The Art Newspaper.”

From October 2024 through November 2024, a series of reorganization steps (collectively, the “TGE Reorganization”) were taken to establish The Generation Essentials Group as the holding company transfer and consolidate the business of L’Officiel, The Art Newspaper, WME Assets Group and certain movie rights investments into The Generation Essentials Group.

In March 2025, we changed our corporate name from “World Media and Entertainment Universal Inc.” to “The Generation Essentials Group.”

The following diagram illustrates our corporate structure, including our principal and other subsidiaries as of the date of this prospectus:

The Generation Essentials Group
(Incorporated in Cayman Islands)
100%
World Media and Entertainment Group
(Incorporated in Cayman Islands)
96.06%
100%
100%
100%
100%
WME Assets Group
(Incorporated in Cayman Islands)
Wonderful Time with Co Ltd
(Incorporated in Cayman Islands)
WME Direct Investment Limited
(Incorporated in BVI)
L'Officiel Group Inc.
(Incorporated in Cayman Islands)
The ART Newspaper Group Inc.
(Incorporated in Cayman Islands)
100%
WME Property Investment Holdings Limited
(Incorporated in BVI)
100%
L'Officiel Publishing Group Inc.
(Incorporated in the U.S.)
100%
The ART Newspaper SA
(Incorporated in Switzerland)
100%
The ART Newspaper Limited
(Incorporated in United Kingdom)
100%
L'Officiel France Publishing Inc.
(Incorporated in France)
100%
L'Officiel Publishing Italia SRL
(Incorporated in Italy)
51%
51%
100%
Easy Advance Developments Limited
(Incorporated in BVI)
Cosmic Gold Limited
(Incorporated in BVI)
WME Properties Limited
(Incorporated in BVI)
100%
100%
50%
DHI Downtown Pte. Ltd.
(Incorporated in Singapore)
DHI Holding (S) Ptd. Ltd.
(Incorporated in Singapore)
Dense Globe Investments Limited
(Incorporated in BVI)
100%
Fine Cosmos Development Limited
(Incorporated in Hong Kong)

Our Holding Company Structure

The Generation Essentials Group is not an operating company but a holding company incorporated in the Cayman Islands as an exempted company. We conduct our operations through our subsidiaries. The securities registered herein are securities of The Generation Essentials Group, not those of our operating subsidiaries. Therefore, investors in The Generation Essentials Group are not acquiring equity interest in any operating company but instead are acquiring interest in a Cayman Islands holding company. The holding company structure involves unique risks to investors. As a holding company, The Generation Essentials Group may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of subsidiaries of The Generation Essentials Group to pay dividends or make distributions to The Generation Essentials Group may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt.

Recent Developments of TGE

The following sets forth estimates of our unaudited selected consolidated financial data as of and for the three months ended March 31, 2025 based on available information to date. This financial data is not a comprehensive statement of our financial results as of and for the three months ended March 31, 2025. Our actual results may differ materially from these estimates.

Revenues. We estimate that our revenues for the three months ended March 31, 2025 were in the range of approximately US$25 million to US$26 million, reflecting the expanded operation of L’Officiel and The Art Newspaper, the additional contribution recognized from our hotels as well as the fluctuation in the stock market affecting the fair value of the listed shares of Bank of Qingdao and Guangzhou Rural Commercial Bank which we hold as investments.

Profit for the quarter. We estimate that our profit for the three months ended March 31, 2025 was in the range of US$10 million to US$11 million.

Property, plant and equipment. We estimate that our property, plant and equipment marginally increased from US$574.7 million as of December 31, 2024 to approximately US$580 million as of March 31, 2025, primarily due to the expansion of our hotel operation.

Cash and bank balances. We estimate that our cash and bank balances were in the range of approximately US$9 million to US$10 million as of March 31, 2025 as compared with US$20.0 million as of December 31, 2024, primarily as a result of certain payments to our Controlling Shareholder and payment of regular expenses.

Our unaudited selected consolidated financial data set forth above is preliminary in nature. Our independent registered public accounting firm, Assentsure, has not audited, reviewed, compiled or performed any procedures, and does not express an opinion or any other form of assurance with respect to any of such data. Our preliminary and unaudited selected consolidated financial data as of and for the three months ended March 31, 2025 may not be indicative of our financial results for future interim periods or for the full year ended December 31, 2025. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Risk Factors” included elsewhere in this prospectus for information regarding trends and other factors that may influence our results of operations and for recent quarterly operating results.

The Business Combination and Related Transactions

On June 4, 2025, The Generation Essentials Group consummated the previously announced business combination with Black Spade II, pursuant to the Business Combination Agreement.

On the Closing Date and immediately prior to the Merger Effective Time, the Amended Articles took effect and The Generation Essentials Group re-designated:

●	Each ordinary share of The Generation Essentials Group (other than non-voting ordinary shares) that is not held by AMTD Digital into one Class A Ordinary Share;

●	Each ordinary share of The Generation Essentials Group (other than non-voting ordinary shares) that is held by AMTD Digital into one Class B Ordinary Share; and

●	Each non-voting ordinary share of The Generation Essentials Group into one Preferred Share.

Pursuant to the Business Combination Agreement, immediately after the completion of the re-designation of shares and immediately prior to the Merger Effective Time, The Generation Essentials Group effected a share consolidation or subdivision such that:

●	Each Class A Ordinary Share will be consolidated or divided into a number of Class A Ordinary Shares equal to the Adjustment Factor;

●	Each Class B Ordinary Share will be consolidated or divided into a number of Class B Ordinary Shares equal to the Adjustment Factor; and

●	Each Preferred Share will be consolidated or divided into a number of Preferred Shares equal to the Adjustment Factor,

(such actions, collectively, the “Recapitalization”).

At the Merger Effective Time and as a result of the Merger:

●	Each BSII Class B Ordinary Shares that was issued and outstanding immediately prior to the Merger Effective Time was automatically cancelled in exchange for the right to receive one Class A Ordinary Share;

●	Each BSII Class A Ordinary Share that was issued and outstanding immediately prior to the Merger Effective Time (other than such BSII Class A Ordinary Shares that were treasury shares, validly redeemed shares or BSII Dissenting Shares was cancelled in exchange for the right to receive one Class A Ordinary Share);

●	Each BSII Class A Ordinary Share that was held as a treasury share was cancelled and ceased to exist;

●	Each issued and outstanding BSII Class A Ordinary Share that was validly redeemed was cancelled in exchange for the right to be paid a pro rata share of the aggregate amount payable with respect to the exercise of the redemption rights of Black Spade II Shareholders;

●	Each issued and outstanding BSII Class A Ordinary Share that was held by any person who had validly exercised and not effectively withdrawn or lost their right to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Act was cancelled and carried no right other than the right to receive the payment of the fair value of such BSII Dissenting Share determined in accordance with Section 238 of the Cayman Islands Companies Act; and

●	Each issued and outstanding warrant of Black Spade II exercisable for shares of Black Spade II was exchanged for a Warrant.

To provide additional consideration to Black Spade II Public Shareholders, The Generation Essentials Group will make a cash payment equal to $1.25 multiplied by the number of BSII Class A Ordinary Shares held by eligible Black Spade II Public Shareholders on the Closing Date immediately before the Merger Effective Time (the “Non-Redemption Payment Amount”). In order to be eligible to receive the Non-Redemption Payment Amount, you must: (a) have been a Black Spade II Public Shareholder on the Closing Date immediately before the Merger Effective Time and as of the date falling 60 days after the Closing, (b) never have elected to exercise a redemption right in respect of BSII Class A Ordinary Shares, and (c) have entered into, and adhered to the terms of, a non-redemption agreement in the form attached hereto as Annex D to the registration statement on Form F-4 we initially filed with the SEC on April 11, 2025 which includes Black Spade II’s proxy statement and our prospectus in relation to the Business Combination, by no later than May 28, 2025. The Non-Redemption Payment Amount will not be paid on any BSII Class A Ordinary Shares that, at any point in time, were BSII Class B Ordinary Shares. This additional cash payment will be made no earlier than 60 days and no later than 90 days after the Closing Date. The Non-Redemption Payment Amount is a free option that is available to all eligible Black Spade II Public Shareholders. Black Spade II Public Shareholders that sign a non-redemption agreement may at any time choose not to adhere to the terms of the agreement without any penalty or liability, but such shareholder will no longer be eligible to receive the Non-Redemption Payment Amount.

On the Closing Date, The Generation Essentials Group issued (i) 6,004,126 Class A Ordinary Shares to then holders of Class A ordinary shares of Black Spade II, including 3,825,000 Class A Ordinary Shares issued to the Sponsor Shareholders; 16,220,000 Warrants to then holders of BSII Public Warrants and BSII Private Warrants; and 23,171,033 Class A Ordinary Shares, 19,285,911 Class B Ordinary Shares and 6,343,056 Preferred Shares to then existing shareholders of The Generation Essentials Group.

On June 5, 2025, Class A Ordinary Shares and Warrants commenced trading on the NYSE and NYSE American under the symbols “TGE” and “TGE WS”, respectively.

Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act, and we will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the first sale of our Ordinary Shares pursuant to an effective registration statement; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the United States Securities Exchange Act of 1934, as amended, (the “Exchange Act”), which would occur if the market value of our common equity that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter.

As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards as required when they are adopted for public companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, or “the Exchange Act,” that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies.

Controlled Company

As of the date of this prospectus, AMTD Group Inc., our Controlling Shareholder, beneficially owns 18,470,375 Class A Ordinary Shares and 19,285,911 Class B Ordinary Shares. These Ordinary Shares represent approximately 97.4% of the aggregate voting power of our total issued and outstanding share capital. As a result, we qualify as a “controlled company” within the meaning of NYSE Listed Company Manual. By virtue of being a controlled company under listing rules, we may elect not to comply with certain corporate governance requirements, including that:

●	a majority of board of directors must be independent directors;

●	the compensation and nominating committees composed solely of independent directors;

●	the compensation of executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and

●	director nominees selected or recommended to the board of directors for selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.

We rely on the exemption from the requirement that a majority of our board of directors must be independent directors available to a “controlled company.” As a result, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of corporate governance requirements.

Our Corporate Information

The Generation Essentials Group was incorporated as an exempted company in accordance with the laws and regulations of the Cayman Islands. The mailing address of our principal executive office is 66 rue Jean-Jacques Rousseau, 75001 Paris, France, and its phone number is +33 (0) 1 7673 2800. Our corporate website address is https://www.thegenerationessentials.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Summary Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors” in this prospectus. You should carefully consider such risks before deciding to invest in our securities.

Risks Relating to Our Businesses and Industries

●	We face significant competition in all aspects of our business.

●	We face numerous risks and challenges as we continue to operate and expand our businesses and undertake new businesses across a broad spectrum of industries, which makes it difficult to effectively assess our future prospects.

●	Our success depends on our ability to anticipate trends and respond to changing customer preferences for fashion, arts and entertainment content and for lodging, which impact demand for our content, products and services and the profitability of our businesses.

●	Our brands and reputation are our key assets. Negative perceptions or publicity of us or our brands could adversely affect our business, financial condition and results of operations.

●	Our business and financial results may be adversely impacted by economic, market, geopolitical and public health conditions or other events causing significant disruption.

●	We operate and use a L’Officiel AMTD composite brand, and not the historic L’Officiel brand.

●	Our business may suffer if the intellectual property we use in our business is not protected.

●	The media industry is highly competitive, and we may be unable to compete successfully with our current or future competitors.

●	Our ability to grow the size and profitability of our audience base for our print publications and digital media services depends on many factors, both within and beyond our control, and a failure to do so could adversely affect our results of operations and business.

●	Our advertising revenues are affected by numerous factors, including market dynamics, evolving digital advertising trends and the evolution of our strategy.

●	The entertainment industry is highly competitive.

●	The success of our entertainment business segment depends on a limited number of film releases each year and unpredictable factors in the motion picture industry.

●	The production of motion picture is a capital-intensive process, and our capacity to generate cash or obtain financing on favorable terms may be insufficient to meet our anticipated cash requirements.

●	We are subject to the business, financial and operating risks inherent to the hospitality industry, any of which could reduce our revenues and limit opportunities for growth.

●	The hospitality market is highly competitive, and we may be unable to compete successfully.

●	We own a limited number of hotels and significant adverse changes at one hotel could have a material adverse effect on our financial performance.

●	We make strategic investments using our own capital, and may not be able to realize any profits from these investments for a considerable period of time, or may lose some or all of the principal amounts of these investments.

●	Our results of operations and financial condition may be materially affected by fluctuations in the fair value of our equity investments in our investee companies.

●	Our investments are subject to liquidity, concentration, regulatory, credit and other risks.

Risks Relating to Our Securities

●	The Warrants are exercisable for Class A Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders. The Warrants may never be in the money, and they may expire worthless.

●	We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

●	If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about us, our share price and trading volume could decline significantly.

●	Future resales of Ordinary Shares issued to our shareholders and other significant shareholders may cause the market price of the Class A Ordinary Shares to drop significantly, even if our business is doing well.

●	A market for the Class A Ordinary Shares may not develop, which would adversely affect the liquidity and price of the Class A Ordinary Shares. The price of our securities may be volatile, and the value of our securities may decline.

●	There can be no assurance that we will not be a passive foreign investment company for any taxable year, which could subject U.S. Holders to significant adverse U.S. federal income tax consequences.

●	We may have conflicts of interest with our Controlling Shareholder and its affiliates and, because of our Controlling Shareholder’s controlling ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us.

●	Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Class A Ordinary Shares may consider beneficial.

For additional detail on these and other risks, see “Risk Factors” starting on page 10 of this prospectus.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of the Class A Ordinary Shares and Warrants.

Securities being registered	(i) 57,401,944 Class A Ordinary Shares; (ii) 16,220,000 Class A Ordinary Shares issuable upon the exercise of the Warrants; and (iii) 11,120,000 Warrants.

Issuance of Ordinary Shares upon exercise of Warrants

Shares outstanding prior to exercise of Warrants	29,175,159 Class A Ordinary Shares, 19,285,911 Class B Ordinary Shares and 6,343,056 Preferred Shares.

Shares issuable upon exercise of all Warrants	16,220,000 Class A Ordinary Shares.

Use of proceeds

We will receive up to an aggregate of approximately US$186,530,000 from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. The exercise price of the Warrants is US$11.50 per share, subject to adjustment as described herein, and the closing price of the Class A Ordinary Shares on NYSE on June 23, 2025 was US$7.79 per share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the Class A Ordinary Shares, among other things. If the market price for the Class A Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. Holders of the Sponsor Warrants have the option to exercise the Sponsor Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease. See the section titled “Use of Proceeds.”

Resale of Ordinary Shares and Warrants

Ordinary Shares offered by the Selling Securityholders

Up to 57,401,944 Class A Ordinary Shares, which includes:

●    3,235,714 Class A Ordinary Shares beneficially owned by South Horizon Oceans (Group) Co. Inc. and 1,464,944 Class A Ordinary Shares beneficially owned by Radisson Everton Venture Fund, which were originally acquired prior to the Closing Date;

●    18,425,068 Class A Ordinary Shares beneficially owned by AMTD IDEA Group, 45,307 Class A Ordinary Shares beneficially owned by AMTD Group Inc. and 19,285,911 Class A Ordinary Shares issuable upon the conversion of 19,285,911 Class B Ordinary Shares beneficially owned by AMTD Digital Inc., which were originally acquired prior to the Closing Date;

●    3,825,000 Sponsor Shares issued to the Sponsor Shareholders on the Closing Date in exchange for the Class B ordinary shares of Black Spade II; and

●    11,120,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants which warrants subsequently distributed to certain members of the Sponsor.

Warrants offered by the Selling Securityholders	Up to 11,120,000 Sponsor Warrants.

Offering price	The Registered Securities offered by this prospectus may be offered, sold or distributed from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. See the section titled “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the securities to be offered by the Selling Securityholders.

Dividend Policy	The Generation Essentials Group and our subsidiaries have not declared or paid dividends or made any distributions as of the date of this prospectus. Except for the Non-Redemption Payment Amount, we do not intend to declare dividends or make distributions in the near future. Any determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

Market for the Class A Ordinary Shares and Warrants	The Class A Ordinary Shares are listed on the NYSE under the trading symbol “TGE” and the Warrants are listed on the NYSE American under the trading symbol “TGE WS.”

Risk factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, financial condition, results of operations, prospects and trading price. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by us, which later may prove to be incorrect or incomplete. We may face additional risks and uncertainties that are not presently known to us, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on us. The trading price and value of our Class A Ordinary Shares and Warrants could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and any prospectus supplement or related free writing prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and any prospectus supplement or related free writing prospectus.

Risks Relating to Our Businesses and Industries in General

We face significant competition in all aspects of our business.

We compete for market share in luxury and fashion, arts, motion picture production and other media and entertainment content. The proliferation of choices available to customers for entertainment and information results in audience fragmentation and negatively affects the overall customer demand for our content and products. Our competitors include conventional magazine publishers, digital publishers, social media platforms, search platforms, portals, digital marketing services and other movie producers, among others. Competition among these companies is robust, and new competitors can quickly emerge. We also face intense competition in the hospitality sector. Our principal competitors in this sector are other operators of luxury, full-service and focused-service hotels, including other major hospitality chains with well-established and recognized brands. We also compete against smaller hotel chains, independent and local hotel owners and operators, home and apartment sharing services and timeshare operators.

Some of our current and potential competitors provide better content, products or services and or more pre-competitive alternatives to our content, products or services, or have greater resources than we do, which may allow them to compete more effectively than us. In particular, companies with compelling media and entertainment resources may provide free content or control how content is discovered, displayed and monetized in some of the primary environments in which we develop relationships with our customers, and therefore can affect our ability to compete effectively. In the hospitality sector, our competitors may have greater commercial, financial and marketing resources and more efficient technology platforms, which could allow them to improve their properties and expand and improve their marketing efforts in ways that could affect our ability to compete for guests effectively, or they could offer a type of lodging product that customers find attractive but that we do not offer.

If we cannot compete successfully, our business, liquidity, financial condition, and results of operations could be materially adversely affected.

We face numerous risks and challenges as we continue to operate and expand our businesses and undertake new businesses across a broad spectrum of industries, which makes it difficult to effectively assess our future prospects.

We expanded into fashion, arts and luxury media advertising and marketing services after the recent acquisition of L’Officiel and The Art Newspaper. Our hotel operations and hospitality and VIP services were also consolidated into us recently. You should consider our business and prospects in light of the risks and challenges we encounter or may encounter given the various industries in which we operate and our relatively short operating history in some of these industries. As a new owner and operator of these businesses, we face risks associated with our limited operating history in managing these operations. The successful integration and operation of these businesses requires significant management attention, operational expertise and financial resources. Any failure to effectively manage the transition, retain key personnel, maintain business relationships or achieve anticipated synergies could adversely affect our financial condition, operational performance and growth prospects. Additionally, we may encounter unforeseen challenges in aligning the acquired businesses within our group operations, corporate culture and strategic objectives. These risks are heightened by the complexity and diversities of the industries in which the acquired businesses operate and their respective competitive landscape. Our business initiatives and expansion plans across these business lines may put us into direct or indirect contact with individuals and entities that are not within our traditional client and counterparty base, and may expose us to new asset classes, new markets and new challenges. If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected.

As our business develops and as we respond to competition, we may continue to assume new businesses, introduce new product and service offerings, make adjustments to our existing product and service offerings, or make adjustments to our business operations in general. Any significant change to our business operation or model that does not achieve expected results could materially and adversely affect our financial condition and results of operations. It is therefore difficult to effectively assess our future prospects.

Our success depends on our ability to anticipate trends and respond to changing customer preferences for fashion, arts and entertainment content and for lodging, which impact demand for our content, products and services and the profitability of our businesses.

We create media and entertainment content, products and services. We also provide hospitality and VIP services. Our success depends substantially on customer tastes and preferences that rapidly change in often unpredictable ways.

Our continued success in our media and entertainment sectors depends in part on our ability to originate and define trends and consistently create compelling content and offer attractive products and services in a timely manner. Our content may be distributed, among other ways, through magazines, theaters, internet or mobile technology. Such distribution must meet or anticipate the changing preferences of the broad customer market and respond to competition from an expanding array of choices facilitated by technological developments in the delivery of content. The success of our printed and digital media content, as well as our theatrical releases, depends on demand for traditional print publications and fashion, arts and entertainment experiences in general. Moreover, we often deploy substantial resources in content production and acquisition, acquisition of movie rights or customer facing platforms before we know the extent to which these products and services will earn customer acceptance, and these products and services may be introduced into a significantly different market or economic or social climate from the one we anticipated at the time of the investment decisions. Generally, our revenues and profitability may be adversely impacted when our fashion, arts and entertainment offerings and products, as well as our methods to make our offerings and products available to customers, do not achieve sufficient customer acceptance. Customer tastes and preferences impact, among other items, revenue from advertising sales, subscription fees, theatrical motion picture receipts, the license of rights to other distributors, sales of merchandises, sales of licensed customer products or sales of our other customer products and services. Although we attempt to stay abreast of emerging customer trends affecting our content, products and services, any failure to identify and respond to such trends could have significant adverse effects on our business, financial condition and results of operations.

The tastes, preferences and demands of our hotel guests also evolve with time. New lodging supply in individual markets, including the introduction of home and apartment sharing services and timeshare operators, could hamper our ability to maintain or increase room rates or occupancy in those markets. Our ability to remain competitive and attract and retain business, group, leisure travelers and other guests depends on our success in distinguishing and driving preference for our hospitality products and services. If we fail to catch up with any change in customer preference or to offer hospitality products and services that customers find attractive, our business, liquidity, financial condition, and results of operations could be materially adversely affected.

In addition, many of our businesses depend on acceptance of our content, products and services by customers from an increasing number of countries and regions worldwide. The success of our businesses therefore depends on our ability to successfully predict and adapt to changing customer tastes and preferences in these various countries and regions.

Our brands and reputation are our key assets. Negative perceptions or publicity of us or our brands could adversely affect our business, financial condition and results of operations.

Our brands and reputation are our key assets and play an important role in earning and maintaining the trust and confidence of our existing and prospective customers.

In respect of our media business, we believe our brands are powerful and trusted with the reputation for high-quality editorial and content independence. Our brands, including, among others, L’Officiel and The Art Newspaper, might be damaged by incidents that erode customer trust such as negative publicity, a perception that our content is not timely or unreliable, or a decline in the perceived value of editorial independent or general trust in the media, which may be in part as a result of changing political and cultural environments worldwide or active campaigns by commercial participants. We may introduce new products or services that are not well received and that may negatively affect our brands. Our brands and reputation could also be adversely impacted by negative claims or publicity regarding us or our operations, personnel, products, employees, practices, including social, data privacy and environmental practices, or business affiliates, including advertisers, as well as our potential inability to adequately respond to such negative claims or publicity, even if such claims are untrue. Furthermore, our brands and reputation could be damaged if we fail to provide adequate customer service, or by failures of third-party vendors we rely on in many contexts. We invest in defining and enhancing our brands. These investments are considerable and may not be successful. We license L’Officiel and The Art Newspaper trademarks and domain names and other intellectual properties we use in our business from AMTD Group Inc. If any of the foregoing were to be experienced by AMTD Group Inc. or any of its affiliates, the L’Officiel and The Art Newspaper brands could also be adversely affected. To the extent our brands and reputation are damaged, our ability to attract and retain readers, audiences, advertisers and talented employees could be adversely affected, which could in turn have an adverse impact on our business, revenues and operating results. The prestige and reputation of our publications are critical to our success in attracting premium advertisers. If we fail to uphold the standard of content and design that our audience and advertisers expect, or if our brand perception diminishes for any reason, we may lose the appeal that makes our platform attractive for luxury and high-end advertising and thereby experience a decline in advertising revenue, reduced market share and long-term damage to our brand equity.

For our hospitality business, many factors can affect the reputation and value of our company or one or more of our properties or brands, including our ability to protect and use our brands and trademarks; our properties’ adherence to service and other brand standards; our approach to, or incidents involving, matters related to food quality and safety, guest and associate safety, health and cleanliness, sustainability and climate impact, supply chain management, inclusion and belonging, human rights, and support for local communities; and our compliance with applicable laws.

In addition, as a holding company with multiple business lines, adverse events or reputational damage suffered by one of our business lines could harm the overall perception of our company and ripple across all our other business lines. Brands and reputation are our critical assets across all our business lines and the success of each of our business lines is interdependent to that extent. This interdependence increases the risk that the reputational damage to one segment could be carried through and amplify across the broader operation of our company.

Reputational value is also based on perceptions, and broad access to social media makes it easy for anyone to provide public feedback that can influence perceptions of us and our brands, and it may be difficult to control or effectively manage negative publicity, regardless of whether it is accurate. While reputations may take decades to build, negative incidents can quickly erode trust and confidence, particularly if they result in adverse mainstream and social media publicity, governmental investigations, proceedings or penalties, or litigation. Negative incidents could lead to tangible adverse effects on our business, including lost sales, boycotts, reduced customers, loss of business opportunities, adverse government attention, or associate retention and recruiting difficulties. Any material decline in the reputation or perceived quality of our brands or corporate image could affect our market share, reputation, business, financial condition, or results of operations.

Our business and financial results may be adversely impacted by economic, market, geopolitical and public health conditions or other events causing significant disruption.

We and the companies with which we do business are subject to risks and uncertainties caused by factors beyond our control, including economic, geopolitical and public health conditions. These include economic weakness, instability, uncertainty and volatility, including the potential for a recession; a competitive labor market and evolving workforce expectations; inflation; supply chain disruptions; rising interest rates; political and sociopolitical uncertainties and conflicts; and public health crises. These factors may result in declines or volatility in our results.

Advertising spending is sensitive to economic, geopolitical and public health conditions, and our advertising revenues could be adversely affected as advertisers respond to such conditions by reducing their budgets or shifting spending patterns or priorities. Economic, geopolitical and public health conditions may also lead to fluctuations in the size and engagement of our audience, which can impact our ability to attract, engage and retain audience, and thereby affecting our business, financial condition and results of operations. Our costs may also be adversely affected by economic and geopolitical conditions. For example, if inflation increases for an extended period, our employee-related costs are likely to increase. Our printing and distribution costs may be impacted by inflation and higher costs, including those associated with raw materials, delivery costs and utilities.

Similarly, consumer demand for our hospitality services is closely linked to the performance of the general economy and is sensitive to business and personal discretionary spending levels. Decreased global or regional demand for hospitality products and services can be especially pronounced during periods of economic contraction or low levels of economic growth, and the recovery period in our industry may lag overall economic improvement. In addition, many of the expenses associated with our hospitality services, including personnel costs, interest, rent, property taxes, insurance and utilities, are relatively fixed. During a period of overall economic weakness, if we are unable to meaningfully decrease these costs as demand for our services decreases, our business operations, financial performance, results and prospects for future growth may be adversely affected.

To the extent economic conditions lead customers to reduce spending on discretionary activities, our customers may increasingly shift to lower-priced options and our ability to retain current and obtain new customers or implement price increases could be hindered, which would adversely impact our revenue.

Any events causing significant disruption or distraction to the public or to our workforce, or impacting overall macroeconomic conditions, such as supply chain disruptions, political instability or crises, economic instability, war, public health crises, social unrest, terrorist attacks, natural disasters and other adverse weather and climate conditions, or other unexpected events, could also disrupt our operations or the operations of one or more of the third parties on which we rely. Further, if a significant portion of our workforce or the workforces of the third parties with which we do business is unable to work due to power outages, connectivity issues, illness or other causes that impact individuals’ ability to work, our operations and financial performance may be negatively impacted.

Because we have a worldwide business presence spanning Europe, Asia, and the U.S., we are subject to economic, market, geopolitical and other macro risks and uncertainties in multiple regions. If any of the risks described above materializes in any of the geographies in which we operate, our business and financial condition could be adversely affected. In addition, these risks could vary significantly across different regions, presenting greater challenge for or requiring more significant resources from us to effectively address them.

The future impact that economic, geopolitical and public health conditions will have on our business, operations and financial results is uncertain and will depend on numerous evolving factors and developments that we are not able to reliably predict or mitigate. It is also possible that these conditions may accelerate or worsen the other risks discussed in this section.

If we are unable to successfully develop and execute our strategic growth initiatives, or if they do not adequately address the challenges or opportunities we face, our business, financial condition and prospects may be adversely affected.

Our success is dependent in part on our ability to identify, develop and execute appropriate strategic growth initiatives that will enable us to achieve sustainable growth in the long-term. The implementation of our strategic initiatives is subject to both the risks affecting our business generally and the inherent risks associated with implementing new strategies. These strategic initiatives may not be successful in generating revenues or improving operating profit and, if they are, they may take longer than anticipated. As a result and depending on evolving conditions and opportunities, we may need to adjust our strategic initiatives and such changes could be substantial, including modifying or terminating one or more of such initiatives. Termination of such initiatives may require us to write down or write off the value of our investments in them. Transition and changes in our strategic initiatives may also create uncertainty in our employees, customers and partners that could adversely affect our business and revenues. In addition, we may incur higher than expected or unanticipated costs in implementing our strategic initiatives, attempting to attract revenue opportunities or changing our strategies. There is no assurance that the implementation of any strategic growth initiative will be successful, and we may not realize anticipated benefits at levels we project or at all, which would adversely affect our business, financial condition and prospects.

Acquisitions, investments and other transactions could adversely affect our costs, revenues, profitability and financial position.

In order to position our business to take advantage of growth opportunities, we intend to continue to engage in discussions, evaluate opportunities and enter into agreements for possible additional acquisitions, investments and other transactions. We may also consider the acquisition of, or investment in, specific properties, businesses or technologies that fall outside our traditional lines of business and diversify our portfolio, including those that may operate in new and developing industries, if we deem such properties sufficiently attractive.

Acquisitions may involve significant risks and uncertainties, including difficulties in integrating acquired businesses, including cultural challenges associated with transitioning employees from the acquired company into our organization; failure to correctly anticipate liabilities, deficiencies or other claims or costs; diversion of management attention from other business concerns or resources; use of resources that are needed in other parts of our business; possible dilution of our brands or harm to our reputation; the potential loss of key employees; risks associated with strategic relationships; risks associated with integrating operations and systems, such as financial reporting, internal control, compliance and information technology systems, including those related to cybersecurity and data privacy, in an efficient and effective manner; legal proceedings initiated as a result of or in connection with an acquisition or investment; omission or failure of our due diligence processes to identify significant issues with the acquired assets or company; and other unanticipated problems and liabilities. Our acquisitions have and could in the future also involve acquisitions of companies in event-driven special situations, such as bankruptcies, corporate and financial restructurings and recapitalizations. Acquisitions of this type involve substantial financial and business risks. For example, we may be forced to relinquish or otherwise lose intellectual property or other assets, write down or write off assets, suspend, terminate or restructure our operations or incur significant losses subsequent to the acquisition and may be faced with claims and disputes. Competition for certain types of acquisitions is significant. We may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions or other strategic transactions on favorable terms, or at all. Even if successfully negotiated, closed and integrated, certain acquisitions or investments may prove not to sufficiently advance our business strategy or provide the anticipated benefits, may cause us to incur unanticipated costs or liabilities, may result in write-offs of impaired assets, and may fall short of expected return on investment targets, which could adversely affect our business, results of operations and financial condition.

Our history can be traced back to AMTD IDEA’s acquisition of L’Officiel in April 2022 and The Art Newspaper in October 2023. These acquisitions are subject to all the risks described above and their success depends, in part, on our ability to successfully manage these risks, and to apply our editorial, subscription, advertising, marketing and operational expertise and to help grow L’Officiel and The Art Newspaper in an efficient and profitable manner. The success of these acquisitions also depends, in part, on factors outside of our control, such as actions taken or may be taken by other parties interested or involved in these acquisitions or the acquired businesses, the development of other circumstances relating to these acquisitions, and the markets in which the acquired companies operate in. We may not be able to achieve our intended strategy or manage L’Officiel and The Art Newspaper successfully, or doing so may be more costly than we anticipate, and we may experience difficulty in realizing the expected benefits of the acquisitions.

In addition, we have made investments, minority or otherwise, in companies and we may make similar investments in the future. Such investments subject us to the operating and financial risks of these businesses and to the risk that, as far as minority investment is concerned, we do not have sole control over the operations of these businesses. Our investments may be illiquid, and the absence of a market may inhibit our ability to dispose of them. In addition, if the book value of an investment were to exceed its fair value, we would be required to recognize an impairment charge related to the investment.

We may be unable to obtain any additional capital required in a timely manner or on acceptable terms, or at all.

To grow our business and remain competitive, we may require additional capital from time to time for our daily operations. Our ability to obtain additional capital is subject to a variety of uncertainties, including:

●	our market position and competitiveness in the industries in which we operate;

●	our future profitability, overall financial condition, results of operations and cash flows;

●	general market conditions for capital-raising activities by our competitors; and

●	economic, political and other conditions internationally.

We may be unable to obtain additional capital in a timely manner or on acceptable terms, or at all. In addition, our future capital or other business needs could require us to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our shareholders’ shareholdings. Any incurrence of indebtedness will also lead to increased debt service obligations, and could result in operating and financing covenants that may restrict our operations or our ability to pay dividends to our shareholders.

Specifically, we must periodically spend money to fund new hotel investments, as well as to refurbish and improve existing hotels. The availability of funds for new investments, and improvement of existing hotels depends in large measure on our ability to access the capital markets. Obtaining financing on attractive terms has been, and may in the future be further, constrained by the capital markets for hotel and real estate investments.

We face risks associated with debt obligations that are scheduled to mature in the near term

Some of our existing debt obligations are scheduled to mature within the next 12 months. iclub AMTD Sheung Wan Hotel is mortgaged to The Bank of East Asia, Limited in relation to loan facilities in the aggregate principal amount of HK$396,100,000 and Dao by Dorsett AMTD Singapore is mortgaged to RHB Bank Berhad in relation to loan facilities in the aggregate principal amount of SGD217,000,000. Our ability to refinance or repay these obligations will depend on various factors, including our financial condition, cash flow generation, creditworthiness and prevailing market conditions at the time of refinancing. If we are unable to refinance our maturing debt on favorable terms, or at all, we may face liquidity constraints, increased financing costs or default risks, which could materially and adversely affect our financial position and operations.

The availability and terms of refinancing are subject to macroeconomic conditions, interest rate fluctuations and the overall health of credit markets. We could be challenged with more stringent borrowing terms, higher interest rates or additional collateral requirements, or an unwillingness to extend credit in general. Additionally, our ability to refinance our debt may be influenced by our credit ratings, financial performance and leverage ratios. Any deterioration in our financial metrics, operational performance or market perception could negatively impact our access to capital and increase the cost of refinancing. Furthermore, covenants associated with existing or new debt agreements may restrict our ability to pursue certain refinancing options or require compliance with specific financial thresholds, which could further complicate the refinancing process.

Failure to refinance maturing debt obligations could force us to utilize available cash reserves or other liquidity sources to repay our debts, which could reduce our ability to fund working capital, capital expenditures or strategic initiatives. The inability to refinance could also lead to default, acceleration of debt obligations or insolvency proceedings, any of which could have a material adverse effect on our business, reputation and financial condition.

We operate and use a L’Officiel AMTD composite brand, and not the historic L’Officiel brand.

The historic L’Officiel brand originated from a magazine published in Paris since 1921 (the “Old Brand”). While we operate a new L’Officiel AMTD brand (the “New Brand”) which in our opinion (upon advice of counsel) is distinct and distinguishable from all others (including the Old Brand), there have been and may be usage of or matters relating to the Old Brand which we are unaware of or do not control, such as the publication of magazines using the Old Brand. This has and may result in certain claims or assertions being made in respect of the Old Brand or New Brand that we may need to defend ourselves against, and may require us to take action, including legal action, to protect the New Brand (including from claims the New Brand is not distinguishable from the Old Brand). While others have separate rights to the Old Brand, taking into account advice from counsel, we believe that these do not impede on our key operations, notably where we have secured rights in the New Brand by way of obtaining comprehensive trademark registrations around the world.

Our business may suffer if the intellectual property we use in our business is not protected.

Our business depends on our intellectual property, including the valuable trademarks and copyrighted content we own or is licensed to us. We believe the protection and monetization of our trademarks and copyrighted content, as well as other intellectual property, is critical to our continued success and our competitive position.

Trademark laws and registration requirements vary significantly across countries, and we may face challenges in securing trademark protection in all relevant markets. This could result in the inability to enforce our rights against third-party infringers, leading to brand dilution, consumer confusion, or loss of market share. In some jurisdictions, trademark registration may be denied due to pre-existing claims, conflicting marks or local legal restrictions. Additionally, the process of registering trademarks can be time-consuming, costly and subject to administrative or legal hurdles, particularly in regions with complex or underdeveloped intellectual property systems. The inability to secure trademark rights in key markets increases the risk of unauthorized use of our brands by competitors, counterfeiters and other third parties. This could harm our reputation, erode customer trust, diminish the value of our brands, and limit our ability to expand our operations or pursue strategic opportunities.

Our ability to protect our intellectual property is also subject to the inherent limitation in protections available under intellectual property laws in the jurisdictions where we operate our business. Unauthorized parties may unlawfully misappropriate our brands, content, technology and other intellectual property and the measures we have taken to protect and enforce our rights may not be sufficient to fully address or prevent all third-party infringement.

Advancements in technology, including advancements in generative AI technology, have made unauthorized copying and wide dissemination of unlicensed content easier, including by anonymous foreign actors. At the same time, detection of unauthorized use of our intellectual property and enforcement of our intellectual property rights have become more challenging, in part due to the increasing volume and sophistication of attempts at unauthorized use of our intellectual property, including from generative AI developers or users. As our business and the presence and impact of bad actors become more global in scope, we may not be able to protect our proprietary rights in a cost-effective manner in other jurisdictions. In addition, intellectual property protection may not be available in every country in which our products and services are distributed or made available through the internet.

While it is our policy to protect and defend and have protected and defended vigorously our rights to our intellectual property, we cannot predict whether our steps taken to protect and enforce, or to require our licensors to protect and enforce, our intellectual property rights will be adequate to prevent infringement, dilution, misappropriation or other violation of these rights. If we are unable to protect and enforce our intellectual property rights, we may not succeed in realizing the full value of our assets, our business and profitability may suffer, and our brands may be tarnished by misuse of our intellectual property.

We and the AMTD Group Inc. (see “Business — Intellectual Property — Intellectual Property License Agreement with AMTD Group Inc.” regarding how we license domain names we use in our business from AMTD Group Inc.) are the registrants for numerous domain names for websites that we use in our business. The allocation and registration of domain names are generally overseen by not-for-profit organizations (including but not limited to the Internet Corporation for Assigned Numbers and Names, the Internet Assigned Numbers Authority and regional internet registries such as the Réseaux IP Européens Network Coordination Centre and Asia Pacific Network Information Centre), and these non-for-profit organizations may continue to establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. We may not be able to, or it may not be cost effective to, acquire or maintain all domain names that utilize our business brands in all of the countries in which we currently conduct or intend to conduct business. Further, we may be unable to prevent competitors or other third parties from acquiring or using domain names that are similar to, infringe upon, or diminish the value of our domain names. We note that if a competitor or third party acquires or uses a domain name that is similar to or diminishes the value of our domain names, if such third party domain name incorporates any of the trademarks that we have registered in the relevant jurisdiction then we may be able to bring a claim of trademark infringement (see risks related to enforcement of intellectual property rights above). If we lose the ability to use a domain name or have to contend with the existence of confusingly similar domain names held by third parties, we could incur additional expenses to market our brand within that country. This could substantially harm our business, results of operations, financial condition and prospects.

In addition, we license L’Officiel and The Art Newspaper trademarks and domain names and other intellectual properties we use in our business from AMTD Group Inc. See “Business — Intellectual Property — Intellectual Property License Agreement with AMTD Group Inc.” The license agreement has an initial term of 20 years and will automatically renew for terms of five years each unless either us or AMTD Group Inc. notifies the other party no later than six months prior to the expiration of the then-current term. We may not be able to and AMTD Group Inc. may refuse to renew this license agreement, due to change in our relationship or otherwise. The license agreement is also terminable by either part if there is a material breach on the part of the other party that is not cured within the prescribed period. The termination or lack of renewal of this license agreement, or if it is renewed on less favorable terms, could have a material adverse effect on our business, financial condition and results of operations. Our success is also partially dependent on the reputation of AMTD Group Inc. and their intellectual properties, and the ability of AMTD Group Inc. to protect and maintain the intellectual property rights that we use in connection with our business, all of which may be harmed by factors outside our control, including unfavorable publicity or negative news regarding us, AMTD Group Inc. and the respective directors, officers and employee and business partners, that could adversely affect our reputation and our results of operations.

We may be subject to claims of intellectual property infringement that could adversely affect our business.

We may receive claims from third parties alleging violations of their intellectual property rights. Specifically, third parties may hold intellectual property rights, such as copyrights, trademarks, or other proprietary claims in the content which we use in our publication and other businesses, such as text, images, audio, video, and other media. Content, and particularly historical content, often presents unique challenges in determining ownership or rights holders due to factors such as incomplete records, the passage of time or the complexity of inheritance or transfer of rights. Additionally, the digitization and republication of historical materials may inadvertently expose us to infringement risks if the original rights holders or their successors have not been properly identified or consulted. Failure to identify and secure the necessary permissions or licenses for the use of such content could result in claims of infringement, litigation, or financial liabilities. As we publish more content in a variety of media both on our own platforms and third-party platforms such as social media, the likelihood of receiving claims of infringement may rise. Defending against intellectual property infringement claims can be time consuming, expensive to litigate or settle, and a diversion of management and newsroom attention. In addition, litigation regarding intellectual property rights is inherently uncertain due to the complex issues involved, and we may not be successful in defending ourselves in such matters.

If we are unsuccessful in defending against third-party intellectual property infringement claims, these claims may require us to enter into royalty or licensing agreements on unfavorable terms, alter how we present content to our audience, alter certain of our operations or otherwise incur substantial monetary liability. The occurrence of any of these events as a result of these claims could result in substantially increased costs or otherwise adversely affect our business. For claims against us, insurance may be insufficient or unavailable, and for claims related to actions of third parties, either indemnification or remedies against those parties may be insufficient or unavailable. Intellectual property claims may also harm our brands and reputation, even if they are vexatious or do not result in liability.

Attracting and maintaining a talented and diverse workforce, which is vital to our success, is challenging and costly. Failure to do so would have a negative impact on our competitive position, reputation, business, financial condition and results of operations.

Our ability to attract, develop, retain and maximize the contributions of talent from diverse backgrounds, and to create the conditions for our people to do their best work, is vital to the continued success of our business and central to our long-term strategy. Our employees and the individuals we seek to hire, particularly, in respect of our media and entertainment business, our executive officers, editorial staff, creative directors and other professionals, are highly sought after by our competitors and other companies, some of which have greater resources than we have and may offer compensation and benefits packages that are perceived to be better than ours. As a result, we may incur significant costs to attract new employees and retain our existing employees and we may lose talent through attrition or be unable to hire new employees quickly enough to meet our needs. Our continued ability to attract and retain highly skilled talent from diverse backgrounds for all areas of our organization depends on many factors, including the compensation and benefits we provide; career development opportunities that we provide; our reputation; workplace culture; and progress with respect to diversity, equity and inclusion efforts. Our employee-related costs may increase, including as a result of a competitive labor market, evolving workforce expectations and inflation. We must also continue to adapt to ever-changing workplace and workforce dynamics and other changes in the business and cultural landscape, including, for example, as they relate to in-office, hybrid and remote work. Additionally, we are subject to complex, technical and rapidly evolving laws and regulations related to labor, employment and benefits, and any non-compliance, or alleged non-compliance, could cause us reputational harm and adversely impact our ability to attract and retain a talented and diverse workforce.

Our success is also heavily reliant on the continued service and performance of our key management personnel, including our founder, who play a critical role in shaping our strategic direction, operational execution and overall growth.

If we were unable to attract and retain a talented and diverse workforce, or if we were to lose the service or commitment of our key management or our founder, it would disrupt our operations; would impact our competitive position and reputation; and could adversely affect our business, financial condition or results of operations. Effective succession planning is also important to our long-term success, and a failure to effectively ensure train and integrate new employees could hinder our strategic planning and execution.

We make strategic investments using our own capital, and may not be able to realize any profits from these investments for a considerable period of time, or may lose some or all of the principal amounts of these investments.

We derive a meaningful portion of our revenue from strategic investment business. For the years ended December 31, 2022, 2023 and 2024, dividend and gain from disposed financial assets at fair value through profit or loss and settled derivative financial assets accounted for 23.6%, 142.1% and 33.0%, and net fair value changes on financial assets at fair value through profit or loss accounted for 41.6%, (88.8)% and 34.2%, of our total revenue, respectively. Our strategic investment portfolio primarily consists of investments in equity securities of public and private companies. Making a sound investment decision requires us to carefully identify and select a target company based on its business, financial condition, operations, and the industry in which it operates. In general, this process involves analytical assessment and estimation of the target company’s profitability and sustainability. We may make unsound investment decisions due to fraudulent and concealed, inaccurate or misleading statements from a target company in the course of our due diligence, which could lead us to mistakenly estimate the value of the target company and affect our ability to derive profit from such investments. In addition, our understanding of and judgment on the target company’s business and prospects, and the industry in which the target company operates may deviate and result in inaccurate investment decisions.

Our investments are concentrated in relatively few industries or sectors and our investment portfolio may be concentrated in certain geographic regions, individual investments, or types of securities that may or may not be listed. Any significant decline in the value of our investment portfolio may therefore adversely impact our business, results of operations, and financial condition.

In addition, we have limited control over our investee companies. We do not have the necessary power to mandate or block material corporate actions. If these investee companies fail to carry out business in a compliant manner, incur overly excessive amount of debt or go bankrupt, or the business operations decline, the fair value of our investment in these companies may deteriorate or, in extreme cases, decrease to zero. We are subject to the risk that the majority shareholders or the management of these investee companies may act in a manner that does not serve the investee companies’ interests. The general operational risks, such as inadequate or failing internal control of these investee companies, the compliance risks, such as any lack of requisite approvals for investee companies’ businesses, and legal risks, such as violation of laws and regulations or fraudulent or otherwise improper activities, may also expose our investments to risks. Furthermore, these investee companies may fail to abide by their agreements with us, for which we may have limited or no recourse. These investee companies may not declare dividend, or even if they do, we may not be able to secure liquidity conveniently until we receive such dividend. If any of the foregoing were to occur, our business, reputation, financial condition and results of operations could be materially and adversely affected.

In recent years, there has been increasing competition for private equity investment opportunities, which may limit the availability of investment opportunities or drive up the price of available investment opportunities, and, as a result, our financial condition and results of operations may be materially and adversely affected.

Our results of operations and financial condition may be materially affected by fluctuations in the fair value of our equity investments in our investee companies.

We have made significant equity investments in public and private companies and recognize dividend and gain related to disposed investments and net fair value changes on investments and derivatives on our combined statements of profit or loss and other comprehensive income. For the years ended December 31, 2022, 2023 and 2024, dividend and gain from disposed financial assets at fair value through profit or loss and settled derivative financial assets accounted for 23.6%, 142.1% and 33.0%, and net fair value changes on financial assets at fair value through profit or loss accounted for 41.6%, (88.8)% and 34.2%, of our total revenue, respectively. Since we intend to hold our investments on a long-term basis, fair value of our equity investments is subject to market fluctuations due to changes in the market prices of securities, interest rates, or other market factors, such as liquidity, or regulatory factors, such as changes in policies affecting the businesses of our investee companies. As of December 31, 2024, the aggregate fair value of our strategic investment portfolio was US$420.5 million. Although we do not intend to make frequent trades on investments for profit, the nature of investment and significance of our investment holdings could adversely affect our results of operations and financial condition.

Our investments are subject to liquidity, concentration, regulatory, credit and other risks.

Our portfolio is concentrated in a limited number of portfolio companies. As a result, the aggregate returns we realize may be significantly affected adversely if any of the investment performs poorly or if we need to write down its value. Additionally, our investments are concentrated in relatively few industries or sectors. As a result, a downturn in any particular industry or sector in which we are invested could significantly impact the aggregate returns we realize and therefore materially and adversely affect our results of operations and financial condition.

The prices of the listed equities of our investee companies, such as Guangzhou Rural Commercial Bank, Bank of Qingdao and AMTD Digital, may experience significant fluctuations due to market and broader economic conditions, changes in regulatory and policy framework, geopolitical events, or changes in investor sentiment and price volatility can be exacerbated by factors such as interest rate changes, inflation, currency fluctuations or sector-specific developments. Dividend and other distributions by our investee companies are at the discretion of their management and depend on the economic condition as well as their financial performance, cash flow, capital allocation priorities and regulatory constraints. If these companies determine to reduce, suspend, or eliminate dividend payments, our expected income from these investments will be materially and adversely affected.

Some of our strategic investments are and may be in the form of securities that are not publicly traded. Investments in private businesses involve a high degree of business and financial risk. In many cases, there may be prohibition by contract or by applicable laws from selling such securities for a period of time or there may not be a public market for such securities. We may have no or limited ability to dispose of these investments at times when it may be otherwise advantageous for us to liquidate such investments. In addition, if we were forced to immediately liquidate some or all of the investments in a portfolio company, the proceeds of such liquidation could be significantly less than the current value thereof. Furthermore, there is generally no publicly available information about the private companies in which we invest. If we are unable to identify all material information about these companies, among other factors, we may fail to receive the expected return on investment or lose some or all of the money invested in these companies. In addition, these businesses may have shorter operating histories, narrower product lines, smaller market shares and less experienced management than their larger competitors and may be more vulnerable to customer preferences, market conditions, and loss of key personnel, or economic downturns, which may adversely affect the return on, or the recovery of, investments in such businesses.

In addition, our investment in real estate properties located in New York City are subject to illiquidity risk, which may impact our ability to access capital or realize the full value of these investments. Real estate investments are inherently illiquid due to the time and complexity involved in buying or selling properties. The process of finding a buyer, negotiating terms, and completing the applicable legal and regulatory requirements can result in substantial delays and a prolonged sale process. If a property is leased, the timing of a sale may be further constrained by lease agreements or tenant occupancy. The value and liquidity of these properties are highly dependent on real estate market conditions, which can be influenced by factors such as changes in general economic conditions, interest rates, housing supply and demand, and regulatory policies. A change in the foregoing factors could reduce the properties’ appeal and market value and make it more difficult for us to sell them at a desirable price or at the time that is favorable to us.

Our operating results are subject to seasonal fluctuations.

Our revenues and results of operation are subject to seasonal fluctuations.

The hospitality industry is subject to fluctuations in revenues due to seasonality. The periods during which our properties experience higher revenues vary from property to property, depending principally upon their location, type of property and competitive mix within the specific location. Generally, the third quarter, in which the summer holidays fall, accounts for a higher percentage of our annual revenues in the hotel operation, hospitality and VIP services segment than the other quarters of the year. In addition, certain special events, such as large-scale exhibition, concerts or sports events, may increase the demand for our hotels significantly as such special events may attract travelers into and within the regions where we operate hotels.

Environmental, social and governance matters, and any related reporting obligations, may impact our businesses.

Regulators, investors and other stakeholders around the world are increasingly focused on environmental, social and governance, or ESG, matters. New domestic and international laws and regulations relating to ESG matters, including environmental sustainability and climate change, human capital management, privacy and cybersecurity, are under consideration or have recently been adopted. These laws and regulations include specific, target-driven disclosure requirements or obligations. Our response to such requirements or obligations requires additional investments, increased attention from management and the implementation of new practices and reporting processes, and involves additional compliance risk. In addition, our ability to implement ESG-related initiatives is dependent on external factors. For example, our ability to carry out sustainability initiatives may depend in part on third-party collaboration, mitigation innovations and the availability of economically feasible solutions at scale. Furthermore, factors such as changes in methodologies and processes for reporting ESG data, improvements in third-party data and the evolving standards for identifying, measuring and reporting ESG metrics, including disclosures that may be required by regulators, could impact our reporting of and progress toward our own ESG goals and commitments. Any failure, or perceived failure, by us to comply with complex, technical and rapidly evolving ESG-related laws and regulations, or to meet our own ESG targets and commitments, may negatively impact our reputation and result in penalties or fines.

Any negative publicity with respect to us, our founder, directors, officers, employees, shareholders or other beneficial owners, our peers, business partners or our industries in general, may materially and adversely affect our reputation, business and results of operations.

Our reputation and brand recognition play an important role in earning and maintaining the trust and confidence of our existing and prospective customers. Our reputation and brands are vulnerable to many threats that can be difficult or impossible to control and costly or impossible to remediate. Negative publicity about us, such as alleged misconduct, other improper activities or negative rumors or investigations relating to our business, shareholders or other beneficial owners, founder, affiliates, directors, officers or other employees, can harm our reputation, business and results of operations, even if they are baseless or otherwise have been satisfactorily addressed. There have been media reports pointing to certain regulatory issues relating to such individual’s past work approximately 10 years ago at a financial firm unrelated to us. The foregoing may lead to additional inquiries, market attentions or other legal or regulatory actions against us, our shareholders, founder, affiliates, directors, officers or other employees by any regulatory or government authorities. Any such regulatory inquiries, investigations or actions, as well as perceptions of conflicts of interest, our inappropriate business conduct or perceived wrongdoing by any key member of our management team, board of directors or founder, among other things, could substantially damage our reputation regardless of their merits and cause us to incur significant costs to defend ourselves. In addition, any negative market perception or publicity on our business partners that we closely cooperate with, or any regulatory inquiries or investigations and lawsuits initiated against them, may also have an impact on our brands and reputation or subject us to regulatory inquiries or investigations or lawsuits. Moreover, any negative media publicity about our industries in general or product or service quality problems of other firms in our industries, including our competitors, may also negatively impact our reputation and brands. If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain customers, third-party partners and key employees could be harmed and, as a result, our business, financial position and results of operations would be materially and adversely affected.

Fraud or misconduct by our directors, officers, employees, shareholders, business partners, customers or other third parties could harm our reputation and business and may be difficult to detect and deter.

It is not always possible to detect and deter fraud or misconduct by our directors, officers, employees, shareholders, business partners, customers or other third parties. The precautions that we take to detect and prevent such activity may not be effective in all cases, and we may suffer significant reputational harm and financial loss for any fraud misconduct by any of these individuals. The potential harm to our reputation and to our business caused by such fraud or misconduct is impossible to quantify.

There is a risk that our directors, officers, employees, shareholders, business partners, customers or other third parties could engage in fraud or misconduct that materially and adversely affects our business. We are subject to a number of obligations and standards arising from our businesses. The violation of these obligations and standards by any of our directors, officers, employees, shareholders, business partners, customers or other third parties could materially and adversely affect us and our investors. If any of our directors, officers, employees, shareholders, business partners, customers or other third parties were to engage in fraud or misconduct or were to be accused of such fraud or misconduct, our business and reputation could be materially and adversely affected.

The international scope of our business exposes us to risks inherent in global operations.

We conduct our business on a global scale and we are focused on further expanding the international scope of our business and face the inherent risks associated with doing business on a global scale, including:

●	varied culture, trends and customer tastes in different countries and regions;

●	government policies and regulations that restrict our operations, including restrictions on access to our content and products;

●	effectively staffing and managing global operations;

●	navigating local customs and practices;

●	protecting and enforcing our intellectual property and other rights under varying legal regimes;

●	complying with applicable laws and regulations;

●	restrictions on the ability of our group companies to do business in foreign countries, including restrictions on foreign ownership, foreign investment or repatriation of funds;

●	higher-than-anticipated costs of entry; and

●	currency exchange rate fluctuations.

Adverse developments in any of these areas could have an adverse impact on our business, financial condition and results of operations.

The effects of, or our failure to comply with, applicable laws, regulations and government policies may disrupt our business, lower our revenues, increase our costs, reduce our profits, limit our growth, or damage our reputation.

Because we operate internationally and in various business sectors, we are subject to or affected by a variety of laws, regulations and government policies around the globe, including, among others, those related to censorship, real estate, hospitality services, intellectual property; defamation; publishing certain types of information; labor, employment and immigration; tax; payment and payment processing; anti-bribery, anti-corruption, and anti-money laundering; economic sanctions; marketing and advertising efforts; cybersecurity, data privacy, data localization, data transfers, and the handling of personal information; competition; climate and the environment; and health and safety. These laws, regulations, and government policies may be complex and change frequently and could have a range of adverse effects on our business. The compliance programs, internal controls, and policies we maintain and enforce may need to be updated regularly to keep pace with changing laws, regulations and government policies and may not prevent our associates, contractors, or agents from materially violating applicable laws, regulations, and government policies. The requirements of applicable laws, regulations, and government policies, our failure to meet such requirements (including investigations and publicity resulting from actual or alleged failures), or actions we take to comply with such requirements or investigations could have significant adverse effects on our results of operations, reputation, or ability to grow our business.

We may be subject to risks relating to litigation and regulatory investigations and proceedings, which could adversely affect our business, prospects, results of operations and financial condition.

From time to time we may be subject to lawsuits and arbitration claims in the ordinary course of our business brought by external parties or disgruntled current or former employees, inquiries, investigations and proceedings by regulatory and other governmental agencies. We cannot assure you that we will not be subject to similar disputes, complaints or legal proceedings in the future, which may damage our reputation, evolve into litigations or otherwise have a material adverse impact on our reputation and business. Actions brought against us, with or without merits, may result in administrative measures, settlements, injunctions, fines, penalties, negative publicities or other results adverse to us that could have material adverse effect on our reputation, business, financial condition, results of operations and prospects. The outcomes of actions we institute may not be successful or favorable to us. Adverse outcomes in lawsuits or investigations could result in significant monetary damages or injunctive relief that could adversely affect our results of operations or financial condition as well as our ability to conduct our business as it is presently being conducted. Even if we are successful in defending ourselves against these actions, the defense may have an adverse impact on us as a result of legal costs and diversion of the attention of management and other personnel.

Lawsuits against us may also generate negative publicity that significantly harms our reputation, which may adversely affect our customer base. We may also need to pay damages or settle lawsuits with a substantial amount of cash. While we do not believe that any currently pending proceedings are likely to have a material adverse effect on us, if there were adverse determinations in legal proceedings against us, we could be required to pay substantial monetary damages or adjust our business practices, which could have a material and adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to effectively improve and scale our technical and data infrastructure.

Our ability to attract and retain customers is dependent upon the reliable performance and increasing capabilities and integration of our products and services and our underlying technical and data infrastructure. As our business grows in size, scope and complexity, and as legal requirements and customer expectations continue to evolve, we must continue to invest significant resources to maintain, integrate, improve, upgrade, scale and protect our products and technical and data infrastructure, including some legacy systems. Our failure to do so quickly and effectively, or any significant disruption in our service, could damage our reputation, result in a potential loss of customers or ineffective monetization of products or other missed opportunities, subject us to fines and civil liability or adversely affect our financial results.

We may experience disruptions or difficulties that could adversely affect our operations, the management of our finances and the effectiveness of our internal control over financial reporting, which in turn may negatively impact our ability to manage our business and to accurately forecast and report our results, which could harm our business.

Security incidents and other network and information systems disruptions could affect our ability to conduct our business effectively and damage our reputation.

Our systems store and process confidential customer and employee and other sensitive personal and company data, and therefore maintaining our network security is of critical importance. In addition, we rely on the technology, systems and services provided by third-party vendors, including cloud-based service providers, for a variety of operations, including encryption and authentication technology, employee email, domain name registration, content delivery, administrative functions, including payroll processing and certain finance and accounting functions and other operations.

There could be attempts by malicious actors to breach our security and compromise our information technology systems. These actors, whether internal or external to us, may use a blend of technology and social engineering techniques, including denial of service attacks, phishing or business email compromise attempts intended to induce our employees, business affiliates and users to disclose information or unwittingly provide access to systems or data, ransomware and other techniques, to disrupt service or exfiltrate data. Information security threats are constantly evolving in sophistication and volume and attackers have used generative AI and machine learning to launch more automated, targeted, sophisticated and coordinated attacks against targets, increasing the difficulty of detecting and successfully defending against them. We and the third parties with which we work may be more vulnerable to the risk from activities of this nature as a result of factors such as the high-profile nature of our business operations and the various jurisdictions in which we and our third-party providers operate; significant increases in remote and hybrid working; employee use of personal devices, which may not have the same level of protection as our devices and networks; and use of legacy software systems, among others. To date, no incidents have had a material adverse effect on our business, financial condition or results of operations.

In addition, our systems, and those of the third parties with which we work and on which we rely, may be vulnerable to interruption or damage that can result from the effects of power, systems or internet outages; natural disasters may occur more frequently or with more severity as a result of climate change; fires; rogue employees; public health conditions; acts of terrorism; or other similar events.

We have implemented controls and taken other preventative measures designed to strengthen our systems and to improve the resiliency of our business against such incidents and attacks, including measures designed to reduce the impact of a security incident at our third-party vendors. There can also be no assurance that the actions, measures and controls we have implemented will be effective against future attacks or that they will be sufficient to prevent a future security incident or other disruption to our network or information systems, or those of our third-party vendors, and our disaster recovery planning cannot account for all eventualities. Such an event could result in a disruption of our services, unauthorized access to or improper disclosure of personal data or other confidential information, or theft or misuse of our intellectual property, all of which could harm our reputation, require us to expend resources to respond to and recover from such a security incident or defend against further attacks, divert management’s attention or subject us to liability, or otherwise adversely affect our business. The costs relating to certain kinds of security incidents could be substantial, and our insurance may not be sufficient to cover all losses related to any future incidents involving our data or systems.

Failure to comply with laws and regulations with respect to privacy, data protection and customer marketing and subscriptions practices could adversely affect our business.

Our business is subject to various laws and regulations with respect to the processing, privacy and security of personal data, as well our customer marketing and subscriptions practices.

Various laws and regulations of the jurisdictions in which we operate our business, govern the processing, privacy and security of the data we receive from and about individuals (personal data), including the European General Data Protection Regulation (GDPR) and ePrivacy Directive; California’s Customer Privacy Act and Customer Privacy Rights Act, the Personal Data Protection Commission of Singapore, the Personal Data (Privacy) Ordinance of Hong Kong, and others. Failure to protect personal data in accordance with these requirements, provide individuals with adequate notice of our privacy policies, respond to customer-rights related requests or obtain required valid consent where applicable, for example, could subject us to liabilities imposed by these jurisdictions.

In Europe and the UK, we are subject to the GDPR, which comprehensively regulates our use of personal data, including cross-border transfers of personal data out of the EEA and the UK. In relation to such cross border transfers of personal data, we expect the existing legal complexity and uncertainty regarding international personal data transfers to continue. As the regulatory guidance and enforcement landscape in relation to data transfers continue to develop, we could suffer additional costs, complaints and/or regulatory investigations or fines; we may have to stop using certain tools and vendors and make other operational changes; we may have to implement alternative data transfer mechanisms under the GDPR and/or take additional compliance and operational measures; and/or it could otherwise affect the manner in which we provide our services, and could adversely affect our business, operations and financial condition.

In addition, various laws and regulations of the jurisdictions in which we operate our business, govern the manner in which we market our products, including with respect to subscriptions, billing, automatic renewals and cancellation. These laws and regulations differ across jurisdictions and continue to evolve. These laws, as well as any changes in these laws or how they are interpreted, could adversely affect our ability to attract and retain customers.

There has been increased focus on and regulatory scrutiny related to laws and regulations governing privacy, data protection, customer marketing and subscriptions practices. These laws continue to evolve and are subject to potentially differing interpretations. Various legislative and regulatory bodies of the jurisdictions in which we operate our business, may expand such current laws or enact new laws in these areas. Existing and newly adopted laws and regulations with respect to the processing, privacy and security of personal data, and customer marketing practices or new interpretations of existing laws and regulations, have imposed and may continue to impose obligations that affect our business, place increasing demands on our technical infrastructure and resources, require us to incur increased compliance costs and cause us to further adjust our advertising, marketing, security or other business practices. As we continue these projects over the next several years, we may experience disruptions or difficulties that could adversely affect our business.

Any failure, or perceived failure, by us or the third parties upon which we rely to comply with laws and regulations that govern our business operations and our policies, could expose us to penalties or civil or criminal liability and result in claims against us by governmental entities, classes of litigants or others, regulatory inquiries, negative publicity and a loss of confidence in us by our users and advertisers. Each of these consequences could adversely affect our business and results of operations. From time to time, we are party to litigation and regulatory inquiry relating to these laws.

We are subject to payment processing risk.

We accept payments through third parties using a variety of different payment methods, including credit and debit cards and direct debit, as well as alternative payment methods. We rely on third parties’ systems to process payments. Acceptance and processing of these payment methods are subject to differing domestic and foreign certifications, rules, regulations, industry standards, including credit card and banking policies, and laws concerning subscriptions, billing and payment, which continue to evolve. To the extent there are disruptions in our or third-party payment processing systems; errors in charges made to customers; material changes in the payment ecosystem such as large reissuances of payment cards by credit card issuers; or significant changes to certifications, rules, regulations, industry standards or laws concerning payment processing, our ability to accept payments could be hindered, we could experience increased costs or be subject to fines or civil liability, which could harm our reputation and adversely impact our revenues, operating expenses and results of operations.

In addition, we may experience fraudulent use of payment methods for subscriptions to our digital products. If we are unable to adequately control and manage this practice, it could result in inaccurately inflated customer figures used for internal planning purposes and public reporting, which could adversely affect our ability to manage our business and harm our reputation. If we are unable to maintain our fraud and chargeback rate at acceptable levels, our card approval rate may be impacted, and card networks could impose fines and additional card authentication requirements or terminate our ability to process payments, which would impact our business and results of operations as well as result in negative customer perceptions of our brands. We have taken measures to detect and reduce fraud, but these measures may not be or remain effective and may need to be continually improved as fraudulent schemes become more sophisticated. These measures may add friction to our subscription processes, which could adversely affect our ability to add and retain audience.

The termination of our ability to accept payments on any major payment method would significantly impair our ability to operate our business, including our ability to add and retain audience and collect subscription and advertising revenues, and would adversely affect our results of operations.

Defects, delays or interruptions in the cloud-based hosting services we utilize could adversely affect our reputation and operating results.

We currently utilize third-party subscription-based software services as well as public cloud infrastructure services to provide solutions for many of our computing and bandwidth needs. Any interruptions to these services could result in interruptions in service to our customers and our critical business functions, notwithstanding business continuity or disaster recovery plans or agreements that may currently be in place with these providers. This could result in unanticipated downtime and harm to our operations, reputation and operating results. A transition of these services to different cloud providers would be difficult, time consuming and costly to implement. In addition, if hosting costs increase over time or if we require more computing or storage capacity as a result of audience growth or otherwise, our costs could increase disproportionately.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

We may not be able to successfully extend or renew our leases, specifically for our offices, upon expiration of the current term on commercially reasonable terms or at all, and may therefore be forced to relocate the affected operations. This could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. As a result, even though we could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, we may not be able to locate desirable alternative sites for our facilities as our business continues to grow, and failure in relocating our affected operations could adversely affect our business and operations.

If our insurance coverage is insufficient, we may be subject to significant costs and business disruption.

We cannot assure you that we have sufficient insurance to cover all aspects of our operations. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

We require comprehensive property and liability insurance policies for the hotel properties we operate with coverage features and insured limits that we believe are customary. Market forces beyond our control may nonetheless limit the scope of the insurance coverage we can obtain, or our or their ability to obtain coverage at reasonable rates. Certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, terrorist acts, pandemics, or liabilities that result from incidents involving the security of information systems, may result in high deductibles, low limits, or may be uninsurable, or the cost of obtaining insurance may be unacceptably high. As a result, we may not be successful in obtaining insurance without increases in cost or decreases in coverage levels, or may not be successful in obtaining insurance at all. Further, in the event of a substantial loss, the insurance coverage we carry may not be sufficient to pay the full market value or replacement cost of any lost investment or in some cases could result in certain losses being totally uninsured. As a result, our operations, revenues and profits could be adversely affected.

If we do not appropriately maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, we may be unable to accurately report our financial results and the market price of our securities may be adversely affected.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required under Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, an independent registered public accounting firm must attest to and report on the effectiveness of the company’s internal control over financial reporting. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2012 relating to internal controls over financial reporting. Our independent registered public accounting firm, after conducting its own independent testing, may issue an adverse report if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

If we fail to maintain effective internal control over financial reporting in the future, our management and our independent registered public accounting firm may not be able to conclude that we have effective internal control over financial reporting at a reasonable assurance level. This could in turn result in the loss of investor confidence in the reliability of our financial statements and negatively impact the trading price of our securities. Furthermore, we have incurred and may need to incur additional costs and use additional management and other resources in an effort to comply with Section 404 of the Sarbanes-Oxley Act and other requirements going forward.

We face risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt our operations.

Natural disasters, including earthquakes, extreme weather conditions, as well as health scares related to epidemic diseases and any similar event could materially impact our business. If a disaster or other disruption were to occur in the future that affects the regions where we operate, our operations could be materially and adversely affected.

In addition, our business could be affected by public health epidemics, such as the outbreak of avian influenza, severe acute respiratory syndrome or SARS, Zika virus, Ebola virus, coronavirus or other disease. In recent years, outbreaks of COVID-19 resulted in quarantines, travel restrictions and the temporary closure of businesses and facilities worldwide. These events are beyond our control, and we cannot assure you that similar events will not happen in the future and our business and results of operations may not be adversely affected.

Exchange rate fluctuations could result in significant foreign currency gains and losses and affect our business results.

We earn revenues and incur expenses in foreign currencies in connection with our operations outside of the U.S. Accordingly, fluctuations in currency exchange rates may significantly increase the amount of U.S. dollars required for foreign currency expenses or significantly decrease the U.S. dollars we receive from foreign currency revenues. We are also exposed to currency translation risk because the results of our non-U.S. business are generally reported in local currency, which we then translate to U.S. dollars for inclusion in our Financial Statements. As a result, exchange rate changes between foreign currencies and the U.S. dollar affect the amounts we record for our foreign assets, liabilities, revenues and expenses, and could have a material negative effect on our financial results. To the extent that our international operations continue to grow, our exposure to foreign currency exchange rate fluctuations will grow.

We have adopted a share incentive plan and plan to grant options and other types of awards under our share incentive plan, which may result in increased share-based compensation expenses.

We adopted a share incentive plan, or the 2025 Share Incentive Plan, at the Closing, for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. Under this plan, we will be authorized to grant options and other types of awards. The maximum number of ordinary shares that may be issued pursuant to all awards under the 2025 Share Incentive Plan is initially 875,255, being 3% of the total number of Class A Ordinary Shares outstanding as of the Closing Date. See “Management — Share Incentive Plan.”

We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we plan to continue to grant share-based compensation to our employees. As a result, our expenses associated with share-based compensation may increase, which may have a material and adverse effect on our financial condition and results of operations.

Furthermore, perspective candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. Thus, our ability to attract or retain highly skilled employees may be adversely affected by declines in the perceived value of our equity or equity awards. Furthermore, there are no assurances that the number of shares reserved for issuance under our share incentive plans will be sufficient to grant equity awards adequate to recruit new employees and to compensate existing employees.

Risks Relating to Our Media Business

The media industry is highly competitive, and we may be unable to compete successfully with our current or future competitors.

Our ability to compete with our competitors in the media sector effectively depends on many factors both within and beyond our control, including among other things:

●	our ability to continue delivering a breadth of high-quality content that is timely, interesting and inspiring to our audience;

●	the popularity, usefulness, ease of use, format, performance, reliability and value of our digital media services, compared with those of our competitors;

●	the sustained engagement of our audience directly with our content, products and services;

●	our ability to develop, maintain and monetize our content, products and services;

●	our ability to provide advertisers with a compelling return on their investments;

●	our reputation and brand strength relative to those of our competitors;

●	our ability to reach new audience and customers worldwide;

●	the pricing model of our content, products and services;

●	our visibility on search engines and social media platforms, compared with the visibility of our competitors;

●	our ability to effectively protect our intellectual property, including from unauthorized use by generative AI developers or users in ways that may harm our brands;

●	our marketing and selling efforts, including our ability to differentiate our products and services from those of our competitors;

●	our ability to attract, retain and motivate talented employees, including editorial staff and creative directors, among other things, who are unique and in high demand; and

●	our ability to manage and grow our business in a cost-effective manner.

Our ability to grow the size and profitability of our audience base for our print publications and digital media services depends on many factors, both within and beyond our control, and a failure to do so could adversely affect our results of operations and business.

The future growth and profitability for our print publications and digital media services depend upon our ability to retain, grow and effectively monetize our audience base worldwide.

We have invested and will continue to invest significant resources in our efforts to do so, including building a community around our magazines, diversifying channel of access, leveraging social media to publicize our content, attending events to develop relationships and promote our products and services, but there is no assurance that we will be able to successfully grow our audience base in line with our expectations, or that we will be able to do so without taking steps such as adjusting our pricing that could adversely affect our revenues, margin and profitability.

Our ability to attract and grow our audience base depends on the size of our potential audience and its sustained engagement directly with our content and products, including the breadth, depth and frequency of use. The size and engagement of our audience depends on many factors both within and beyond our control, including the size and speed of development of the markets for high-quality media and entertainment news and reviews; significant fashion, media and other events; user sentiment about the quality of our content and products; the free access we provide to our content; the format and breadth of our offerings; varied and changing customer expectations and behaviors; and our ability to successfully manage changes implemented by search engines and social media platforms or potential changes in the digital information ecosystem that affect or could affect the visibility of and traffic to our content, among other factors.

The size and engagement of our audience also depends in part on referrals from third-party platforms, including social media platforms and search engines, that direct customers to our content. These third-party platforms increasingly prioritize formats and content that are outside of our primary offerings and may vary their emphasis on what content to highlight for audience. This has caused, and may continue to cause, referrals from these platforms to our content to diminish. Additionally, search engine results and digital marketplace rankings are based on algorithms that are changed frequently, without notice or explanation. Any failure to successfully manage and adapt to changes in how our content, products and services are marketed, discovered, prioritized, displayed and monetized could cause our audience base to significantly diminish.

The size of the audience for our print publications may be affected as the media industry has transitioned from being primarily print-focused to digital and we do not expect this trend to reverse. We may be limited in our ability to prevent the resulting print revenue declines, particularly as our print products become more expensive relative to other media alternatives, including our digital products. If we are unable to offset revenue declines from print publications with other sources of revenue, or if the revenue declines at a faster rate than we anticipate, our operating results will be materially and adversely affected.

Our advertising revenues are affected by numerous factors, including market dynamics, evolving digital advertising trends and the evolution of our strategy.

Our advertising revenue is sensitive to the macroeconomic environment, as advertiser budgets can fluctuate substantially in response to changing economic conditions. Our advertising revenues could be adversely affected as advertisers, including primarily luxury and fashion brands, respond to such conditions by reducing their budgets or shifting spending patterns or priorities. See also “—Risks Relating to our Businesses and Industries in General — Our business and financial results may be adversely impacted by economic, market, geopolitical and public health conditions or other events causing significant disruption.”

Within the fashion and luxury advertising markets, our ability to compete successfully for advertising budgets will depend on, among other factors, our ability to engage and grow our audience base, develop attractive and high-quality content, maintain our influence in the fashion and luxury markets, enhance our relationship with renowned brands and fashion influencers and demonstrate the value of our advertising and the effectiveness of our content, products and services to advertisers. In determining whether to buy advertising with us, advertisers may consider factors such as our brands and reputation, the demand for our content and products, the focus of our coverage, size and demographics of our audience, advertising rates, targeting capabilities, results observed by advertisers, and perceived effectiveness of advertising offerings and alternative advertising options. Specifically, the prestige and reputation of our publications are critical to our success in attracting premium advertisers. If our brand perception diminishes for any reason, we may lose the appeal that makes our platform attractive for luxury and high-end advertising and thereby experience a decline in advertising revenue. See also “—Risks Relating to our Businesses and Industries in General — Our brands and reputation are our key assets. Negative perceptions or publicity of us or our brands could adversely affect our business, financial condition and results of operations.”

The continuing shift in customer preference from print media to digital media, as well as growing customer engagement with digital media and social platforms, has introduced significant new competition for advertising. Our revenues from print advertising may decline over time as the media industry has transitioned from being primarily print-focused to digital. Print advertising revenue may decline more quickly than we anticipate, which could create additional pressure on our profitability.

We also offer digital advertising to our customers. We compete with companies with large digital platforms, which have greater audience reach, audience data and targeting capabilities than we do. These companies may command a large share in the context of digital advertising, and we anticipate that this will continue. In addition, there is increasing demand for digital advertising in formats that are dominated by these platforms, particularly vertical short-form video and streaming, and we may not be able to compete effectively in these formats. The remaining market is subject to significant competition among publishers and other content providers, as well as audience fragmentation. These dynamics have affected, and will likely continue to affect, our ability to attract and retain advertisers and to maintain or increase our advertising rates.

Significant disruptions in our printing and distribution channels, or a significant increase in the costs to print and distribute our print publications, would have an adverse effect on our operating results.

Our print publications are printed and distributed under contracts with print and distribution partners worldwide. Our print partners rely on suppliers for deliveries of paper. The price of paper has historically been volatile, and its availability may be affected by various factors, including supply chain disruptions, transportation issues, labor shortages or unrest, conversion to paper grades other than paper and other disruptions that may affect production or deliveries of paper. A significant increase in the price of paper, or a significant disruption in our partners’ paper supply chain, would adversely affect our operating results.

Financial pressures, print publication industry trends or economics, labor shortages or unrest, changing legal obligations regarding classification of workers or other circumstances that affect our print and distribution partners and lead to reduced operations or consolidations or closures of print sites or distribution routes may increase the cost of printing and distributing our print publications, decrease our revenues if printing and distribution are disrupted and impact the quality of our printing and distribution. The geographic scope and frequency with which magazines are printed and distributed by our partners at times affects our ability to print and distribute our print publications and can adversely affect our operating results.

If we experience significant disruptions in our printing and distribution channels, or a significant increase in the costs to print and distribute our print publications, our reputation and operating results may be adversely affected. Furthermore, if the audience base to our and other companies’ print products declines, our and our vendors’ fixed costs to print and deliver paper products are spread over fewer paper copies. We may be unable to offset these increasing per-unit costs, alongside decreasing print media audience base, with revenue from price increases, and our operating results may be adversely affected.

We depend on certain franchisees to produce and distribute our print publications.

We depend on our franchisees to produce and distribute print publications in many geographies and receive royalties from these licenses. We rely on these franchisees to maintain operational and financial control over their businesses. Should these franchisees fail to monitor and control their operations adequately or if our relationship with them is disrupted or changed to our detriment, our income from royalties will decline.

The agreements with our franchisees typically allow either party to terminate the relationship under certain conditions, including breaches of contractual obligations, failure to meet performance standards, or other specified events. If our franchisees choose to terminate these agreements, we could experience a loss of revenue, disruption in operations and damage to our brand reputation in the affected markets. Conversely, if we terminate the franchise agreements, we may face legal disputes and reputational harm. If circumstances required that an existing franchisee be replaced, we could face challenges in finding replacement franchisees and there can be no assurance that a replacement franchisee would be able to contribute the same resources as the prior franchisee in terms of management, production and distribution. The necessity to replace a franchisee and, in particular, an inability to replace a franchisee for any period of time would adversely affect our financial performance both directly, from reduced royalties received, and indirectly, from reduced sales of our products. Our brands may also suffer if, as a result, there is any delay or failure in the distribution of our content and products. Additionally, the termination of franchise relationships, whether initiated by us or our franchisees, could result in the closure of locations, reduced market presence and increased operational costs associated with transitioning ownership or management.

Although we regularly implement royalty reviews of our franchisees, there can be no assurance that they will properly report royalty income or that such reviews will reveal any non-compliance with the terms of the relevant franchisees. Even if errors are revealed, the resolution of such errors may prove to be time-consuming and expensive.

We may face business challenges and increased costs in our transition from a franchise business model to a direct ownership model in respect of our media business.

We operate our media business in a hybrid model of direct ownership and franchise business and we are in the process of transitioning from a franchise business model to a direct ownership model in certain countries and regions and expanding our network. While we believe that the direct ownership model can drive significant revenue growth for us in the future, the transition to the direct ownership model will require substantial financial resources for operational restructuring, developing or acquiring new expertise in managing operational risks, employee retention and training, building up knowledge base of local markets and development of marketing initiatives, among other things. There is no assurance that we will be successfully navigating through this transition and mitigating the gaps in operational capabilities, marketing expertise and customer relationship. Failure to transition successfully may lead to loss of our brand value, customer loyalty and market share, and therefore could have significant adverse effects on our business, financial condition and results of operations.

Risks Relating to Our Entertainment Business

The entertainment industry is highly competitive.

The entertainment industry is highly competitive. It is also partially dependent on the availability of potential viable projects and necessary funding to successfully complete such projects. Accordingly, we will need to locate promising projects and be able to secure necessary funding, in what may be uncertain markets.

Further, we believe the successful production and distribution of any movie project involves being able to secure qualified personnel to produce, finalize and market the project. Production requires qualified directors, writers, performers and a variety of technical persons to produce a final product. Once produced, it is necessary to distribute and market the project to a receptive public. We may not have the experience, history and reputation to attract qualified persons, who may be more inclined to work for a larger and more established company. It is also necessary to work with a distributor that will be capable of distributing the finished project to a suitable and receptive audience. The inability to locate and secure qualified professionals to produce, distribute and market our projects would have a severe, negative affect our business and ability to generate revenues.

The success of our entertainment business segment depends on the success of a limited number of film releases each year and unpredictable factors in the motion picture industry.

We generally participate in the production of a limited number of motion pictures each year. As such, the success or failure of a small number of these motion pictures could have a significant impact on our entertainment business segment and our results of operations in both the year of release and in subsequent years. The film industry is inherently unpredictable, and the success of any given film can be influenced by factors beyond our control, such as changing consumer preferences, competition from other entertainment offerings and broader economic conditions. In general, the economic success of a motion picture is largely determined by the appeal of the motion picture to a broad audience and by the effectiveness of the marketing of the motion picture. We cannot precisely predict the economic success of any of the motion pictures we produce because we cannot predict with certainty a motion picture’s acceptance by the public. If we do not accurately judge audience acceptance in selecting the motion pictures for production, or if the motion pictures are not effectively marketed, we may not recoup our costs or realize our anticipated profits. In addition, the economic success of a motion picture depends upon the public’s acceptance of competing motion pictures, the availability of alternative forms of entertainment and leisure-time activities, general economic conditions and other tangible and intangible factors, all of which can change and none of which can be predicted with certainty. Additionally, delays in production or release schedules, which may arise due to, among other things, creative, technical, or regulatory challenges, can further impact the timing and financial contribution of films. Accordingly, our results may fluctuate significantly from year to year based on the box office performance, timing of releases and market reception of the limited number of films we produce at any given time and such factors render our historical financial results not indicative of our future performance.

Due to the inherent nature of producing motion pictures, we provide advances and funding for motion pictures in advance and assume the risk of not being able to recoup these investments.

We incur significant costs and cash expenditures to acquire movie rights. Many of our agreements to acquire movie rights require up-front payments. We determine the amount of the payments or funding we are willing to make based on our estimate of the economic success of the motion picture. Although these estimates are based on our knowledge of industry trends, market conditions and the market potential of the motion picture, actual results may ultimately differ from our estimates.

The production of motion pictures is subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Risks such as illness, disability or death of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. In addition, directors tend to hold substantial control over the production of motion pictures, and this may affect the producers’ ability to control the production schedule and budget. Further, when we co-produce in a motion picture, we generally have less control over the development and production processes.

We may be required to provide additional funding or advances to complete production of our motion pictures, for example if a motion picture incurs budget overruns during production. Such additional funding could have an adverse effect on our business, financial condition and results of operations. In addition, we may not be able to recoup our funding as a result of increased costs from budget overruns. Increased costs may also delay the release of a motion picture to a less favorable time, which could negatively affect its box office performance and thus our revenue arising out of the motion picture and its overall financial success.

If a motion picture fails to perform to our original estimates or expectations, we may not be able to realize the expected economic return from that motion picture, fail to recoup advances we paid or funding we made or record accelerated amortization or fair value write downs of capitalized motion picture production costs. Any of these events may adversely impact our business, financial condition and results of operations.

Risks associated with our capacity as a co-producer of or financial investor in our films.

We co-produce (in a non-controlling position) or invest in film production, which exposes us to several risks. As a co-producer, we generally rely on the lead producer to manage key aspects of the movie production, including creative decisions, budgeting, casting, scheduling and distribution. We generally have a limited ability to influence or control critical elements of a movie project, and accordingly production outcomes for our co-produced movies may not fully align with expectations or objectives. Our strategic or financial interests may not align with those of the lead producers of our movies. The lead producer’s priorities, resources or decision-making processes may diverge from those of ours, which could potentially give rise to a misalignment or conflict of interests. Furthermore, we may have limited recourse in the event of mismanagement, delays or disputes with the lead producer, which could adversely impact the quality, timing and commercial success of the film. These could lead to increased uncertainty, reduced profitability and greater exposure to operational and financial risks in respect of our entertainment business.

The production of motion picture is a capital-intensive process, and our capacity to generate cash or obtain financing on favorable terms may be insufficient to meet our anticipated cash requirements.

The costs to develop and produce a motion picture are substantial. We are required to fund our costs for motion picture-related activities and other commitments with cash retained from operations, as well as from bank and other borrowing and participation by other producers. If our motion pictures fail to perform, we may be forced to seek substantial sources of outside financing. Such financing may not be available in sufficient amounts for us to continue to make substantial funding in the production of new motion pictures or may be available only on terms that are disadvantageous to us, either of which could have a material adverse effect on our growth or our business.

Moreover, the costs of producing motion pictures have increased in recent years and may further increase in the future, which may make it more difficult for a motion picture we produce to generate a profit. Also, compensation for star performers and other key creative personnel has been on the rise. As a result, there can be no assurance that revenue from our motion picture production would be sufficient to offset increases in the cost of production and distribution.

Industry changes in the entertainment industry may have a negative impact on our operations.

The entertainment industry, in general, is continually undergoing significant changes, primarily due to technological developments. These developments have resulted in the availability of alternative forms of leisure time entertainment, including expanded on demand services, independent productions, streaming and video games. The level of theatrical success remains a critical factor in generating revenues in these ancillary markets. It is difficult to accurately predict the effect that these and other new technological developments may have on the film industry. These uncertainties, among others, may have a negative impact on our business, financial condition, and results of operations.

Risks Relating to Our Hospitality Business

We are subject to the business, financial and operating risks inherent to the hospitality industry, any of which could reduce our revenues and limit opportunities for growth.

Our business is subject to a number of business, financial and operating risks inherent to the hospitality industry, including:

●	significant competition from hospitality providers in all parts of the world;

●	changes in the supply and demand for hotel services, including rooms, food and beverage and other products and services;

●	the financial condition of and relationships with hotel management companies and joint venture partners, including the risk that they may terminate or fail to comply with the relevant management or joint venture contracts or arrangements;

●	decreases in the frequency of business travel that may result from alternatives to in-person meetings, including virtual meetings hosted online or over private teleconferencing networks;

●	increases in operating costs, including employee compensation and benefits, energy, insurance, food and beverage and other supplies;

●	the ability of third-party internet and other travel intermediaries who sell our hotel rooms to guests to attract and retain customers;

●	delays in or cancellations of planned or future development or refurbishment projects at hotels in our system;

●	cyclical over-building in the hospitality industry; and

●	changes in desirability of geographic regions of the hotels in our business, geographic concentration of our operations and customers and shortages of desirable locations for development.

Any of these factors could (i) increase our costs or (ii) limit or reduce the prices we are able to charge, or (iii) otherwise affect our ability to maintain or operate existing properties or develop new properties. As a result, any of these factors can reduce our revenues and limit opportunities for growth.

The hospitality market is highly competitive, and we may be unable to compete successfully.

The market to provide hospitality services is highly competitive and fragmented. The barriers to entry are low and new competitors may enter the market at any time. Our current or potential competitors include global hotel brands, regional hotel chains, independent hotels, online travel agencies and home-sharing and rental services and short term/vacation rental. Additionally, current or new competitors may introduce new business models or services that we may need to adopt or otherwise adapt to in order to compete, which could reduce our ability to differentiate our business or services from those of our competitors. Increased competition could result in a reduction in revenue, fewer attractive properties, higher costs or reduced market share.

Furthermore, some of our current or potential competitors, such as major hotel brands, are larger and have more resources than we do. Many of our current and potential competitors enjoy substantial competitive advantages, such as greater name recognition in their markets, well-established loyalty programs, longer operating histories and larger marketing budgets, as well as substantially greater financial, technical and other resources. Moreover, the hospitality services industry has experienced significant consolidation, and we expect this trend may continue as companies attempt to strengthen or hold their market positions in a highly competitive industry. Consolidation amongst our competitors will give them increased scale and may enhance their capacity, abilities and resources, as well as lower their cost structures. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. For all of these reasons, we may not be able to compete successfully against current and future competitors.

We own a limited number of hotels and significant adverse changes at one hotel could have a material adverse effect on our financial performance.

Our hotel portfolio consists of iclub AMTD Sheung Wan Hotel and Dao by Dorsett AMTD Singapore. Significant adverse changes in the operations of either of these hotels could have a material adverse effect on our financial performance.

We may acquire, renovate and/or re-brand hotels in new or existing geographic markets.

We may develop or acquire hotels in geographic areas in which our management may have little or no operating experience. Additionally, those and our existing properties may also be renovated and re-branded. Customers, existing or potential, may not be familiar with our newly renovated hotel or be aware of the brand change. As a result, we may have to incur costs relating to the opening, operation and promotion of our hotel properties that are substantially greater than those incurred in other geographic areas. Our hotels may attract fewer customers than expected and we may choose to increase spending on advertising and marketing to promote the hotel and increase customer demand. Unanticipated expenses and insufficient demand could adversely affect our financial performance.

Risks relating to the management of our hotels could hurt our financial performance.

Our hotel managers have the authority to direct our hotels to be operated in a particular manner and to govern the daily operations of our hotels. As a result, our financial condition and results of operations are largely dependent on the ability of our hotel managers to operate our hotel properties successfully. Any failure by our hotel managers to provide quality services and amenities or to maintain and protect a quality brand name and reputation could have a negative impact on their ability to operate and manage our hotel properties successfully and could negatively impact our financial condition and results of operations.

We cannot assure you that our hotel managers will operate and manage our hotel properties in a manner that is consistent with their obligations under the hotel management agreements, that our hotel managers will not be negligent in their performance or engage in other criminal or fraudulent activity, or that they will not otherwise default on their management obligations to us. If we are unable to reach satisfactory results through discussions and negotiations with our hotel managers regarding issues with the management of our hotels, we may choose to litigate the dispute or submit the matter to third-party dispute resolution or arbitration. We would be able to seek redress only if a hotel manager violates the terms of the applicable hotel management agreement, and then only to the extent of the remedies provided for under the terms of the hotel management agreement. Additionally, in the event we need to replace any of our hotel managers, we may experience significant business disruptions at the affected hotel properties, and may be liable, under certain circumstances, for significant damages and/or be required to make certain payments to our managers.

Risks Relating to Our Securities

The Warrants are exercisable for Class A Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders. The Warrants may never be in the money, and they may expire worthless.

Warrants to purchase an aggregate of 16,220,000 Class A Ordinary Shares are exercisable in accordance with the terms of the Warrant Agreement governing those securities. The Warrants are exercisable 30 days after the completion of the Business Combination. The exercise price of the Warrants is US$11.50 per share. To the extent the Warrants are exercised, additional Class A Ordinary Shares will be issued, which will result in dilution to the existing holders of Class A Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that the Warrants may be exercised could adversely affect the market price of Class A Ordinary Shares. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of US$0.01 per warrant, provided that the last reported sales price of Class A Ordinary Shares equals or exceeds US$18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and there is an effective registration statement covering the issuance of the Class A Ordinary Shares issuable upon exercise of the Warrants. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants, or (iii) to accept the nominal redemption price, which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about us, the price of our securities and their trading volume could decline significantly.

The trading market for Class A Ordinary Shares the Warrants will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of us, or if these securities or industry analysts are not widely respected within the general investment community, the demand for our securities could decrease, which might cause their price and trading volume to decline significantly. In the event that we obtain securities or industry analyst coverage, if one or more of the analysts who cover us downgrade their assessment of us or publish inaccurate or unfavorable research about our business, the market price and liquidity of our securities could be negatively impacted.

Future resales of Ordinary Shares issued to our shareholders and other significant shareholders may cause the market price of the Class A Ordinary Shares to drop significantly, even if our business is doing well.

Subject to the AMTD Lock-up Obligations, the Selling Securityholders can sell, under this prospectus, up to (i) 57,401,944 Class A Ordinary Shares constituting approximately 88.7% of the total issued and outstanding ordinary shares of The Generation Essentials Group as of the date of this prospectus (assuming exercise of all outstanding Warrants), and (ii) 11,120,000 Warrants, representing approximately 68.6% of our outstanding Warrants. Subject to the AMTD Lock-up Obligations, AMTD Digital, AMTD IDEA Group, AMTD Group Inc. can sell all Ordinary Shares beneficially owned by them under this prospectus, being 37,756,286 Class A Ordinary Shares (including (i) 18,470,375 Class A Ordinary Shares and (ii) 19,285,911 Class A Ordinary Shares issuable upon the conversion of 19,285,911 Class B Ordinary Shares beneficially owned by AMTD Digital Inc.), and constituting approximately 58.4% of our issued and outstanding Ordinary Shares and represented 93.8% of the aggregate voting power of our total issued and outstanding share capital as of the date of this prospectus (assuming exercise of all outstanding Warrants), so long as the registration statement of which this prospectus forms a part is available for us. These shares were acquired at prices significantly below the current trading price of the Class A Ordinary Shares.

Sales of a substantial number of Registered Securities, or the perception that those sales might occur, could result in a significant decline in the public trading price of our securities and could impair our ability to raise capital through the sale or issuance of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our securities. Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the Registered Securities due to the lower price at which they acquired the Registered Securities compared to other public investors and may be incentivized to sell the Class A Ordinary Shares or Warrants when others are not. For example, based on the closing price of the Class A Ordinary Shares and Warrants as referenced above, holders of the Sponsor Shares may experience a potential profit of up to US$7.7835 per share on the Sponsor Shares; holders of the AMTD Shares may experience a potential profit of up to US$0.29 per share; South Horizon Oceans (Group) Co. Inc. and Radisson Everton Venture Fund may experience a potential profit  on their Legacy Shares if the price of the Class A Ordinary Shares exceeds US$15.70 per share and US$15.70 per share, respectively; and the Sponsor may experience a potential profit on the Sponsor Warrants if the price of the Class Ordinary Shares exceeds US$11.50 per share. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices that they paid and the current trading price. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices that they paid and the current trading price.

Our shareholders may also sell large amounts of our securities in the open market or in privately negotiated transactions pursuant to Rule 144 under the Securities Act, if available. Any future resale by our shareholders could have the effect of increasing the volatility in the price of our securities or putting significant downward pressure on the price of our securities.

A market for the Class A Ordinary Shares may not develop, which would adversely affect the liquidity and price of the Class A Ordinary Shares. The price of our securities may be volatile, and the value of our securities may decline.

An active trading market for the Class A Ordinary Shares may never develop or, if developed, may not be sustained. You may be unable to sell your Class A Ordinary Shares unless a market can be established and sustained.

The trading prices of the Class A Ordinary Shares and the Warrants may be volatile and may fluctuate due to a variety of factors, some of which are beyond our control, including, but not limited to:

●	actual or anticipated fluctuations in our financial condition or results of operations;

●	variance in our financial performance from expectations of securities analysts;

●	changes in our projected operating and financial results;

●	changes in laws and regulations affecting our business, our customers or our industries;

●	announcements of new offerings and expansions by us or our competitors;

●	our ability to continue to innovate and bring new offerings to market in a timely manner;

●	our involvement in actual or potential disputes, litigation or regulatory investigations;

●	negative publicity about us, our offerings or our industries;

●	changes in our senior management or key personnel;

●	announcements of new investments, acquisitions, strategic partnerships, or joint ventures by us or our competitors;

●	sales of our securities by us, our shareholders or our warrant holders, as well as the anticipation of lock-up releases;

●	general economic, political, regulatory, industry, and market conditions; and

●	natural disasters or major catastrophic events.

●	other events or factors, including those resulting from war, incidents of terrorism, natural disasters, pandemics or responses to these events.

These and other factors may cause the market price and demand for the Class A Ordinary Shares and Warrants to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the liquidity of the Class A Ordinary Shares and Warrants. Following periods of high volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of the Class A Ordinary Shares and Warrants, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

There can be no assurance that we will not be a passive foreign investment company for any taxable year, which could subject U.S. Holders to significant adverse U.S. federal income tax consequences.

If we are or become a PFIC within the meaning of section 1297 of the Code for any taxable year during which a U.S. Holder holds Class A Ordinary Shares or Warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder. A non-U.S. corporation will generally be a PFIC for U.S. federal income tax purposes if, in any taxable year, either (1) at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and net gains from the disposition of assets giving rise to passive income) or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income.

Based on the current and anticipated value of the assets and the composition of the income and assets, including goodwill and other unbooked intangibles, of us and our subsidiaries, we do not currently expect to be a PFIC for the taxable year ending December 31, 2025 or foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year on the basis of the composition of the income and assets of us and our subsidiaries and, thus, is subject to change. Accordingly, there can be no assurance that we or any of our subsidiaries will not be a PFIC for any taxable year.

For a more detailed discussion of the PFIC rules and the risks and adverse tax consequences of PFIC classification to U.S. Holders of the Class A Ordinary Shares or Warrants, see “Taxation”

Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to key employees under our equity incentive plan. We may also raise capital through equity financings or equity-linked in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of the Class A Ordinary Shares to decline.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Act, applicable stock exchange rules and other applicable securities rules and regulations. As such, we will incur additional legal, accounting and other expenses that we did not incur as a private company. These expenses may increase even more if we no longer qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase our post-Business Combination costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. These laws and regulations will increase our legal and financial compliance costs and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.

Many members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing its growth strategy, which could prevent us from improving our business, financial condition and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and consequently we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and prospects. These factors could also make it more difficult for us to attract and retain qualified members of its board of directors, particularly to serve on our audit committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on our business, financial condition, results of operations, prospects and reputation.

We are an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our securities less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least US$1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares held by non-affiliates exceeds US$700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than US$1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies.

As a result, our shareholders may not have access to certain information they deem important or at the same time if we were a non-foreign private issuer. We cannot predict if investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market and share price for our securities may be more volatile.

We qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, you may receive less or different information about us than you currently receive about Black Spade II or that you would receive about a U.S. domestic public company.

We could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

We have no experience operating as a stand-alone public company.

The Generation Essentials Group was incorporated in February 2023 as a subsidiary of our Controlling Shareholder. However, we have no experience conducting our operations as a stand-alone public company. Prior to this offering, our Controlling Shareholder has provided us with financial, administrative, human resources and legal services, and also has provided us with the services of a number of its executives and employees. We expect our Controlling Shareholder to continue to provide us with certain support services, but we cannot assure you we will continue to receive the same level of support from our Controlling Shareholder. To the extent our Controlling Shareholder does not continue to provide us with such support, we will need to create our own support system. We may encounter operational, administrative and strategic difficulties as we adjust to operating as a stand-alone public company. This may cause us to react more slowly than our competitors to industry changes and may divert our management’s attention from running our business or otherwise harm our operations.

In addition, as a public company, our management team will need to develop the expertise necessary to comply with the numerous regulatory and other requirements applicable to public companies, including requirements relating to corporate governance, listing standards and securities and investor relationships issues. As a stand-alone public company, our management will have to evaluate our internal controls system with new thresholds of materiality, and to implement necessary changes to our internal controls system. We cannot guarantee that we will be able to do so in a timely and effective manner.

We may have conflicts of interest with our Controlling Shareholder and its affiliates and, because of our Controlling Shareholder’s controlling ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us.

Our Controlling Shareholder has significant influence in determining the outcome of any corporate actions or other matters that require shareholder approval, such as mergers, consolidations, change of our name, and amendments of our memorandum and articles of association.

The concentration of ownership and voting power may cause transactions to occur in a way that may not be beneficial to our securityholders and may prevent us from pursuing transactions that would be beneficial to our securityholders. Conflicts of interest may arise between our Controlling Shareholder or its affiliates and us in a number of areas relating to our past and ongoing relationships. Potential conflicts of interest that we have identified include the following:

●	Our board members or executive officers may have conflicts of interest. Our chief executive officer, Giampietro Baudo, is the chief executive officer of AMTD Digital Inc. Our chief financial officer and director, Samuel Chau, is the chief financial reporting officer of our Controlling Shareholder. Our independent director, Dr. Feridun Hamdullahpur, is also a director of our Controlling Shareholder and an independent director of AMTD Digital Inc. and AMTD IDEA Group. Also, Joanne Shoveller is an independent director of AMTD Digital Inc. As a result, they may not have sufficient capacity to perform their duties in our company. These overlapping relationships could create, or appear to create, conflicts of interest when these persons are faced with decisions with potentially different implications for our Controlling Shareholder and us.

●	Intellectual Property License Agreement. We license L’Officiel and The Art Newspaper trademarks and domain names and other intellectual properties we use in our business from AMTD Group Inc. under a license agreement with AMTD Group Inc. The license agreement has an initial term of 20 years and will automatically renew for terms of five years each unless either us or AMTD Group Inc. notifies the other party no later than six months prior to the expiration of the then-current term. The license agreement is also terminable by either part if there is a material breach on the part of the other party that is not cured within the prescribed period. AMTD Group Inc. may refuse to renew this license agreement or elect to terminate it upon our default. AMTD Group Inc. may not perform its obligations under this agreement in our best interest, or at all, and may act in a way that is detriment to our business interest.

●	Sale of shares or assets in our company. Our Controlling Shareholder may decide to sell all or a portion of our shares that it holds to a third party, including to one of our competitors, thereby giving that third party substantial influence over our business and our affairs. In addition, our Controlling Shareholder may decide, or be obligated under any of its applicable debt covenant, to sell all or a portion of our shares or our assets in the event of default of our Controlling Shareholder or any of its affiliates under any applicable debt or other obligations or otherwise becomes insolvent. Such a sale of our shares or our assets could be contrary to the interests of our employees or our other shareholders. In addition, our Controlling Shareholder may also discourage, delay, or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our securities.

●	Allocation of business opportunities. Business opportunities may arise that both we and our Controlling Shareholder find attractive, and which would complement our respective businesses. Although we entered into a master transaction agreement under which our Controlling Shareholder agrees not to pursue investment opportunities without first presenting them to us, our Controlling Shareholder may discourage, delay, or prevent a profitable investment opportunity before our board of directors or shareholders and subsequently decide to pursue investment opportunities or take business opportunities for itself, which would prevent us from taking advantage of those opportunities. These actions may be taken even if they are opposed by our other shareholders.

●	Developing business relationships with our Controlling Shareholder’s competitors. So long as our Controlling Shareholder remains as our controlling shareholder, we may be limited in our ability to do business with its competitors. This may limit our ability to market our services for the best interests of our company and our other shareholders.

As a company incorporated in the Cayman Islands and a “controlled company” within the meaning of NYSE Listed Company Manual, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from corporate governance listing standards applicable to domestic U.S. companies or rely on exemptions that are available to a “controlled company”; these practices may afford less protection to shareholders than they would enjoy.

We are an exempted company incorporated in the Cayman Islands and as a foreign private issuer. NYSE Listed Company Manual permits a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from corporate governance listing standards applicable to domestic U.S. companies.

The Generation Essentials Group is a “controlled company” under NYSE Listed Company Manual because the Controlling owns more than 50% of our total voting power. For so long as The Generation Essentials Group remains a controlled company under that definition, it is permitted to elect to rely, and may rely, on certain exemptions from applicable corporate governance rules.

As a foreign private issuer and a “controlled company”, The Generation Essentials Group is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including (i) an exemption from the rule that a majority of our board of directors must be independent directors; (ii) an exemption from the rule that director nominees must be selected or recommended solely by independent directors; (iii) an exemption from the rule that the compensation committee must be comprised solely of independent directors and (iv) an exemption from the requirement that an audit committee be comprised of at least three members under NYSE Listed Company Manual. We are currently relying on the exemptions under (i) and (iv) and we may rely on additional exemptions available to foreign private issuers and as a “controlled company.”

As a result, you may not be provided with the benefits of certain corporate governance requirements of applicable to companies that are subject to these corporate governance requirements.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, and we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Substantially all of our assets are located outside the United States. A majority of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or to enforce judgments obtained in the United States courts against our directors or officers. For more information regarding the relevant laws of the Cayman Islands, see “Enforceability of Civil Liabilities and Agent for Service Of Process in the United States.”

Our corporate affairs are governed by the Amended Articles, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. We will also be subject to the federal securities laws of the United States. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, list of directors, special resolutions, and the register of mortgages and charges, of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under the Amended Articles to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Cayman Islands Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Differences in Corporate Law.”

It is not expected that we will pay dividends in the foreseeable future.

It is expected that we will retain most, if not all, of its available funds and any future earnings to fund the development and growth of our business. As a result, it is not expected that we will pay any cash dividends in the foreseeable future.

Our board of directors will have discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by the board of directors. Accordingly, you may need to rely on sales of our securities after price appreciation, which may never occur, as the only way to realize any future gains on your investment. There is no guarantee that our securities will appreciate in value or that their market price will not decline.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Class A Ordinary Shares may consider beneficial.

We have a dual-class voting structure such that our ordinary shares will consist of Class A Ordinary Shares and Class B ordinary shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights other than voting and conversion rights. Each holder of Class A Ordinary Shares will be entitled to one vote per share and each holder of Class B Ordinary Shares will be entitled to 20 votes per share on all matters submitted to them for a vote. Class A Ordinary Shares and Class B Ordinary Shares will vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Each Class B Ordinary Share will be convertible into one Class A Ordinary Share, whereas Class A Ordinary Shares will not be convertible into Class B Ordinary Shares under any circumstances. Upon any transfer of Class B Ordinary Shares by a holder thereof to any person other than Dr. Calvin Choi or any other person designated by Dr. Calvin Choi, each such Class B Ordinary Share will automatically and immediately convert into one Class A Ordinary Share.

As of the date of this prospectus, AMTD Digital holds all of the Class B Ordinary Shares, constituting 39.8% of the total outstanding Ordinary Shares and 93.0% of our total voting power. AMTD Digital (and therefore Our Controlling Shareholder) has considerable influence over matters requiring shareholder approval, over matters such as electing directors and approving material mergers, acquisitions or other business combination transactions. This concentrated control will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover, or other change of control transaction, which could have the effect of depriving the holders of Class A Ordinary Shares of the opportunity to sell their shares at a premium over the prevailing market price.

Our dual-class voting structure may render Class A Ordinary Shares and Warrants ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of such securities.

Certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. For example, S&P Dow Jones and FTSE Russell have changed their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. As a result, our dual-class voting structure may prevent the inclusion of Class A Ordinary Shares and Warrants in such indices, which could adversely affect the trading price and liquidity of such securities.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with us in connection with such Warrants.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We have waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of warrants under the Warrant Agreement shall be deemed to have notice of and to have consented to the forum provisions thereof. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

The choice-of-forum provision limits a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2024 on a (i) historical basis; and (ii) on a pro forma basis, as adjusted to give effect to the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement. See “Unaudited Pro Forma Condensed Combined Financial Information” for information regarding the basis of the pro forma calculation, including the assumptions and adjustments in respect thereof.

The information in this table should be read in conjunction with our financial statements and the related notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	As of December 31, 2024
	US$ in thousands
	Actual	Pro Forma
Cash and bank balances	19,978	37,299

Equtiy:
Ordinary shares	-	60,041
Reverses	665,277	605,436
Equtiy attributable to the owners of the Company	665,277	665,477
Non-controlling interets	103,853	103,853
Total equity (A)	769,130	769,330
Long-term debts:
Long-term interest-bearing bank borrowings	219,433	219,433
Long-term lease liabilities	267	267
Long-term amount due to ultimate holding company	102,622	102,622
Total long-term debt (B)	322,322	322,322
Total capitalization (A) + (B)	1,091,452	1,091,652

SELECTED HISTORICAL FINANCIAL DATA

The following tables present our selected combined financial data. We prepare our combined financial statements in accordance with IFRS. Except for numbers in U.S. dollars, the selected consolidated statements of profit or loss and other comprehensive income for the years ended December 31, 2022, 2023 and 2024, the selected consolidated statements of financial position as of December 31, 2022, 2023 and 2024 and the selected consolidated statement of cash flows data for the years ended December 31, 2022, 2023 and 2024 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results expected in any future period.

The financial data set forth below should be read in conjunction with, and is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the combined financial statements and notes thereto included elsewhere in this prospectus.

Selected Consolidated Statements of Profit or Loss and Other Comprehensive Income

	Year ended December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
REVENUE
Media advertising and marketing services income	7,670	14,422	18,859
Hotel operation, hospitality and VIP services income	3,201	5,423	23,132
Dividend income and gain related to disposed financial assets at fair value through profit or loss (“FVTPL”)	7,381	60,457	8,681
Net fair value changes on FVTPL and derivative financial instruments	13,011	(37,759)	26,342
	31,263	42,543	77,014
Cost of production and cost of hotel operation	(3,239)	(5,886)	(15,612)
Other income	522	1,245	24,815
Gain from a bargain purchase	4,848	4,469	—
Impairment losses under expected credit loss (“ECL”) model on financial assets	(501)	—	—
Other operating expenses	(3,500)	(5,677)	(15,542)
Staff costs	(3,900)	(7,891)	(13,132)
Share of profits (losses) of joint ventures	815	(2,608)	(558)
Finance costs	(2,586)	(7,136)	(10,612)
PROFIT BEFORE TAX	23,722	19,059	46,373
Income tax expense	(599)	(1,811)	(1,643)
PROFIT FOR THE YEAR	23,123	17,248	44,730

OTHER COMPREHENSIVE INCOME (EXPENSES)
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations	602	(966)	(4,571)
Share of other comprehensive income of joint ventures	53,946	5,269	2,833
Items that will not be reclassified subsequently to profit or loss:
Exchange difference on translation from functional currency to presentation currency	512	(361)	2,463
Surplus on revaluation of properties	20,213	9,041	20,629
OTHER COMPREHENSIVE INCOME FOR THE YEAR	75,273	12,983	21,354
TOTAL COMPREHENSIVE INCOME FOR THE YEAR	98,396	30,231	66,084
Profit for the year attributable to:
Owners of the Company	14,975	8,164	27,751
Non-controlling interests	8,148	9,084	16,979
	23,123	17,248	44,730
Total comprehensive income for the year attributable to:
Owners of the Company	75,061	11,144	41,725
Non-controlling interests	23,335	19,087	24,359
	98,396	30,231	66,084
Earnings per shares
Basic and diluted (US$)	0.65	0.45	1.64

Selected Consolidated Statements of Financial Position

	As of December 31,
	2022		2023		2024
	US$’000		US$’000		US$’000
ASSETS
Non-current assets
Property, plant and equipment	173,345		195,109		574,693
Intangible assets	93,042		118,678		119,381
Interests in joint ventures	99,884		95,686		—
Financial assets at FVTPL	102,702		60,243		395,337
Total non-current assets	468,973		469,716		1,089,411
Current assets
Accounts receivable	2,831		5,339		6,457
Prepayments, deposits and other receivables	1,959		2,645		3,042
Financial assets at FVTPL	21,219		17,558		25,207
Derivative financial instruments	185,069		—		30,339
Restricted cash	415		135		—
Cash and bank balances	1,208		6,121		19,978
Total current assets	212,701		31,798		85,023
Total assets	681,674		501,514		1,174,434
EQUITY AND LIABILITIES
Current liabilities
Accounts payable	6,100		5,794		2,785
Other payables and accruals	9,804		17,151		7,309
Contract liabilities	1,303		809		564
Tax payable	—		812		1,554
Borrowings	571		741		176
Lease liabilities	100		185		253
Provisions	4,079		3,866		—
Amounts due to subsidiaries’ non-controlling shareholders	52,611		53,727		63,019
Total current liabilities	74,568		83,085		75,660
Non-current liabilities
Accounts payable	3,746		3,014		—
Provisions	—		—		1,664
Borrowings	51,126		61,563		219,433
Lease liabilities	120		198		267
Deferred tax liabilities	2,661		5,624		5,658
Amount due to ultimate holding company	62,810		70,196		102,622
Total non-current liabilities	120,463		140,595		329,644
Total liabilities	195,031		223,680		405,304
CAPITAL AND RESERVES
Share capital	—	*	—	*	—	*
Reserves	289,265		103,780		665,277
Equity attributable to owners of the Company	289,265		103,780		665,277
Non-controlling interests	197,378		174,054		103,853
Total equity	486,643		277,834		769,130
Total liabilities and equity	681,674		501,514		1,174,434

*	The amount is less than US$1,000.

Selected Consolidated Statements of Cash Flows

	Year ended December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
OPERATING ACTIVITIES
Profit before tax	23,722	19,059	46,373
Adjustments for:
Interest income	—	(4)	(17)
Dividend income	(6,412)	(9,935)	(8,681)
Net fair value changes on financial assets at FVTPL and derivative financial instruments	(13,011)	37,759	(26,342)
Gain on disposal of financial assets at FVTPL and derivative financial instruments	(969)	(50,522)	—
Finance costs	2,586	7,136	10,612
Depreciation on property, plant and equipment	1,068	2,824	11,712
Amortization on intangible assets	9	9	9
Gain from a bargain purchase	(4,848)	(4,469)	—
Gain on disposal of subsidiaries	—	—	(24,757)
Share of (profits) losses of joint ventures	(815)	2,608	558
Impairment losses under ECL model on financial assets	501	—	—
Operating cash flows before changes in working capital	1,831	4,465	9,467
Increase in accounts receivable	(929)	(1,834)	(3,727)
Decrease (increase) in prepayments, deposits and other receivables	494	(385)	(2,435)
Decrease (increase) in restricted cash	62	280	(72)
(Decrease) increase in accounts payable	(1,643)	(1,440)	924
(Decrease) increase in other payables and accruals	(1,897)	1,316	434
Increase (decrease) in contract liabilities	756	(913)	(216)
(Decrease) increase in provisions	(95)	(355)	175
Cash (used in) from operations	(1,421)	1,134	4,550
Profits Tax paid	—	(6)	—
Bank interest received	—	4	17
Net cash (used in) from operating activities	(1,421)	1,132	4,567
INVESTING ACTIVITIES
Addition to property, plant and equipment	—	—	(8)
Net cash inflow from acquisition of subsidiaries	247	27	4,273
Net cash outflow from disposal of subsidiaries	—	—	(953)
Net receipt from amounts due from joint ventures	—	6,673	—
Net cash from investing activities	247	6,700	3,312
FINANCING ACTIVITIES
Interests paid	(1,550)	(2,638)	(10,920)
Payment of lease liabilities	—	(81)	(280)
Receipts of bank borrowings	5,303	—	—
Bank borrowings repayment	—	(508)	(1,757)
Repayment to subsidiaries’ non-controlling shareholders	(6,432)	(2,059)	(15,675)
Net receipt of amount due to ultimate holding company	3,743	2,814	34,864
Net cash from (used in) financing activities	1,064	(2,472)	6,232
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(110)	5,360	14,111
Cash and cash equivalents at the beginning of the year	1,268	1,208	6,121
Effect of foreign exchange rate change, net	50	(447)	(254)
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	1,208	6,121	19,978
ANALYSIS OF BALANCES OF CASH AND CASH EQUIVALENTS
Cash and bank balances	1,208	6,121	19,978

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of The Generation Essentials Group and Black Spade II adjusted to give effect to (i) the Transactions” and (ii) the TGE Reorganization. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included in these financial statements have the same meaning as terms defined and included elsewhere in this prospectus.

The following unaudited pro forma condensed combined statement of financial position as of December 31, 2024 combines the audited consolidated statement of financial position of The Generation Essentials Group as of December 31, 2024 with the audited historical balance sheet of Black Spade II as of December 31, 2024, as if the Transactions had been completed on December 31, 2024.

The following unaudited pro forma condensed combined statement of profit or loss and other comprehensive income for the year ended December 31, 2024 combines the audited statement of profit or loss and other comprehensive income of The Generation Essentials Group for the year ended December 31, 2024 with the audited statements of operations of Black Spade II for the period from May 9, 2024 (inception) to December 31, 2024, as if the Transactions, the TGE Reorganization and Black Spade II’s IPO had been completed on January 1, 2024.

The historical financial information of Black Spade II was derived from its audited financial statements for period from May 9, 2024 (inception) to December 31, 2024, included elsewhere in this prospectus. The historical financial information of The Generation Essentials Group was derived from its audited consolidated financial statements for the year ended December 31, 2024, included elsewhere in this prospectus. The unaudited pro forma condensed combined financial information and the accompanying notes should be read together with The Generation Essentials Group’s and Black Spade II’s financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation,”  and other financial information included elsewhere in this prospectus.

The pro forma adjustments related to the Transactions, which we refer to as the “Transactions Adjustments,” the pro forma adjustments related to the TGE Reorganization, which we refer to as the “TGE Reorganization Adjustments,” and the pro forma adjustments related to the Black Spade II’s IPO, which we refer to as the “Completion of Initial Public Offering Adjustments,” collectively, are described in the notes to the unaudited pro forma consolidated financial information.

The unaudited pro forma condensed combined statements of profit or loss and other comprehensive income (i) are based on information currently available, (ii) are intended for informational purposes only, (iii) are not necessarily indicative of and do not purport to represent what our operating results would have been had the Transactions, TGE Reorganization and Black Spade II’s IPO occurred as described or what our future operating results will be after giving effect to these events, and (iv) do not reflect all actions that may be undertaken by us after the Transactions, TGE Reorganization and Black Spade II’s IPO.

Description of the Transactions

On January 27, 2025, Black Spade II entered into the Business Combination Agreement with The Generation Essentials Group and WME Merger Sub Limited, a wholly owned subsidiary of The Generation Essentials Group (“Merger Sub”). Pursuant to the Business Combination Agreement, on June 3, 2025, Merger Sub merged with and into Black Spade II, with Black Spade II surviving the Merger. As a result of the Merger, and upon consummation of the Merger and the other transactions entered into in connection with the Business Combination Agreement, Black Spade II became a wholly owned subsidiary of The Generation Essentials Group, with the securityholders of Black Spade II becoming securityholders of The Generation Essentials Group. After the completion of the Transactions, (i) the Class A Ordinary Shares became listed on the NYSE under the trading symbol “TGE,” (ii) the Warrants became listed on the NYSE American under the trading symbol “TGE WS,” and (iii) The Generation Essentials Group became a publicly-listed entity.

Pursuant to the Business Combination Agreement at the Merger Effective Time:

●	Each Class B ordinary share of Black Spade II, par value $0.0001 per share (“BSII Class B Ordinary Shares”) that was issued and outstanding immediately prior to the Merger Effective Time was automatically cancelled in exchange for the right to receive one Class A Ordinary Share;

●	Each Class A ordinary share of Black Spade II, par value $0.0001 per share (“BSII Class A Ordinary Share”) that was issued and outstanding immediately prior to the Merger Effective Time (other than such BSII Class A Ordinary Shares that were treasury shares, validly redeemed shares or BSII Dissenting Shares (as defined below)) was cancelled in exchange for the right to receive one Class A Ordinary Share;

●	Each BSII Class A Ordinary Share that was held as a treasury share was cancelled and cease to exist;

●	Each issued and outstanding BSII Class A Ordinary Share that was validly redeemed was cancelled in exchange for the right to be paid a pro rata share of the aggregate amount payable with respect to the exercise of the redemption rights of Black Spade II Shareholders;

●	Each issued and outstanding BSII Class A Ordinary Share that was held by any person who had validly exercised and not effectively withdrawn or lost their right to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Act (“BSII Dissenting Share”) was cancelled and carried no right other than the right to receive the payment of the fair value of such BSII Dissenting Share determined in accordance with Section 238 of the Cayman Islands Companies Act; and

●	Each issued and outstanding warrant of Black Spade II exercisable for shares of Black Spade II was exchanged for a corresponding warrant exercisable for Class A Ordinary Shares (“Warrants”).

The unaudited pro forma condensed combined financial information has been prepared to reflect the actual redemption of 13,120,874 shares of Class A ordinary shares in Black Spade II’s initial public offering by the Black Spade II Public Shareholders prior to the consummation of the Business Combination.

The Business Combination is accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with IFRS.

Anticipated Accounting Treatment

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination is accounted for as a reverse merger in accordance with IFRS as issued by the IASB. Under this method of accounting, Black Spade II is treated as the “acquired” company and The Generation Essentials Group is treated as the acquirer for financial statement reporting purposes.

The Business Combination, which is not within the scope of IFRS 3 since Black Spade II does not meet the definition of a business in accordance with IFRS 3, is accounted for as a share-based payment transaction within the scope of IFRS 2. The net assets of The Generation Essentials Group will be stated at their pre-combination carrying amounts, with no goodwill or other intangible assets recorded. Any excess of the fair value of consideration transferred to Black Spade II shareholders over the fair value of Black Spade II’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Consideration

The following represents the aggregate consideration from the Transactions, assuming no Warrants have been exercised:

	Purchase price	Share issue
	US$’000
Share Consideration	60,041	6,004,126

The value of ordinary shares is reflected at $10 per share, taking into account the TGE Reorganization.

Ownership

The following summarizes the unaudited pro forma ordinary shares of The Generation Essentials Group outstanding following the completion of the Business Completion based on the actual redemptions by Black Spade II Public Shareholders, assuming no Warrants have been exercised:

	Number of shares(1)%
Black Spade II Public Shareholders
Public Shares(2)	2,179,126	4.0
	2,719,126	4.0
Sponsor and other Initial Shareholder of Black Spade II
Founder Shares(3)	3,825,000	7.0
	3,825,000	7.0
Current TGE Shareholders
Voting Ordinary Shareholders
AMTD Digital Inc.	19,285,911	35.2
AMTD IDEA Group	18,425,068	33.6
South Horizon Oceans (Group) Co. Inc.	3,235,714	5.8
Radisson Everton Venture Fund	1,464,944	2.7
AMTD Group Inc.	45,307	0.1
	42,456,944	77.5
Non-voting Redeemable Ordinary Shareholders
AMTD Digital Inc.	6,343,056	11.5
	48,800,000	89.0
	54,804,126	100.0

Notes:

(1)	The share amounts and ownership percentages set forth above are not indicative of voting percentages. Excludes the potential dilutive effect of any Warrants outstanding, earnout shares that may be issued after the Closing or equity awards that may be granted under the 2025 Share Incentive Plan. If the actual facts are different from the assumptions set forth above, the share amounts and percentage ownership numbers set forth above will be different.

(2)	Represents the issuance of ordinary shares of The Generation Essentials Group to Black Spade II Public Shareholders following the completion of the Business Completion.

(3)	Represents the issuance of ordinary shares of The Generation Essentials Group to the Sponsor and the other shareholders of Black Spade II following the completion of the Business Completion.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME FOR THE YEAR ENDED DECEMBER 31, 2024

			IFRS Conversion and	Transactions
	TGE	Black Spade II	Presentation Alignment	Adjustments		Pro forma Combined
	US$’000	US$’000	US$’000	US$’000		US$’000
REVENUE
Media advertising and marketing services income	18,859	—	—	—		18,859
Hotel operation, hospitality and VIP service income	23,132	—	—	—		23,132
Dividend income and gain related to disposed financial assets at fair value through profit or loss (“FVTPL”)	8,681	—	—	—		8,681
Net fair value changes on financial assets at fair value through profit or loss and derivative financial instruments	26,342	—	—	—		26,342
	77,014	—	—	—		77,014
Cost of production and hotel operation	(15,612)	—	—	—		(15,612)
Other income	24,815	2,717	—	(2,475	)(aa)	25,057
Other operating expenses	(15,542)	(1,485)	—	(2,500	)(bb)	(52,814)
				(33,287	)(cc)
Staff costs	(13,132)	—	—	—		(13,132)
Share of losses of joint ventures	(558)	—	—	—		(558)
Finance costs	(10,612)	—	—	—		(10,612)
PROFIT BEFORE TAX	46,373	1,232	—	(38,262)		9,343
Income tax expense	(1,643)	—	—	—		(1,643)
PROFIT FOR THE YEAR	44,730	1,232	—	(38,262)		7,700
OTHER COMPREHENSIVE INCOME (EXPENSES)
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations	(4,571)	—	—	—		(4,571)
Share of other comprehensive income of joint ventures	2,833	—	—	—		2,833
Items that may be reclassified subsequently to profit or loss:
Exchange difference on translation from functional currency to presentation currency	2,463	—	—	—		2,463
Surplus on revaluation of properties	20,629	—	—	—		20,629
OTHER COMPREHENSIVE INCOME FOR THE YEAR	21,354	—	—	—		21,354
TOTAL COMPREHENSIVE INCOME (EXPENSES) FOR THE YEAR	66,084	1,232	—	(38,262)		29,054

Profit for the year attributable to:
Owners of the Company	27,751	1,232	—	(38,262)		(9,279)
Non-controlling interests	16,979	—	—	—		16,979
	44,730	1,232	—	(38,262)		7,700
Total comprehensive income for the year attributable to:
Owners of the Company	41,725	1,232	—	(38,262)		4,695
Non-controlling interests	24,359	—	—	—		24,359
	66,084	1,232	—	(38,262)		29,054
Weighted-average TGE’s ordinary shares outstanding, basic and diluted	16,964,013					48,461,070
Profit (loss) per share attributable to TGE’s ordinary shareholders, basic and diluted	1.64					(0.19)
Weighted average Black Spade II’s redeemable Class A Ordinary Shares subject to possible redemption, basic and diluted		8,038,983
Profit per share attributable to Black Spade II’s redeemable Class A Ordinary Shares subject to possible redemption, basic and diluted		0.11
Weighted average Black Spade II’s non-redeemable Class B Ordinary Shares outstanding, basic		3,599,168
Profit per share attributable to Black Spade II’s non-redeemable Class B Ordinary Shares outstanding, basic		0.11
Weighted average Black Spade II’s non-redeemable Class B Ordinary Shares outstanding, diluted		3,617,902
Profit per share attributable to Black Spade II’s non-redeemable Class B Ordinary Shares outstanding, diluted		0.11

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
As of December 31, 2024

			IFRS Conversion and		Transactions
	TGE	Black Spade II	Presentation Alignment		Adjustments		Pro forma Combined
	US$’000	US$’000	US$’000		US$’000		US$’000
ASSETS
Non-current assets
Property, plant and equipment	574,693	—	—		—		574,693
Intangible assets	119,381	—	—		—		119,381
Financial assets at fair value through profit or loss	395,337	—	—		—		395,337
Total non-current assets	1,089,411	—	—		—		1,089,411
Current assets
Accounts receivable	6,457	—	—		—		6,457
Prepayments, deposits and other receivables	3,042	133	—		—		3,175
Financial assets at fair value through profit or loss	25,207	—	—		—		25,207
Derivative financial instruments	30,339	—	—		—		30,339
Cash held in Trust Account	—	155,345	—		(155,345	)(c)	—
Cash and bank balances	19,978	2,117	—		21,194	(d)	37,299
					(4,302	)(e)
					(1,688	)(f)

Total current assets	85,023	157,595	—		(140,141)		102,477
Total assets	1,174,434	157,595	—		(140,141)		1,191,888
EQUITY AND LIABILITIES
Current liabilities
Accounts payable	2,785	—	—		—		2,785
Other payables and accruals	7,309	1,097	—		10,000	(g)	18,406
Amount due to related party	—	41	—		—		41
Deferred underwriting fee	—	4,302	—		(4,302	)(e)	—
Contract liabilities	564	—	—		—		564
Tax payable	1,554	—	—		—		1,554
Borrowings	176	—	—		—		176
Lease liabilities	253	—	—		—		253
Amounts due to subsidiaries’ non-controlling shareholders	63,019	—	—		—		63,019
Warrant liabilities	—	—	6,116	(b)	—		6,116
Black Spade II ordinary shares subject to redemption	—	—	155,345	(a)	(155,345	)(h)	—
Total current liabilities	75,660	5,440	161,461		(149,647)		92,914
Non-current liabilities
Provisions	1,664	—	—		—		1,664
Borrowings	219,433	—	—		—		219,433
Lease liabilities	267	—	—		—		267
Deferred tax liabilities	5,658	—	—		—		5,658
Amount due to ultimate holding company	102,622	—	—		—		102,622
Total non-current liabilities	329,644	—	—		—		329,644
Total liabilities	405,304	5,440	161,461		(149,647)		422,558
CAPITAL AND RESERVES
Black Spade II’s Class A share capital	—	155,345	(155,345	)(a)	—		—
TGE’s share capital	—	—	—		60,041	(i)	60,041
Black Spade II’s Class B share capital		—	—		—		—
Reserves	665,277	(3,190)	(6,116	)(b)	(48,847	)(j)	605,436
					(1,688	)(f)
Equity attributable to owners of the Company	665,277	152,155	(161,461)		9,506		665,477
Non-controlling interests	103,853	—	—		—		103,853
Total equity	769,130	152,155	(161,461)		9,506		769,330
Total liabilities and equity	1,174,434	157,595	—		(140,141)		1,191,888

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the TGE Reorganization, Black Spade II’s IPO and the Transactions and has been prepared for informational purposes only.

The historical consolidated financial statements of The Generation Essentials Group have been prepared in accordance with IFRS. The historical financial statements of Black Spade II have been prepared in accordance with U.S. GAAP.

For accounting purposes, the financial statements of the combined company will represent a continuation of the consolidated financial statements of The Generation Essentials Group with the acquisition being treated as the equivalent of The Generation Essentials Group transferring consideration for the net assets of Black Spade II and the service of a stock exchange listing for its shares. The net assets of The Generation Essentials Group will be stated at their pre-combination carrying amounts, with no goodwill or other intangible assets recorded.

The Business Combination, which is not within the scope of IFRS 3 — Business Combinations (“IFRS 3”) since Black Spade II does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2 — Share-based Payment (“IFRS 2”). Any excess of the fair value of consideration transferred to Black Spade II shareholders over the fair value of Black Spade II’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the consummation are reflected in the unaudited pro forma condensed combined statement of profit or loss and other comprehensive income and are recognized as expenses.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

The Generation Essentials Group and Black Spade II did not have any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2024, assumes that the Transactions occurred on December 31, 2024.

The unaudited pro forma condensed combined statement of profit or loss and other comprehensive income for the year ended December 31, 2024 presents the pro forma adjustments of the Transactions, as if they had been completed on January 1, 2024.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2024 has been prepared using, and should be read in conjunction with, the following:

●	Black Spade II’s audited balance sheet as of December 31, 2024 and the related notes included elsewhere in this prospectus; and

●	The Generation Essentials Group’s audited consolidated statement of financial position as of December 31, 2024 and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed statements of profit or loss and other comprehensive income for the year ended December 31, 2024 have been prepared using, and should be read in conjunction with, the following:

●	Black Spade II’s audited statements of operations for the period from May 9, 2024 (inception) to December 31, 2024 and the related notes included elsewhere in this prospectus; and

●	TGE’s audited consolidated statements of profit or loss and other comprehensive income for the year ended December 31, 2024 and the related notes included elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that The Generation Essentials Group believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. The Generation Essentials Group believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-Business Combination company. They should be read in conjunction with the historical financial statements and notes thereto of Black Spade II and The Generation Essentials Group.

2.	IFRS Conversion and Presentation Alignment

The historical financial information of Black Spade II has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert Black Spade II’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify Black Spade II’s ordinary shares subject to redemption to financial liabilities under IFRS.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Black Spade II’s historical financial information in accordance with the presentation of The Generation Essentials Group’s historical financial information.

The IFRS conversion and presentation alignment adjustments included in the unaudited pro forma condensed combined statement of financial position as of December 31, 2024 are as follows:

(a)	Reflects the reclassification/alignment of Black Spade II’s ordinary shares subject to redemption from equity to financial liabilities to align with the statement of financial position presentation of The Generation Essentials Group.

(b)	Reflects the reclassification of Black Spade II’s private warrant and public warrant from equity to financial liabilities to align with the statement of financial position presentation of The Generation Essentials Group.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of The Generation Essentials Group upon consummation of the Transactions. Black Spade II and The Generation Essentials Group have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Business Combination company filed consolidated income tax returns during the period presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of profit or loss and other comprehensive income are based upon the number of TGE’s shares outstanding, assuming the Transactions occurred on January 1, 2024.

The Transactions

The impacts from The Transactions have been included in the unaudited pro forma condensed combined statements of profit or loss and other comprehensive income for the year ended December 31, 2024 as follows:

(aa)	Reflects the exclusion of income earned on investments held in Trust Account which will not be incurred after the Transactions.

(bb)	Represents the transaction costs of the Transactions charged to profit or loss.

(cc)	Represents US$33.2 million of expense recognized in accordance with IFRS 2, for the difference between the fair value of equity instruments issued of US$60.0 million and the fair value of Black Spade II’s identifiable assets of US$$26.8 million. These costs are a non-recurring item.

The Transactions adjustments included in the unaudited pro forma condensed combined statement of financial position as of December 31, 2024, are as follows:

(c)	Reflects the reclassification of US$155.3 million of investments held in the Trust Account that becomes available following the Transactions.

(d)	Represents pro forma adjustments to cash and bank balances to reflect the Transactions:

US$’000
Reclassification of Investments held in the Trust Account	155,345
The payment to redeem BSII Public Shares held by Black Spade II Public Shareholders	(128,591)
Transaction bonus paid to Black Spade II	(5,560)
21,194

(e)	Reflects the payment of deferred underwriting commission upon the completion of the Transactions.

(f)	Reflect the payment of non-redeeming public shareholders of Black Spade II that are eligible to receive US$1.25 per share.

(g)	Reflects the transaction costs of approximately US$10.0 million payable by The Generation Essentials Group in connection with the Transactions.

(h)	Reflects the reclassification of US$155.3 million of Black Spade II’s Class A ordinary shares to permanent equity after being converted into Class A ordinary share.

(i)	Reflects the share consideration of US$60,041,000 from the issuance of 6,004,126 Class A ordinary shares at US$10 per share.

(j)	Represents pro forma adjustments to reserves to reflect in the Transactions the following:

US$’000
Share consideration of Class A ordinary shares	(60,041)
Net identifiable assets of Black Spade II	17,448
Difference – being IFRS 2 charge for listing expenses	(42,593)
Reversal of net liabilities of Black Spade II	9,306
Transaction costs incurred	(10,000)
Transaction bonus incurred to Black Spade II	(5,560)
Reduction in reserves	(48,847)

4.	Earnings per Share

Earnings per share was calculated using the historical weighted average number of shares outstanding, the Share Consolidation and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2024. As the Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average number of shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

Year ended December 31, 2024
Pro forma loss attributable to the owners of The Generation Essentials Group	(9,279)
Weighted average shares outstanding
– Basic and diluted	48,461,070
Pro forma loss per share
– Basic and diluted	(0.19)

USE OF PROCEEDS

We will receive proceeds of up to an aggregate of approximately US$186,530,000 from the exercise of the Warrants if all of the Warrants are exercised for cash. We expect to use the net proceeds from the exercise of Warrants for general corporate purposes. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the Class A Ordinary Shares, among other things. If the market price for the Class A Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. Holders of the Sponsor Warrants have the option to exercise the Sponsor Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

We will not receive any proceeds from any sale of the securities registered hereby by the Selling Securityholders. With respect to the registration of the securities being offered by the Selling Securityholders, the Selling Securityholders will pay any underwriting discounts and commissions incurred by them in disposing of such securities, and fees and expenses of legal counsel representing the Selling Securityholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Registered Securities, such as registration and filing fees and fees of our counsel and our independent registered public accountants.

DIVIDEND POLICY

The Generation Essentials Group and our subsidiaries have not declared or paid dividends or made any distributions as of the date of this prospectus. Except for the Non-Redemption Payment Amount, we do not intend to declare dividends or make distributions in the near future. Any determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

As a holding company, The Generation Essentials Group may rely on dividends from our subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of our subsidiaries to pay dividends or make distributions to The Generation Essentials Group may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. Under Cayman Islands Law, while there are no exchange control regulations or currency restrictions, The Generation Essentials Group is also subject to certain restrictions under Cayman Islands law on dividend distribution to its shareholders, namely that it may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in The Generation Essentials Group being unable to pay its debts as they fall due in the ordinary course of business.

BUSINESS

Overview

We are a global media and entertainment ecosystem covering high fashion, arts, lifestyle, cultural, entertainment as well as F&B. Inheriting more than one hundred years of history and with a worldwide geographical presence, we offer a holistic media and entertainment experience to an audience of millions around the world.

Our publications L’Officiel and The Art Newspaper publish print editions in a total of 28 countries and territories and digital contents to an even wider scope of readers globally.

We operate in the movie production sector having produced various Asia-focused blockbuster movies. We have partnered with established production companies to present a number of Asia-focused blockbuster movies globally, which in aggregate notched a box office of more than US$400 million.

We hold premium whole building properties and provide hospitality services in Hong Kong and Singapore. We focus on and specialize in hospitality and lifestyle concepts and offers a customer-centric VIP members approach for its business portfolio in the key areas comprising stylish hotels and serviced apartments, F&B, and club membership services in Hong Kong and Singapore, with plans for further global expansion.

We extend the power of our brands and extensive library of contents and intellectual property through other media, platforms, products and services, including in the area of F&B.

We also host a multitude of cultural events to inspire conversation with traditions and bridge exchanges and we have been recognized for our cultural ambassadorship.

Competitive Strengths

The following strengths have enabled us to become who we are today and will support our continued success:

●	We are a trusted source of information for fashion, art, lifestyle, entertainment and digital finance and we have investment in an established Web3 media platform.

●	L’Officiel. L’Officiel is one of the oldest and top fashion magazines in the world. L’Officiel was born in France, the Mecca for fashion lovers, in 1921. It has been referred to as “the Bible of fashion and of high society.” Since 2022, it has been marketed under and by reference to the mark. It is internationally present in 28 countries and engages millions of fashion enthusiasts worldwide. The magazine brings together numerous luxury brands, A-list artists, designers, celebrities and offers extensive contents including high-end to high-street fashion for both women and men, and covers beauty, culture, watches, arts and lifestyles. Apart from the main publication titled “L’OFFICIEL” which focuses on fashion, associated publications covering other tranches include “L’OFFICIEL HOMMES,” “L’OFFICIEL ART” and “LA REVUE DES MONTRES.” As the only magazine in the world to have never stopped printing even during the Second World War, L’Officiel hosts an archive of over 150,000 exclusive fashion images and approximately 50,000 articles and interviews, and accumulates approximately 10,000 videos from more than 100 years of fashion history.

●	The Art Newspaper. First published in 1990 and with offices in London and New York, The Art Newspaper positions itself as the international publication of record for the art industry and a prominent art world source with an authoritative roster of global correspondents covering the art market, technology, museums, exhibitions, books, films and social media. The publication operates as the journal of record for the art world by covering international art events as the designated publication for many of the largest and most prominent art events such as Frieze, Art Basel, Art Dubai, Art Week Tokyo, Singapore Art Week, etc. The Art Newspaper covers international news and art and focuses on contemporary and modern art, fine art, decorative art and designs. It enjoys the reputation as a bible of the art industry. Its yearly issue, “The Year Ahead,” is an authoritative guide to the must-see art exhibitions, museum openings and art events around the world. It is an important and unique hub of information for those working in the art world including curators, museum directors, collectors, auctioneers, dealers, as well as individual art enthusiasts.

●	DigFin. Established in 2016, DigFin is a digital media platform in Asia that provides contents and insights on digital finance, FinTech, and digital assets. Mr. Jame Dibiasio, the Editor-in-Chief of DigFin, is an award-winning financial journalist and has worked in the field for nearly 30 years. Mr. Dibiasio have taken home the State Street Institutional Press Awards for “Outstanding Contribution to Institutional Journalism.” He also founded various financial trade publications for the region. He is a board member of the FinTech Association of Hong Kong and has previously served as co-chairman of its WealthTech committee. DigFin organized the “DigFin Innovation Awards” to recognize best companies and solutions in the world of digital finance. The award has been viewed as one of the most prestigious awards in digital finance and FinTech in Asia.

●	Forkast Labs. We are a seed investor of Forkast Labs (previously named Forkast.News), which is a global data, media, and web3-infrastructure company.

●	With global presence and a huge audience base, we are a dominant force of consumer retail play. We have established a strong reputation globally and we have built a vast readership. Through L’Officiel and The Art Newspaper, we issue multiple print publications in a total of 28 countries and territories, covering Asia, Europe, North America, South America, and Africa. These prints are complemented by digital versions of L’Officiel and The Art Newspaper published online which cover a much wider range of audience. DigFin is a 24-hour online platform for readers to acquire first-hand information. We have three podcast brands under DigFin and The Art Newspaper. We also provide live reporting at events and real-time and interactive information through multimedia platforms including Instagram, LinkedIn, Facebook, Threads and X so that our readers remain at the forefront of their areas of interests. Our hospitality and VIP services and the voguish hotels, serviced apartments and clubs we operate provide additional venues where we can engage with our audience. With an online and offline audience of millions and backed by our technology architecture, we are able to gain invaluable cross-platform insights into their preferences which we believe is a key competitive advantage for us to create stickier relationships with our audience and purposefully develop existing businesses or venture into new businesses to match their evolving needs with respect to non-content products and services. For example, we have adopted the strategy of cross-selling to our advertising customers to incrementally place advertisements in other products and services that we provide.

●	Inheriting a century-old legacy, we are in possession of rich IP and contents and an extensive network of designers, artists, brands, galleries, event curators and celebrities, which enable us to generate creative synergies among existing businesses and organically create new opportunities. As Marcel Duchamp once put it, “it is not what you see that is art, art is the gap,” and our mission is to bridge the gap and transcend the life experience of our audience with art. We have accumulated an extensive repertoire of IP and contents which represent a library of inspiration for life. As an example, L’Officiel, the centennial fashion media house, hosts more than 150,000 exclusive fashion images and approximately 50,000 articles and interviews, and approximately 10,000 videos from more than 100 years of fashion archives. Encapsulating its publication legacy and fashion concept, L’Officiel successfully launched the L’Officiel Coffee pop-up store during the week of the World Economic Forum Annual Meeting in Davos in January 2023 and is expected to open L’Officiel Coffee houses in Japan in the near future, showcasing avant-garde fashion concepts. Through L’Officiel and beyond, we have and intend to continue to extend the ascetic power and historical significance of our archives to new dimensions including in the hospitality and F&B sectors which we operate, breathing modernity into tradition and allowing these historic materials to become an invaluable source of originality and creativity for today and tomorrow. In addition, the line between fashion, art and lifestyle has blurred rapidly in the past few decades where fashion has made its way into prominent museums, and artists have been enlisted by high-profile fashion houses. On the other hand, the art, fashion and hospitality worlds have long been amicable bedfellows and there is a growing trend of artists and fashion brands partnering with hospitality groups to craft distinctive experiences. We plan to launch L’Officiel Hotel in the near future, with London as the first venue. In this regard, our media and hospitality businesses are naturally complementary to each other and we expect to see great synergies and new dialogues among our different business segments spanning art, fashion, movie, lifestyle, culture, hospitality and F&B.

●	We own a global media, art and entertainment platform with a unique Asian perspective. The rise of Asian prosperity in the past decades has enhanced the cultural power of the Pacific Rim and enriched the global cultural scene with a different perspective: Asian filmmakers, actors and actresses have steadily received greater reception and recognition; Asian brands are gaining tremendous popularity among pop fans around the world; Asian artworks are breaking auction records; and consumers in Asia have become one of the most important customer bloc in the global luxury industry. Along with this, we have become a global media, art and entertainment platform in the relevant industries which are largely dominated by perspectives from the U.S. and Europe, offering a unique Asian perspective. Through our innovative and creative content production capability, we aim at promoting artistic and cultural contents embodying international values and visions, yet retaining the traditional Asian elements in order to bring together the best of diverse worlds, to embrace diversity and differences, to appreciate cross-cultural values and beliefs across communities, and to take down the barriers between the “otherness” in a world that is growing estranged.

●	We have adopted a direct ownership model for key geographies to ensure content excellence and achieve growth, efficiencies and synergies across our platforms while remaining committed to editorial independence. In contrast to many of the international media brands that adopt primarily the franchising model, we adopt a direct ownership model for our publications, specifically L’Officiel and The Art Newspaper which feature international editions, in major countries and regions around the world, while we continue to foster relationships with franchisees in other regions. We believe our direct ownership model improves content creation, sharing and syndication, enables cross-region content distribution and collaborations between different titles, allows implementation of best practices across different segments, ensures our missions and visions are carried out in each area of our businesses, and empowers us to deliver timely and relevant global and local content servicing a wide base of audience, while we continue to uphold editorial independence as a top priority throughout the content creation process. It also enables us to more effectively pursue our key growth drivers, improve efficiencies, and harvest greater synergies among the sectors and geographies that we cover, thereby delivering more compelling value propositions for our audience and customers. For instance, with the synchronized efforts of various key regional offices, a top mandopop star unprecedently appeared on the covers across six local issues of L’Officiel including China, the U.S., France, Italy, Singapore and Malaysia in 2023.

●	We believe we are well positioned to capture opportunities in the large and fast-growing film industry. Movies we have invested in and produced have accumulated large box office receipts, demonstrating our ability in identifying and sourcing films with high box office potential. We have built our reputation and resources in the media and entertainment industries and partnered with Asian and international film producers, directors and casts. We have and aim to continue to secure film projects with large potential at early stage. We believe that we will be able to continue to attract promising film projects from established domestic and international industry participants.

●	Management team and professionals with significant industry expertise, international exposure and local knowledge. Our management team combine extensive experience in the media, entertainment, art and hospitality industries with a proven track record in operating and managing our business successfully. Many management team members come with solid educational backgrounds and seasoned working experience in established and renowned media and entertainment corporations with international exposure. Leveraging their experience and knowledge, our management team are able to lead us to innovative directions in the media and entertainment industries, the hospitality industry and beyond. Most importantly, with the insight of our management team, our employees are prepared to embrace change, maintain flexibility and continue to innovate in the fast-evolving industries. In addition, we are involved in content production, design, sales and marketing, market research as well as other stages along the film industry value chain. Various content production team members have received awards and recognitions for their work, and their creative content designs are well recognized in the publication industry.

Growth Strategies

We believe we are still in the early stage of realizing our goal to establish a global lifestyle platform covering high fashion, arts, movies, cultural activities, hospitality, F&B and beyond. Our competitive strengths provide us with multiple avenues for growth and our growth strategies are focused on the following key elements:

●	Strengthening the position of our publications. Our strategy is to maintain and strengthen the position of L’Officiel, The Art Newspaper and DigFin as one of the leaders in their respective publication categories. We will continue our commitment to innovative editorial and quality content, maintaining high circulation levels.

●	Expanding our geographical coverage and distribution channel. We intend to allocate resources to expand L’Officiel and The Art Newspaper geographically so we continue to have the front-row view of and define what is happening in the fashion and art industries around the world. By doing so, we will be able to tell a global story to our international audience while offering local flavors for readers who are on the lookout for more regional relevance. Most recently, we launched the digital and print editions of L’Officiel Japan in October 2024 and we launched the digital and print editions of L’Officiel Hong Kong at the end of 2023 and in March 2024, respectively. We collaborate with global prominent publishment & distribution companies such as Asahi Shimbun and Hudson Group to improve the distribution coverage and visibility of our publications. We also collaborate with the hotels under our parent group and our stakeholders as a demonstration and distribution window. We believe this is an effective strategy to enlarge our readership and geographical coverage, promote our brand recognition, enhance our influence, and drive monetization of our advertising, subscription and other revenues.

●	Expanding our business lines and exploring synergies across different business segments. Leveraging the power of our global brands and contents, large-scale and growing audience, advertising capabilities, advanced user preference analytics and subscription marketing, we aspire to build a comprehensive ecosystem that serves as the go-to place for art, culture, entertainment and lifestyle in general. We have made a foray into non-content areas such as hospitality and F&B. We also plan to deepen our collaboration with international participants across the film industry chain. We expect to expand our businesses through organic growth and through mergers and acquisitions. We have a treasure trove of high-quality contents and IP which will see more addition as we expand. We intend to exploit synergies across our different business segments to spark inspiration and creativity as well as to maximize the commercialization opportunities of our contents and IP.

●	Continuing to adopt direct ownership model in key geographies. In the past two years, we have converted L’Officiel’s then existing businesses in Singapore, Malaysia and Philippines from a franchise licensee model to a direct ownership model. In respect of our media business, while we will continue to foster relationships with franchisees for certain regions, we aim to continue to adopt a direct ownership model for our publications around the world and to promote our values across our overall ecosystem under a unified global brand philosophy.

Our Business

We are a global media and entertainment ecosystem covering high fashion, arts, lifestyle, cultural, entertainment as well as hospitality and F&B. Inheriting more than one hundred years of history and with a worldwide geographical presence, we offer a holistic media and entertainment experience and lifestyle to millions of people around the world.

●	Media. We are the publisher of prominent print publications and digital content, including L’Officiel, The Art Newspaper and DigFin.

●	Entertainment. We are a producer and investor of movies, with proven ability in identifying and sourcing films with high box office potential.

●	Hospitality and VIP services. We hold premium whole building properties and provide hospitality services in Hong Kong and Singapore.

●	IP extended business. We operate IP extended business, including in the area of F&B, leveraging the power of our brands and the extensive library of contents and IP we have amassed.

●	Cultural connector and exchange business. We host a multitude of cultural events to inspire conversation with traditions and bridge exchanges and we have been recognized for our cultural ambassadorship.

We also conduct strategic investment business and hold equity investment in two major Chinese regional banks.

Media

We have developed a worldwide reputation for the quality and creativity of our publications. Today, we reach large, diverse audience through our printed publications and digital contents.

We are the publisher of prominent publications L’Officiel and The Art Newspaper and we own DigFin, a digital content platform. L’Officiel and The Art Newspaper publish print editions in a total of 28 countries and territories and digital contents to an even wider scope of readers globally, while our DigFin is a website for information on digital finance, FinTech, and digital assets in Asia.

Our major source of revenue for the media segment was derived from the sale of advertising spaces in our publications. We also generated revenue from the circulation of our publications. The balance of our media revenue is generated by our other operations related to publications and live events.

L’Officiel

L’Officiel is one of the oldest and top fashion magazines in the world.

L’Officiel was first published under the name L’Officiel de la couture et de la mode de Paris in France in 1921. Since 2022, it has been marketed under and by reference to the mark. It has been referred to as “the Bible of fashion and of high society.” It is internationally present in 28 countries and engages millions of fashion enthusiasts worldwide. The magazine brings together numerous luxury brands, A-list artists, designers, celebrities and offers extensive contents including high-end to high-street fashion for both women and men, beauty, culture, watches, arts and lifestyles. L’Officiel is more than just a magazine; it is a captivating blend of the contemporary and the timeless. It not only captures the essence of the fashion world as it stands today and offers insights into its future, but also serves as a faithful chronicler of the historical milestones that have shaped the industry, making it a classic and an icon in its own right. We regard L’Officiel as a “bookazine” that seamlessly bridges the past, present, and future of fashion.

As of the date of this prospectus, L’Officiel has accumulated close to 30 million followers on social media worldwide, with more than 15 million website page views and 9.2 million global website users.

A men’s edition called L’Officiel Hommes is also in issue and was first launched in 2005. Other titles published include L’Officiel Art, the art-focused issue, and La Revue des Montres, a luxury watch review.

The magazine has close to 50 different international editions, including international editions for France, Italy, the U.S., mainland China and Hong Kong, Singapore, Malaysia, Japan, Korea, Vietnam, Thailand and Philippines that provide coverage over Europe, North America, South America, Africa and Asia. We intend to allocate resources to expand L’Officiel geographically so we continue to have the front-row view of what is happening in the fashion industry around the world. Most recently, we launched the digital and print editions of L’Officiel Japan in October 2024 and we launched the digital and print editions of L’Officiel Hong Kong at the end of 2023 and in March 2024, respectively.

We directly publish digital versions of local editions curated by local editorial teams. These digital versions cover a wider range of audience as compared with the prints. These digital versions offer both free content and premium, subscription-only content. We also provide live reporting at events and real-time and interactive information through multimedia platforms including Instagram, LinkedIn, Facebook, YouTube, Threads and X so that our readers remain at the forefront of their areas of interests.

L’Officiel has also taken a bold step in empowering women through the art of photography by featuring the work of female photographers in the early days. L’Officiel not only challenges gender stereotypes in the field but also paves the way for greater representation and opportunities for women in the world of fashion and art.

We target to launch L’Officiel in Australia, Mexico, Canada and Taiwan editions in the near future.

The Art Newspaper

First published in 1990 and with offices in London and New York, The Art Newspaper positions itself as the international publication of record for the art industry and a prominent art world source with an authoritative roster of global correspondents covering the art market, technology, museums, exhibitions, books, films and social media. The publication operates as the journal of record for the art world by covering international art events as the designated publication for many of the largest and most prominent art events such as Frieze, Art Basel, Art Dubai, Art Week Tokyo, Singapore Art Week, etc. The Art Newspaper covers international news and art and focuses on contemporary and modern art, fine art, decorative art and designs. It enjoys the reputation as a bible of the art industry.

Note 1: As of November 24, 2024

The Art Newspaper covers news of the visual arts as they are developed. It also publishes reviews and commentary by major players in the art scene. In addition to a 100-plus-page monthly print edition, The Art Newspaper also produces special daily editions at the Art Basel fairs in Basel, Paris, Miami Beach and Hong Kong; at the Frieze fairs in London, Seoul, Los Angeles and New York; at the Venice Biennale as well as at the Art Dubai, to name a few. With a global presence at major international art fairs across the U.S., U.K., Europe, Asia, the Middle East, the publication has valuable relationship with Frieze, TEFAF, Art Basel and Art Dubai and is the only art paper distributed throughout the fair. We also plan launch at Zona Maco, the leading Latin America art fair in the near future.

The Art Newspaper provides in-depth reports on annual museum attendance figures and the year’s forthcoming exhibitions compiled in “The Year Ahead” magazine. “The Year Ahead” is an authoritative guide to the must-see art exhibitions, museum openings and art events around the world. It is an important and unique hub of information for those working in the art world including curators, museum directors, collectors, auctioneers, dealers, as well as individual art enthusiasts.

The comprehensive news and events coverage of The Art Newspaper is fed by a network of international editions, altogether connecting with more than 50 correspondents working in various countries across the world such as the UK, the US, France and Italy. We also plan to expand our international network to include Southeast Asia, the Middle East and Latin America.

The Art Newspaper provides a daily online news service, as well as a daily newsletter and weekly podcasts covering. The Art Newspaper website has notched a total page view of 12 million and our two podcasts, The Week in Art and A brush with..., generated total downloads of 1.1 million in 2024. Our online materials comprise both free content and premium, subscription-only content.

We have recently launched the Art of Luxury, a commercial supplement produced in association with Show Media, as we see more luxury brands sponsoring elements of art fairs and the increasing collaborations between the art world and jewelry, watches, fashion, travel and lifestyle.

The Art Newspaper also runs sponsored editorials such as the Tokyo Time for Tokyo Art Week, Opening Luma Museum and Richard Mille Art Prize.

We expect to extend the geographical reach of The Art Newspaper to remain at the forefront of the art scene.

DigFin

Establishment in 2017, DigFin provides contents and insights on digital finance, FinTech, and digital assets. It offers both timely news and in-depth reviews in digital finance sectors covering banking and payments, asset and wealth management, insurance, capital markets, and environmental, social and governance topics. DigFin also operates a podcast program named DigFin VOX which provides audio stories and interviews in digital finance, FinTech, and digital assets. DigFin offers quality content free of charge and we primarily generate advertising income from DigFin.

DigFin organized the “DigFin Innovation Awards” to recognize best companies and solutions in the world of digital finance. The award has been viewed as one of the most prestigious awards in digital finance and FinTech in Asia.

Mr. Jame Dibiasio, the Editor-in-Chief of DigFin, is an award-winning financial journalist and has worked in the field for nearly 30 years. Mr. Dibiasio is a journalist in Asia to have taken home the State Street Institutional Press Awards for “Outstanding Contribution to Institutional Journalism.” He also founded various financial trade publications for the region. He is a board member of the FinTech Association of Hong Kong and has previously served as co-chairman of its WealthTech committee.

Forkast Labs

We are a seed investor of Forkast Labs (previously named Forkast.News), which is a global data, media, and web3-infrastructure company.

Forkast Labs meticulously indexes the decentralized web, diligently organizing its abundant multi-chain data to enhance usefulness through creative UI, empowering individuals to seamlessly join the thriving digital economy. The esteemed team of journalists of Forkast Labs imparts data-driven clarity to the ever-evolving realm of web3.

Editorial Management

We operate as a unified set of platforms across editorial, advertising, consumer marketing and technology. For each publication, we centralize our editorial reporting structure to focus on topics where we have particular strengths and maintain quality and standard. Each of our publications has its own content production team which is responsible for the contents of the publication, layout design, artwork production and advertorial production. During our content production process, we also purchase certain licensed materials, from time to time, for reproducing certain contents, texts, photos, pictures and the like in our publications.

For L’Officiel and The Art Newspaper, the central editorial team creates the editorial and advertising content of the main titles, featuring subjects that speak to a global audience base. On the other hand, the international issues comprise an international section that features the global content developed by the central editorial team as well as a regional section developed by our regional and international editorial teams that appeals specifically to the demography relevant to the applicable regional title. Our regional editorial teams are headed by regional editors in chief and are viewed as an integral component of our operation. Our central and regional editorial teams share and abide by common editorial philosophies and positions on major issues, and guidelines for selection and presentation of content. Each editorial team is also required to adhere to applicable local guidelines that are formulated to comply with local laws and regulations, social norms and customs. In order to uphold the overall image and artistic quality of our publications, the artwork production also follows a common set of guidelines and is subject to supervision and review. Each regional editorial team devises the local highlights based on these principles and guidelines. Our central editorial team maintains regular discussions with local editorial teams and reviews editorial quality of each regional title to ensure compliance with guidelines and consistency. Insofar as the parameters set by the editorial guidelines are respected, our management and central editorial team are committed to the principle of editorial independence and do not interfere with editorial decisions.

We consider that the ability to maintain the quality of the contents of our publications is crucial to our long-term growth and reputation. We place great emphasis on preventive measures in the quality control process. With the aim of identifying, analyzing and solving irregularities at the earliest possible stage of the production process, these measures are implemented at various stages of the production process including: resources management, contents editorial management, photographs editorial management, proofreading management, design and production management, advertisement quality management, printing quality management, complimentary production quality management and marketing management.

Direct Ownership Model

In contrast to many of the international media brands that adopt primarily the franchising model, we implement a direct ownership model for L’Officiel and The Art Newspaper in major countries and regions around the world so we are able to promote our values across an overall ecosystem under a unified global brand philosophy. Simultaneously, we are nurturing partnerships with franchisees in other regions to facilitate expansion and enhance diversity within our overall ecosystem of content. Since 2022, we have converted L’Officiel’s then existing businesses in Singapore, Malaysia and Philippines from a franchise licensee model to a direct ownership model. As of the date of this prospectus, L’Officiel’s operations in the U.S., Italy, France, Hong Kong, Singapore, Malaysia, Philippines and Japan as well as the operations of The Art Newspaper in the United States, the United Kingdom and France are conducted under our direct ownership model, while the remaining regions in which L’Officiel and The Art Newspaper has a presence, respectively, are run by our franchisees. We believe a direct ownership model improves content creation, sharing and syndication, enables cross-region content distribution and collaborations between different titles, allows implementation of best practices across different segments, ensures our missions and visions are carried out in each area of our businesses, and empowers us to deliver timely and relevant global and local content servicing a wide base of audience. It also enables us to more effectively pursue our key growth drivers, improve efficiencies, and harvest greater synergies among the sectors and geographies that we cover, thereby delivering more compelling value propositions for our audience and customers.

Production of Print Publications

Our paper procurement and printing functions are generally managed locally at the respective places of publication. We work with different external suppliers, producers and printers in different regions for efficiency purposes.

Papers of various grades and weights are the principal raw materials used in the production of our print publications. A variety of factors affect paper prices and availability, including demand, capacity, raw material and energy costs and general economic conditions. Our current paper supply arrangements are based on a negotiated pricing framework which either applies for a year or until such time as renegotiated. We believe we will continue to have access to an adequate supply of paper for our future needs. Should disruptions affect our current suppliers, alternative sources of paper are generally available at competitive prices.

Printing is a significant component in the production of our print publications. The printing function is typically consolidated under one-year contracts with a single printer at the place of publication.

Distribution

We distribute our publications in print. Subscription copies of our print publications are delivered through local courier or postal services that are typically operated under one-year contracts.

To complement our publication business, we have developed and are growing internet capability which provides an additional means of reaching and expanding our target audience and enables us to deliver the latest news around the world in real-time.

We distribute our contents through an array of digital platforms including websites, mobile apps, social media, and streaming audio platforms. We provide original and engaging digital content in a variety of formats, including articles, illustrations, videos and images.

We believe that the internet will become an increasingly important part of our media business. Our focus on quality and innovation has enabled us to capitalize on the shift to digital consumption to deliver contents in a more engaging, timely and personalized manner and create opportunities for more effective monetization, including digital offerings that leverage our existing content rights. We are pursuing multiple strategies to further exploit these opportunities, including leveraging our international audience scale and valuable insights into user and reader preferences, and sharing technologies and practices across geographies and businesses.

Franchise

While we manage the publication of L’Officiel and The Art Newspaper in key geographies under the direct ownership model, we also adopt franchise arrangements and work with local franchisees to allow us to expand more efficiently and build greater local relevance and appeals in other regions.

Our franchisees are granted the license to utilize the broad repertoire of global content developed by our central editorial team and they then select and syndicate content for the relevant regional issues based on this central library. Our franchisees also contribute to our library content they own for the use of other publishers for a fee.

Our franchisees are subject to the same set of editorial principles and guidelines as our central and regional editorial teams. Our central and regional editorial teams also hold regular discussions with franchisees and review editorial quality of their titles to ensure compliance with guidelines and consistency. Provided that the publication complies with our printing and editorial standards, our franchisees select and work with their own suppliers and printers for production and distribution.

Franchisees typically pay us a fixed amount of licensing fees annually and are also required to share a certain percentage of their revenues with us if the revenues hit a pre-determined target.

Advertising

We provide customary sale of advertising spaces in our printed publications. We also offer a variety of digital advertising products and services, from traditional digital display advertisements and performance marketing arrangements to new advertising products and services developed in response to evolving digital advertising trends, allowing advertisers to target users based on intent.

With an online and offline audience of millions and backed by our technology architecture, we are able to gain invaluable cross-platform insights into their preferences which we believe is a key competitive advantage for us to create customized and targeted advertising campaign.

Our experienced creative team designs tailor-made creative and unique promotions for our advertising customers that suit their advertising needs as well as the marketing strategies of different brands and products, aiming to create talk-of-the-town promotions with a strong impact on the target end customers of our advertising customers. A variety of value-added services is available, including creative content design services, event management and joint promotion events.

Leveraging our multi-segmented operations and comprehensive media and entertainment platform, particularly our movie production business, we have adopted, and will continue to implement, the strategy to cross-sell to our advertising customers to incrementally place advertisements in other contents, products and services that we provide. We will continue to expand the scope of our value-added advertising services and integrated marketing solutions so that we can develop new business opportunities and generate revenues from different channels. For example, we distribute our publications in all guest rooms and facilities of our hotels and promote our hospitality services to other participants of our ecosystem. We offer a bundled advertisement package of L’Officiel and The Art Newspaper to luxury brands, which incentivizes them to order joint advertisements. We also leverage our operation in the entertainment industry and offer additional advertising solutions from our media business to advertising customers who desire to gain access to movie audience.

We have a broad and diverse advertiser base and our advertising revenues are not reliant on any single industry sector or company, but rather are supported by a wide variety of international, national and local companies and industries.

Entertainment

We operate in the movie production sector having produced various Asia-focused blockbuster movies. We have partnered with established production companies to present a number of Asia-focused blockbuster movies globally, which in aggregate notched a box office of more than US$400 million. We believe we are well positioned to capture opportunities in the large and fast-growing film industry. Movies we have invested in and produced have accumulated large box office receipts, demonstrating our ability in identifying and sourcing films with high box office potential. We have built our reputation and resources in the media and entertainment industries and partnered with Asian and international film producers, directors and casts. We have and aim to continue to attract promising film projects from established domestic and international industry participants.

Note: We and our affiliated companies served as production or co-production company of these movies

Taking our latest movie “The Last Dance” as an example, it broke nine major Hong Kong movie records:

●	Highest box office record on opening day for a Hong Kong film

●	Highest accumulated box office record on opening day for a Hong Kong film

●	Highest attendance record on opening day for a Hong Kong film

●	Most screenings hosted on opening day for a Hong Kong film

●	Highest attendance record in a single day for a Hong Kong film

●	Highest box office record on opening day for Chinese and Western films in 2024

●	Highest attendance record on opening day for Chinese and Western films in 2024

●	Highest single-day box office record for Chinese and Western films in 2024

●	Highest single-day attendance record for Chinese and Western films in 2024

Production

We produce films jointly with other studios or production companies.

We make capital investment in the form of equity investment in the production and we plan to leverage our industry insights and our network and experience in the media and entertainment sectors to provide market-oriented advice throughout the production process, including idea origination, casting, shooting and post-production activities.

Selection of Movie Projects

We select movie projects by leveraging our industry insights and we consider key factors such as expected critical reception, marketability, box office potential, timing of production and the estimated promotion and distribution expenses needed. We identify promising film projects through a variety of sources, including collaboration with leading industry players and utilizing our network and relationships within the media and entertainment industries.

We aim to achieve a balance between risk and return for our movie projects. While we are focused on maximizing the commercial upside of our investment, we actively manage the risks associated with committing capital to film projects. Accordingly, we have devised and implemented rigid risk control practices to limit our exposure and diversify our risk.

The following table lists a selection of films we and our affiliates have produced, co-produced or invested in which have been publicly released:

Title	Release Date	Principal Cast	Genre	Gross Box Office
Shock Wave 2	December 24, 2020	Andy Lau, Sean Lau, and Ni Ni	Action/Crime	US$185.0 million
The White Storm 3: Heaven or Hell	July 6, 2023	Louis Koo, Aaron Kwok, and Sean Lau	Action/Crime/Drama	US$42.0 million
Moscow Mission	September 29, 2023	Hanyu Zhang, Andy Lau, and Xuan Huang	Drama/Crime/Action	US$94.3 million
The Goldfinger	December 30, 2023	Tony Leung, Andy Lau, and Charlene Choi	Drama/Crime	US$90.4 million
The Last Dance	November 9, 2024	Dayo Wong, Michael Hui and Michelle Wai	Drama	US$50.4 million

We also intend to utilize our film production know-how, intellectual property and growing portfolio of film entertainment to produce and diversify into different entertainment formats, such as television series.

Hospitality and VIP Services

We hold premium whole building properties and provide hospitality services. We focus on and specialize in hospitality and lifestyle concepts and offers a customer-centric VIP members approach for its business portfolio in the key areas comprising stylish hotels and serviced apartments, F&B, and club membership services in Hong Kong and Singapore, with plans for further global expansion.

iclub AMTD Sheung Wan Hotel

We own the iclub AMTD Sheung Wan Hotel through a joint venture. iclub AMTD Sheung Wan Hotel is a contemporary select-service hotel centrally located amidst Hong Kong’s famed Sheung Wan district, a prime center for business and entertainment. The hotel has 32 stories with 98 guestrooms and suites and is managed by our joint venture partner. It has a total gross floor area of over 5,000 square meters, with an average occupancy rate of 92% and 90% in 2023 and the first half of 2024, respectively.

In 2024, iclub AMTD Sheung Wan Hotel was awarded the Customer Review Award by Agoda and the Traveller Review Awards by Booking.com, among others.

Dao by Dorsett AMTD Singapore

We own and manage Dao by Dorsett AMTD Singapore through a joint venture. Located in the heart of Singapore’s Central Business District, Dao by Dorsett AMTD Singapore features high quality serviced apartment units with excellent connectivity. The property has 26 stories with 268 studios (with one and two bedrooms). It has a total gross floor area of over 25,000 square meters, with an average occupancy rate of 78% in 2023 and 79% in 2024.

In 2024, Dao by Dorsett AMTD Singapore was awarded the Traveler’s Choice — Best of the Best by Tripadvisor, the Best Serviced Residence (Property Level) by TTG Asia and the Customer Review Award by Agoda, among others.

Other property

We own two units in a property located in New York, New York. The property is a recently completed high-rise luxury building situated in a major metropolitan area, and represents one of our premium asset investments.

Investment

We hold equity investments in two major Chinese regional banks, Bank of Qingdao Co., Ltd (Hong Kong Stock Exchange stock code: 3866; Shenzhen Stock Exchange stock code: 002948) and Guangzhou Rural Commercial Bank Co., Ltd (Hong Kong Stock Exchange stock code: 1551). We also hold an investment in AMTD Digital Inc.

Our investment business focuses on long-term equity investments in leading companies in their respective verticals. Our portfolio companies allow us to access unique opportunities and resources to augment and complement our ecosystem, optimize our business operations or generate financial returns.

Historical Content and Intellectual Property

We extend the power of our brands and extensive library of content and related intellectual property through other media, platforms, products and services.

We have accumulated a vast number of high-quality content and related intellectual property which will see increase as we expand. As an example, L’Officiel, the centennial fashion media house, hosts more than 150,000 exclusive fashion images and approximately 50,000 articles and interviews, and approximately 10,000 videos from more than 100 years of fashion archives. We intend to exploit synergies across our different business segments to spark inspiration and creativity as well as to maximize the commercialization opportunities of our content and related intellectual property. For example, the line between fashion, art and lifestyle has blurred rapidly in the past few decades where fashion has made its way into prominent museums, and artists have been enlisted by high-profile fashion houses. On the other hand, the art, fashion and hospitality worlds have long been amicable bedfellows and there is a growing trend of artists and fashion brands partnering with hospitality groups to craft distinctive experiences. We plan to launch L’Officiel Hotel in the near future, with London as the first venue. In this regard, our media and hospitality businesses are naturally complementary to each other and we expect to see great synergies and new dialogues among our different business segments spanning art, fashion, movie, lifestyle, culture, hospitality and F&B.

We have gained invaluable cross-platform insights into the preferences of an audience of millions which we believe is a key competitive advantage for us to venture into new businesses to match their evolving needs including with respect to non-content products and services. We plan to expand into businesses that provide a wider span of opportunities for our audience to interact with the content and related intellectual property we have accumulated and we have identified the hospitality and F&B sectors, which we are already operating in, as an immediate opportunity. Encapsulating its publication legacy and fashion concept, L’Officiel successfully launched the L’Officiel Coffee pop-up store during the week of the World Economic Forum Annual Meeting in Davos in January 2023 and is expected to open L’Officiel Coffee houses in Japan in the near future, showcasing avant-garde fashion concepts.

We have and intend to continue to extend the aesthetic power and historical significance of our archives to new dimensions including in the hospitality and F&B sectors, breathing modernity into tradition and allowing these historic materials to become an invaluable source of originality and creativity for today and tomorrow.

Cultural Connector and Exchange Business

We host a multitude of cultural events to inspire conversation with traditions and bridge exchanges and we have been recognized for our cultural ambassadorship. For example, we are a global strategic partner associates of the World Economic Forum, the distinguished mécène of French May Arts Festival, a supporting media partner of Art Basel Hong Kong, and the diamond sponsor of Lumieres Hong Kong.

In October 2023, we officially entered into a strategic cooperation with The Centre des monuments nationaux, or the CMN, a French public administrative establishment under the supervision of the Ministry of Culture. Through resource integration, we aim to boost cultural exchanges between China and France and promote open dialogues between the East and the West. We have finalized our first strategic cooperation project, serving as the strategic cultural partner, to support CMN in the restoration of Villers-Cotterêts Castle and to launch the International City of the French Language at Villers-Cotterêts Castle.

Dr. Calvin Choi, our founder and a director of The Generation Essentials Group, was awarded the “Knight — Order of Arts and Letters” by the French government in February 2023, for his outstanding work and contributions, bridging Asia and France through art, fashion and culture.

Sales and Marketing

In respect of our media business, we devote significant resources to strengthen the leadership and market recognition of our publications and develop and maintain relationships with our advertising customers, which are mainly brand advertisers and advertising agencies. Our sales efforts primarily focus on the sale of advertising spaces in our publications to brand advertisers and advertising agencies as well as other advertising solutions such as event organization. We also devise marketing campaigns online and offline and work closely with distributors to expand our readership and promote subscription of our publications. Currently, the advertising sales team dedicated to the media segment, and is divided into regional sub-teams focusing on different sales territories, namely, Europe, the U.S. and Southeast Asia with a view to maintaining proximity with our advertising customers.

We also exploit synergies across our different business segments and we utilize cross selling to improve the effectiveness of our marketing strategy and maximize the commercialization opportunities of the contents we produce. For example, we distribute our publications in all guest rooms and facilities of our hotels and promote our hospitality services to other participants of our ecosystem. We offer a bundled advertisement package of L’Officiel and The Art Newspaper to luxury brands, which incentivizes them to order joint advertisements. We also leverage our operation in the entertainment industry and offer additional advertising solutions from our media business to advertising customers who desire to gain access to movie audience.

Seasonality

The hospitality industry is subject to fluctuations in revenues due to seasonality. The periods during which our properties experience higher revenues vary from property to property, depending principally upon their location, type of property and competitive mix within the specific location. Generally, the third quarter, in which the summer holidays fall, accounts for a higher percentage of our annual revenues in the hotel operation, hospitality and VIP services segment than the other quarters of the year. In addition, certain special events, such as large-scale exhibition, concerts or sports events, may increase the demand for our hotels significantly as such special events may attract travelers into and within the regions where we operate hotels. We do not observe any material seasonality with respect to the other business segments.

Intellectual Property

We own or have the right to use to valuable intellectual property which include:

●	trademarks, including our magazines’ key brands and trade names, such as “L’Officiel”, “,” “,” “L’Officiel Hommes,” “L’Officiel Art,” “L’Officiel Voyage,” “L’Officiel Art,” “L’Officiel Watches,” “,” “La Revue des Montres,” “The Art Newspaper,” “.”

●	copyrights in certain printed and digital publication materials (current and archived), images, photographs, videos, media clips, written materials, articles and commentary in the L’Officiel and The Art Newspaper magazines and stored in the digital libraries.

●	domain names; and

●	licenses of intellectual property rights, including rights to many of the photos appearing in our print and digital publications, third-party content appearing in the L’Officiel and The Art Newspaper magazines and stored in the digital libraries.

Our intellectual property assets are, collectively, among our most valuable assets and are critical to our continued success and our competitive position. To protect our intellectual property assets, we rely on a combination of intellectual property rights, such as trademarks, copyrights and trade secrets (including know-how), in addition to internal policies, employee and third-party nondisclosure agreements, intellectual property licenses and other contractual rights. Specifically, we enter into confidentiality and non-disclosure agreements with our employees to protect our proprietary rights. The foregoing notwithstanding, there can be no assurance that our efforts will be successful. Even if our efforts are successful, we may incur significant costs in defending our rights.

It is equally important for us to operate without infringing, misappropriating, or otherwise violating the intellectual property or proprietary rights of others. From time to time, third parties may raise IP infringement claims against us alleging infringement of their intellectual property rights.

A comprehensive discussion on risks relating to intellectual property is provided under the sections titled “Risk Factors — Risks Relating to Our Businesses and Industries in General — We operate and use a L’Officiel AMTD composite brand, and not the historic L’Officiel brand,” “Risk Factors — Risks Relating to Our Businesses and Industries in General — Our business may suffer if the intellectual property we use in our business is not protected” and “Risk Factors — Risks Relating to Our Businesses and Industries in General — We may be subject to claims of intellectual property infringement that could adversely affect our business.”

Intellectual Property License Agreement with AMTD Group Inc.

We license L’Officiel and The Art Newspaper trademarks and domain names and other intellectual property rights we use in our business from AMTD Group Inc. We entered into an Intellectual Property License Agreement with AMTD Group Inc. on January 27, 2025. Under this agreement, AMTD Group Inc. grants, on behalf of itself and its affiliates, to us an irrevocable, worldwide, fully paid-up, royalty-free, sublicensable license to (i) certain L’Officiel and The Art Newspaper trademarks and domain names (on an exclusive basis) and (ii) certain other intellectual property (on a non-exclusive basis), subject to the terms and conditions therein. We refer to the intellectual properties licensed to us under the Intellectual Property License Agreement collectively as the “Licensed IP.”

The license allows us to use and exploit the Licensed IP in connection with the operation or conduct of our business, including publishing or making available our publications in paper and/or digital format and associated websites, social media activities, mobile applications and promotional and marketing activities and hospitality, temporary accommodation, food and beverage, event management, fashion shows and luxury goods and services, including related branded events, experiences, branded hotels and cafes.

If AMTD Group Inc. or its affiliate assigns or transfers any Licensed IP, AMTD Group Inc. shall, or shall cause its relevant affiliate to, require that the assignee or transferee be bound by all applicable licenses and covenants granted under this agreement with respect to such Licensed IP.

We undertake to and to cause our sublicensees to, display, affix and use the licensed trademarks in accordance with the branding guidelines of AMTD Group Inc. and its affiliates.

This agreement shall (i) remain in full force and effect for an initial term of 20 years and (ii) automatically renew for renewal terms of five years each, unless either party notifies the other party that it does not wish for this agreement to renew by no later than six months prior to the expiration of the then-current initial term or renewal term.

Either party may terminate this agreement if the other party materially breaches this agreement and the other party fails to cure such breach within 30 days following the other party’s receipt of written notice of such breach from the terminating party.

Competition

We compete with other publishers for market share and for the time and attention of readers of media content. We also compete with digital publishers and other forms of media, including, among others, social media platforms, search platforms, portals and digital marketing services for audience and for advertising customers. Competition among publishers for readership is primarily based on editorial content, brand perception, quality, price and effectiveness of distribution. Competition for subscription-based readership is also based on subscriber acquisition and retention, and competition for newsstand-based readership is also based on cover selection and the placement and display of publications in retail outlets. Technological advances and the growing popularity of digitally-delivered content and mobile consumer devices, such as smartphones and tablets, have introduced significant new competition for circulation in the form of readily available free or low-priced digital content. Competition among print publications and digital publishers for advertising is primarily based on the circulation and readership of publications and the number of visitors to websites, respectively, the demographics of customer bases, advertising rates, the effectiveness of advertising sales teams and the results observed by advertisers. The shift in consumer preference from print media to digital media, as well as growing consumer engagement with digital media, such as online and mobile social networking, have introduced significant new competition for advertising. The use of digital devices as distribution platforms for content has also lowered the barriers to entry for launching digital products that compete with our business. Nonetheless, we believe that our quality brands, reputation and the implementation of the direct ownership model provide us with significant competitive advantages.

The entertainment industry is intensely competitive and subject to rapid change. The films we produce and invest in compete for audience and exhibition outlets with films presented by other companies. We compete with production companies and other content producers in obtaining content for our service, both for licensed content and for original content projects; we also compete with these entities for the services of directors, producers, casts and other creative and technical personnel and production financing, all of which are essential to the success of our entertainment business. We also compete with a broad set of activities for consumers’ leisure time, including other entertainment providers, such as TV, streaming entertainment providers, video gaming providers and more broadly against other sources of entertainment and recreation, like social media, that our target audience could choose in their free time. In the area of movie right investment, we compete with other investors in terms of participation in film projects that we have identified. Such competition is based on a number of factors including our funding as well as other resources.

We also compete with other hotel operators and hospitality service providers with respect to our hotel operations, hospitality and VIP services.

Data Privacy and Security

We are committed to protecting the information and privacy of our audience and customers. We have established and implemented a strict platform-wide policy on data collection, processing and usage. We collect information and other data that is related to the services we provide, with prior consent.

To ensure the confidentiality and integrity of our data, we maintain a comprehensive and rigorous data security program. We anonymize and encrypt confidential information and take other technological measures to ensure the secure processing, transmission and usage of data. We have also established stringent internal protocols under which we grant classified access to confidential data only to limited employees with access authorization.

We back up our core data on a real-time basis and other data on a daily basis in separate and various secured data back-up systems to minimize the risk of data loss.

Our People

As of December 31, 2024, we had 79 full-time employees globally.

Function	Number of Employees	Percentage (%)
General management and administration	9	11.4
Sales and marketing	21	26.6
Production and Editorial	49	62.0
Total	79	100

Our team is mainly based in Europe, the United States and Southeast Asia.

Our success depends on our ability to attract, motivate, train and retain qualified employees. We believe we offer our employees competitive compensation packages and an environment that encourages innovation and creativity. As a result, we have generally been successful in attracting and retaining qualified employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes in the past. None of our employees are represented by labor unions and our employees are not covered by any collective bargaining agreement.

As required by local regulations, we participate in various employee social security plans including pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing provident fund.

We enter into standard employment agreements with our employees. We also enter into standard confidentiality and non-compete agreements with our employees in accordance with common market practice.

Facilities

Our corporate headquarters is located in Paris. In addition to our headquarters, we also lease offices in the United States, London, Japan and Malaysia. The table below contains a summary of our facilities as of December 31, 2024.

Location	Space	Use	Lease Term
Paris	90m2	Office	9 years
US	58m2	Office	3 years
London	145m2	Office	1 year
Japan	160m2	Office/F&B	3 years
Malaysia	38m2	Office	2 years

We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate future growth.

We hold a 999-year leasehold interest in the land plot underlying the iclub AMTD Sheung Wan Hotel. The hotel property is mortgaged to The Bank of East Asia, Limited in relation to loan facilities in the original principal amount of HK$400,000,000.

We hold a 99-year leasehold interest in the land plot underlying Dao by Dorsett AMTD Singapore which expires in 2066. The hotel property is mortgaged to RHB Bank Berhad in relation to loan facilities in the original principal amount of SGD217,000,000.

We own two units in a property located in New York, New York. The property is a recently completed high-rise luxury building situated in a major metropolitan area, and represents one of our premium asset investments. The units are mortgaged to East West Bank in relation to loan facilities in the aggregate principal amount of US$11.2 million.

Insurance

We provide pension insurance, work-related injury insurance and medical insurance for our employees. We do not maintain property insurance, third-party liability insurance, business interruption insurance or key-man insurance.

Legal Proceedings

From time to time, we may be involved in legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of legal proceedings and claims cannot be predicted with certainty, we believe we are not currently party to any legal proceedings which, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition.

Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention. See “Risk Factors — Risks Relating to Our Businesses and Industries in General — We may be subject to risks relating to litigation and regulatory investigations and proceedings, which could adversely affect our business, prospects, results of operations and financial condition.”

GOVERNMENT REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business activities.

United States

Part of our business operations is conducted in the United States. This section summarizes the most significant rules and regulations that affect our business activities in the United States.

Overview and General Principles

The First Amendment of the U.S. Constitution protects the right to free speech, which significantly restricts the ability of the U.S. government to regulate magazine publication and film distribution. However, not all content is protected by the First Amendment, and the U.S. courts have identified certain categories of speech that can be the subject of government regulation. Additionally, various U.S. laws and regulations apply to different aspects of business that are important for magazine publishers and film distributors, including rules governing protection of intellectual property and advertising.

This section provides an overview of content regulation and key regulatory regimes that apply to various aspects of our company that publish magazines and distribute films.

Content Regulation

The First Amendment of the U.S. Constitution prohibits federal lawmakers from passing any laws abridging the freedom of speech or of the press. This prohibition also extends to state governments through the Due Process Clause of the Fourteenth Amendment. These restrictions generally prevent the U.S. government from regulating and restricting published content, including magazines and film.

However, not all content is protected by the First Amendment, and U.S. courts have recognized certain categories of speech that can be regulated and even prohibited in certain circumstances. The categories of content subject to government regulation that are most relevant to media publication and distribution include false statements of fact, commercial speech, content that intrudes upon an individual’s right to privacy and seclusion, and content that the average person would consider obscene or pornographic. U.S. courts have permitted the government to apply narrowly tailored laws and regulations that moderate these categories of speech, including prohibiting the content in certain circumstances (e.g., prohibiting false and misleading advertising and content that would be considered obscene), imposing criminal and civil liability for harm caused by content (e.g., for false statements of fact that constitute slander or libel), and restricting sales and distribution of some types of content (e.g., age restrictions for the purchase of pornographic materials).

There is no central or general regulatory authority that is responsible for content regulation. Lawmakers determine the appropriate rules and regulations, and the U.S. enforcement agencies apply these rules and regulations with the U.S. court system adjudicating disputes and enforcement actions.

Intellectual Property

The United States has a well-developed regulatory regime governing intellectual property protection, an important area of law for companies like us that publish and distribute media. Intellectual property protection can be generally divided into three overlapping regulatory regimes that govern: (i) patents, (ii) trademarks; and (iii) copyrights.

Patents protects (i) useful inventions (utility patents); (ii) new, original, and ornamental designs of manufactured articles (design patents); and (iii) distinct and new varieties of plants (plant patents). Patents are regulated exclusively at the federal level by the U.S. Patent and Trademark Office, or the USPTO, and the designated federal courts. The USPTO decides in the first instance which patent protections to grant and also provides legal and regulatory guidance for inventors seeking patent protections. Once the USPTO grants patent protection, an inventor seeking to enforce his or her patent rights against another party must bring a claim in federal court. The U.S. Court of Appeals for the Federal Circuit has exclusive authority to review USPTO patent decisions as well as lower court patent infringement decisions. A party seeking further review may petition the U.S. Supreme Court to review the decisions of the U.S. Court of Appeals for the Federal Circuit. The U.S. Supreme Court has discretion over whether to hear such cases.

Trademarks include brand names, symbols, slogans, packaging and other designs that are used by an entity to identify and distinguish its goods or services in a particular marketplace. Trademarks are regulated in a similar manner as patents by the same government entities, with two key differences. First, trademark rights do not require registration; rather, a party establishes trademark rights through commercial use of the mark. However, trademark registration can strengthen protections. Second, trademarks are also protected and regulated at the state level, which means that state enforcers also oversee trademark protections, and that trademark disputes can be litigated in both state and federal court.

Copyrights protect original works of intellectual and artistic expression and cover a wide variety of content, including magazines and movies. Copyrights are regulated exclusively at the federal level under a regime separate from the one that applies to patent and trademark protection. An author automatically obtains a copyright over work as soon as it is committed to a medium, including paper, film or electronic memory. The U.S. Copyright Office oversees copyright protections and provides legal and regulatory guidance to authors. It also allows authors to register copyrighted material, which is in turn recorded and stored in the Library of Congress. Although registration is not necessary to obtain copyright protection, it is generally a prerequisite for a copyright holder to seek enforcement in court. Federal courts adjudicate most copyright disputes, while the Copyright Claims Board has authority to resolve certain smaller and more limited disputes.

The Digital Millennium Copyright Act also plays an important role in copyright protection. This act protects online service providers from copyright liability arising from user activities; for example, the Act applies when a user uses an online service provider to distribute copyrighted works, such as a movie or periodical, without proper authorization or permission. The Digital Millennium Copyright Act establishes a self-regulatory process for copyright enforcement in which an online service provider must participate in order to qualify for protections from liability. Through this process, copyright holders can submit complaints and takedown notices directly to an online service provider for an alleged violation by a user using the service. The online service provider must then take action to comply with the complaint and remove the allegedly infringing material, while giving the affected user notice of the complaint and an opportunity to respond. If the user objects to the complaint, the online service provider must then restore the material and provide notice to the copyright holder, who can then seek further adjudication and enforcement in federal court.

Advertising

A combination of federal and state laws regulate advertising in the United States. At the federal level, the Federal Trade Commission Act prohibits unfair and deceptive advertising and requires claims made in advertisements to be evidence-based. State analogues of the Federal Trade Commission Act similarly prohibit unfair and deceptive advertising. Various rules also prohibit and restrict certain kinds of advertising, such as advertising that uses obscene material, or unfair and deceptive endorsements. The Federal Trade Commission and the state consumer protection regulators enforce these rules directly and on behalf of affected consumers. Some state laws also provide a private right of action, which allows affected consumers to bring claims directly for damages.

The U.S. advertising industry also has certain self-regulatory principles and standards that are issued by non-governmental associations that represent industry members. For example, the Digital Advertising Alliance issues the Self-Regulatory Principles of Transparency and Control, a set of principles aimed at establishing responsible privacy practices for digital advertising. Such principles are voluntary and generally do not carry the force of law. Instead, the industry groups themselves enforce compliance. For example, the Digital Advertising Alliance works with its members and industry associations to monitor and enforce compliance with the Self-Regulatory Principles of Transparency and Control and respond to consumer complaints. However, companies that publicly commit to self-regulatory principles and fail to abide by them can in turn violate the Federal Trade Commission Act and state consumer protection laws.

Magazine Publishing

There is no central authority or set of rules that regulates magazine publishing activities in the United States. However, magazine publishers are subject to various regulatory regimes that are applicable to different aspects of their business. In addition to the regulatory regimes described above, magazine publishers must also be aware of consumer protection laws that govern service offerings and subscriptions, as well as laws and regulations that protect consumers’ personal data privacy. There are also voluntary industry standards and principles of which magazine publishers in the United States should be aware of. This section provides a high-level overview of these regulatory regimes.

Consumer Protection

In addition to overseeing certain aspects of advertising, the Federal Trade Commission and state consumer protection regulators enforce general consumer protection rules that prohibit unfair and deceptive business conduct, including rules that are particularly important to subscription-based services. These rules impose various requirements that magazine publishers must consider, such as rules regarding disclosure of subscription terms, the process for consumers to cancel a subscription, and notices required for recurring payments and renewal. The rules generally aim at preventing subscription providers, including magazine publishers and distributors, from employing practices that are considered unfair and deceptive. The Federal Trade Commission and state consumer protection regulators enforce these rules directly and on behalf of affected consumers. Additionally, where state laws provide a private right of action, affected consumers can bring claims directly for damages.

Data Privacy

Magazine publishers are also likely to hold significant amounts of personal information of their subscribers, including contact information, billing data, preferences and interests and any other information that they collect and process. As a result, publishers need to comply with applicable data privacy laws. The United States does not have comprehensive consumer privacy law at federal level; instead, there is a fragmented patchwork of state and sector-specific privacy laws.

As of February 2025, nineteen states, including California, Connecticut, Texas, and Virginia, have comprehensive privacy laws that protect personal information of the residents in these states. These laws apply to companies that conduct business in these states and that meet certain thresholds of revenue and/or data processing activities. In California, the California Privacy Protection Agency shares enforcement authority with the state attorney general, which is the state general consumer protection enforcer. California law also provides a limited private right of action for security breaches. In other states, enforcement responsibility of privacy laws is within the authority of each state’s respective attorney general.

Additionally, the Federal Trade Commission has interpreted general consumer protection rules to extend to privacy, requiring companies to provide consumers with a basic level of privacy protections as well as abide by any privacy and data protection-related representations made by a company (e.g., in the form of a privacy notice or privacy terms in a contractual agreement).

Voluntary Industry Standards

Magazine publishers should also be aware of regulations and guidance issued by non-government associations that represent industry members. In the United States, the primary industry association for magazine publishers is the News Media Alliance, an organization that represents most of the major newspaper and magazine publishers in the United States, including both digital and print media publishers. The focus of the News Media Alliance is on advocacy and research, but in the past it has issued principles and standards, such as the Generative Artificial Intelligence Principles aiming at providing guidance on the use of media content to train and develop generative artificial intelligence systems. Similar to other voluntary industry standards, these principles do not carry the force of law, but they can provide helpful guidance for industry participants.

Film Distribution

There is no central authority that oversees film distribution in the United States. However, the federal government has regulatory authority over wire communications, which allows it to regulate most forms of television broadcasting. Additionally, various non-governmental industry associations play a key role in regulating film distribution. This section provides a high-level overview of these regulatory regimes.

Federal Communications Commission

The Federal Communications Commission has authority over wire communications in the United States, including most forms of television broadcasting. However, it has no formal regulatory authority over online streaming services. For film distributors, any movie that is broadcasted over television airwaves must abide by the rules of Federal Communications Commission, including Federal Communications Commission rules in place that prohibit and restrict certain types of content, such as language, nudity, violence and other content that could be considered obscene, indecent and/or profane. The Federal Communications Commission enforces its rules against broadcast networks and providers, who in turn may extend these rules to film distributors seeking to distribute their films on these networks.

Voluntary Industry Regulations

In the absence of significant government regulation, the film industry has different non-governmental associations that play an important role in regulating movies. A key example is the Motion Picture Association, which represents the five major film studios in the United States, including Netflix. The Motion Picture Association established the Motion Picture Association film rating system, which is a widely used system that provides guidance for different types of audience on suitable film content. The Motion Picture Association also rates film trailers, print advertising and other media used to promote a film. The Motion Picture Association rating system is not just for the members, and non-members can also submit films for rating. This rating system is voluntary and is not enforced by law, although most U.S. movie theaters will refuse to exhibit non-rated films. Additionally, certain states have incorporated the ratings system into state and local laws, prohibiting theaters from permitting children under age 18 to view an R-rated or above film without an accompanying adult.

Italy

Introduction

Our subsidiary, World Media and Entertainment Group indirectly holds a 100% share into L’Officiel Publishing Italia S.r.l., the business of which focuses, among others, on the publication of magazines in Italy (e.g. “L’Officiel,” including the online version made available onto www.lofficielitalia.com) and the distribution of audiovisual works.

The Italian subsidiary is mainly affected by the laws and regulations in the fields of copyright and publishing as well as advertising.

The Italian Subsidiaries are mainly affected by the laws and regulations in the fields of copyright and publishing as well as advertising. The following provides a brief description of the main laws and regulations that govern the Italian subsidiary’s activities in Italy. Although the following brief description contains the main information concerning such regulations that the Italian subsidiary considers material, it is not an exhaustive overview of all applicable laws and regulations. References and discussions to treaties, laws, regulations and other administrative and regulatory documents are entirely qualified by the full text of such treaties, laws, regulations and other administrative and regulatory documents themselves.

Publishing

The Italian subsidiary’s business is subject to a number of laws in the field of publishing. The key regulatory framework includes law 8 February 1948, no. 47, law 5 August 1981, no. 416 and law 7 March 2001, no. 62, which laws set out, among others, a system providing contributions and incentives for publishing businesses.

The offering on the market of copyrighted works (such as articles published on a magazine or a website) are also subject to the Italian copyrights laws and regulations, which include (i) law 22 April 1941, no. 633, which provides for a framework of protection for copyrighted works, and (ii) legislative decree 8 November 2021, no. 177, which implements the “Digital Copyright Directive” (i.e. directive (EU) 2019/790), which directive, among others, provides for rules to ensure remuneration for creators and rightsholders, press publishers and journalists, in particular when their works are used online.

Distribution of audiovisual works

The Italian subsidiary’s business is also subject to the laws and regulations governing the distribution of audiovisual works in Italy. The framework includes legislative decree 31 July 2005, no. 177 (the “Consolidated Italian Audiovisual Media Act” or “CAMA”), as subsequently amended including to implement directive (EU) 2018/1808, which in turn amended the so-called “Audiovisual Media Services Directive (AVMS Directive)” (i.e. directive 2010/13/EU).

The CAMA governs the transmission of television and radio programmes and includes provisions on audiovisual commercial communications and video-sharing platform services. It applies to audiovisual and radio media service providers operating within Italian territory, ensuring that they comply with both national and EU regulations.

Advertising in magazines and newspapers

The Italian subsidiary’s business is subject to laws and regulations governing advertising in magazines and newspapers. Specific provisions requiring transparency in identifying sponsored content and differentiating it from editorial content to prohibit potentially misleading and / or hidden advertising are contained in the CAMA as well as the articles 18-32 of the legislative decree 6 September 2005, no. 206 (the “Italian Consumer Code”), as subsequently amended.

To the extent that the Italian subsidiary is also directly or indirectly involved in advertisement content through celebrities or influencers, Italian subsidiary may also be subject to the guidelines published on 16 January 2024 by the Autorità Garante delle Comunicazioni (AGCM) with the Resolution no. 7/24/CONS in relation to compliance to CAMA and transparency requirements by influencers.

Singapore

Magazines Publishing

Background

Part of our media and entertainment business operates in Singapore. We currently hold three separate active newspaper permits for the publication of three different L’Officiel magazines in Singapore.

These magazines are considered lifestyle magazines.

The Newspaper and Printing Presses Act 1974, or NPPA, is the legislation applicable to the licensing of newspaper companies in Singapore. The Newspaper and Printing Presses (Applications and Permits) Rules 2004 is the applicable subsidiary legislation and governs the newspaper permit application process.

The Infocomm Media Development Authority, or the IMDA, is a statutory board of the Singapore government which operates under the auspices of the Ministry of Digital Development and Information Singapore and regulates the issuance of newspaper permits in Singapore.

The Registrar of Newspapers as defined in NPPA reports to the general administration of NPPA and exercises the functions imposed by NPPA.

Dr. Feridun Hamdullahpur, an independent director of AMTD, is the holder of the newspaper permit of the L’Officiel magazines.

Application of NPPA

Our publication of magazines in Singapore is governed by NPPA.

Pursuant to Section 2 of NPPA, “newspaper” means any publication containing news, intelligence, reports of occurrences, or any remarks, observations or comments, in relation to such news, intelligence, reports of occurrences, or to any other matter of public interest, printed in any language and published for sale or free distribution at regular intervals or otherwise, but does not include any publication published by or for the government.

A newspaper permit is a regulatory requirement by the IMDA aiming to ensure that newspapers published in Singapore meet content standards that promote responsible content creation and consumption.

Sections 21 to 23 of NPPA provide that a newspaper permit is required for (i) printing or publishing a newspaper in Singapore; (ii) publishing, selling or distributing a Malaysian newspaper in Singapore; or (iii) selling or distributing an offshore newspaper in Singapore. An offshore newspaper is a newspaper published outside Singapore, at intervals not exceeding one week, which carries news or reports on politics and current affairs of any country in Southeast Asia, and with a circulation of 300 or more copies in Singapore.

Relevant Newspaper Permit

As our publication of magazines is in Singapore, the newspaper permit for printing or publication of a newspaper under Section 21 of NPPA apply to our business. Newspaper permit applications and renewals shall be completed online via an online platform to connect business owners to various government e-services and resources in Singapore.

The newspaper permit entitles us to print, publish, sell or distribute the relevant newspaper, as applied for in the newspaper permit application.

We were granted three separate newspaper permits by the Minister under Section 21 of the NPPA in respect of each of the L’Officiel magazines.

The active newspaper permits we hold for each of the L’Officiel magazines expires in April 2025. Section 21(4) of NPPA provides that the newspaper permit may be renewed for further periods not exceeding 12 months in respect of each renewal.

Conditions and Notes of Newspaper Permit

We must comply with the following conditions and notes specified in each of the newspaper permit certificates issued to it.

Conditions

The newspaper permit is non-transferable and becomes invalid if there is a change in ownership, editorship, the newspaper’s name, content nature, language or publication frequency. Any change in the publisher or printer must be reported to the Registrar of Newspapers within seven days. The permit number must be printed on the title page of each issue. For newspapers printed in Singapore, changes in financial holdings must also be reported within seven days, unless an extension is granted. The first issue must be published within three months, and subsequent issues must follow the specified frequency. The newspaper must adhere to the content nature and guidelines provided in the application. Two copies of each issue must be sent to the Registrar at the permit holder’s expense upon release.

Notes

Additionally, under the National Library Board Act 1995, two copies of every publication must be deposited with the National Library Board within four weeks of publication. For newspapers printed in Singapore, the names of the printer and publisher must be printed on the first or last page, as stipulated by the Newspaper and Printing Presses Act. If printed in Malaysia, the newspaper must include specific details such as names and addresses of the printer and publisher, and a local address for legal service, all in English or Malay. The permit does not exempt the printer and publisher from their obligations under the Newspaper and Printing Presses Act.

Content Guidelines for Local Lifestyle Magazines

In addition to the conditions and notes specified above, the magazines published by us in Singapore must conform with the nature of contents submitted with the application for the newspaper permit and the content guidelines for local lifestyle magazines stated in the covering letter to the newspaper permit certificate.

The IMDA does not vet local publications in advance. Publishers of local publications are to exercise responsibility in their content and be mindful of local community norms, as well as racial and religious sensitivities. As part of the permit conditions, publishers are required to adhere to the applicable content guidelines issued together with the permit.

General Principles of Content Guidelines

Set forth below is the general principles of the content guidelines:

●	magazines should be appropriate for all readers and avoid content that challenges social norms, racial and religious harmony or national security;

●	publishers must tailor content to their audience, particularly protecting children from sexual content;

●	cover pages should be suitable for public display, avoiding offensive material;

●	advertisements must adhere to the Singapore Code of Advertising Practice; and

●	supplements and special editions must follow these guidelines.

The content guidelines provide further guidance for the following genres and audiences: (i) teen magazines, (ii) general interest lifestyle magazines and (iii) adult interest magazines. In particular, category (ii) is most relevant to our magazines published in Singapore.

Content Guidelines for General Interest Lifestyle Magazines

Set forth below is the content guidelines for general interest lifestyle magazines:

●	content should be suitable for a general adult readership, avoiding explicit material;

●	cover pages should not feature mature content; and

●	mature content is allowed occasionally if the magazine is clearly labelled and packaged to restrict access to young readers.

Film Distribution

Background

We may potentially distribute films which are produced in Hong Kong and Singapore. The following regime applies to the distribution of films in Singapore.

The Films Act 1981 sets out the regulatory framework for the distribution, exhibition and possession of films in Singapore. This legislation relates to the possession, importation, making, distribution and exhibition of films, and to provide for the classification of films and for the enforcement of those classifications in Singapore.

The Films (Class License for General Films Distribution) Order 2021 is the applicable subsidiary legislation and governs the issuance of class licenses. Other applicable subsidiary legislation includes the Films (Licence — Exemption) Notification 2019 and the Films (Licence — Exemption) (Amendment) Notification 2021.

Under the Films Act, distributors and exhibitors are required to obtain a license from the IMDA, a statutory board in the Singapore government which operates under the auspices of the Ministry of Digital Development and Information Singapore, unless exempted.

Application of Films Act

Pursuant to Section 6(1) of the Films Act, if we intend to distribute films in Singapore, it must first have a film distribution license to distribute a film or video, unless they meet any of the exemption conditions as elaborated further below.

The Films Act defines “distribute” as doing any of the following without using a broadcasting service:

(i)	sell, supply or let for hire to a person in Singapore;

(ii)	offer or agree to sell, supply or let for hire to a person in Singapore;

(iii)	cause or permit to be sold, supplied to or hired by a person in Singapore;

(iv)	under or in connection with a commercial arrangement:

a.	exchange or supply to a person in Singapore; or

b.	enable or assist an exchange or a supply to a person in Singapore, even if the exchange or supply is not, by itself, a commercial arrangement;

(v)	display or invite to treat for an act mentioned in paragraph (a), (b), (c) or (d).

Under the Films Act, “film” means (i) a cinematograph film or video recording; (ii) a video game; or (iii) any other form of recording from which a moving visual image, except as provided otherwise in subsection (5), including a computer generated image which can be produced and viewed together with its soundtrack and any trailer of a film and any part of a film.

Film Classification

Under the Films Act 1981, films and videos have to be classified before they can be publicly exhibited or distributed in Singapore. We will have to submit the film intended to distribute in Singapore for classification before it is made available to the general public, unless it falls within the exemption categories as described below and does not contain impermissible content.

Types of Film Distribution Licenses and Validity

There are two types of film distribution licenses required for the film distribution in Singapore depending on the classification of the respective films by the IMDA: (i) class licensing for the distribution of films rated G, PG and PG13; or (ii) film distribution (restricted) license for the distribution of films rated NC16 and M18.

Class License

The Films (Class License for General Films Distribution) Order 2021 provides that distributors of films that the IMDA has rated G, PG or PG13 are automatically class-licensed and must comply with the class license conditions. The class license applies only to the distribution of films that have been assigned G, PG or PG13 classification ratings and excludes video games.

The validity of a class license that has been granted by the IMDA is perpetual until the film distribution business ceases or if the IMDA cancels the license.

Film Distribution (Restricted) Licence

Distributors of films that the IMDA has rated NC16 or M18 must apply for a Film Distribution (Restricted) Licence. Each license covers all distribution points or locations owned by the same business.

The validity of a Restricted Licence that had been granted by the IMDA is either for a period of one or three years depending on the license applied for, or 30 days for a temporary license.

Exemptions from licensing

Pursuant to the Films (Licence — Exemption) Notification 2019 and the Films (Licence — Exemption) (Amendment) Notification 2021, the following activities are exempted from film distribution licensing:

●	importing any film for re-export;

●	importing any video game on behalf of an IMDA licensed distributor of video games (whether these are licensed under Section 7(2) of the Films Act 1981 or class licensees);

●	importing any film (other than video games) on behalf of an IMDA licensed distributor of films (whether these are licensed under Section 7(2) of the Films Act 1981 or class licensees);

●	distributing any film for public exhibition in cinemas;

●	distributing any exempted films; and

●	distributing films by supplying, in the course of any business, the contents of the film only by electronic transmission.

France

Publishing

Our French subsidiaries’ business may be subject to several laws in the field of publishing, in particular:

●	the Law of 28 July 1881 on the freedom of the press (“Act 1881”) whose main rules are based on the principle of the freedom of printing and of booksellers, and on the freedom of speech enshrined in the 1789 French Declaration of the Rights of Man and of the Citizens;

●	copyright law (particularly for journalists, photographers, and illustrators), the rules of which are codified in the French Intellectual Property Code. In this area, several French texts have transposed Directive (EU) 2019/790 of 17 April 2019 on copyright and related rights in the Digital Single Market;

●	deposit requirements applying to press publishers i.e., (i) administrative deposit obligations for national press organs, i.e., for periodicals with national circulation (Act 1881) and (ii) legal deposit obligations for periodicals, which concern written material of any kind and are the responsibility of both publishers and printers under the French Heritage Code (“FHC”, Code du Patrimoine). This deposit is organized by region and is carried out at the Bibliothèque nationale de France (BNF) for the Île-de-France region;

●	the Act 1881, the Law of 1 August 1986 on freedom of communication (“Loi Léotard”) and the Law of 21 June 2004 on confidence in the digital economy (“LCEN”) that lay down a certain number of compulsory information that publishers must include on each publication. The LCEN itself sets out the compulsory information for online publications. Together with the Digital Service Act, this same law requires the implementation of measures to fight online hate;

●	the Law of 4 January 2010 that protects the confidentiality of journalists’ sources, and the Law of 14 November 2016 that requires press companies to introduce an ethics charter within their business; and

●	obligations applying to advertising, in particular as regards the distinction between advertising space and editorial content (Loi Léotard) and the obligation to identify online advertising (LCEN).

Distribution of audiovisual works

Our French subsidiaries interested in distributing audiovisual works may have to comply in particular to the following rules (some of which are genuinely specific to France):

●	copyright law, the rules of which are codified in the French Intellectual Property Code;

●	the principle of release window schedule (chronologie des médias), which governs the chronology of releases on the various distribution channels (cinemas, television, VOD services, etc.). This chronology is decided by professional agreement, the latest in force being that provided for in the Order of February 9, 2025;

●	the rules codified in the French Cinema and Moving Image Code (“CMI”, Code du cinéma et de l’image animée). The rules vary depending on the distribution channel for the audiovisual work. In particular, as the audiovisual sector is eligible for financial aid from the CNC (Centre National du Cinéma et de l’image animée), distributors of a certain number of works must send to the CNC, accounts of the exploitation of the work on a regular basis (art. L251-5 CMI); and

●	the FHC (art. L131-1 to L133-1, and art. R131-1 à R133-1-1) that requires distributors of all foreign cinematographic works broadcast in cinemas to submit a legal deposit to the CNC, once they have been approved for broadcasting. Depending on the case, the distributor may also be responsible for obtaining the necessary visa before any public broadcasting of the audiovisual work.

European rules resulting from Audiovisual Media Services Directive 2018/1808 that were transposed by the Order of 21 December 2020. This order sets out financing of audiovisual creation requirements and strengthens the powers of ARCOM, the authority responsible for regulating audiovisual and digital communication in France.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This discussion and analysis should be read together with “Business,” “Selected Historical Financial Data,” and our consolidated financial statements and related notes that are included elsewhere in this prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section of this prospectus entitled “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section of this prospectus entitled “Risk Factors” or elsewhere in this prospectus.

Our combined financial statements for the years ended December 31, 2022 and 2023 presented and discussed in this prospectus capture the stand-alone media and entertainment services, hotel operation, hospitality and VIP services and strategic investment business (“Carve-out Businesses”), which were operated under AMTD Group Inc., our controlling shareholder, during the historical periods. A series of reorganization steps were undertaken from October 2024 to November 2024 to establish us as the holding company of the Carve-out Businesses and the corresponding subsidiaries of AMTD Group Inc. The reorganization was not completed as of December 31, 2022 and 2023. Therefore, our results of operations for the period from January 1, 2022 through December 31, 2023 and financial condition as of December 31, 2022 and 2023 presented and discussed in this prospectus are those of certain subsidiaries of AMTD Group Inc., arising from the reorganization, which have been prepared on a carve-out basis. Upon the completion of the reorganization in November 2024, all entities operating in the Carve-out Businesses (except WME Assets Group, Fine Cosmos Development Limited and Singapore hotel companies) became wholly-owned subsidiaries of the Company and accordingly their financial results are consolidated under the Company.

Overview

We are a global media and entertainment ecosystem covering high fashion, arts, lifestyle, cultural, entertainment as well as F&B. Inheriting more than one hundred years of history and with a worldwide geographical presence, we offer a holistic media and entertainment experience to an audience of millions around the world.

Our publications L’Officiel and The Art Newspaper publish print editions in a total of 28 countries and territories and digital contents to an even wider scope of readers globally.

We operate in the movie production sector having produced various Asia-focused blockbuster movies. We have partnered with established production companies to present a number of Asia-focused blockbuster movies globally, which in aggregate notched a box office of more than US$400 million.

We hold premium whole building properties and provide hospitality services in Hong Kong and Singapore. We focus on and specialize in hospitality and lifestyle concepts and offers a customer-centric VIP members approach for its business portfolio in the key areas comprising stylish hotels and serviced apartments, F&B, and club membership services in Hong Kong and Singapore, with plans for further global expansion.

We extend the power of our brands and extensive library of contents and intellectual property through other media, platforms, products and services, including in the area of F&B.

We also host a multitude of cultural events to inspire conversation with traditions and bridge exchanges and we have been recognized for our cultural ambassadorship.

Key Factors Affecting Our Results of Operations

Our business and operating results are influenced by a number of general factors that impact the media and entertainment industry, hospitality industry and strategic investment business.

The general factors include, among others, changes in the global macroeconomic environment, economic growth in the jurisdictions we operate, growth in consumer spending and consumption upgrade, costs along the supply chain, shifts in consumer preferences and competition, political and geopolitical uncertainties, terrorism, epidemic or pandemic, civil unrest, fiscal or other economic policy of governments, political, legislative and regulatory reform and changes in market trends. Unfavorable changes in any of these general factors could adversely affect demand for our content, products and services and materially and adversely affect our results of operations.

While our business and results of operations are influenced by these general factors, they are more directly affected by the following company-specific factors.

Our Ability to Produce Content and Attract Audience

Our business and results of operations depend significantly on our ability to create compelling content that resonates with our target audience. Our ability to produce high-quality, engaging content across various mediums, including magazines and motion pictures, forms the cornerstone of our value proposition. The freshness, relevance and diversity of our content portfolio are paramount in capturing and retaining audience attention in the current competitive media and entertainment landscape. Our success in attracting and retaining a loyal audience directly impacts our revenue streams, whether through subscriptions, advertising or box office sales. By continuously innovating and adapting to evolving audience preferences, consumption habits and technological advancements, we aim to enhance our position as a leading content provider. Additionally, the success of our content creation and audience engagement hinges on our ability to maintain and continually enrich our IP portfolio, thereby effectively protecting our creative output. Our intellectual property assets include trademarks, copyrights in printed and digital publication materials, domain names and licenses of intellectual property rights. Further, our ability to grow and retain audience depends on our ability to foster meaningful connections with our audience through tailored marketing strategies, community engagement initiatives and market insights.

Our Ability to Improve Our Advertising Revenue

Our business and results of operations are intertwined with our ability to enhance our advertising revenue, namely, to establish strong relationships with advertisers and leverage our platform to offer targeted and impactful advertising solutions. Through innovative advertising formats, market insights and customized campaigns, we provide advertisers with compelling opportunities to connect with our audience effectively. Additionally, we have been expanding our advertising reach across various channels and platforms, as well as capitalizing on emerging trends and technologies to maximize exposure and engagement. By continuously refining our advertising offerings, optimizing pricing strategies and enhancing the effectiveness of our advertising placements, we also seek to unlock new revenue opportunities and drive sustained growth.

Our Ability to Successfully Navigate from Franchise Business Model to Direct Ownership Model

We are undergoing a transition to turn franchise business model into direct ownership model in a number of major geographics. Our business and results of operations are intricately tied to our adeptness in this transition because we will be able to turn indirect revenue from royalties to direct sales revenue after this transaction. Key to this transition is our ability to strategically manage this pivotal shift as well as our capacity to effectively streamline operations, optimize resource allocation and enhance operational efficiency across different locations. By assuming direct ownership, we gain greater control over our brand identity, customer experience and operational standards, which enable us to deliver a consistent but differentiated offering to our audience. Moreover, this transition empowers us to implement tailored marketing strategies, innovate product offerings and capitalize on emerging market opportunities more swiftly and decisively. As this transition may entail challenges and adjustments, our success depends on our ability to leverage our experience and expertise to align our strategic objectives with the evolving needs and preferences of our target audience, create new avenues for growth and profitability and achieve long-term sustainability.

Our Ability to Compete in the Hospitality Market and the Expansion of Our Hotel Network

The market to provide hospitality services is highly competitive and fragmented. The barriers to entry are low and new competitors may enter the market at any time. Our current or potential competitors include global hotel brands, regional hotel chains, independent hotels, online travel agencies and home-sharing and rental services and short term/vacation rental. It is crucial for us to respond quickly and effectively to new or changing opportunities, technologies, standards or customer requirements. Our success depends on our ability to maintain our brand reputation and the quality of our services and to differentiate our business or services from those of our competitors.

Our hospitality revenues largely depend on the size of our hotel network. Furthermore, we believe the expanded geographic coverage of our hotel network will enhance our brand recognition. As a result, the success of our hospitality business depends on whether we can successfully increase the number of hotels and hotel rooms in our hotel network and our ability to maintain the quality of service at our hotels and the value of our brand.

Our Ability to Cultivate and Diversify Our Businesses and Explore Synergies

Our business and results of operations rely heavily on our ability to cultivate new revenue streams and harness synergies across our diverse business segments. Central to this endeavor is our commitment to innovation, strategic partnerships and cross-functional collaboration. By continuously identifying emerging market opportunities, unmet customer needs and evolving industry trends, we aim to diversify our revenue sources and expand our market reach. Additionally, we leverage our existing assets, capabilities and expertise to synergize across our various business segments. Through collaborations, strategic alliances, joint ventures and strategic investments, we seek to capitalize on complementary strengths and shared resources to create value and drive sustainable growth. Further, we are committed to ongoing strategic expansion, market penetration and brand visibility across key international markets for most of our business lines. Our robust global presence enables us to leverage economies of scale, optimize resource allocation, drive operational efficiencies across our international operations and mitigate risks associated with regional economic fluctuations. Moreover, our focus on customer-centricity and agility enables us to adapt quickly to changing market dynamics and capitalize on emerging trends, so that we remain at the forefront of innovation and opportunities.

Key Components of Results of Operations

Revenue

We generate revenue primarily through (i) the provision of advertising and marketing services, (ii) the provision of hotel operations, hospitality and VIP services, and (iii) strategic investment.

Advertising and marketing services income. AMTD IDEA Group acquired the business of L’Officiel Inc. and The Art Newspaper in April 2022 and October 2023, respectively. We generate revenue from fashion, arts and luxury media advertising and marketing services income and licensing, subscription and marketing services income. We sell printed and digital publications and we provide print and digital advertising campaigns and marketing services to the customers. We also provide licensing and marketing services to our customers on our multimedia channels.

Hotel operations, hospitality and VIP services income. We generate revenue from our hotel operations and the provision of hospitality and VIP services.

Strategic investment. We generate revenue from net fair value changes on financial assets at FVTPL and derivative financial instruments, gain related to disposed investments, and dividend income, in relation to our proprietary investments and management of high-quality investment portfolio, including listed and unlisted equity shares investments and movie income right investments. We enter into movie income right agreements with production houses and we are entitled to certain percentage of the variable profit to be derived from the release movies. We may be required to further contribute to the movie production programs due to budget overruns, which will be added to the carrying amounts of financial assets.

The following table sets forth the components of our revenue by amounts and percentages of our total revenue for the years indicated.

	For the Year Ended December 31,
	2022		2023		2024
	US$	%	US$	%	US$	%
	(in thousands, except for percentages)
Revenue:
Media advertising and marketing services income	7,670	24.5	14,422	33.9	18,859	24.5
Hotel operation, hospitality and VIP services income	3,201	10.3	5,423	12.8	23,132	30.0
Dividend income and gain related to disposed financial assets at fair value through profit or loss (“FVTPL”)	7,381	23.6	60,457	142.1	8,681	11.3
Net fair value changes on FVTPL and derivative financial instruments	13,011	41.6	(37,759)	(88.8)	26,342	34.2
Total	31,263	100.0	42,543	100.0	77,014	100.0

Cost of production and cost of hotel operation

Our cost of production and cost of hotel operation was US$3.2 million, US$5.9 million and US$15.6 million in 2022, 2023 and 2024, respectively.

Cost of production. Cost of production refers to expenses related to production of magazines since the acquisition of the business of L’Officiel and The Art Newspaper in April 2022 and October 2023, respectively. Cost of production primarily include (i) production expenses including editorial expenses paid to editorial staff, payments to authors and other parties for creating articles, features and other content for our magazines, design and layout expenses, (ii) distribution expenses such as shipping and subscription fulfillment expenses incurred in connection with the delivery of magazines to subscribers and distribution network expenses spent on leases and equipment, and (iii) printing expenses primarily including expenses on creating plates, printing materials and supplies such as paper, ink and general office supplies, utilities and printing equipment acquisition and maintenance, as well as prepress expenses such as proofreading and color correction. Our cost of production was US$1.5 million, US$3.8 million and US$7.1 million in 2022, 2023 and 2024, respectively.

Cost of hotel operation. Cost of hotel operation primarily includes utilities expenses, repair and maintenance of the hotel properties, travel agent commission and cleaning expenses. Our cost of hotel operation was US$1.7 million, US$2.1 million and US$8.5 million in 2022, 2023 and 2024, respectively.

Other income

Our other income was US$0.5 million, US$1.2 million and US$24.8 million in 2022, 2023 and 2024, respectively. Other income comprises gain on disposal of subsidiaries, bank interest income and others.

Gain from a bargain purchase

Our gain from a bargain purchase was US$4.8 million and US$4.5 million in 2022 and 2023, respectively, representing the gain from our acquisition of the business of L’Officiel and The Art Newspaper in April 2022 and October 2023, respectively. We recorded no gain from a bargain purchase in 2024.

Other operating expenses

Our other operating expenses were US$3.5 million, US$5.7 million and US$15.5 million in 2022, 2023 and 2024, respectively. Other operating expenses primarily include depreciation relating to our hotel properties, advertising and promotion expenses, IT related costs, legal and professional fee, premises costs, travelling expenses and others.

Staff costs

Our staff costs were US$3.9 million, US$7.9 million and US$13.1 million in 2022, 2023 and 2024, respectively. Salaries and bonus and pension scheme contributions are the major components of our staff costs.

Share of profits (losses) of joint ventures

Our share of profits (losses) of joint ventures was US$0.8 million in profit, US$2.6 million in losses and US$0.6 million in losses in 2022, 2023 and 2024, respectively. Share of profits (losses) of joint ventures represents our share of losses or profits of our joint venture in the business of investment holding and our Singapore joint venture in the business of hotel investment.

Finance costs

Our finance costs were US$2.6 million, US$7.1 million and US$10.6 million in 2022, 2023 and 2024, respectively. Finance costs consist primarily of interests on our borrowings and interests on amounts due to non-controlling shareholders of our subsidiaries.

Taxation

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, capital gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in or brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

France

In France, corporate income tax rate of 15% applies to the first €38,120 of taxable profits for entities realizing a turnover up to €10 million for the years ended December 31, 2022, 2023 and 2024. The corporate income tax rate above €38,120 of taxable profits is 25% during the years ended December 31, 2022, 2023 and 2024.

Italy

Italian corporate entities are subject to a corporate income tax of 24%, and to a regional production tax of 3.9% during the year ended December 31, 2022, 2023 and 2024.

United States

In the United States, the federal corporate tax rate is a flat rate of 21% during the year ended December 31, 2022, 2023 and 2024. New York, where part of our subsidiaries domiciles, has a 6.50% to 7.25% corporate income tax rate during the year ended December 31, 2022 and 6.50% to 8.85% corporate income tax rate during the year ended December 31, 2023 and December 31, 2024.

Southeast Asia

Malaysian corporate income tax is 25% of the chargeable income during the year ended December 31, 2022, 2023 and 2024. Singapore tax on corporate income is imposed at a flat rate of 17%.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, a two-tiered profits tax rates regime was introduced in 2018 where the first HK$2 million of assessable profits earned by a company is taxed at half of the current tax rate (8.25%) while the remaining profits are taxed at 16.5%. For the year ended December 31, 2022, 2023 and 2024, the Hong Kong profits tax of our qualifying subsidiaries is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million.

Payments of dividends by the Hong Kong subsidiary to us is not subject to withholding tax in Hong Kong.

There is an anti-fragmentation measure where each group will have to elect only one company in the group to benefit from the progressive rates.

The Inland Revenue (Amendment) (Taxation on Specified Foreign-sourced income) Bill 2022, or the new FSIE regime, has come into effect since January 1, 2023. The change was introduced to address the European Union’s inclusion of Hong Kong in Annex II of the EU list of non-cooperative jurisdictions for tax purposes in concern of any risk of double non-taxation arising from the tax exemption of offshore passive income for companies in Hong Kong without substantial economic substance. Since January 1, 2023, offshore passive income (including interest income, dividend income or gain on disposal of equity interest (where applicable)), that is received or deemed to be received in Hong Kong would need to meet additional requirements, including, amongst others, the economic substance requirements in order to continue to be entitled to the offshore income tax exemption in Hong Kong. We will monitor the regulatory developments and continue to evaluate the impact on our financial statements, if any.

Results of Operations

The following table sets forth our results of operations with line items by amounts for the years indicated.

	Year ended December 31,
	2022		2023		2024
	US$	%	US$	%	US$	%
	(in thousands, except for percentages, share numbers and per share data)
REVENUE
Media advertising and marketing services income	7,670	24.5	14,422	33.9	18,859	24.5
Hotel operation, hospitality and VIP services income	3,201	10.3	5,423	12.8	23,132	30.0
Dividend income and gain related to disposed financial assets at fair value through profit or loss (“FVTPL”)	7,381	23.6	60,457	142.1	8,681	11.3
Net fair value changes on FVTPL and derivative financial instruments	13,011	41.6	(37,759)	(88.8)	26,342	34.2
	31,263	100.0	42,543	100.0	77,014	100.0
Cost of production and cost of hotel operation	(3,239)	(10.4)	(5,886)	(13.8)	(15,612)	(20.3)
Other income	522	1.7	1,245	2.9	24,815	32.3
Gain from a bargain purchase	4,848	15.5	4,469	10.5	—	—
Impairment losses under expected credit loss (“ECL”) model on financial assets	(501)	(1.6)	—	—	—	—
Other operating expenses	(3,500)	(11.2)	(5,677)	(13.3)	(15,542)	(20.2)
Staff costs	(3,900)	(12.5)	(7,891)	(18.5)	(13,132)	(17.1)
Share of profits (losses) of joint ventures	815	2.6	(2,608)	(6.1)	(558)	(0.7)
Finance costs	(2,586)	(8.3)	(7,136)	(16.8)	(10,612)	(13.8)
PROFIT BEFORE TAX	23,722	75.8	19,059	44.9	46,373	60.2
Income tax expense	(599)	(1.9)	(1,811)	(4.3)	(1,643)	(2.1)
PROFIT FOR THE YEAR	23,123	73.9	17,248	40.6	44,730	58.1

OTHER COMPREHENSIVE INCOME (EXPENSES)
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations	602	1.9	(966)	(2.3)	(4,571)	(5.9)
Share of other comprehensive income of joint ventures	53,946	172.6	5,269	12.4	2,833	3.6
Items that will not be reclassified subsequently to profit or loss:
Exchange difference on translation from functional currency to presentation currency	512	1.6	(361)	(0.8)	2,463	3.2
Surplus on revaluation of properties	20,213	64.7	9,041	21.3	20,629	26.8
OTHER COMPREHENSIVE INCOME FOR THE YEAR	75,273	240.8	12,983	30.6	21,354	27.7
TOTAL COMPREHENSIVE INCOME FOR THE YEAR	98,396	314.7	30,231	71.2	66,084	85.8
Profit for the year attributable to:
Owners of the Company	14,975	47.9	8,164	19.2	27,751	36.0
Non-controlling interests	8,148	26.0	9,084	21.4	16,979	22.1
	23,123	73.9	17,248	40.6	44,730	58.1
Total comprehensive income for the year attributable to:
Owners of the Company	75,061	240.1	11,144	26.3	41,725	54.2
Non-controlling interests	23,335	74.6	19,087	44.9	24,359	31.6
	98,396	314.7	30,231	71.2	66,084	85.8

Discussion of Segment Operations

We operate in three operating segments: media and entertainment segment, hotel operations, hospitality and VIP services segment and strategic investment segment:

Media and entertainment segment. We engage in the provision of print and digital advertising campaigns, licensing, subscription, sales of magazines and newspaper, and value-added marketing services including branded content, video production, social media activation, event creation, and experiential marketing, among other services.

Hotel operation, hospitality and VIP services segment. We engage in hotel operations, hospitality and VIP services

The strategic investment segment. We engage in proprietary investments and management of high-quality investment portfolio, including listed and unlisted equity shares investments and movie income right investments.

Our management monitors the results of our operating segments separately for the purpose of making decisions about resources allocation and performance assessment. Segment performance is evaluated based on reportable segment result, which is a measure of profit before tax from operations. The profit before tax from operations is measured after allocation of attributable costs of specialized staff and direct operating costs consistently with our profit before tax from operations. Other income, gain from a bargain purchase, finance costs, impairment loss under expected credit loss model on financial assets and corporate expenses such as staff costs not directly attributable to segments, short-term leases and administrative expenses are excluded from such measurement.

The following table set forth the revenues by segments and segment results for the years indicated.

	For the Year Ended December 31,
	2022		2023		2024
	US$	%	US$	%	US$	%
	(in thousands, except for percentages, share numbers and per share data)
Media and entertainment	7,670	24.5	14,422	33.9	18,859	24.5
Hotel operation, hospitality and VIP services	3,201	10.3	5,423	12.8	23,132	30.0
Strategic investment	20,392	65.2	22,698	53.3	35,023	45.5
Total	31,263	100.0	42,543	100.0	77,014	100.0

Year Ended December 31, 2023 Compared to Year Ended December 31, 2024

Revenue

Our revenue increased from US$42.5 million in 2023 to US$77.0 million in 2024.

Segment Revenue

Our segment revenue from the media and entertainment segment increased from US$14.4 million in 2023 to US$18.9 million in 2024, primarily due to the successful operations and expansions of L’Officiel, as well as the full year impact of our acquisition of The Art Newspaper in October 2023.

Our segment revenue from the hotel operation, hospitality and VIP services segment increased from US$5.4 million in 2023 to US$23.1 million in 2024, primarily due to the additional contribution recognized from our hotels to the segment revenue.

Our segment revenue from the strategic investment segment increased from US$22.7 million in 2023 to US$35.0 million 2024, primarily due to the net effect of (i) the unrealized gain on our listed shares investments of US$26.3 million for 2024, as compared with an unrealized loss of US$37.8 million recognized for 2023 mainly due to fluctuation in the stock market affecting the fair value of the listed shares of Bank of Qingdao and Guangzhou Rural Commercial Bank which we hold as investments, and (ii) a decrease in the realized gain on disposed investments of US$50.5 million as we disposed of certain film investments in 2023 whereas no investment was disposed of during 2024.

Cost of production and cost of hotel operation

Our cost of production and cost of hotel operation increased from US$5.9 million in 2023 to US$15.6 million in 2024.

Our cost of production increased from US$3.8 million in 2023 to US$7.1 million in 2024, mainly due to the additional costs incurred as a result of the expansion of the operation of L’Officiel and the full year impact in 2024 of our acquisition of The Art Newspaper in October 2023.

Our cost of hotel operation increased from US$2.1 million in 2023 to US$8.5 million in 2024, mainly due to the additional costs recognized from our hotels in line with the increase in segment revenue generated from our hotel operation.

Other income

Our other income increased from US$1.2 million in 2023 to US$24.8 million in 2024, mainly due to the disposal of the entire equity interests in certain of our subsidiaries which were not conducting the core business of our company, during 2024.

Other operating expenses

Our other operating expenses increased from US$5.7 million in 2023 to US$15.5 million in 2024, mainly due to an increase in depreciation of our hotel properties and other corporate expenses arising from the additional contribution recognized from our hotel operations during 2024.

Staff costs

Our staff costs increased from US$7.9 million in 2023 to US$13.1 million in 2024, mainly due to the increase in salaries as a result of our business expansion.

Share of losses of joint ventures

Our share of losses of joint venture decreased from US$2.6 million in 2023 to US$0.6 million in 2024.

Finance costs

Our finance costs increased from US$7.1 million in 2023 to US$10.6 million in 2024, mainly due to an increase in our borrowings and the interests payable thereon.

Income tax expense

Our income tax marginally decreased from US$1.8 million in 2023 to US$1.6 million in 2024, mainly due to the decrease in assessable profits in 2024.

Profit for the year

As a result of the foregoing, our profit increased from US$17.2 million in 2023 to US$44.7 million in 2024.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2023

Revenue

Our revenue increased from US$31.3 million in 2022 to US$42.5 million in 2023.

Segment Revenue

Our segment revenue from the media and entertainment segment increased from US$7.7 million in 2022 to US$14.4 million in 2023, primarily due to the expansion of L’Officiel into various jurisdictions such as Singapore and Malaysia since 2023, as well as our acquisition of The Art Newspaper in October 2023 which brought in new sources of income.

Our segment revenue from the hotel operation, hospitality and VIP services segment increased from US$3.2 million in 2022 to US$5.4 million in 2023, primarily due to the increase in the unit room rate and occupancy rate of our hotels.

Our segment revenue from the strategic investment segment increased from US$20.4 million in 2022 to US$22.7 million in 2023, primarily due to (i) the increase in realized gain to the disposed investment from US$1.0 million in 2022 to US$50.5 million in 2023 resulting from the realized gain in derivative contracts of upside participation and profit distribution agreements and future settlement contract (as described in details in note 17 of TGE’s consolidated financial statements included herein), which contracts were terminated in 2023 and (ii) the increase in dividend income from US$6.4 million in 2022 to US$9.9 million in 2023. The increase was partially offset by the unrealized loss on our investments in the listed shares of Bank of Qingdao and Guangzhou Rural Commercial Bank and derivative financial instruments of US$37.8 million in year 2023, while an unrealized gain of US$13.0 million was recognized in 2022, due to fluctuation in the stock market affecting the fair value of these listed shares.

Cost of production and cost of hotel operation

Our cost of production and cost of hotel operation increased from US$3.2 million in 2022 to US$5.9 million in 2023.

Our cost of production increased from US$1.5 million in 2022 to US$3.8 million in 2023, mainly due to the additional cost incurred as a result of the expansion of L’Officiel into various jurisdictions such as Singapore and Malaysia since 2023 and our acquisition of The Art Newspaper in October 2023.

Our cost of hotel operation increased from US$1.7 million in 2022 to US$2.1 million in 2023, mainly due to the additional costs incurred to maintain the operation of services resulting from the increase in occupancy rate of our hotels.

Other income

Our other income marginally increased from US$0.5 million in 2022 to US$1.2 million in 2023.

Gain from a bargain purchase

Our gain from a bargain purchase decreased from US$4.8 million in 2022 to US$4.5 million in 2023. The gain from a bargain purchase in 2023 resulted from the acquisition of The Art Newspaper, while the gain in 2022 resulted from the acquisition of L’Officiel.

Other operating expenses

Our other operating expenses increased from US$3.5 million in 2022 to US$5.7 million in 2023, mainly due to an increase in depreciation as a result of the increase in the revalued amount of our hotel property.

Staff costs

Our staff costs increased from US$3.9 million in 2022 to US$7.9 million in 2023, mainly due to the increase in salaries as a result of our expansion.

Share of (losses) profits of joint ventures

Our share of profits of joint venture was US$0.8 million in 2022 and our share of losses of joint ventures was US$2.6 million in 2023. The difference was mainly due to the increase in depreciation of our hotel property and the increase in our hotel joint venture’s finance costs.

Finance costs

Our finance costs increased from US$2.6 million in 2022 to US$7.1 million in 2023, mainly due to (i) an increase in our borrowings and the interests payable thereon, and (ii) an increase in average interest rate charged by the banks due to global interest rate hike in 2023.

Income tax expense

Our income tax increased from US$0.6 million in 2022 to US$1.8 million in 2023, mainly due to the increase in the assessable profits generated from our operations.

Profit for the year

As a result of the foregoing, our profit decreased from US$23.1 million in 2022 to US$17.2 million in 2023.

Liquidity and Capital Resources

Cash Flows and Working Capital

The following table sets forth a summary of our cash flows for the years indicated.

	For the Year Ended December 31,
	2022	2023	2024
	US$	US$	US$
	(in thousands)
Net cash (used in) from operating activities	(1,421)	1,132	4,567
Net cash from investing activities	247	6,700	3,312
Net cash from (used in) financing activities	1,064	(2,472)	6,232
Net (decrease) increase in cash and cash equivalents	(110)	5,360	14,111
Cash and cash equivalents at beginning of year	1,268	1,208	6,121
Effect of foreign exchange rate changes	50	(447)	(254)
Cash and cash equivalents at end of year	1,208	6,121	19,978

To date, we have financed our operating and investing activities primarily through cash generated from operations, funding from our Controlling Shareholder and bank borrowings. We had cash and bank balances of US$6.1 million and US$20.0 million as of December 31, 2023 and December 31, 2024, respectively. Cash and bank balances include demand deposits at banks, earning interest at floating rates based on daily bank deposit rates for all the periods. The bank balances are deposited with creditworthy banks with no recent history of default.

In connection with the Business Combination, holders of 13,120,874 BSII Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately US$10.30 per share, for an aggregate redemption amount of approximately US$135.2 million, representing approximately 85.8% of the total BSII Class A Shares outstanding as of the Record Date. We raised gross cash proceeds of approximately US$22.5 million in connection with the Business Combination.

We may seek additional equity or debt financing in the future to satisfy capital requirements, respond to adverse developments or changes in our circumstances or unforeseen events or conditions, or fund organic or inorganic growth.

Subject to the AMTD Lock-up Obligations, the Selling Securityholders can sell, under this prospectus, up to (i) 57,401,944 Class A Ordinary Shares constituting approximately 88.7% of the total issued and outstanding Ordinary Shares (assuming exercise of all outstanding Warrants), and (ii) 11,120,000 Warrants, representing approximately 68.6% of our outstanding Warrants, as of the date of this prospectus. Subject to the AMTD Lock-up Obligations, AMTD Digital, AMTD IDEA Group, AMTD Group Inc. can sell all Ordinary Shares beneficially owned by them under this prospectus, being 37,756,286 Class A Ordinary Shares (including (i) 18,470,375 Class A Ordinary Shares and (ii) 19,285,911 Class A Ordinary Shares issuable upon the conversion of 19,285,911 Class B Ordinary Shares beneficially owned by AMTD Digital Inc.), and constituting approximately 58.4% of our issued and outstanding Ordinary Shares and represented 93.8% of the aggregate voting power of our total issued and outstanding share capital as of the date of this prospectus (assuming exercise of all outstanding Warrants), so long as the registration statement of which this prospectus forms a part is available for us. These shares were acquired at prices significantly below the current trading price of the Class A Ordinary Shares. Sales of a substantial number of Registered Securities, or the perception that those sales might occur, could result in a significant decline in the public trading price of our securities and could impair our ability to raise capital through the sale or issuance of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our securities. See “Risk Factors — Risks Relating to Our Securities — Future resales of Ordinary Shares issued to our shareholders and other significant shareholders may cause the market price of the Class A Ordinary Shares to drop significantly, even if our business is doing well.” The issuance and sale of additional equity would also result in further dilution to our shareholders. The incurrence of indebtedness would result in increasing fixed obligations and could result in operating covenants that would restrict our operations.

We will not receive any proceeds from any sale of the Registered Securities by the Selling Securityholders. We will receive proceeds of up to an aggregate of approximately US$186,530,000 from the exercise of the Warrants if all of the Warrants are exercised for cash. However, the exercise price of the Warrants is US$11.50 per share and the closing price of our Class A Ordinary Shares on the NYSE on June 23, 2025 was US$7.79 per ordinary share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the Class A Ordinary Shares, among other things. If the market price for the Class A Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. Holders of the Sponsor Warrants have the option to exercise the Sponsor Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more details in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for at least the next 12 months. After the Business Combination, we may decide to enhance our liquidity position or increase our cash reserve for future investments through additional financing. The issuance and sale of additional equity will result in further dilution to our shareholders. The incurrence of indebtedness will result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Operating Activities

Net cash generated from operating activities in 2024 was US$4.6 million. The difference between our profit before tax of US$46.4 million and operating cash inflow was primarily the result of (i) the adjustment of non-cash items of US$36.9 million, consisted primarily of US$24.8 million in gain on disposal of subsidiaries, US$8.7 million in dividend income, US$26.3 million in net fair value changes on financial assets at FVTPL, US$10.6 million in finance costs and US$11.7 million in depreciation; and (ii) a net increase in working capital by US$4.9 million. The net increase in working capital was primarily attributable to an increase in accounts receivable of US$3.7 million, a decrease in contract liabilities of US$0.2 million and an increase in prepayments, deposits and other receivables of US$2.4 million, partially offset by an increase in accounts payable of US$0.9 million and an increase in other payables and accruals of US$0.4 million.

Net cash generated from operating activities in 2023 was US$1.1 million. The difference between our profit before tax of US$19.1 million and operating cash inflow was primarily the result of (i) the adjustment of non-cash items of US$14.6 million, consisted mainly of realized gain in disposal of financial assets at FVTPL and derivative financial instruments of US$50.5 million and dividend income of US$9.9 million, partially offset by net fair value changes on financial assets at FVTPL of US$37.8 million and finance costs of 7.1 million; and (ii) a net increase in working capital by US$3.3 million. The net increase in working capital was primarily attributable to an increase in accounts receivable of US$1.8 million, a decrease in accounts payable of US$1.4 million, and a decrease in contract liability of US$0.9 million, partially offset by an increase in other payables and accruals of US$1.3 million.

Net cash used in operating activities in 2022 was US$1.4 million. The difference between our profit before tax of US$23.7 million and operating cash outflow was primarily the result of (i) the adjustment of non-cash items of US$21.9 million, consisted primarily of net fair value changes on financial assets at FVTPL of US$13.0 million, dividend income of US$6.4 million and gain from a bargain purchase of US$4.8 million, partially offset by finance costs of US$2.6 million; (ii) a net increase in working capital by US$3.3 million. The net increase in working capital was primarily attributable to a decrease in other payables and accruals of US$1.9 million, a decrease in accounts payable of US$1.6 million and an increase in accounts receivable of US$0.9 million, partially offset by an increase in contract liabilities of US$0.8 million.

Investing Activities

Cash generated from investing activities in 2024 was US$3.3 million, consisting primarily of the acquisition of subsidiaries of US$4.3 million, partially offset by the disposal of subsidiaries of US$1.0 million.

Cash generated from investing activities in 2023 was US$6.7 million, consisting primarily of net receipt from amounts due from joint ventures.

Cash generated from investing activities in 2022 was US$0.2 million due to the acquisition of subsidiaries.

Financing Activities

Cash generated from financing activities in 2024 was US$6.2 million, consisting primarily of net receipt from amount due to ultimate holding company of US$34.9 million, partially offset by interest paid of US$10.9 million and repayment paid to subsidiaries’ non-controlling shareholders of US$15.7 million.

Cash used in financing activities in 2023 was US$2.5 million, consisting primarily of interest paid of US$2.6 million and repayment to subsidiaries’ non-controlling shareholders of US$2.1 million, partially offset by net receipt from amount due to ultimate holding company of US$2.8 million.

Cash generated from financing activities in 2022 was US$1.1 million, consisting primarily of new bank borrowing raised of US$5.3 million and net receipt from amount due to ultimate holding company of US$3.7 million, partially offset by repayment to subsidiaries’ non-controlling shareholders of US$6.4 million and interest paid of US$1.6 million.

Material Cash Requirements

Our material cash requirements as of December 31, 2024 and any subsequent interim period primarily include (i) borrowings, (ii) amount due to our ultimate holding company, (iii) amounts due to non-controlling shareholders of our subsidiaries, and (iv) lease liabilities.

Our borrowings mainly comprise of secured bank borrowings of US$219.6 million, which are denominated in Hong Kong dollars, Singapore dollars and USD, and unsecured bank borrowings of US$25 thousands. Except for bank borrowings of US$11.0 million carrying a fixed-rate interest of 5.0% per annum, other bank borrowings carry variable interest rates with a weighted average contractual interest rate of 4.03% per annum as of December 31, 2024.

Our amount due to our ultimate holding company mainly consists of interest-free current account with our ultimate holding company. The amount will be waived by our ultimate holding company upon Closing.

Our amounts due to non-controlling shareholders of our subsidiaries consists of interest-free current account of US$63.0 million as of December 31, 2024. In August 2024, interest bearing balance of US$29.5 million was settled through the current account of our ultimate holding company and the non-controlling shareholders.

Our lease liabilities primarily consist of certain outstanding lease obligations of our offices.

The following table sets forth our material cash requirements as of December 31, 2024.

		Payment Due by Period
	Total	Within One Year	More Than One Year
	US$	US$	US$
	(in thousands, except percentages)
Bank borrowings	219,609	176	219,433
Amount due to ultimate holding company	102,622	—	102,622
Amount due to subsidiaries’ non-controlling shareholders	63,019	63,019	—
Lease liabilities	520	253	267
Total	385,770	63,448	322,322

Other than as shown above, we did not have any other significant capital and other commitments, long-term obligations or guarantees as of December 31, 2024.

To provide additional consideration to Black Spade II Public Shareholders, The Generation Essentials Group will make a cash payment equal to $1.25 multiplied by the number of BSII Class A Ordinary Shares held by eligible Black Spade II Public Shareholders on the Closing Date immediately before the Merger Effective Time (the “Non-Redemption Payment Amount”). This additional cash payment will be made no earlier than 60 days and no later than 90 days after the Closing Date. The aggregate Non-Redemption Payment Amount that we currently expect to pay to eligible Black Spade II Public Shareholders is US$1.7 million.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our combined financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Estimates

Impairment assessment of intangible assets

Determining whether intangible assets are impaired requires an estimation of the recoverable amount of the cash-generating unit to which intangible assets have been allocated, which is the higher of the value in use or fair value less costs of disposal. The value in use calculation requires us to estimate the future cash flows from the cash-generating unit and a suitable discount rate in order to calculate the present value. Where the actual future revenue is less than expected, or change in facts and circumstances which results in downward revision of future cash flows or upward revision of discount rate, a material impairment loss or further impairment loss may arise.

Revaluation measurement of properties

As at the end of the reporting period, our properties are stated at revalued amounts based on the valuation performed by independent qualified professional valuers. In determining the fair value, the valuers have based their valuation on income approach for respective properties, which involves certain estimates, including appropriate discount rates and market transactions of comparable properties, as appropriate. In relying on the valuation, our management has exercised its judgement and is satisfied that the methods of valuation adopted are appropriate for the relevant property and reflective of current market conditions.

Holding Company Structure

The Generation Essentials Group is a holding company with no material operations of its own. We conduct our operations through our subsidiaries in France, Italy, the U.S., Hong Kong, Malaysia and Singapore currently. As a result, although other means are available for us to obtain financing at the holding company level, our ability to pay dividends to the shareholders and to service any debt we may incur may depend upon dividends paid by our subsidiaries. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us.

Quantitative and Qualitative Disclosure about Market Risks

We have various financial assets and liabilities such as financial assets at FVTPL, accounts receivable, deposits and other receivables, amounts due from joint ventures, restricted cash, cash and bank balances, accounts payable, other payables and accruals, borrowings, amounts due to subsidiaries’ non-controlling shareholders and amount due to ultimate holding company.

The main risks arising from our financial instruments are price risk, foreign currency risk, interest rate risk, credit risk and liquidity risk. Our management manages and monitors these risks to ensure appropriate measures are implemented on a timely and effective manner.

Price Risk

Equity price risk is the risk that the fair values of equity investments decrease as a result of changes in the levels of equity indices and the value of individual securities. We are exposed to equity securities price risk because certain investments we held are classified in the combined statements of financial position as financial assets at FVTPL. Profit for the year would increase/decrease as a result of gains/losses on equity securities classified as financial assets at FVTPL.

As of December 31, 2022, 2023 and 2024, if there had been a 5% increase/decrease in the equity price of listed equity shares, included in financial assets at FVTPL, with all other variables held constant, our profit before tax would have been approximately US$5,524,000, US$3,603,000 and US$20,376,000, respectively.

We also had concentration risk in two listed equity shares as of December 31, 2022 and 2023. As of December 31, 2024, we had concentration risk in equity shares in AMTD Digital Inc. and two listed equity shares.

We entered into certain agreements in relation to the movement of the share price of the entirety of our holding of certain listed shares to reduce our exposure to the changes in fair value of financial assets. The derivative financial asset is initially recognized at fair value and are subsequently remeasured at fair value and any gains or losses arising from changes in fair value of derivative financial asset are taken directly to profit or loss.

No sensitivity analysis is prepared on unlisted equity shares and movie income right investments as our directors consider that the impact on the price risk is insignificant.

Foreign Currency Risk

We have certain transactions denominated in foreign currencies which are different from our functional currency, and therefore we are exposed to foreign currency risk. We currently do not have a foreign currency hedging policy. However, our management monitors foreign exchange exposure and will consider hedging significant foreign exchange exposure should the need arise.

Our key currency risk exposure primarily arises from accounts receivable, accounts payable and bank balances denominated in other currencies. As of December 31, 2022, 2023 and 2024, we had no significant exposure to foreign currency risk.

Interest Rate Risk

We are exposed to cash flow interest rate risk in relation to variable-rate bank balances and variable-rate borrowings. We aim at keeping borrowings at variable rates. We manage our interest rate exposures by assessing the potential impact arising from any interest rate movements based on interest rate level and outlook. Our management will review the proportion of borrowings in fixed and floating rates and ensure they are within reasonable range. Our cash flow interest rate risk exposure is insignificant.

Credit Risk

Credit risk refers to the risk that our counterparties default on their contractual obligations resulting in financial losses to us. Our credit risk exposures are primarily attributable to accounts receivable, bank balances and deposits and other receivables. Our directors consider that these credit risks are not significant.

Liquidity Risk

We aim to maintain cash and credit lines to meet its liquidity requirements. We finance our working capital requirements through a combination of funds generated from operations, loans and equity financing. Our liquidity risk exposures are primarily attributable to accounts payable, other payables and accruals, borrowings, amounts due to subsidiaries’ non-controlling shareholders, amount due to ultimate holding company.

Internal Control Over Financial Reporting

Prior to the consummation of the Business Combination, we had been a private company with limited accounting personnel and other resources with which to address our internal control. Our management has not completed an assessment of the effectiveness of our internal control and procedures over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our combined financial statements included in this prospectus, we and our independent registered public accounting firm did not identify any material weakness in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. We and they are required to do so only after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, control deficiencies may have been identified. See “Risk Factors — Risks Relating to Our Businesses and Industries in General — If we do not appropriately maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, we may be unable to accurately report our financial results and the market price of our securities may be adversely affected.”

As a company with less than US$1.235 billion in revenues for fiscal year of 2024, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2.2 of our combined financial statements included elsewhere in this prospectus.

MANAGEMENT

The following table sets forth certain information relating to our executive officers and directors as of the date of this prospectus. Our board of directors is comprised of four directors.

Directors and Executive Officers	Age	Position/Title
Feridun Hamdullahpur	70	Co-Chairperson of the Board of Directors and Independent Director
Joanne Shoveller	64	Co-Chairperson of the Board of Directors and Independent Director
Samuel Chau	43	Director and Chief Financial Officer
Calvin Choi	46	Director
Giampietro Baudo	46	Chief Executive Officer

Dr. Feridun Hamdullahpur is co-chairperson of the board of directors and an independent director of The Generation Essentials Group. Dr. Hamdullahpur is also the chairman of the executive management committee and an independent director of AMTD Digital Inc. and the chairman and independent director of AMTD IDEA Group. He currently serves as the Chancellor of International Business University. Dr. Hamdullahpur served as the sixth president and vice-chancellor of the University of Waterloo from 2010 to 2021. Prior to that, he served as a vice-president academic and provost at the University of Waterloo from September 2009 to September 2010. Dr. Hamdullahpur has served as a member of the strategic advisory board of Sorbonne University since 2014, and member of the international advisory board of King Abdulaziz University since 2017. He has served as chair of the Waterloo Global Science Initiative since 2016. In 2022, Dr. Hamdullahpur was named a member of the Order of Canada. In 2015, Dr. Hamdullahpur was appointed chair of the Leadership Council for Digital Infrastructure in Canada. Dr. Hamdullahpur was named a fellow of the Canadian Academy of Engineering in July 2014 and was awarded the Queen Elizabeth II Diamond Jubilee Medal in January 2013 in acknowledgement of his leadership in education and innovation. In 2019, he received the recognition of Knight of the order of Palmes Academiques awarded by the Republic of France. Dr. Hamdullahpur graduated from the Technical University of Istanbul with a bachelor’s degree in mechanical engineering in 1976 and a master’s degree in mechanical engineering from Technical University of Istanbul in 1979. Dr. Hamdullahpur received his Ph.D. in chemical engineer from the Technical University of Nova Scotia in 1985.

Joanne Shoveller is co-chairperson of the board of directors and an independent director of The Generation Essentials Group. She is also an independent director of AMTD Digital Inc. Ms. Shoveller has been the president and vice chancellor of International Business University since January 2022, and has served on the executive team of four higher education institutions, most recently as vice president of advancement at the University of Waterloo from 2017 to 2021. Prior to that, Ms. Shoveller held progressive roles in part-time and continuing education, university advancement and the Ivey Business School at Western University. In 1997 she was assigned to Hong Kong as part of the small team that founded Ivey’s Asian campus, executive MBA, research, case-writing and fundraising programs. In 2001 Ms. Shoveller influenced the successful closure of the Ivey Campaign then assumed leadership of the Ivey MBA program until 2004, diversifying and strengthening its student cohort and steering curriculum development. Ms. Shoveller led the advancement teams at the University of Guelph from 2004 to 2012 and INSEAD Business School in France from 2012 to 2016, building alumni, donor and corporate relations, multiplying charitable giving, contributing to strategic direction and launching two capital campaigns. With a strong focus on business — university partnerships, Ms. Shoveller has volunteered and consulted with organizations based in North America, Europe, Asia, Australia and Africa, from which she brings a rich international perspective to her work, along with unique insights into the student, faculty, employer and alumni experience. Ms. Shoveller holds a Bachelor of Arts from Wilfrid Laurier University, an MBA from Ivey Business School, Western University and achieved the ICD.D, June 2022 designation from the Institute of Corporate Directors, through the University of Toronto ICD-Rotman, Directors Education Program, April 2022.

Samuel Chau is a director and the chief financial officer of The Generation Essentials Group. Mr. Chau was admitted to the partnership of Deloitte Touche Tohmatsu in 2016, and has over 20 years of professional experience in providing assurance, business advisory, and capital market services to companies. Mr. Chau obtained his bachelor’s degree in business administration in The University of Hong Kong in 2001. Mr. Chau is currently a fellow member of Hong Kong Institute of Certified Public Accountants and member of The Institute of Chartered Accountants in England and Wales.

Dr. Calvin Choi is a director of The Generation Essentials Group. He is also the Global Chairman of L’Officiel, and The Art Newspaper. Calvin was awarded “Knight — Order of Arts and Letters” by the Ministry of Culture of France in 2022. He was named “Asia FinTech Leader”, “Singapore FinTech Leader” and “Top 10 FinTech Leader” respectively in 2019 to 2021 by the Singapore Fintech Association; granted “Outstanding Contribution Award (Individual)” by the conference of “Pilot 9+2: First Guangdong-Hong Kong-Macao Greater Bay Area Development Forum” held by Hong Kong Ta Kung Wen Wei Media Group in 2021; named “Asia’s Most Influential” by the Tatler in 2021; selected as a “Young Global Leader” by the World Economic Forum in 2017; and awarded by the Institutional Investor magazine as one of the global “Fintech Finance 35” in 2016. He was granted the degree Doctor of Laws honoris causa, and the “International Alumni Achievement Award” by the University of Waterloo in 2021 and 2019, respectively. He was also awarded as the Honorary Professorship by the International Business University in 2024. Calvin currently serves as the Honorary President of the Hong Kong Federation of Journalists.

Giampietro Baudo is the chief executive officer of The Generation Essentials Group. He is the Global Chief Content Oﬃcer of L’Officiel and the Editor in Chief of L’Oﬃciel Italia Publishing SRL. He joined TGE in 2019 from Esquire Italia where he has served as the Editor in Chief since 2017, launching and managing one of the world’s leading men’s fashion publications (in his tenure at Hearst Magazines Italia he worked closely to the board also for the feminine magazine Elle and Marie Claire plus on digital launch of Harper’s Bazaar Italia). Previously he was the Editor in Chief of MF Fashion, the one and only European daily newspaper about fashion and luxury, where he continues to be contributor go with the BLACKSTAGE weekly column. During his career he has been, also, Managing Editor of L’Uomo Vogue, Vogue Sport and Vogue Tessuti, Editor at large of Vogue Italia, EIC of MFF-Magazine for Fashion and MFF-Magazine for Living, Curator of the exhibition “Eccellenza Italia” in China, Creative Director of Ladies and contributor to System magazine, Elle and Vogue Italia. He is also part of the jury/committee for CFDA-The Council of Fashion Designers of America, BFC-British fashion council, CNMI-Camera nazionale della moda Italiana, ITS-International Talent Support and many other international fashion awards.

Board of Directors

The board of directors of The Generation Essentials Group consists of four directors. The Amended Articles provide that the minimum number of directors shall be three and the exact number of directors shall be determined from time to time by The Generation Essentials Group board of directors.

A director is not required to hold any shares in The Generation Essentials Group by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with TGE is required to declare the nature of his or her interest at a board meeting. Subject to applicable stock exchange rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement in which such director may be interested provided that (a) the nature of his/her interest is declared at a meeting of the directors, either specifically or by way of a general notice, and such director’s vote may be counted in the quorum at any meeting of directors at which any such contract or proposed contract or arrangement is considered, and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee.

The directors may exercise all the powers of the company to raise or borrow money, mortgage, or charge its undertaking, property, and assets (present or future), uncalled capital or any part thereof, and to issue debentures, debenture stock, bonds, or other securities, whether outright or as collateral security for any debt, liability, or obligation of our company or of any third party.

No The Generation Essentials Group non-employee director has a service contract with The Generation Essentials Group that provides for benefits upon termination of service.

Committees of the Board of Directors

We have established an audit committee, a compensation committee, and a nominating and corporate governance committee under our board of directors and have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

The audit committee consists of Dr. Feridun Hamdullahpur and Joanne Shoveller. Dr. Feridun Hamdullahpur is the chairperson of the audit committee. Dr. Feridun Hamdullahpur satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Dr. Feridun Hamdullahpur and Joanne Shoveller satisfies the requirements for an “independent director” within the meaning of Section 303A of the Corporate Governance Rules of the NYSE and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The audit committee oversees The Generation Essentials Group accounting and financial reporting processes. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of TGE’s accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

The compensation committee consists of Dr. Feridun Hamdullahpur and Joanne Shoveller. Joanne Shoveller is the chairperson of the compensation committee. Each of Dr. Feridun Hamdullahpur and Joanne Shoveller satisfies the requirements for an “independent director” within the meaning of Section 303A of the Corporate Governance Rules of the NYSE.

The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to The Generation Essentials Group directors and executive officers. The Generation Essentials Group chief executive officer may not be present at any committee meeting during which his or her compensation is deliberated. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for The Generation Essentials Group chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of The Generation Essentials Group non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Dr. Feridun Hamdullahpur and Joanne Shoveller. Dr. Feridun Hamdullahpur is the chairperson of the nominating and corporate governance committee. Each of Dr. Feridun Hamdullahpur and Joanne Shoveller satisfies the requirements for an “independent director” within the meaning of Section 303A of the Corporate Governance Rules of the NYSE.

The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become directors of The Generation Essentials Group and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, directors owe fiduciary duties to the company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in the company’s best interests. Directors must also exercise their powers only for a proper purpose, exercise their powers fairly as between different sections of shareholders and exercise independent judgement. Directors should not improperly fetter the exercise of future discretion nor put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Directors also have a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to The Generation Essentials Group, directors of The Generation Essentials Group must ensure compliance with The Generation Essentials Group memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. The Generation Essentials Group has the right to seek damages if a duty owed by its directors is breached. A shareholder may in certain circumstances have rights to seek damages in the name of the company if a duty owed by its directors is breached.

Appointment and Removal of Directors

The Amended Articles provide that all directors may be appointed by ordinary resolution and removed by ordinary resolution. The Amended Articles also provide that the directors may, by the affirmative vote of a simple majority of the remaining directors, appoint any person to be a director so as to fill a casual vacancy or as an addition to the existing board of director. Directors of The Generation Essentials Group are generally not subject to a term of office and will hold office until such time as he or she resigns his office by notice in writing to The Generation Essentials Group, is removed from office by ordinary resolution or is otherwise disqualified from acting as a director or removed in accordance with the Amended Articles.

The office of a director shall be vacated if, amongst other things, such director (a) becomes bankrupt or makes any arrangement or composition with his or her creditors, (b) dies or is found to be or becomes of unsound mind, (c) resigns his or her office by notice in writing to The Generation Essentials Group, (d) without special leave of absence from the board, is absent from meetings of the board for three consecutive meetings, and the board resolves that his or her office be vacated; or (e) is removed from office pursuant to any other provision of the Amended Articles.

Foreign Private Issuer Status

We are an exempted company limited by shares incorporated in 2023 under the laws of the Cayman Islands. We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to applicable stock exchange rules. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, our shareholders will receive less or different information about us than a shareholder of a U.S. domestic public company would receive.

We are a non-U.S. company with foreign private issuer status and is listed on NYSE. Applicable stock exchange rules permit a foreign private issuer like us to follow the corporate governance practices of the home country of The Generation Essentials Group. Certain corporate governance practices in the Cayman Islands, which is The Generation Essentials Group home country, may differ significantly from applicable corporate governance listing standards. Among other things, we are not required to have:

●	a majority of the board of directors consist of independent directors;

●	a compensation committee consisting of independent directors;

●	a nominating committee consisting of independent directors; or

●	regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, we currently have a majority-independent compensation committee and nominating and corporate governance committee. Subject to the foregoing, we rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements applicable to U.S. domestic public companies.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We seek to conduct business ethically, honestly, and in compliance with applicable laws and regulations. Our Code of Business Conduct and Ethics sets out the principles designed to guide our business practices — compliance, integrity, respect and dedication. The code applies to all directors, officers, employees and extended workforce. Relevant sections of the code also apply to members of The Generation Essentials Group board of directors. We expect our suppliers, contractors, consultants, and other business partners to follow the principles set forth in our code when providing goods and services to us or acting on our behalf.

Compensation of Directors and Executive Officers

For the year ended December 31, 2024, we paid an aggregate of US$0.3 million in cash and benefits to our executive officers as a group and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers. Some of our subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance and other statutory benefits, and a housing provident fund.

For information regarding share awards granted to our directors and executive officers, see the section entitled “— Share Incentive Plan.”

Employment Agreements and Indemnification Agreements

Each of our executive officers is party to an employment agreement with us. Under these agreements, the employment of each of executive officers is for a specified time period, and may be terminated for cause, at any time and without advance notice or compensation, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case of termination, we will provide severance payments to the relevant executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The employment may also be terminated without cause upon three-month advance written notice. The executive officer may resign at any time with three-month advance written notice.

Each of our executive officers has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any confidential information of ours or trade secrets, any confidential information or trade secrets of our customers or prospective customers, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs, and trade secrets which they conceive, develop, or reduce to practice during the executive officer’s employment with us and to assign all right, title, and interest in them to us, and assist us in obtaining and enforcing patents, copyrights, and other legal rights for these inventions, designs, and trade secrets.

In addition, each of our executive officers has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (a) approach any of our suppliers, clients, customers, or contacts or other persons or entities introduced to the executive officer in his or her capacity as our representative for the purpose of doing business with such persons or entities that will harm the business relationships between us and these persons or entities, (b) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor, or otherwise, any of such competitors, without our express consent; or (c) seek directly or indirectly, to solicit the services of any of our employees on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our director or officer.

Share Incentive Plan

We adopted the 2025 Share Incentive Plan at the Closing, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. The maximum aggregate number of ordinary shares that may be issued under the 2025 Share Incentive Plan is initially 875,255, being 3% of the total number of Class A Ordinary Shares outstanding as of the Closing Date.

The following paragraphs summarize the principal terms of the 2025 Share Incentive Plan.

Type of Awards. The 2025 Share Incentive Plan permits the awards of options, restricted shares, restricted share units or other equity incentive awards pursuant to the authorizations of the administrator under the 2025 Share Incentive Plan.

Plan Administration. The Generation Essentials Group’s board of directors or a committee of one or more members of the board (or such other administrator to which such committee delegates all of its authority) administers the 2025 Share Incentive Plan. The administrator of 2025 Share Incentive Plan determines, among other things, the eligibility of individuals to receive awards, the type and number of awards to be granted to each eligible individual, and the terms and conditions of each award.

Award Agreement. Each award granted under the 2025 Share Incentive Plan is evidenced by an award agreement.

Eligibility. We may grant awards to employees, consultants and directors. The general scope of eligible individuals shall be determined by the Committee.

Vesting Schedule. In general, the administrator determines the vesting schedule, if any, which is specified in the award agreement.

Exercise of Options. The exercise price per share subject to an option shall be determined by the administrator and set forth in the award agreement which may be a fixed price or a variable price related to the fair market value of the shares; provided, however, that no option may be granted to an individual subject to taxation in the United States at less than the fair market value on the date of grant, without compliance with Section 409A of the Code, or the holder’s consent.

Transfer Restrictions. Awards may not be transferred in any manner by the holder other than in accordance with the exceptions provided in the 2025 Share Incentive Plan, such as transfers to us or transfers upon the death of the holder, pursuant to such conditions and procedures as the administrator may establish.

Termination and Amendment of the 2025 Share Incentive Plan. Unless terminated earlier, the 2025 Share Incentive Plan has a term of 10 years. The Committee has the authority to terminate, amend or modify the plan.

Awards Granted

No awards were granted under the 2025 Share Incentive Plan as of the date of this prospectus.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus:

●	each person who beneficially owns 5.0% or more of the outstanding Shares;

●	each person who is an executive officer or director; and

●	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of Warrants or any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The total number of Shares issued and outstanding as of the date of this prospectus is 54,804,126 (comprising 29,175,159 Class A Ordinary Shares, 19,285,911 Class B Ordinary Shares and 6,343,056 Preferred Shares). As of the date of this prospectus, 16,220,000 Warrants exercisable into 16,220,000 Class A Ordinary Shares are outstanding.

	Ordinary Shares Beneficially Owned
	Class A ordinary shares	Class B ordinary shares	Preferred shares	% of total ordinary shares	% of voting power
Directors and Executive Officers(1):
Feridun Hamdullahpur	—	—	—	—	—
Joanne Shoveller	—	—	—	—	—
Samuel Chau	—	—	—	—	—
Calvin Choi	—	—	—	—	—
Giampietro Baudo	—	—	—	—	—
All Directors and Executive Officers as a Group
5.0% Shareholders:
AMTD Group Inc.(2)	18,470,375	19,285,911	6,243,056	77.9	97.4
AMTD IDEA Group(3)	18,425,068	19,285,911	6,243,056	77.8	97.4
AMTD Digital Inc.(4)	—	19,285,911	6,343,056	39.8	93.0
South Horizon Oceans (Group) Co. Inc.(5)	3,253,714	—	—	6.7	0.8

Notes:

*	Holders of Class A Ordinary Shares and Class B Ordinary Shares will at all times vote together as a single class on all resolutions submitted to a vote by the members of The Generation Essentials Group (including ordinary resolutions and special resolutions). Each holder of Class A Ordinary Shares will be entitled to one vote per share and each holder of Class B Ordinary Shares will be entitled to 20 votes per share on all matters submitted to them for a vote. Each Class B Ordinary Share will be convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares will not be convertible into Class B Ordinary Shares under any circumstances. Holders of Preferred Shares are entitled to vote only on transactions that may result in a change of control of The Generation Essentials Group, in which case holders of Preferred Shares must vote as a separate class and no change of control transaction may proceed unless and until so approved.

(1)	The business address for the directors and executive officers of The Generation Essentials Group is 66 rue Jean-Jacques Rousseau 75001 Paris, France.

(2)	Represents (i) 45,307 Class A Ordinary Shares directly held by AMTD Group Inc., (ii) 18,425,068 Class A Ordinary Shares directly held by AMTD IDEA Group; (iii) 19,285,911 Class B Ordinary Shares directly held by AMTD Digital Inc., and (iv) 6,343,056 Preferred Shares directly held by AMTD Digital Inc. AMTD Group is a British Virgin Islands company, with its registered address at the offices of Conyers Trust Company (BVI) Limited, Commerce House, Wickhams Cay I, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110. The board of directors of AMTD Group consists of Mr. Marcellus Wong and Dr. Feridun Hamdullahpur.

(3)	Represents (i) 18,425,068 Class A Ordinary Shares directly held by AMTD IDEA Group, (ii) 19,285,911 Class B Ordinary Shares directly held by AMTD Digital Inc, and (iii) 6,343,056 Preferred Shares directly held by AMTD Digital Inc. AMTD IDEA Group is a Cayman Islands company whose registered address is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The board of directors of AMTD IDEA Group consists of Dr. Feridun Hamdullahpur, Dr. Timothy Tong, Dr. Annie Koh, Marcellus Wong, and Raymond Yung. AMTD IDEA Group is dual-listed on the NYSE and SGX and controlled by AMTD Group Inc.

(4)	Represents 19,285,911 Class B Ordinary Shares and 6,343,056 Preferred Shares directly held by AMTD Digital Inc., a Cayman Islands company whose registered address is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The board of directors of AMTD Digital Inc. consists of Dr. Timothy Tong, Dr. Feridun Hamdullahpur and Joanne Shoveller. AMTD Digital Inc. is listed on the NYSE and controlled by AMTD IDEA Group.

(5)	Represents 1,464,944 Class A Ordinary Shares held by South Horizon Oceans (Group) Co. Inc., a Cayman Islands company whose registered address of is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Island. South Horizon Oceans (Group) Co. Inc. is owned by L.R. Capital China Growth II Company Limited.

SELLING SECURITYHOLDERS

This prospectus relates to, among other things, the registration and resale by the Selling Securityholders of up to (A) 57,401,944 Class A Ordinary Shares, which include (i) 3,235,714 Class A Ordinary Shares beneficially owned by South Horizon Oceans (Group) Co. Inc. and 1,464,944 Class A Ordinary Shares beneficially owned by Radisson Everton Venture Fund, which were originally acquired prior to the Closing Date; (ii) 18,425,068 Class A Ordinary Shares beneficially owned by AMTD IDEA Group, 45,307 Class A Ordinary Shares beneficially owned by AMTD Group Inc. and 19,285,911 Class A Ordinary Shares issuable upon the conversion of 19,285,911 Class B Ordinary Shares beneficially owned by AMTD Digital Inc., which were originally acquired prior to the Closing Date; (iii) 3,825,000 Sponsor Shares issued to the Sponsor Shareholders on the Closing Date in exchange for the Class B ordinary shares of Black Spade II; and (iv) 11,120,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants which warrants subsequently distributed to certain members of the Sponsor, and (B) 11,120,000 Sponsor Warrants. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.

The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares or Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. However, we cannot advise you as to whether the Selling Securityholders will, in fact, sell any or all of such Ordinary Shares or Warrants. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of some or all of their Ordinary Shares or Warrants since the date on which the information in the following table is presented, including in transactions exempt from or not subject to the registration requirements of the Securities Act.

The table below sets forth the aggregate number of Ordinary Shares and Warrants beneficially owned by the Selling Securityholders immediately prior to the offering, the aggregate number of Ordinary Shares and Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the aggregate number of Ordinary Shares and Warrants beneficially owned by the Selling Securityholders after the Registered Securities are sold. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is based upon information provided by the Selling Securityholders. Certain selling securityholders may also beneficially own securities indirectly through their beneficial ownership of securities held directly by other selling securityholders included in the table below. In the table set forth below, such beneficial ownership is only included for the direct owner of such securities to avoid double counting, but is reflected in the footnotes for the other applicable beneficial owners of such securities.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

	Securities Owned Before the Offering		Securities to be Sold		Securities Owned After the Offering
Name of Selling Securityholders	Ordinary Shares	Warrants	Ordinary Shares	Warrants	Ordinary Shares	Warrants
Black Spade Sponsor LLC II(1)	3,266,217	11,120,000	3,266,217	11,120,000	—	—
Po Yi Patsy Chan(2)	17,739	—	17,739	—	—	—
Russell William Galbut(3)	17,739	—	17,739	—	—	—
Sek Yan Ho(4)	21,287	—	21,287	—	—	—
Wing Hong Sammy Hsieh(5)	17,739	—	17,739	—	—	—
Chung Yik Lee(6)	21,287	—	21,287	—	—	—
Luxi Li(7)	21,287	—	21,287	—	—	—
Robert Steven Moore(8)	17,739	—	17,739	—	—	—
Shing Joe Kester Ng(9)	88,696	—	88,696	—	—	—
Chi Wai Dennis Tam(10)	177,391	—	177,391	—	—	—
Richard Kirby Taylor(11)	88,696	—	88,696	—	—	—
Yuen Wai Samuel Tsang(12)	44,348	—	44,348	—	—	—
Chiu Yi Zoe Tse(13)	24,835	—	24,835	—	—	—
South Horizon Oceans (Group) Co. Inc.(14)	3,235,714	—	3,235,714	—	—	—
Radisson Everton Venture Fund(15)	1,464,944	—	1,464,944	—	—	—
AMTD Group Inc.(16)	45,307	—	45,307	—	—	—
AMTD IDEA Group(17)	18,425,068	—	18,425,068	—	—	—
AMTD Digital Inc.(18)	19,285,911	—	19,285,911	—	—	—
Total	46,281,944	11,120,000	46,281,944	11,120,000	—	—

Notes:

(1)	Includes 11,120,000 Class A Ordinary Shares issuable upon the exercise of the Warrants. Black Spade Sponsor LLC II, Black Spade II’s sponsor, is the record holder of the shares reported herein. The Sponsor is managed by three managers, each of whom has one vote, and the approval of two of the three managers is required to approve an action of the Sponsor. No individual manager exercises voting or dispositive control over any of the securities held by the Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the Sponsor. Based upon the foregoing analysis, no individual manager of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them are deemed to have or share beneficial ownership of such shares. The registered office address of Black Spade Sponsor LLC II is Appleby Global Services (Cayman) Limited, PO Box 500, 71 Fort Street, Grand Cayman, KY1-1106, Cayman Islands.

(2)	The address of Po Yi Patsy Chan is Flat A, 27/F, Tower 2, Larvotto, 8 Ap Lei Chau Praya Road, Ap Lei Chau, Hong Kong.

(3)	The address of Russell William Galbut is 800 1st Street Unit 1, Miami Beach, FL 33139.

(4)	The address of Sek Yan Ho is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(5)	The address of Wing Hong Sammy Hsieh is Room 23, Floor 16, Block A, Fontana Garden, Ka Ning Path, Hong Kong.

(6)	The address of Chung Yik Lee is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(7)	The address of Luxi Li is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(8)	The address of Robert Steven Moore is 6250 Hollywood Boulevard, Unit 11I, Los Angeles, CA 90028.

(9)	The address of Shing Joe Kester Ng is Unit A, 4/F, 5-7 Magazine Gap Road, The Peak, Hong Kong.

(10)	The address of Chi Wai Dennis Tam is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(11)	The address of Richard Kirby Taylor is 1/F, 20 Stanley Mound Road, Stanley, Hong Kong.

(12)	The address of Yuen Wai Samuel Tsang is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(13)	The address of Chiu Yi Zoe Tse is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(14)	The address of South Horizon Oceans (Group) Co. Inc. is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.

(15)	The address of Radisson Everton Venture Fund is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.

(16)	The address of AMTD Group Inc. is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(17)	The address of AMTD IDEA Group is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.

(18)	The address of AMTD Digital Inc.is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions in Connection with the Business Combination

Shareholders Support and Lock-Up Agreement and Deed

Concurrently with the execution of the Business Combination Agreement, Black Spade II, The Generation Essentials Group and the then shareholders of The Generation Essentials Group entered into a shareholder support and lock-up agreement and deed (the “TGE Shareholders Support Agreement”), pursuant to which each such shareholder agreed to, among other things, (i) attend any shareholder meeting of The Generation Essentials Group to establish a quorum for the purpose of approving the Business Combination, and (ii) vote the shares of The Generation Essentials Group and any other securities acquired by such shareholder in favor of approving the transactions contemplated by the Business Combination Agreement and the ancillary agreements.

In addition, pursuant to the TGE Shareholders Support Agreement, each of AMTD Digital, AMTD IDEA Group and AMTD Group Inc. (each, a “Lock-Up Obligor”) also agreed not to transfer or sell, during a period of three (3) years from and after the Closing Date, subject to customary exceptions, (i) any Ordinary Shares or other equity securities of The Generation Essentials Group held by such Lock-Up Obligor immediately after the Closing (including the Earnout Shares), excluding any Ordinary Shares acquired in open market transactions after the Closing, (ii) any Ordinary Shares received by such Lock-Up Obligor upon the exercise, conversion or settlement of options or warrants held by such Lock-Up Obligor immediately after Closing (along with such options or warrants themselves), and (iii) any equity securities of The Generation Essentials Group issued or issuable with respect to any securities referenced in clauses (i) through (ii) by way of share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

Sponsor Support Agreement and Deed

Concurrently with the execution of the Business Combination Agreement, The Generation Essentials Group, Black Spade II, Sponsor and certain other holders of BSII II Class B Ordinary Shares and BSII Private Warrants (each, and together with the Sponsor, the “Sponsor Parties”) entered into a sponsor support agreement and deed (the “Sponsor Support Agreement”), pursuant to which each Sponsor Party agreed to, among other things, (i) attend an extraordinary general meeting of holders of BSII Shares (including any permitted adjournment or postponement) to establish a quorum for the purpose of approving the Business Combination, and (ii) vote the BSII Class B Ordinary Shares, and any other BSII securities acquired by such Sponsor Party in favor of approving the transactions contemplated by the Business Combination Agreement and the ancillary agreements.

In addition, pursuant to the Sponsor Support Agreement, from the Closing until the date falling two years after the Closing Date, for so long as the Sponsor and its affiliates collectively hold at least 5% of the issued and outstanding ordinary shares of The Generation Essentials Group, the Sponsor shall be entitled to appoint up to two non-voting observers to the board of directors of The Generation Essentials Group, and, for so long as the Sponsor and its affiliates collectively hold at least 3% but less than 5% of the issued and outstanding ordinary shares of The Generation Essentials Group, the Sponsor shall be entitled to appoint one non-voting observer to the board of directors of The Generation Essentials Group.

Registration Rights Agreement

At the Closing, The Generation Essentials Group, certain shareholders of The Generation Essentials Group, the Sponsor and certain affiliates of the Sponsor entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which The Generation Essentials Group agrees to use its reasonable best efforts to file a shelf registration statement with respect to the registrable securities defined therein within 30 days of the Closing. Pursuant to the Registration Rights Agreement, the Sponsor, AMTD Digital Inc., AMTD IDEA Group, AMTD Group Inc., and certain other current equity holders of Black Spade II and certain other current equity holders of The Generation Essentials Group may request to sell all or a portion of their registrable securities in an underwritten offering; provided that The Generation Essentials Group is only obligated to effect an underwritten takedown if such underwritten offering will include registrable securities proposed to be sold with a total offering price reasonably expected to exceed, in the aggregate, $7,500,000. The Generation Essentials Group also agrees to provide customary “piggyback” registration rights. The Registration Rights Agreement provides that TGE should pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.

Assignment, Assumption and Amendment Agreement

At the Closing, The Generation Essentials Group, Black Spade II and Continental Stock Transfer & Trust Company entered into an assignment, assumption and amendment agreement (the “Assignment, Assumption and Amendment Agreement”) of that certain warrant agreement, dated August 27, 2024, by and between Black Spade II and Continental Stock Transfer & Trust Company (the “BSII Warrant Agreement”), pursuant to which, among other things, effective as of the Merger Effective Time, Black Spade II assigned to The Generation Essentials Group, and The Generation Essentials Group assumed, all of Black Spade II’s rights, title, interests, liabilities and obligations under the BSII Warrant Agreement.

Certain Relationships and Related Person Transactions

We generated US$2,888,000, US$2,726,000 and US$2,737,000 of marketing income from AMTD Group Inc. in 2022, 2023 and 2024.

Employment Agreements and Indemnification Agreements

See “Management— Employment Agreements and Indemnification Agreements.”

Share Incentive Plans

See “Management— Share Incentive Plan.”

License Agreement between TGE and AMTD Group Inc.

See “Business— Intellectual Property — Intellectual Property License Agreement with AMTD Group Inc.”

TAXATION

The following summary of the material Cayman Islands and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. The Cayman Islands are a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of Ordinary Shares, nor will gains derived from the disposal of Ordinary Shares be subject to Cayman Islands income or corporation tax.

Under the laws of the Cayman Islands, no stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands or if the transfer documents are executed in or brought into the Cayman Islands.

U.S. Federal Income Tax Considerations

General

The following is a discussion of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition Class A Ordinary Shares and Warrants (collectively, the “Securities”). This summary addresses only U.S. Holders that hold Securities as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment) and assumes that any distributions made (or deemed made) by us on the Securities and any consideration received (or deemed received) by us on the sale or other taxable disposition of Securities will be in U.S. dollars. This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

●	our officers or directors;

●	financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies or real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more of our shares, by vote or value, or that will actually or constructively own five percent or more of our voting shares or five percent or more of the total value of any class of our shares;

●	persons that acquired Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with the performance of services;

●	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the U.S. to which the income from the Securities is attributable;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Securities being taken into account in an applicable financial statement;

●	persons that hold the Securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

●	persons whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, any alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold the Securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds the Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding the Securities and persons that are treated as partners of such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of Securities in light of their particular circumstances.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF SECURITIES. HOLDERS OF SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

As used herein, a “U.S. Holder” is a beneficial owner of the Securities who or that is, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States,

●	a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

●	an estate whose income is subject to U.S. federal income tax regardless of its source, or

●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on Class A Ordinary Shares

As stated under “Dividend Policy”, we do not intend to pay any dividends or pay distributions in the near future. If we do make a distribution of cash or other property to a U.S. Holder of the Class A Ordinary Shares, however, subject to the PFIC rules discussed below, such distributions will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Ordinary Shares. Because we does not expect to determine its earnings and profits on the basis of U.S. federal income tax principles, it is expected that any distribution paid by us will generally be reported as a dividend.

With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if Class A Ordinary Shares are readily tradable on an established securities market in the United States, provided that we are not a PFIC (or treated as a PFIC with respect to a particular U.S. Holder) in the taxable year in which the dividend was paid or the preceding taxable year and certain holding period and other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to Class A Ordinary Shares.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Class A Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution is generally not taxable to U.S. Holders of Warrants. However, the U.S. Holders of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of Class A Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Class A Ordinary Shares that is taxable to the U.S. Holders of such Class A Ordinary Shares as a distribution as described above under “— Taxation of Dividends and Other Distributions on Class A Ordinary Shares.” Such a constructive distribution to the U.S. Holders of the warrants would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of the increase in the interest. A U.S. Holder’s adjusted tax basis in a Warrant would generally be increased to the extent any such constructive distribution is treated as a dividend.

Taxation on the Disposition of the Securities

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of the Securities, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in such securities.

Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. The deductibility of capital losses is subject to various limitations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules discussed below and except as discussed below regarding a cashless exercise, a U.S. Holder will generally not recognize gain or loss upon the exercise of a Warrant. A Class A Ordinary Share acquired pursuant to the exercise of n Warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the Warrant, increased by the amount paid to exercise the Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Share will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the Warrant. Such loss will be long-term capital loss if, at the time of the expiration, the holding period in the Warrants is more than one year. The deductibility of capital losses is subject to limitations.

Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under current U.S. federal income tax law, the treatment of such a cashless exercise is unclear. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the Class A Ordinary Shares received would generally equal the U.S. Holder’s tax basis in the Warrants. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares received on exercise would be treated as commencing on the date of exercise of the Warrants or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the Class A Ordinary Share received will include the holding period of the Warrant.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered a portion of the Warrants to be exercised with an aggregate fair market value equal to the exercise price for the remaining portion of the total number of warrants to be exercised. In this case, the U.S. Holders would recognize gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. A U.S. Holder’s tax basis in the Class A Ordinary Shares received would equal the sum of the U.S. Holder’s initial investment in the portion of the Warrants deemed to be exercised (i.e., the U.S. Holder’s purchase price for such Warrants (or the portion of such U.S. Holder’s purchase price for units that is allocated to such Warrants)) and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares would commence on the date of exercise of the Warrants or the day following the date of exercise of the Warrants. We expect a cashless exercise of Warrants to be treated as a recapitalization for U.S. federal income tax purposes. However, there can be no assurance which, if any, of the alternative tax characterizations and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Warrants.

Subject to the PFIC rules described below, if we redeem Warrants for cash pursuant to the redemption provisions of the Warrants or purchase Warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition of such Warrants by the U.S. Holder, taxed as described above under “— Taxation on the Disposition of the Securities.”

PFIC Considerations

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value (a “Look-Through Subsidiary”), is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including such foreign corporation’s pro rata share of the assets of any Look-Through Subsidiary (and excluding the value of the shares held in such corporation), are held for the production of, or produce, passive income (for these purposes including cash and cash equivalents). Passive income generally includes dividends (excluding any dividends received from a Look-Through Subsidiary), interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and net gains from the disposition of passive assets.

PFIC Status of TGE

Based on the current and anticipated value of the assets and the composition of the income and assets, including goodwill and other unbooked intangibles, of TGE and its subsidiaries, TGE does not currently expect to be a PFIC for the current taxable year ending December 31, 2025 or foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year on the basis of the composition of the income and assets, which may fluctuate, of TGE and its subsidiaries, and, thus, is subject to change. Accordingly, there can be no assurance that TGE or any of its subsidiaries will not be a PFIC for any taxable year. Furthermore, fluctuations in the market price of the Class A Ordinary Shares may cause TGE to become a PFIC because the value of its assets, including goodwill and other unbooked intangibles, for purposes of the asset test may be determined by reference to the market price of the Class A Ordinary Shares, which may be volatile. Additionally, under circumstances where TGE’s income from activities that produce passive income significantly increases relative to income from activities that produce non-passive income, or where TGE determines not to deploy significant amounts of cash for active purposes, TGE’s risk of becoming a PFIC may substantially increase.

Application of PFIC Rules

If TGE is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder’s Class A Ordinary Shares, respectively, then such holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to such Shares unless the U.S. Holder makes a “mark-to-market” election as described below.

It is not entirely clear how various aspects of the PFIC rules apply to the Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in Treasury regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final Treasury regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed Treasury regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). U.S. Holders should consult their tax advisors regarding the possible application of the Proposed PFIC Option Regulations to the Warrants. The following discussion assumes that the Proposed PFIC Option Regulations will apply to the Warrants.

The Default PFIC Regime applies with respect to:

●	Any gain recognized by the U.S. Holder on the sale or other disposition of such Securities; and

●	any “excess distribution” made to the U.S. Holder with respect to such Securities (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of such Securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such Securities).

●	Under the Default PFIC Regime:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for such Securities;

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of TGE’s first taxable year as a PFIC in which the U.S. Holder held such Shares (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”), will be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes (or has made) a valid mark-to-market election with respect to Shares for such holder’s First PFIC Holding Year, such holder will generally not be subject to the Default PFIC Regime in respect of such shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income for each year that TGE is treated as a PFIC the excess, if any, of the fair market value of such shares at the end of its taxable year over the adjusted basis in such shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of such shares over the fair market value of such shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in such shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of such shares in a taxable year in which TGE is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year. Currently, a mark-to-market election may not be made with respect to any Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election under their particular circumstances.If TGE is a PFIC and, at any time, has an equity interest in any foreign entity that is classified as a PFIC, U.S. Holders of the Securities would generally be deemed to own a proportionate amount (by value) of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if TGE receives a distribution from, or disposes of all or part of TGE’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions. A mark-to-market election generally would not technically be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

We do not intend to provide information necessary for U.S. Holders to make a “qualified electing fund” election under Section 1295 of the Code which, if available, would result in tax treatment different from (and generally less adverse than) the Default PFIC regime described above.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a market-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. The rules dealing with PFICs and the elections described above are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders should consult their own tax advisors concerning the application of the PFIC rules under their particular circumstances.

THE RULES DEALING WITH PFICS ARE COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

DESCRIPTION OF SHARE CAPITAL

The following description of the material terms of our securities includes a summary of specified provisions of the Amended Articles. This description is qualified by reference to the Amended Articles. All capitalized terms used in this section are as defined in the Amended Articles, unless elsewhere defined herein.

The Generation Essentials Group is a Cayman Islands exempted company with limited liability and its affairs are governed by the Amended Articles, the Cayman Islands Companies Act, and the common law of the Cayman Islands.

The authorized share capital of The Generation Essentials Group consists of 1,887,814,313,346.23 shares of a par value of US$0.0000000264856557377049 each, consisting of 1,791,048,851,868.47 Class A Ordinary Shares, 72,816,437,663.4429 Class B Ordinary Shares, and 23,949,023,814.3133 non-voting redeemable preferred shares (the “Preferred Shares”). All Ordinary Shares issued and outstanding at the consummation of the Business Combination will be fully paid and non-assessable.

The following are summaries of material provisions of the Amended Articles and the Cayman Islands Companies Act insofar as they relate to the material terms of the Shares.

Ordinary Shares

General

Holders of Class A Ordinary Shares and Class B Ordinary Shares will generally have the same rights except for voting and conversion rights. The Generation Essentials Group maintains a register of its shareholders and a shareholder will be entitled upon request to a share certificate.

Dividends

The holders of Ordinary Shares will be entitled to such dividends as the board of directors may in its discretion lawfully declare from time to time, or as shareholders of The Generation Essentials Group may declare by ordinary resolution. Class A Ordinary and Class B Ordinary Shares rank equally as to dividends and other distributions. Dividends may be paid either in cash or in specie.

Holders of Preferred Shares shall not be entitled to any dividends for a period of twelve (12) months after June 3, 2025, being the date of effectiveness of the Amended Articles.

Voting Rights

In respect of all matters upon which holders of Ordinary Shares are entitled to vote, each Class A Ordinary Share will be entitled to one vote and each Class B Ordinary Share will be entitled to 20 votes. Voting at any meeting of shareholders will be decided by way of a poll and not by way of a show of hands. A poll shall be taken in such manner as the chairperson of the meeting directs and the result of a poll shall be deemed to be the resolution of the meeting.

Class A Ordinary Shares and Class B Ordinary Shares will vote together on all matters as a single class except as otherwise required by law. An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast, while a special resolution will require not less than two-thirds of votes cast, in each case by such shareholders entitled to vote and present in person or by proxy or (in the case of corporations) by their duly authorized representatives. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all members entitled to vote. A special resolution will be required for important matters such as a change of name or making changes to the memorandum and articles of association of The Generation Essentials Group.

Holders of Preferred Shares shall only on any transaction that may result in a Change of Control (as defined in the Amended Articles), be entitled to cast one (1) vote per Preferred Share and shall vote at a separate general meeting of the holders of the Preferred Shares. Save for the above and except as provided in the Amended Articles, each Preferred Share shall not be entitled to vote on any other matters subject to a vote at general meetings of TGE.

Optional and Mandatory Conversion

Each Class B Ordinary Share will be convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares will not be convertible into Class B Ordinary Shares under any circumstances.

Upon any transfer of Class B Ordinary Shares by a holder thereof to any person other than Dr. Calvin Choi or any other person designated by Dr. Calvin Choi, each such Class B Ordinary Share will automatically and immediately convert into one Class A Ordinary Share.

Holders of Preferred Shares are not entitled to any conversion rights under the Amended Articles.

Transfer of Shares

Subject to applicable laws, including securities laws, and the restrictions contained in the Amended Articles and to any lock-up agreements to which a shareholder may be a party, any shareholders may transfer all or any of their Class A Ordinary Shares, Class B Ordinary Shares or Preferred Shares by an instrument of transfer in the usual or common form or any other form approved by the board of directors.

Class B Ordinary Shares may be transferred only to Dr. Calvin Choi and any other person designated by Dr. Calvin Choi and any Class B Ordinary Shares transferred otherwise will be converted into Class A Ordinary Shares as described above. See “— Optional and Mandatory Conversion.”

The board of directors may decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with The Generation Essentials Group accompanied by the certificate for the shares to which it relates (if any) and such other evidence as the board of directors of The Generation Essentials Group may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class or series of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; or

●	a fee of such maximum sum as the applicable stock exchange may determine to be payable, or such lesser sum as the board of directors of The Generation Essentials Group may from time to time require, is paid to The Generation Essentials Group in respect thereof.

If the board of directors refuses to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Liquidation

The Class A Ordinary Shares and Class B Ordinary Shares will rank equally upon occurrence of any liquidation or winding up of The Generation Essentials Group, in the event of which assets of The Generation Essentials Group will be distributed to, or the losses will be borne by, shareholders in proportion to the par value of the shares held by them.

Holders of Preferred Shares shall, in the event of a liquidation, winding-up or dissolution of The Generation Essentials Group, be entitled, prior and in preference to holders of the Class A Ordinary Shares and Class B Ordinary Shares, to the distribution of the assets of The Generation Essentials Group available for distribution in the amount of the Preferred Shares Liquidation Preference (as defined in the Amended Articles) (ratably based on the Preferred Shares held by each holder thereof), and the assets (if any) available for distribution after the full distribution of the Preferred Shares Liquidation Preference shall be distributed ratably among holders of the Class A Ordinary Shares and Class B Ordinary Shares.

Calls on Shares and Forfeiture of Shares

The board of directors of The Generation Essentials Group may from time to time make calls upon shareholders for any amounts unpaid on their shares in The Generation Essentials Group. The shares in The Generation Essentials Group that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption of Shares

Subject to the provisions of the Cayman Islands Companies Act, The Generation Essentials Group may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or The Generation Essentials Group. The redemption of such shares will be effected in such manner and upon such other terms as The Generation Essentials Group may, by either the board of directors or by the shareholders by ordinary resolution, determine before the issue of the shares.

Variations of Rights of Shares

If at any time the share capital of The Generation Essentials Group is divided into different classes of shares, all or any of the rights attached to any class (subject to any rights or restrictions for the time being attached to any class or series,) may only be materially and adversely varied with the consent in writing of the holders of all of the issued shares of that class or series or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class or series where at least one-third (1/3) in nominal or par value amount of the issued shares of that class are present (provided that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum).

General Meetings of Shareholders

The Generation Essentials Group may (but shall not be obliged to) in each calendar year hold an annual general meeting. The annual general meeting shall be held at such time and place as the board of directors may determine. At least seven calendar days’ notice shall be given for any general meeting. The chairperson of the board of directors or the board of directors of The Generation Essentials Group may call extraordinary general meetings. The board of directors must convene an extraordinary general meeting upon the requisition of shareholders holding at least one third of the votes that may be cast at such meeting. One or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third (1/3) of all votes attaching to all shares in issue and entitled to vote at such general meeting present shall be a quorum for all purposes; provided, that the presence in person or by proxy of holders of a majority of Class B Ordinary Shares shall be required in any event.

Inspection of Books and Records

The board of directors will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of The Generation Essentials Group will be open to the inspection by shareholders, and no shareholder will otherwise have any general right of inspecting any account or book or document of The Generation Essentials Group except as required by law or the Amended Articles or authorized by the board of directors.

Changes in Capital

The Generation Essentials Group may from time to time by ordinary resolution:

●	increase its share capital by new shares of such amount as it thinks expedient;

●	consolidate and divide all or any share capital into shares of a larger amount than existing shares;

●	sub-divide its existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

●	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

The Generation Essentials Group may by special resolution reduce its share capital or any capital redemption reserve fund in any manner permitted by the Cayman Islands Companies Act.

Warrants

As a result of the Business Combination, each BSII Warrant outstanding immediately prior thereto was assumed by The Generation Essentials Group and converted into a Warrant. Each Warrant will continue to have and be subject to substantially the same terms and conditions as were applicable to the BSII Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions). A summary description of the Warrants is set forth below.

Public Warrants

Each whole Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on July 4, 2025, being 30 days after the consummation of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of Class A Ordinary Shares. This means only a whole Warrant may be exercised at a given time by a Warrant holder. No fractional Warrants will be issued upon separation of Units and only whole Warrants will trade. The Warrants will expire five years consummation of the Business Combination, at 5:00 p.m., New York City time on June 4, 2030, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the Warrants, such as the registration statement to which this prospectus forms a part, is then effective and a prospectus relating thereto is current, subject to we satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue a Class A Ordinary Share upon exercise of a Warrant unless the Class A Ordinary Share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

We have agreed to use our best efforts to file with the SEC the registration statement to which this prospectus forms a part and will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A Ordinary Shares until the Warrants expire or are redeemed, as specified in the Warrant Agreement. If the Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If the registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants is not effective within 60 business days after the closing of the Business Combination, holders of Warrants may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In the case of a cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the excess of the “fair market value” less the exercise price of the Warrants by (y) the fair market value. The “fair market value” as used in this paragraph means the volume-weighted average price of the Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the date on which the notice of exercise is received by the Warrant agent.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Redemption of Warrants. After the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the private placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and

●	if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may not exercise our redemption right if the issuance of Class A Ordinary Shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. If and when the Warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem Warrants even if the holders are otherwise unable to exercise their Warrants.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described below under the heading “— Warrants — Public Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of Class A Ordinary Shares issuable upon the exercise of the Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” by (y) the fair market value. For this purpose, “fair market value” means the average reported last sale price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Ordinary Shares to be received upon exercise of the Warrants, including the “fair market value” in such case.

Anti-dilution Adjustments. If the number of outstanding Class A Ordinary Shares is increased by a capitalization or share dividend payable in Class A Ordinary Shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, subdivision or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase Class A Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) one minus the quotient of (x) the price per Class A Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to holders of the Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities into which the Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Ordinary Share in respect of such event.

If the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division, or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.

Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ours as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of Class A Ordinary Shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A Ordinary Shares, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of Class A Ordinary Shares in such a transaction is payable in the form of Class A Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.

The Warrant Agreement provides that (a) the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in this prospectus, or defective provision, (ii) removing or reducing our ability to redeem the Public Warrants and, if applicable, a corresponding amendment to our ability to redeem the Sponsor Warrants, or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants under the Warrant Agreement in any material respect; (b) the terms of the Warrants may be amended with the vote or written consent of at least 50% of the then outstanding Public Warrants and Sponsor Warrants, voting together as a single class, to allow for the Warrants to be, or continue to be, as applicable, classified as equity in our financial statements; and (c) all other modifications or amendments to the Warrant Agreement with respect to (i) the Public Warrants require the vote or written consent of holders of at least 50% of the then outstanding Public Warrants, and (ii) the Sponsor Warrants require the vote or written consent of holders of at least 50% of the then outstanding Sponsor Warrants.

Warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their Warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A Ordinary Shares to be issued to the Warrant holder.

Subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Sponsor Warrants

The Sponsor Warrants (including the Class A Ordinary Shares issuable upon exercise of the Sponsor Warrants) are not transferable, assignable or saleable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions to certain officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor, its members or their respective permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Sponsor Warrants on a cashless basis. If the Sponsor Warrants are held by holders other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Except as described below, the Sponsor Warrants have terms and provisions that are identical to those of the Public Warrants. The Sponsor Warrants will not be redeemable by us and may be exercisable on a cashless basis.

If holders of the Sponsor Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Sponsor Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Sponsor Warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the Sponsor Warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the volume-weighted average price of the Class A Ordinary Shares for the 10 trading days ending on the 10th trading day prior to the date on which the notice of Sponsor Warrants exercise is sent to the warrant agent.

Exempted Company

The Generation Essentials Group is an exempted company with limited liability incorporated under the laws of Cayman Islands. The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Act;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 or 30 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of England. In addition, the Cayman Islands Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.

Mergers and Similar Arrangements. The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette, among other formalities. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Cayman Islands Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Cayman Islands Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

The Cayman Islands Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Cayman Islands Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Cayman Islands Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Cayman Islands Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Amended Articles provide that that we shall indemnify our directors, secretaries and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such persons in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in the Amended Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and the Amended Articles provide that a resolution in writing signed by all the shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of The Generation Essentials Group (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of The Generation Essentials Group duly convened and held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Amended Articles allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, the Amended Articles do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but the Amended Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Amended Articles, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under the Amended Articles, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is removed from office pursuant to other provisions of the Amended Articles.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Amended Articles, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the consent in writing of the holders of all of the issued shares of that class or series or the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class or series.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, the Amended Articles may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by the Amended Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Recent Sales of Unregistered Securities

In the past three years, The Generation Essentials Group issued the following securities. The Generation Essentials Group believes that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary shares
AMTD Digital Inc.	October 25, 2024	5,108 ordinary shares	Issue upon swapping the shares of World Media and Entertainment Group Inc.
AMTD IDEA Group	October 25, 2024	4,880 ordinary shares	Issue upon swapping the shares of World Media and Entertainment Group Inc.
AMTD Group Inc.	October 25, 2024	12 ordinary shares	Issue upon swapping the shares of World Media and Entertainment Group Inc.
South Horizon Oceans (Group) Co. Inc.	November 2, 2024	857 ordinary shares	US$50.8 million
Radisson Everton Venture Fund	November 14, 2024	388 ordinary shares	US$23.0 million
AMTD Digital Inc.	November 26, 2024	1,680 non-voting redeemable ordinary shares	US$100.0 million

In connection with the Business Combination and on the Closing Date, The Generation Essentials Group issued 23,171,033 Class A Ordinary Shares, 19,285,911 Class B Ordinary Shares and 6,343,056 Preferred Shares to then existing shareholders of The Generation Essentials Group as a part of the Recapitalization.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 16,220,000 Class A Ordinary Shares issuable upon the exercise of the Warrants. We are also registering the resale by the Selling Securityholders of up to (A) 57,401,944 Class A Ordinary Shares, which include (i) 3,235,714 Class A Ordinary Shares beneficially owned by South Horizon Oceans (Group) Co. Inc. and 1,464,944 Class A Ordinary Shares beneficially owned by Radisson Everton Venture Fund, which were originally acquired prior to the Closing Date; (ii) 18,425,068 Class A Ordinary Shares beneficially owned by AMTD IDEA Group, 45,307 Class A Ordinary Shares beneficially owned by AMTD Group Inc. and 19,285,911 Class A Ordinary Shares issuable upon the conversion of 19,285,911 Class B Ordinary Shares beneficially owned by AMTD Digital Inc., which were originally acquired prior to the Closing Date; (iii) 3,825,000 Sponsor Shares issued to the Sponsor Shareholders on the Closing Date in exchange for the Class B ordinary shares of Black Spade II; and (iv) 11,120,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants which warrants subsequently distributed to certain members of the Sponsor, and (B) 11,120,000 Sponsor Warrants. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the Selling Securityholders.

The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Registered Shares to be made directly or through agents. The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus, and each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sale. However, there can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus.

We will receive proceeds of up to an aggregate of approximately US$186,530,000 from the exercise of the Warrants if all of the Warrants are exercised for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the Class A Ordinary Shares, among other things. If the market price for the Class A Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. Holders of the Sponsor Warrants have the option to exercise the Sponsor Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

We will not receive any proceeds from any sale by the Selling Securityholders of the securities being registered hereunder. The aggregate proceeds to the Selling Securityholders will be the aggregate purchase price of the securities sold less any discounts and commissions borne by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of our Class A Ordinary Shares or Warrants. The Class A Ordinary Shares are listed on the NYSE under the trading symbol “TGE” and the Warrants are listed on the NYSE American under the trading symbol “TGE WS.”

The Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with applicable stock exchange rules;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

●	distribution to employees, members, limited partners or stockholders of the Selling Securityholder or its affiliates by pledge to secure debts and other obligations;

●	delayed delivery arrangements;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on NYSE, NYSE American or any other exchange or market. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time or for any other reason.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement will be or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part may be, prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the Selling Securityholders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

To the extent required, we will use our best efforts to file a post-effective amendment to the registration statement of which this prospectus is part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information, and this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

We may suspend the sale of the Registered Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s Class A Ordinary Shares or Warrants or such other agreement(s), the Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the Selling Securityholders for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus or post-effective amendment to name specifically such person as a Selling Securityholder.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement or post-effective amendment in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

If any of the Selling Securityholders use an underwriter or underwriters for any offering, we will name such underwriter or underwriters, and set forth the terms of the offering, in a prospectus supplement pertaining to such offering and, except to the extent otherwise set forth in such prospectus, the applicable Selling Securityholders will agree in an underwriting agreement to sell to the underwriter(s), and the underwriter(s) will agree to purchase from the Selling Securityholders, the number of shares set forth in such prospectus supplement. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by one or more underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise set forth in such prospectus supplement, the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or the Selling Securityholders or perform services for us or the Selling Securityholders, in the ordinary course of business.

Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

In order to facilitate the offering of the securities, any underwriters, broker-dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters, broker-dealers or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters, broker-dealers or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, broker-dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may also authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

In effecting sales, underwriters, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Underwriters, broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

A Selling Securityholder may enter into derivative transactions with third parties, including hedging transactions with broker-dealers or other financial institutions, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan, pledge or grant security interest in some or all of the securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify certain Selling Securityholders against certain liabilities, including liabilities under the Securities Act with respect to their Registered Securities and these Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. We and/or these Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

EXPENSES RELATED TO THE OFFERING

We estimate the following expenses in connection with the offer and sale of our Class A Ordinary Shares and Warrants by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	US$	66,953
Legal fees and expenses		*
Accountants’ fees and expenses		*
Printing expenses		*
Miscellaneous costs		*
Total		*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

We have been represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. Conyers Dill & Pearman Pte. Ltd. has advised us on certain legal matters as to Cayman Islands law including the issuance of the ordinary shares offered by this prospectus, Skadden, Arps, Slate, Meagher & Flom LLP has advised us on the validity of Warrants under New York law.

EXPERTS

The combined financial statements of The Generation Essentials Group as of and for the years ended December 31, 2022, 2023 and 2024, have been included herein in reliance upon the report of Assentsure PAC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Black Spade Acquisition II Co as of December 31, 2024 and for the period from May 9, 2024 (inception) through December 31, 2024 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

The Generation Essentials Group is incorporated under the laws of the Cayman Islands. Service of process upon The Generation Essentials Group and upon its directors and officers named in this prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.

We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

We have also been advised by our Cayman Islands legal counsel that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against us under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 of which this prospectus forms a part under the Securities Act that registers the Registered Securities that may be offered under this prospectus from time to time. The registration statement on Form F-1, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Registered Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at https://www.sec.gov. Our website address is https://www.thegenerationessentials.com. The information on, or that can be accessed through, our website is not part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. You should direct requests for those documents to:

The Generation Essentials Group
66 rue Jean-Jacques Rousseau
75001 Paris, France
+33 (0) 1 7673 2800

Unaudited Financial Statements
Balance Sheets as of March 31, 2025 (Unaudited) and December 31, 2024	F-23
Unaudited Condensed Statement of Operations for the Three Months Ended March 31, 2025	F-24
Unaudited Condensed Statement of Changes in Shareholders’ Deficit for the Three Months Ended March 31, 2025	F-25
Unaudited Condensed Statement of Cash Flows for the Three Months Ended March 31, 2025	F-26
Notes to Unaudited Condensed Financial Statements	F-27 to F-41

THE GENERATION ESSENTIALS GROUP

Page(s)
Report of Independent Registered Public Accounting Firm (PCAOB Id No. 6783)	F-42
Audited Consolidated Financial Statements
Consolidated Statements of Profit or Loss and Other Comprehensive Income for the Years Ended December 31, 2022, 2023 and 2024	F-43
Consolidated Statements of Financial Position as of December 31, 2022, 2023 and 2024	F-44
Consolidated Statements of Changes in Equity for the Years Ended December 31, 2022, 2023 and 2024	F-45 to F-47
Consolidated Statements of Cash Flows for the Years Ended December 31, 2022, 2023 and 2024	F-48 to F-49
Notes to the Consolidated Financial Statements for the Years Ended December 31, 2022, 2023 and 2024	F-50 to F-101

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Black Spade Acquisition II Co

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Black Spade Acquisition II Co. as of December 31, 2024, the related statements of operations, changes in shareholders’ deficit and cash flows for the period from May 9, 2024 (inception) through December 31, 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and the results of its operations and its cash flows for the period from May 9, 2024 (inception) through December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2024.

New York, NY

March 4, 2025

PCAOB Number 100

BLACK SPADE ACQUISITION II CO

BALANCE SHEET

DECEMBER 31, 2024

Assets
Current assets
Cash	$2,117,016
Prepaid expenses and other current assets	133,094
Total current assets	2,250,110
Cash held in Trust Account	155,345,149
Total Assets	$157,595,259

Liabilities and Shareholders’ Deficit
Current Liabilities
Due to related party	$41,286
Accrued expenses	1,096,908
Total current liabilities	1,138,194
Deferred underwriting fee	4,302,000
Total Liabilities	5,440,194

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 15,300,000 shares at redemption value of approximately $10.15 per share	155,345,149

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,500,000 shares authorized; none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 150,000,000 shares authorized; none issued or outstanding (excluding 15,300,000 shares subject to possible redemption)	—
Class B ordinary shares, $0.0001 par value; 15,000,000 shares authorized; 3,825,000 shares issued and outstanding	382
Additional paid-in capital	—
Accumulated deficit	(3,190,466)
Total Shareholders’ Deficit	(3,190,084)
Total Liabilities and Shareholders’ Deficit	$157,595,259

The accompanying notes are an integral part of these financial statements.

BLACK SPADE ACQUISITION II CO

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MAY 9, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

General and administrative expenses	$1,485,361
Loss from operations	(1,485,361)

Other income
Bank interest income	20,785
Change in over-allotment liability	221,227
Interest earned on cash held in Trust Account	2,475,445
Total other income	2,717,457

Net income	$1,232,096

Weighted average shares outstanding, Class A redeemable ordinary shares	8,038,983
Basic and diluted net income per share, Class A ordinary shares	$0.11

Weighted average shares outstanding, Class B ordinary shares	3,599,168
Basic net income per share, Class B ordinary shares	$0.11

Weighted average shares outstanding, Class B ordinary shares	3,617,902
Diluted net income per share, Class B ordinary shares	$0.11

The accompanying notes are an integral part of these financial statements.

BLACK SPADE ACQUISITION II CO

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE PERIOD FROM MAY 9, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – May 9, 2024 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	4,312,500	431	24,569	—	25,000
Sale of 11,120,000 Private Placement Warrants	—	—	—	—	5,560,000	—	5,560,000
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	(6,084,431)	(4,455,304)	(10,539,735)
Fair Value of Public Warrants at issuance	—	—	—	—	555,900	—	555,900
Allocated value of transaction costs to Class A shares	—	—	—	—	(56,087)	—	(56,087)
Forfeiture of Founder Shares	—	—	(487,500)	(49)	49	—	—
Removal of the over-allotment liability and recording of partial over-allotment close	—	—	—	—	—	32,742	32,742
Net income	—	—	—	—	—	1,232,096	1,232,096
Balance – December 31, 2024	—	$—	3,825,000	$382	$—	$(3,190,466)	$(3,190,084)

(1)	Includes an aggregate of up to 562,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On September 26, 2024, the underwriters partially exercised their over-allotment option to purchase an additional 300,000 units at a purchase price of $10.00 per Unit, and forfeited their option to purchase an additional 1,950,000 units. As a result, 487,500 Founder Shares were forfeited on September 26, 2024 (see Note 5).

The accompanying notes are an integral part of these financial statements.

BLACK SPADE ACQUISITION II CO

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MAY 9, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

Cash Flows from Operating Activities:
Net income	$1,232,096
Adjustments to reconcile net income to net cash used in operating activities:
Payment of general and administrative costs through promissory note	58,059
Interest income on cash held in Trust Account	(2,475,445)
Change in fair value of over-allotment liability	(221,227)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(133,094)
Accounts payable and accrued expenses	1,096,908
Due to related party	41,286
Net cash used in operating activities	(401,417)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	$(153,000,000)
Cash withdrawn from Trust Account for working capital purposes	130,296
Net cash used in investing activities	(152,869,704)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	$150,340,000
Proceeds from sale of Private Placements Warrants	5,560,000
Repayment of promissory note – related party	(193,720)
Payment of offering costs	(318,143)
Net cash provided by financing activities	155,388,137

Net Change in Cash	2,117,016
Cash – Beginning of period	—
Cash – End of period	$2,117,016

Non Cash investing and financing activities:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Deferred offering costs paid through promissory note – related party	$135,661
Deferred underwriting fee payable	$4,302,000

The accompanying notes are an integral part of these financial statements.

BLACK SPADE ACQUISITION II CO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2024

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Black Spade Acquisition II Co (the “Company”) was incorporated in the Cayman Islands on May 9, 2024. The Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company, and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2024, the Company had not commenced any operations. All activity for the period from May 9, 2024 (inception) through December 31, 2024 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on August 23, 2024. On August 29, 2024, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $150,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 11,000,000 warrants (the “Private Placement Warrants”) at a price of $0.50 per Private Placement Warrant, in a private placement to Black Spade Sponsor LLC II, the Company’s sponsor (the “Sponsor”), generating gross proceeds of $5,500,000, which is described in Note 4.

The Company had granted the underwriters in the Initial Public Offering, a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments, if any (“Over-Allotment Units”). On September 26, 2024, the underwriters exercised a portion of the option and purchased 300,000 Over-Allotment Units, generating gross proceeds of $3,000,000. In connection with the partial exercise of the over-allotment option, the Sponsor purchased an additional 120,000 Private Placement Warrants at a purchase price of $0.50 per Private Placement Warrant, generating additional gross proceeds to the Company of $60,000. The underwriters have forfeited the option to purchase the remaining 1,950,000 Units.

Transaction costs amounted to $7,440,804, consisting of $2,660,000 of cash underwriting fee (net of $400,000 underwriters’ reimbursement), $4,302,000 of deferred underwriting fee (see additional discussion in Note 6), and $478,804 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Following the closing of the Initial Public Offering, on August 29, 2024, and the partial over-allotment close on September 26, 2024, an amount of $153,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants was placed in the trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act and/or held as cash or cash items (including in demand deposit accounts), as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, including interest earned on the funds held in the trust account (net of amounts withdrawn to fund the working capital requirements, including for payment of any income taxes and up to $100,000 to pay dissolution expenses, subject to an annual limit of 10% of interest earned on funds held in the trust account (“permitted withdrawals”)). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to possible redemption were recorded at a redemption value and were classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the U.S. Securities and Exchange Commission’s (“SEC”) “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

If the Company has not completed a Business Combination within 24 months from the closing of the Initial Public Offering (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the Proposed Public Offering) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less funds withdrawn for any permitted withdrawals), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts were included with the other funds held in the Trust Account that was available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn for any permitted withdrawals, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Liquidity and Capital Resources

As of December 31, 2024, the Company had $2,117,016 in cash and working capital of $1,111,916. In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern, “as of December 31, 2024, the Company has sufficient funds for the working capital needs of the Company until a minimum of one year from the date of issuance of these financial statements. The Company cannot be assured that its plans to consummate an Initial Business Combination will be successful.

The Company does not believe it will need to raise additional funds in order to meet the expenditure required for operating its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $2,117,016 in cash and no cash equivalents as of December 31, 2024.

Cash held in Trust Account

As of December 31, 2024, the assets held in the Trust Account were cash in a demand deposit account, amounting to $155,345,149. For the period from May 9, 2024 (inception) through December 31, 2024, the Company withdrew $130,296 of interest earned on the cash held in the Trust Account, for working capital purposes.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to Class A ordinary shares. Offering costs allocated to Class A ordinary shares were charged to temporary equity and offering costs allocated to the Public and Private Placement Warrants were charged to shareholders’ deficit as Public and Private Placement Warrants after management’s evaluation were accounted for under equity treatment.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements’ recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits, and no amounts accrued for interest and penalties as of December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The underwriters’ over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and was accounted for as a liability pursuant to ASC 480, with the changes in fair value of the over-allotment liability recorded in the statements of operations.

Warrant Instruments

The Company accounts for the Public and Private Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values.

Class A Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and an accumulated deficit. Accordingly, as of December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. As of December 31, 2024, the Class A ordinary shares subject to redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$153,000,000
Less:
Proceeds allocated to Public Warrants	(555,900)
Proceeds allocated to the over-allotment option	(253,969)
Class A ordinary shares issuance costs	(7,384,717)
Plus:
Remeasurement of carrying value to redemption value	10,539,735
Class A Ordinary Shares subject to possible redemption, December 31, 2024	$155,345,149

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, (i) Class A Ordinary Shares and non-redeemable Class A Ordinary Shares and (ii) Class B ordinary shares, par value of $0.0001 per share (the “Class B Ordinary Shares, and together with the Class A Ordinary Shares, the “Ordinary Shares”). Income and losses are shared pro rata between the two classes of shares. Net income per Ordinary Share is calculated by dividing the net income by the weighted average shares of Ordinary Shares outstanding for the respective period.

The calculation of diluted net income did not consider the effect of the 5,100,000 Public Warrants underlying the Units sold in the Initial Public Offering (including the consummation of the over-allotment) and the 11,120,000 Private Placement Warrants to purchase an aggregate of 16,220,000 shares of Class A Ordinary Shares in the calculation of diluted income per ordinary share, because their exercise is contingent upon future events. Accretion associated with the redeemable Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income per Ordinary Share (in dollars, except per share amounts):

	For the Year Ended December 31, 2024
	Class A	Class B
Basic net income per ordinary share:
Numerator:
Allocation of net income	$851,063	$381,033
Denominator:
Basic weighted average ordinary shares outstanding	8,038,983	3,599,168
Basic net income per ordinary share	$0.11	$0.11

Diluted net income per ordinary share:
Numerator:
Allocation of net income	$849,695	$382,401
Denominator:
Diluted weighted average ordinary shares outstanding	8,038,983	3,617,902
Diluted net income per ordinary share	$0.11	$0.11

Recent Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 since fiscal year ended December 31, 2024 (Note 10).

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on August 29, 2024, the Company sold 15,000,000 Units, at a price of $10.00 per Unit. On September 26, 2024, the underwriters purchased an additional 300,000 Units pursuant to the partial exercise of the over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $3,000,000.

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 11,000,000 Private Placement Warrants at a price of $0.50 per Private Placement Warrant ($5,500,000 in the aggregate). In connection with the partial exercise of the over-allotment option, the Sponsor purchased an additional 120,000 Private Placement Warrants at a purchase price of $0.50 per Private Placement Warrant, generating additional gross proceeds to the Company of $60,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants (including Class A ordinary shares issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or saleable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On May 21, 2024, the Sponsor purchased 4,312,500 of the Company’s Class B ordinary shares (the “Founder Shares”) in exchange for a capital contribution of $25,000 that was paid by the Sponsor for deferred offering costs. The Founder Shares include an aggregate of up to 562,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On September 26, 2024, the underwriters partially exercised their over-allotment option and purchased an additional 300,000 Units. Due to the partial exercise and the decision to forfeit the remaining option, 487,500 Class B ordinary shares were forfeited and the Sponsor subsequently holds 3,825,000 Founder Shares.

On August 20, 2024, the Sponsor transferred a total of 630,000 Founder Shares to directors, officers and certain employees of Sponsor’s affiliates, at a price of $0.006 per share. The sale of the Founders Shares to each of the directors, officers and certain employees of Sponsor’s affiliates is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 630,000 shares granted to the directors, officers and certain employees of Sponsor’s affiliates was $1,096,200 or $1.74 per share. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2024, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) six months after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Due to Related Party

As of December 31, 2024, the balance of due to related party was $41,286, consists of the unpaid administrative service fee $40,000 as described below and reimbursement payable to the management of $1,286.

Promissory Note — Related Party

On May 21, 2024, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $250,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2024, or (ii) the consummation of the Initial Public Offering. Prior to the closing of the Initial Public Offering, the Company withdrew $193,720 under the Promissory Note, which was fully repaid subsequent to the closing of the Initial Public Offering, on September 5, 2024. As of December 31, 2024, there were no outstanding borrowings under the Promissory Note and the note is no longer available.

Administrative Services Agreement

The Company entered into an agreement, commencing on August 23, 2024, through the earlier of the consummation of the initial Business Combination and liquidation, to pay Sponsor $20,000 per month for office space, utilities and secretarial and administrative support services. For the period from May 9, 2024 (inception) through December 31, 2024, the Company incurred $86,000 in fees for these services, of which $40,000 was unpaid and included in due to related party in the accompanying balance sheet as of December 31, 2024.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $0.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2024, there were no amounts outstanding under the Working Capital Loans.

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risk and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 2,250,000 additional Units to cover overallotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On September 26, 2024, the underwriters purchased an additional 300,000 Units pursuant to the partial exercise of the over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $3,000,000. The underwriters have forfeited the option to purchase the remaining 1,950,000 Units.

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or 2%, or $3,000,000 in aggregate, paid at the closing of the Initial Public Offering. The underwriters paid the Company an aggregate amount of $400,000 at the closing of the Initial Public Offering as reimbursement to the Company for certain of its expenses and fees incurred in connection with the Initial Public Offering. Additionally, the underwriters were entitled to a cash underwriting discount of $60,000 for the partial over-allotment exercise, which closed and was paid on September 26, 2024. In addition, the underwriters were entitled to a deferred fee of up to $0.30 per Unit, or 3% of the gross proceeds of the offering, or up to $4,302,000 in the aggregate (including the partial over-allotment exercised which closed on September 26, 2024). The deferred fee will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,500,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 150,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of December 31, 2024, there were no Class A ordinary shares issued or outstanding, excluding 15,300,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 15,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. On May 21, 2024, 4,312,500 Class B ordinary shares were issued, of which an aggregate of up to 562,500 Class B ordinary shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On September 26, 2024, the underwriters partially exercised their over-allotment option and purchased an additional 300,000 Units. Due to the partial exercise and the decision to forfeit the remaining option, 487,500 Class B ordinary shares were forfeited, and the Sponsor subsequently holds 3,825,000 Founder Shares at December 31, 2024.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholder except as otherwise required by law. In connection with the initial business combination, the Company may enter into a shareholders’ agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of this offering.

The Class B ordinary shares will convert into Class A ordinary shares concurrently with or immediately following the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issuable upon conversion of the Class B ordinary shares issued and outstanding upon the completion of the Initial Public Offering, plus (iii) the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including securities issued or issuable pursuant to forward purchase agreements or backstop arrangements the Company may enter into prior to or following consummation of this offering but excluding the forward purchase warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, minus (iv) the number of Class A ordinary shares redeemed by public shareholders; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 8 — WARRANTS

As of December 31, 2024, there were 16,220,000 warrants outstanding, including 5,100,000 Public Warrants and 11,120,000 Private Placement Warrants. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 30 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and will use its best efforts to have declared effective within 60 business days following the closing of its Business Combination, a registration statement covering the issuance of Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Class A Ordinary Shares Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

●	if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of ordinary shares and equity-linked securities for capital raising purposes in connection with the completion of the initial business combination as described elsewhere in this prospectus) (which is referred to as the “Reference Value”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 8 — WARRANTS (cont.)

The Company will not redeem the Public Warrants for cash unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the public warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period or the Company has elected to require the exercise of the public warrants on a cashless basis. If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, the Company may redeem warrants even if the holders are otherwise unable to exercise their warrants.

If the Company calls the Public Warrants for redemption as described above, the Company will have the option to require all holders that wish to exercise such warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value (as defined below) of the shares of Class A ordinary shares over the exercise price of the public warrants by (y) the fair market value. The “fair market value” means the volume weighted average price of the Class A ordinary shares as reported during the ten (10) trading days ending on the trading day prior to the date on which the notice of redemption is sent to the holder of the public warrants or its securities broker or intermediary.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees.

NOTE 9 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 9 — FAIR VALUE MEASUREMENTS (cont.)

The Company did not have any assets or liabilities that are measured at fair value on December 31, 2024.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on August 29, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	August 29, 2024
Liabilities:
Over-allotment option liability	3	$253,969
Equity:
Fair value of Public Warrants for Class A ordinary shares subject to redemption allocation	3	$545,000

The over-allotment option was accounted for as a liability in accordance with ASC 815-40 and was presented within liabilities on the balance sheet. The over-allotment option liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of over-allotment option liability in the statement of operations. Upon the partial exercise of the over-allotment option by the underwriters on September 26, 2024, the Company recorded $221,227 unrealized gain on change in fair value of over-allotment liability.

The Company used a Black-Scholes model to value the over-allotment option. The over-allotment option liability was classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary share based on historical volatility that matches the expected remaining life of the option. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the option. The expected life of the option is assumed to be equivalent to their remaining contractual term.

The key inputs into the Black-Scholes model were as follows at initial measurement of the over-allotment option:

Input	August 29, 2024
Risk-free interest rate	5.40%
Expected term (years)	0.12
Expected volatility	5.42%
Exercise price	$10.00
Fair value of over-allotment Unit	$0.113

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:

Over-allotment option liability
Fair value at May 9, 2024 (inception)	$—
Initial measurement of over-allotment option liability at August 29, 2024	253,969
Change in fair value of over-allotment option liability	(8,405)
Partially exercise of over-allotment option at September 26, 2024	(32,742)
Forfeiture of over-allotment option at September 26, 2024	(212,822)
Fair value of over-allotment option liability at December 31, 2024	$—

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 9 — FAIR VALUE MEASUREMENTS (cont.)

The fair value of Public Warrants was determined using Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

August 29, 2024
Underlying share price	$10.00
Exercise price	$11.50
Term (years)	6.0
Risk-free rate	3.7%
Volatility	3.3%
De-SPAC probability with market adjustment	20.0%

NOTE 10 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income that also is reported on the statement of operations as net income. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income and total assets, which include the following:

December 31, 2024
Trust Account	$155,345,149
Cash	$2,117,016

For the Period from May 9, 2024 (Inception) Through December 31, 2024
General and administrative expenses	$1,485,361
Interest earned on the Trust Account	$2,475,445

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

BLACK SPADE ACQUISITION II CO
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 10 — SEGMENT INFORMATION (cont.)

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income are reported on the statement of operations and described within their respective disclosures.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than described as below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Financial Advisor Agreement

Clear Street LLC (“Clear Street”) and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“Cohen, and together with Clear Street, the “Advisors”) were formally engaged by the Company on January 26, 2025, to serve as its joint financial advisors and joint lead capital markets advisors in connection with the Business Combination. In connection therewith, the Advisors are providing capital markets advice to the Company, including advice on strategic issues relating to the Business Combination such as valuation, and general assistance in implementing and closing the Business Combination, including but not limited to coordinating marketing efforts. Under the terms of such engagement, upon the closing of the Business Combination, the Advisors will receive a fee of $1,500,000 in return for such advisory services which will be shared equally among them. This agreement expires eighteen months from the date thereof, unless extended in writing by the parties.

Business Combination Agreement

On January 27, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with World Media and Entertainment Universal Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands, (“WME”) and WME Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a direct wholly-owned subsidiary of WME (“Merger Sub”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (“Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of WME.

Under the Business Combination Agreement, upon Closing, the Sponsor will be entitled to receive a transaction bonus in the amount of $5,560,000. Such amount will be deducted from the Trust Account, to the extent there remain any funds in the Trust Account after application of the funds in the Trust Account to satisfy any of the Company’s shareholders redemption, and any shortfall will be paid by WME.

Interest Withdrawal

On January 21, 2025, the Company withdrew $117,249 interest earned on cash held in the Trust Account, for working capital purposes.

BLACK SPADE ACQUISITION II CO

BALANCE SHEETS

	March 31,
	2025	December 31,
	(Unaudited)	2024
ASSETS
Current assets
Cash	$1,960,838	$2,117,016
Prepaid expenses and other current assets	143,116	133,094
Total Current assets	2,103,954	2,250,110
Cash held in Trust Account	156,875,931	155,345,149
TOTAL ASSETS	$158,979,885	$157,595,259

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Due to related party	$60,000	$41,286
Accrued expenses	2,452,442	1,096,908
Total Current liabilities	2,512,442	1,138,194
Deferred underwriting fee payable	4,302,000	4,302,000
TOTAL LIABILITIES	6,814,442	5,440,194

COMMITMENTS AND CONTINGENCIES (Note 6)

Class A Ordinary Shares subject to possible redemption, 15,300,000 shares at redemption value of $10.25 and $10.15 per share at March 31, 2025 and December 31, 2024, respectively	156,875,931	155,345,149

SHAREHOLDERS’ DEFICIT

Preferred shares, $0.0001 par value; 1,500,000 shares authorized; none issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Class A Ordinary Shares, $0.0001 par value; 150,000,000 shares authorized; none issued and outstanding at March 31, 2025 and December 31, 2024 (excluding 15,300,000 shares subject to possible redemption), respectively	—	—
Class B Ordinary Shares, $0.0001 par value; 15,000,000 shares authorized; 3,825,000 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	382	382
Additional paid-in capital	—	—
Accumulated deficit	(4,710,870)	(3,190,466)
TOTAL SHAREHOLDERS’ DEFICIT	(4,710,488)	(3,190,084)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$158,979,885	$157,595,259

The accompanying notes are an integral part of the unaudited condensed financial statements.

BLACK SPADE ACQUISITION II CO

CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2025

(UNAUDITED)

General and administrative expenses	$1,647,635
Loss from operations	(1,647,635)

Other income
Bank interest income	9,983
Interest earned on cash held in Trust Account	1,648,030
Total other income	1,658,013

Net income	$10,378

Weighted average shares outstanding, Class A redeemable ordinary shares	15,300,000
Basic and diluted net income per share, Class A ordinary shares	$0.00

Weighted average shares outstanding, Class B ordinary shares	3,825,000
Basic and diluted net income per share, Class B ordinary shares	$0.00

The accompanying notes are an integral part of the unaudited condensed financial statements.

BLACK SPADE ACQUISITION II CO

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — December 31, 2024	—	$—	3,825,000	$382	$—	$(3,190,466)	$(3,190,084)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(1,530,782)	(1,530,782)
Net income	—	—	—	—	—	10,378	10,378
Balance — March 31, 2025 (unaudited)	—	$—	3,825,000	$382	$—	$(4,710,870)	$(4,710,488)

The accompanying notes are an integral part of the unaudited condensed financial statements.

BLACK SPADE ACQUISITION II CO

CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2025

(UNAUDITED)

Cash Flows from Operating Activities:
Net income	$10,378
Adjustments to reconcile net income to net cash used in operating activities:
Interest income on cash held in Trust Account	(1,648,030)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(10,022)
Accounts payable and accrued expenses	1,355,534
Due to related party	18,714
Net cash used in operating activities	(273,426)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account for working capital purposes	$117,248
Net cash provided by investing activities	117,248

Net Change in Cash	(156,178)
Cash – Beginning of period	2,117,016
Cash – End of period	$1,960,838

The accompanying notes are an integral part of the unaudited condensed financial statements.

BLACK SPADE ACQUISITION II CO

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2025

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Black Spade Acquisition II Co (the “Company”) was incorporated in the Cayman Islands on May 9, 2024. The Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company, and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2025, the Company had not commenced any operations. All activity for the period from May 9, 2024 (inception) through March 31, 2025 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company and negotiating for a Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on August 23, 2024. On August 29, 2024, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $150,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 11,000,000 warrants (the “Private Placement Warrants”) at a price of $0.50 per Private Placement Warrant, in a private placement to Black Spade Sponsor LLC II, the Company’s sponsor (the “Sponsor”), generating gross proceeds of $5,500,000, which is described in Note 4.

The Company had granted the underwriters in the Initial Public Offering, a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments, if any (“Over-Allotment Units”). On September 26, 2024, the underwriters exercised a portion of the option and purchased 300,000 Over-Allotment Units, generating gross proceeds of $3,000,000. In connection with the partial exercise of the over-allotment option, the Sponsor purchased an additional 120,000 Private Placement Warrants at a purchase price of $0.50 per Private Placement Warrant, generating additional gross proceeds to the Company of $60,000. The underwriters have forfeited the option to purchase the remaining 1,950,000 Units.

Transaction costs amounted to $7,440,804, consisting of $2,660,000 of cash underwriting fee (net of $400,000 underwriters’ reimbursement), $4,302,000 of deferred underwriting fee (see additional discussion in Note 6), and $478,804 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Following the closing of the Initial Public Offering, on August 29, 2024, and the partial over-allotment close on September 26, 2024, an amount of $153,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants was placed in the trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act and/or held as cash or cash items (including in demand deposit accounts), as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, including interest earned on the funds held in the trust account (net of amounts withdrawn to fund the working capital requirements, including for payment of any income taxes and up to $100,000 to pay dissolution expenses, subject to an annual limit of 10% of interest earned on funds held in the trust account (“permitted withdrawals”)). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to possible redemption were recorded at a redemption value and were classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the U.S. Securities and Exchange Commission’s (“SEC”) “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company has not completed a Business Combination within 24 months from the closing of the Initial Public Offering (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the Proposed Public Offering) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less funds withdrawn for any permitted withdrawals), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts were included with the other funds held in the Trust Account that was available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn for any permitted withdrawals, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On January 27, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with The Generation Essentials Group (formerly known as World Media and Entertainment Universal Inc.), an exempted company incorporated with limited liability under the laws of the Cayman Islands, (“TGE”) and WME Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a direct wholly-owned subsidiary of TGE (“Merger Sub”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (“Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of TGE.

Pursuant to the Business Combination Agreement, among other things, prior to the effective time of the Merger (the “Merger Effective Time”), TGE will re-designate:

●	Each ordinary share of TGE (other than non-voting ordinary shares) that is not held by AMTD Digital Inc. (“AMTD Digital”) into one Class A ordinary share of TGE (“TGE Class A Ordinary Share”);

●	Each ordinary share of TGE (other than non-voting ordinary shares) that is held by AMTD Digital into one Class B ordinary share of TGE (“TGE Class B Ordinary Share”); and

●	Each non-voting ordinary share of TGE into one non-voting preferred share of TGE (“TGE Preferred Share”).

Pursuant to the Business Combination Agreement, immediately after the completion of the re-designation of shares and immediately prior to the Merger Effective Time, TGE will effect a share consolidation or subdivision such that:

●	Each TGE Class A Ordinary Share will be consolidated or divided into a number of TGE Class A Ordinary Shares equal to the Adjustment Factor (as defined below);

●	Each TGE Class B Ordinary Share will be consolidated or divided into a number of TGE Class B Ordinary Shares equal to the Adjustment Factor; and

●	Each TGE Preferred Share will be consolidated or divided into a number of TGE Preferred Shares equal to the Adjustment Factor (as defined below)

(such actions, collectively, the “Recapitalization”).

The “Adjustment Factor” will be the number resulting from dividing the Per Share TGE Equity Value by $10.00. The “Per Share TGE Equity Value” will be obtained by dividing (a) the equity value of TGE (being $488,000,000) by (b) the aggregate number of ordinary shares of TGE issued and outstanding immediately prior to the Recapitalization.

At the Merger Effective Time and as a result of the Merger:

●	Each Class B ordinary share of the Company, par value $0.0001 per share (“BSII Class B Ordinary Shares”) that is issued and outstanding immediately prior to the Merger Effective Time will be automatically cancelled in exchange for the right to receive one TGE Class A Ordinary Share;

●	Each Class A ordinary share of the Company, par value $0.0001 per share (“BSII Class A Ordinary Share”) that is issued and outstanding immediately prior to the Merger Effective Time (other than such BSII Class A Ordinary Shares that are treasury shares, validly redeemed shares or BSII Dissenting Shares (as defined below)) will be cancelled in exchange for the right to receive one TGE Class A Ordinary Share;

●	Each BSII Class A Ordinary Share that is held as a treasury share will be cancelled and cease to exist;

●	Each issued and outstanding BSII Class A Ordinary Share that is validly redeemed will be cancelled in exchange for the right to be paid a pro rata share of the aggregate amount payable with respect to the exercise of the redemption rights of Black Spade II Shareholders; and

●	Each issued and outstanding BSII Class A Ordinary Share that is held by any person who has validly exercised and not effectively withdrawn or lost their right to dissent from the Merger in accordance with Section 238 of the Companies Act (As Revised) of the Cayman Islands (“BSII Dissenting Share”) will be cancelled and carry no right other than the right to receive the payment of the fair value of such BSII Dissenting Share determined in accordance with Section 238 of the Companies Act (As Revised) of the Cayman Islands; and

●	Each issued and outstanding warrant of the Company exercisable for shares of the Company will be exchanged for a corresponding warrant exercisable for TGE Class A Ordinary Shares (“TGE Warrant”).

Under the Business Combination Agreement, upon Closing, the Sponsor will be entitled to receive a transaction bonus in the amount of $5,560,000. Such amount will be deducted from the Trust Account to the extent there remain any funds in the Trust Account after application of the funds in the Trust Account to satisfy any of the Company’s shareholders redemption, and any shortfall will be paid by TGE.

On April 11, 2025, TGE filed a registration statement on Form F-4 in connection with the proposed Business Combination (the “Registration Statement”). On May 9, 2025, the Registration Statement was declared effective by the SEC.

On May 9, 2025, TGE and the Company filed a definitive proxy statement for the extraordinary general meeting of shareholders of the Company to vote on certain matters related to the Business Combination.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in the unaudited condensed financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2024, as filed with the SEC on March 10, 2025. The interim results for the three months ended March 31, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

Liquidity and Going Concern

As of March 31, 2025, the Company had $1,960,838 in cash and working capital deficit of $408,488. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans and will not generate any operating revenues until after the completion of its initial business combination. In addition, the Company expects to have negative cash flows from operations as it pursues an initial business combination target. In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern”, the Company does not currently have adequate liquidity to sustain operations, which consist solely of pursuing a Business Combination.

While the Company expects to have sufficient access to additional sources of capital if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. This condition raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to raise additional capital (to the extent ultimately necessary) or to consummate a Business Combination will be successful or successful within the Combination Period. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty. As is customary for a special purpose acquisition company, if the Company is not able to consummate a Business Combination during the Combination Period, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the Combination Period.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $1,960,838 and $2,117,016 in cash and no cash equivalents as of March 31, 2025 and December 31, 2024, respectively.

Cash held in Trust Account

As of March 31, 2025 and December 31, 2024, the assets held in the Trust Account were cash in a demand deposit account, amounting to $156,875,931 and $155,345,149, respectively. For the three months ended March 31, 2025, the Company withdrew $117,248 of interest earned on the cash held in Trust Account, for working capital purposes.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to Class A ordinary shares. Offering costs allocated to Class A ordinary shares were charged to temporary equity and offering costs allocated to the Public and Private Placement Warrants were charged to shareholders’ deficit as Public and Private Placement Warrants after management’s evaluation were accounted for under equity treatment.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the unaudited condensed financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements’ recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits, and no amounts accrued for interest and penalties as of March 31, 2025 and December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the unaudited condensed statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The underwriters’ over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and was accounted for as a liability pursuant to ASC 480, with the changes in fair value of the over-allotment liability recorded in the statements of operations.

Warrant Instruments

The Company accounts for the Public and Private Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values.

Class A Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and an accumulated deficit. Accordingly, as of March 31, 2025 and December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. As of March 31, 2025 and December 31, 2024, the Class A ordinary shares subject to redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$153,000,000
Less:
Proceeds allocated to Public Warrants	(555,900)
Proceeds allocated to the over-allotment option	(253,969)
Class A ordinary shares issuance costs	(7,384,717)
Plus:
Remeasurement of carrying value to redemption value	10,539,735
Class A Ordinary Shares subject to possible redemption, December 31, 2024	$155,345,149
Plus:
Remeasurement of carrying value to redemption value	1,530,782
Class A Ordinary Shares subject to possible redemption, March 31, 2025	$156,875,931

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, (i) Class A Ordinary Shares and non-redeemable Class A Ordinary Shares and (ii) Class B ordinary shares, par value of $0.0001 per share (the “Class B Ordinary Shares, and together with the Class A Ordinary Shares, the “Ordinary Shares”). Income and losses are shared pro rata between the two classes of shares. Net income per Ordinary Share is calculated by dividing the net income by the weighted average shares of Ordinary Shares outstanding for the respective period.

The calculation of diluted net income did not consider the effect of the 5,100,000 Public Warrants underlying the Units sold in the Initial Public Offering (including the consummation of the over-allotment) and the 11,120,000 Private Placement Warrants to purchase an aggregate of 16,220,000 shares of Class A Ordinary Shares in the calculation of diluted income per ordinary share, because their exercise is contingent upon future events. Accretion associated with the redeemable Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income per Ordinary Share (in dollars, except per share amounts):

	For the Year
	Ended March 31,
	2025
	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$8,302	$2,076
Denominator:
Basic and diluted weighted average ordinary shares outstanding	15,300,000	3,825,000
Basic and diluted net income per ordinary share	$0.00	$0.00

Recent Accounting Standards

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 since fiscal year ended December 31, 2024 (Note 10).

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on August 29, 2024, the Company sold 15,000,000 Units, at a price of $10.00 per Unit. On September 26, 2024, the underwriters purchased an additional 300,000 Units pursuant to the partial exercise of the over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $3,000,000.

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 11,000,000 Private Placement Warrants at a price of $0.50 per Private Placement Warrant ($5,500,000 in the aggregate). In connection with the partial exercise of the over-allotment option, the Sponsor purchased an additional 120,000 Private Placement Warrants at a purchase price of $0.50 per Private Placement Warrant, generating additional gross proceeds to the Company of $60,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants (including Class A ordinary shares issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or saleable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 21, 2024, the Sponsor purchased 4,312,500 of the Company’s Class B ordinary shares (the “Founder Shares”) in exchange for a capital contribution of $25,000 that was paid by the Sponsor for deferred offering costs. The Founder Shares include an aggregate of up to 562,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On September 26, 2024, the underwriters partially exercised their over-allotment option and purchased an additional 300,000 Units. Due to the partial exercise and the decision to forfeit the remaining option, 487,500 Class B ordinary shares were forfeited and the Sponsor subsequently holds 3,825,000 Founder Shares.

On August 20, 2024, the Sponsor transferred a total of 630,000 Founder Shares to directors, officers and certain employees of Sponsor’s affiliates, at a price of $0.006 per share. The sale of the Founder Shares to each of the directors, officers and certain employees of Sponsor’s affiliates is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 630,000 shares granted to the directors, officers and certain employees of Sponsor’s affiliates was $1,096,200 or $1.74 per share. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of March 31, 2025, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) six months after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Due to Related Party

As of March 31, 2025 and December 31, 2024, the balance of due to related party was $60,000 and $41,286, respectively, mainly consisted of the unpaid administrative service fee.

Promissory Note — Related Party

On May 21, 2024, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $250,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2024, or (ii) the consummation of the Initial Public Offering. Prior to the closing of the Initial Public Offering, the Company withdrew $193,720 under the Promissory Note, which was fully repaid subsequent to the closing of the Initial Public Offering, on September 5, 2024. As of March 31, 2025 and December 31, 2024, there were no outstanding borrowings under the Promissory Note and the note is no longer available.

Administrative Services Agreement

The Company entered into an agreement, commencing on August 23, 2024, through the earlier of the consummation of the initial Business Combination and liquidation, to pay the Sponsor $20,000 per month for office space, utilities and secretarial and administrative support services. For the three months ended March 31, 2025, the Company incurred $60,000 in fees for these services, of which $60,000 was unpaid and included in due to related party in the accompanying unaudited condensed balance sheet as of March 31, 2025.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $0.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of March 31, 2025 and December 31, 2024, there were no amounts outstanding under the Working Capital Loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risk and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 2,250,000 additional Units to cover overallotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On September 26, 2024, the underwriters purchased an additional 300,000 Units pursuant to the partial exercise of the over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $3,000,000. The underwriters have forfeited the option to purchase the remaining 1,950,000 Units.

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or 2%, or $3,000,000 in aggregate, paid at the closing of the Initial Public Offering. The underwriters paid the Company an aggregate amount of $400,000 at the closing of the Initial Public Offering as reimbursement to the Company for certain of its expenses and fees incurred in connection with the Initial Public Offering. Additionally, the underwriters were entitled to a cash underwriting discount of $60,000 for the partial over-allotment exercise, which closed and was paid on September 26, 2024. In addition, the underwriters were entitled to a deferred fee of up to $0.30 per Unit, or 3% of the gross proceeds of the offering, or up to $4,302,000 in the aggregate (including the partial over-allotment exercised which closed on September 26, 2024). The deferred fee will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,500,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 150,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of March 31, 2025 and December 31, 2024, there were no Class A ordinary shares issued or outstanding, excluding 15,300,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 15,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. On May 21, 2024, 4,312,500 Class B ordinary shares were issued, of which an aggregate of up to 562,500 Class B ordinary shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On September 26, 2024, the underwriters partially exercised their over-allotment option and purchased an additional 300,000 Units. Due to the partial exercise and the decision to forfeit the remaining option, 487,500 Class B ordinary shares were forfeited, and the Sponsor subsequently holds 3,825,000 Founder Shares at March 31, 2025 and December 31, 2024.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholder except as otherwise required by law. In connection with the initial business combination, the Company may enter into a shareholders’ agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of this offering.

The Class B ordinary shares will convert into Class A ordinary shares concurrently with or immediately following the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issuable upon conversion of the Class B ordinary shares issued and outstanding upon the completion of the Initial Public Offering, plus (iii) the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including securities issued or issuable pursuant to forward purchase agreements or backstop arrangements the Company may enter into prior to or following consummation of this offering but excluding the forward purchase warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, minus (iv) the number of Class A ordinary shares redeemed by public shareholders; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 8. WARRANTS

As of March 31, 2025 and December 31, 2024, there were 16,220,000 warrants outstanding, including 5,100,000 Public Warrants and 11,120,000 Private Placement Warrants. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 30 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and will use its best efforts to have declared effective within 60 business days following the closing of its Business Combination, a registration statement covering the issuance of Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Class A Ordinary Shares Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

●	if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of ordinary shares and equity-linked securities for capital raising purposes in connection with the completion of the initial business combination as described elsewhere in this prospectus) (which is referred to as the “Reference Value”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Public Warrants for cash unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the public warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period or the Company has elected to require the exercise of the public warrants on a cashless basis. If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, the Company may redeem warrants even if the holders are otherwise unable to exercise their warrants.

If the Company calls the Public Warrants for redemption as described above, the Company will have the option to require all holders that wish to exercise such warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value (as defined below) of the shares of Class A ordinary shares over the exercise price of the public warrants by (y) the fair market value. The “fair market value” means the volume weighted average price of the Class A ordinary shares as reported during the ten (10) trading days ending on the trading day prior to the date on which the notice of redemption is sent to the holder of the public warrants or its securities broker or intermediary.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company did not have any assets or liabilities that are measured at fair value on March 31, 2025 and December 31, 2024.

The fair value of Public Warrants was determined using Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

August 29,
2024
Underlying share price	$10.00
Exercise price	$11.50
Term (years)	6.0
Risk-free rate	3.7%
Volatility	3.3%
De-SPAC probability with market adjustment	20.0%

NOTE 10. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income that also is reported on the unaudited condensed statement of operations as net income. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income and total assets, which include the following:

March 31,
2025
Trust Account	$156,875,931
Cash	$1,960,838

For the Three Months Ended
March 31, 2025
General and administrative expenses	$1,647,635
Interest earned on the Trust Account	$1,648,030

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the unaudited condensed statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income are reported on the unaudited condensed statement of operations and described within their respective disclosures.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the unaudited condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PCAOB ID NO. 6783)

To the shareholders and the Board of Directors of The Generation Essentials Group

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of The Generation Essentials Group and its subsidiaries (formerly known as World Media and Entertainment Universal Inc.) (collectively known as the “Group”) as of December 31, 2022, 2023 and 2024, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows the years ended December 31, 2022, 2023 and 2024 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2022, 2023 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2022, 2023 and 2024, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Assentsure PAC

Singapore
March 21, 2025

We have served as the Group’s auditor since 2024.

THE GENERATION ESSENTIALS GROUP
CONSOLIDATED STATEMENTS OF PROFIT OR LOSS
AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

		Year ended December 31,
	Notes	2022	2023	2024
		US$’000	US$’000	US$’000
REVENUE
Media advertising and marketing services income	5	7,670	14,422	18,859
Hotel operation, hospitality and VIP services income	5	3,201	5,423	23,132
Dividend income and gain related to disposed financial assets at fair value through profit or loss (“FVTPL”)	5	7,381	60,457	8,681
Net fair value changes on FVTPL and derivative financial instruments	5	13,011	(37,759)	26,342
		31,263	42,543	77,014
Cost of production and cost of hotel operation		(3,239)	(5,886)	(15,612)
Other income	5	522	1,245	24,815
Gain from a bargain purchase	34	4,848	4,469	—
Impairment losses under expected credit loss (“ECL”) model on financial assets		(501)	—	—
Other operating expenses	6	(3,500)	(5,677)	(15,542)
Staff costs	7	(3,900)	(7,891)	(13,132)
Share of profits (losses) of joint ventures		815	(2,608)	(558)
Finance costs	8	(2,586)	(7,136)	(10,612)
PROFIT BEFORE TAX		23,722	19,059	46,373
Income tax expense	9	(599)	(1,811)	(1,643)
PROFIT FOR THE YEAR		23,123	17,248	44,730

OTHER COMPREHENSIVE INCOME (EXPENSES)
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations		602	(966)	(4,571)
Share of other comprehensive income of joint ventures		53,946	5,269	2,833

Items that will not be reclassified subsequently to profit or loss:
Exchange differences on translation from functional currency to presentation currency		512	(361)	2,463
Surplus on revaluation of properties		20,213	9,041	20,629
OTHER COMPREHENSIVE INCOME FOR THE YEAR		75,273	12,983	21,354
TOTAL COMPREHENSIVE INCOME FOR THE YEAR		98,396	30,231	66,084

Profit for the year attributable to:
Owners of the Company		14,975	8,164	27,751
Non-controlling interests		8,148	9,084	16,979
		23,123	17,248	44,730

Total comprehensive income for the year attributable to:
Owners of the Company		75,061	11,144	41,725
Non-controlling interests		23,335	19,087	24,359
		98,396	30,231	66,084

Earnings per share	10
Basic and diluted (US$)		0.65	0.45	1.64

The accompanying notes are an integral part of the consolidated financial statements.

THE GENERATION ESSENTIALS GROUP
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS OF DECEMBER 31, 2022, 2023 AND 2024

		As of December 31,
	Notes	2022		2023		2024
		US$’000		US$’000		US$’000
ASSETS
Non-current assets
Property, plant and equipment	11	173,345		195,109		574,693
Intangible assets	12	93,042		118,678		119,381
Interests in joint ventures	13	99,884		95,686		—
Financial assets at FVTPL	14	102,702		60,243		395,337
Total non-current assets		468,973		469,716		1,089,411

Current assets
Accounts receivable	15	2,831		5,339		6,457
Prepayments, deposits and other receivables	16	1,959		2,645		3,042
Financial assets at FVTPL	14	21,219		17,558		25,207
Derivative financial instruments	17	185,069		—		30,339
Restricted cash	18	415		135		—
Cash and bank balances	18	1,208		6,121		19,978
Total current assets		212,701		31,798		85,023
Total assets		681,674		501,514		1,174,434

EQUITY AND LIABILITIES
Current liabilities
Accounts payable	19	6,100		5,794		2,785
Other payables and accruals	20	9,804		17,151		7,309
Contract liabilities	21	1,303		809		564
Tax payable		—		812		1,554
Borrowings	22	571		741		176
Lease liabilities	23	100		185		253
Provisions	24(a)	4,079		3,866		—
Amounts due to subsidiaries’ non-controlling shareholders	26	52,611		53,727		63,019
Total current liabilities		74,568		83,085		75,660

Non-current liabilities
Accounts payable	19	3,746		3,014		—
Provisions	24(b)	—		—		1,664
Borrowings	22	51,126		61,563		219,433
Lease liabilities	23	120		198		267
Deferred tax liabilities	25	2,661		5,624		5,658
Amount due to ultimate holding company	27	62,810		70,196		102,622
Total non-current liabilities		120,463		140,595		329,644
Total liabilities		195,031		223,680		405,304

CAPITAL AND RESERVES
Share capital	28	—	*	—	*	—	*
Reserves		289,265		103,780		665,277
Equity attributable to owners of the Company		289,265		103,780		665,277
Non-controlling interests	35	197,378		174,054		103,853
Total equity		486,643		277,834		769,130
Total liabilities and equity		681,674		501,514		1,174,434

*	The amount is less than US$1,000.

The accompanying notes are an integral part of the consolidated financial statements.

THE GENERATION ESSENTIALS GROUP
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
AS OF DECEMBER 31, 2022, 2023 AND 2024

	Share capital	Share premium	Preferred shares	Capital reserve	Revaluation reserve	Exchange reserve	Retained profits	Total equity attributable to owners of the Company	Non- controlling interests	Total equity
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
	(note (ii))
As of January 1, 2022	—	—	—	109,963	4,521	(1,060)	75,939	189,363	117,372	306,735

Profit for the year	—	—	—	—	—	—	14,975	14,975	8,148	23,123
Exchange differences arising from translation	—	—	—	—	—	885	—	885	229	1,114
Surplus on revaluation in properties	—	—	—	—	9,341	—	—	9,341	10,872	20,213
Share of other comprehensive income of joint ventures	—	—	—	—	49,764	96	—	49,860	4,086	53,946
Total comprehensive income for the year	—	—	—	—	59,105	981	14,975	75,061	23,335	98,396

Change in shareholding of subsidiaries without losing control	—	—	—	(11,885)	(720)	(32)	(8,717)	(21,354)	21,354	—
Contribution to ultimate holding company (note (i))	—	—	—	46,195	—	—	—	46,195	35,317	81,512
As of December 31, 2022	—	—	—	144,273	62,906	(111)	82,197	289,265	197,378	486,643

THE GENERATION ESSENTIALS GROUP
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY — (Continued)
AS OF DECEMBER 31, 2022, 2023 AND 2024

	Share capital	Share premium	Preferred shares	Capital reserve	Revaluation reserve	Exchange reserve	Retained profits	Total equity attributable to owners of the Company	Non- controlling interests	Total equity
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
	(note (ii))
As of January 1, 2023	—	—	—	144,273	62,906	(111)	82,197	289,265	197,378	486,643

Profit for the year	—	—	—	—	—	—	8,164	8,164	9,084	17,248
Exchange differences arising from translation	—	—	—	—	—	(758)	—	(758)	(569)	(1,327)
Surplus on revaluation in properties	—	—	—	—	1,726	—	—	1,726	7,315	9,041
Share of other comprehensive income of joint ventures	—	—	—	—	2,385	(373)	—	2,012	3,257	5,269
Total comprehensive income (expenses) for the year	—	—	—	—	4,111	(1,131)	8,164	11,144	19,087	30,231

Change in shareholding of subsidiaries without losing control	—	—	—	(31,845)	(36,762)	(150)	(16,945)	(85,702)	85,702	—
Distribution from ultimate holding company (note (i))	—	—	—	(110,927)	—	—	—	(110,927)	(128,113)	(239,040)
As of December 31, 2023	—	—	—	1,501	30,255	(1,392)	73,416	103,780	174,054	277,834

THE GENERATION ESSENTIALS GROUP
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY — (Continued)
AS OF DECEMBER 31, 2022, 2023 AND 2024

	Share capital	Share premium	Preferred shares	Capital reserve	Revaluation reserve	Exchange reserve	Retained profits	Total equity attributable to owners of the Company	Non- controlling interests	Total equity
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
	(note (ii))
Profit for the year	—	—	—	—	—	—	27,751	27,751	16,979	44,730
Exchange differences arising from translation	—	—	—	—	—	653	—	653	(2,761)	(2,108)
Surplus on revaluation in properties	—	—	—	—	12,239	—	—	12,239	8,390	20,629
Share of other comprehensive income of joint ventures	—	—	—	—	329	753	—	1,082	1,751	2,833
Total comprehensive income for the year	—	—	—	—	12,568	1,406	27,751	41,725	24,359	66,084

Issue of voting ordinary shares of the Company	—	261,889	—	—	—	—	—	261,889	—	261,889
Issue of non-voting redeemable preferred shares of the Company	—	—	100,000	—	—	—	—	100,000	—	100,000
Change in shareholding of subsidiaries without losing control	—	—	—	3,159	52,855	(696)	110,378	165,696	(165,696)	—
Recognition of subsidiaries upon control over Singapore hotel companies (defined in note 13)	—	—	—	—	—	—	—	—	71,136	71,136
Distribution from ultimate holding company (note (i))	—	—	—	(7,813)	—	—	—	(7,813)	—	(7,813)
As of December 31, 2024	—	261,889	100,000	(3,153)	95,678	(682)	211,545	665,277	103,853	769,130

Notes:

(i)	Contribution from and distribution to ultimate holding company during the years represents the dividend income net with withholding tax received, payments to or disposal receipts of financial assets at FVTPL and settlement of derivative financial instruments directly through ultimate holding company.
(ii)	The amount is less than US$1,000.

The accompanying notes are an integral part of the combined financial statements.

THE GENERATION ESSENTIALS GROUP
consolidated STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

		Year ended December 31,
	Notes	2022	2023	2024
		US$’000	US$’000	US$’000
OPERATING ACTIVITIES
Profit before tax		23,722	19,059	46,373
Adjustments for:
Interest income		—	(4)	(17)
Dividend income		(6,412)	(9,935)	(8,681)
Net fair value changes on financial assets at FVTPL and derivative financial instruments		(13,011)	37,759	(26,342)
Gain on disposal of financial assets at FVTPL and derivative financial instruments		(969)	(50,522)	—
Finance costs		2,586	7,136	10,612
Depreciation of property, plant and equipment		1,068	2,824	11,712
Amortization of intangible assets		9	9	9
Gain from a bargain purchase		(4,848)	(4,469)	—
Gain on disposal of subsidiaries		—	—	(24,757)
Share of (profits) losses of joint ventures		(815)	2,608	558
Impairment losses under ECL model on financial assets		501	—	—
Operating cash flows before changes in working capital		1,831	4,465	9,467
Increase in accounts receivable		(929)	(1,834)	(3,727)
Decrease (increase) in prepayments, deposits and other receivables		494	(385)	(2,435)
Decrease (increase) in restricted cash		62	280	(72)
(Decrease) increase in accounts payable		(1,643)	(1,440)	924
(Decrease) increase in other payables and accruals		(1,897)	1,316	434
Increase (decrease) in contract liabilities		756	(913)	(216)
(Decrease) increase in provisions		(95)	(355)	175
Cash (used in) from operations		(1,421)	1,134	4,550
Profits Tax paid		—	(6)	—
Bank interest received		—	4	17
Net cash (used in) from operating activities		(1,421)	1,132	4,567

INVESTING ACTIVITIES
Addition to property, plant and equipment		—	—	(8)
Net cash inflow from acquisition of subsidiaries	34	247	27	4,273
Net cash outflow from disposal of subsidiaries		—	—	(953)
Net receipt from amounts due from joint ventures		—	6,673	—
Net cash from investing activities		247	6,700	3,312

FINANCING ACTIVITIES
Interests paid		(1,550)	(2,638)	(10,920)
Payment of lease liabilities		—	(81)	(280)
Receipts of bank borrowings		5,303	—	—
Repayment of bank borrowings		—	(508)	(1,757)
Repayment to subsidiaries’ non-controlling shareholders		(6,432)	(2,059)	(15,675)
Net receipt of amount due to ultimate holding company		3,743	2,814	34,864
Net cash from (used in) financing activities		1,064	(2,472)	6,232

The accompanying notes are an integral part of the combined financial statements.

THE GENERATION ESSENTIALS GROUP
consolidated STATEMENTS OF CASH FLOWS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

		Year ended December 31,
	Notes	2022	2023	2024
		US$’000	US$’000	US$’000
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS		(110)	5,360	14,111
Cash and cash equivalents at the beginning of the year		1,268	1,208	6,121
Effect of foreign exchange rate change, net		50	(447)	(254)
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR		1,208	6,121	19,978
ANALYSIS OF BALANCES OF CASH AND CASH EQUIVALENTS
Cash and bank balances		1,208	6,121	19,978

The accompanying notes are an integral part of the consolidated financial statements.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

1.	CORPORATE INFORMATION

The Generation Essentials Group (formerly known as World Media and Entertainment Universal Inc.) (the “Company”) is a limited liability company incorporated in the Cayman Islands. The Company’s immediate holding company is AMTD Digital Inc., a company incorporated in Cayman Islands. The Company’s ultimate holding company is AMTD Group Inc. (“AMTD Group”), a private company incorporated in the British Virgin Islands (“BVI”). The Company is an investment holding company. The Company and its subsidiaries (collectively known as “the Group”) are involved in the provision of media and entertainment services, hotel operation, hospitality and VIP services and strategic investments.

Information about principal subsidiaries

Particulars of the Company’s principal subsidiaries as of the date of the report are as follows:

			Issued and	Effective interests attributable to the Company as of
	Place		registered share	December 31,			date of	Principal
Name	of Incorporation		capital	2022	2023	2024	the report	activities
				(note iv)	(note iv)	(note iv)
WME Assets Group (note (i))	BVI		United States Dollar (“US$”) 10,410	91.4%	38.2%	96.1%	96.1%	Investment holdings and hotel operation, hospitality and VIP services
L’Officiel Group Inc. (note (ii))	Cayman Islands	US$	1	56.8%	46.6%	100%	100%	Investment holding and media and entertainment services
L’Officiel Europe Group Co., Ltd.	Cayman Islands	US$	1	—	—	100%	100%	Media and entertainment services
The Art Newspaper Group Inc. (note (iii))	Cayman Islands	US$	1	—	46.6%	100%	100%	Investment holding and media and entertainment services
WME Direct Investment Limited	BVI	US$	1	49.1%	46.6%	100%	100%	Investment holding

Notes:

(i)	WME Assets Group is the holding company of the Group’s hotel operation, hospitality and VIP services in Hong Kong and Singapore at the date of this report.
(ii)	L’Officiel Group Inc. is the holding company of the Group’s media and entertainment business unit of “L’Officiel” at the date of this report. During the year ended December 31, 2022, the Group acquired 100% interests of L’Officiel. Details refer to note 34.
(iii)	The Art Newspaper Group Inc. is the holding company of the Group’s media and entertainment business unit of “The Art Newspaper” at the date of this report. During the year ended December 31, 2023, the Group acquired 100% interests in The Art Newspaper. Details refer to note 34.
(iv)	The reorganization of the Group is not yet completed as of December 31, 2022 and 2023, the combination of entities and related businesses are common control of AMTD Group. The effective interests attributable to the Group as of December 31, 2022 and 2023 represented the effective interests of respective entities under AMTD Group. The effective interests of certain entities are lower than 50%, AMTD Group owns class B shares of AMTD IDEA Group and AMTD IDEA Group owns class B shares of AMTD Digital Inc., of which class B shares of AMTD IDEA Group and AMTD Digital Inc. entitled 20 votes on each share. As such, AMTD Group can exercise their control over the combined entities.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS

2.1	BASIS OF PRESENTATION

The consolidated financial statements include the financial statements of certain subsidiaries of AMTD Group arising from the reorganization, and also include the results of operations of the investments business, which have been prepared on a carve-out basis. Such reorganization of entities is under common control, which is outside of the scope of IFRS 3 Business Combinations, as such entities were under common control and managed by AMTD Group. The Group prepared the consolidated financial statements to capture the stand-alone media and entertainment services, hotel operation, hospitality and VIP services and strategic investment business, which have operated under AMTD Group during the years ended December 31, 2022, 2023 and 2024. The consolidated financial statements do not represent the financial position and results of operations of a legal entity but rather a combination of entities and business under common control of AMTD Group that reflect significant assumptions and allocations, including the following:

●	The assets and liabilities of the entities subject to the restructuring were reflected at their carrying amounts in AMTD Group. No adjustments were made to reflect fair values or recognize any new assets or liabilities that would otherwise be done under the acquisition method.

●	Any difference between transferred and the aggregate book value of the assets and liabilities of the entities subject to the reorganization was reflected as an adjustment to equity.

●	Include all revenues, expenses, assets and liabilities attributed to the media and entertainment services, hotel operation, hospitality and VIP services and strategic investment business as part of the reorganization;

●	Under the pooling of interest method, each of the entities subject to the reorganization is accounted for as if it had always been part of the Group; and

●	All intercompany transactions and balances have been eliminated in combination.

The preparation of consolidated financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the respective accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 2.2.

The reorganization of the Group is completed in November 2024 and the Company has become the holding company of the companies now comprising the Group since then. The consolidated statements of profit or loss and other comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows have been prepared to present the results, changes in equity and cash flows of the companies now comprising the Group, as if the group structure upon the completion of the reorganisation had been in existence. The consolidated statements of financial position of the Group have been prepared to present the assets and liabilities of the companies now comprising the Group as if the current group structure had been in existence.

The Group’s consolidated financial statements have been prepared in accordance with IFRSs and the Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”) issued by the IASB. For the purpose of preparation of the consolidated financial statements, information is considered material if such information is reasonably expected to influence decision made by primary users.

The consolidated financial statements have been prepared on a historical cost basis, except for financial assets at FVTPL, which are measured at fair value. The consolidated financial statements are presented in US$ unless otherwise stated, which is also the functional currency of the Company.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

2.2	APPLICATION OF AMENDMENTS TO IFRSs

For the purpose of preparing and presenting the consolidated financial statements, the Group has consistently applied the accounting policies which conform with IFRSs, International Accounting Standards (“IASs”) and the related interpretations issued by the IASB that are effective for the accounting period beginning on January 1, 2024 throughout the reporting periods.

New and amendments to IFRSs in issue but not yet effective

The Group has not early applied the following new and amendments to IFRSs and International Accounting Standards (“IASs”) that have been issued but are not yet effective:

Amendments to IFRS 9 and IFRS 7	Amendments to the Classification and Measurement of Financial Instruments(3)
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture(1)
Amendments to IAS 21	Lack of Exchangeability(2)
IFRS 18	Presentation and Disclosure in Financial Statements(4)

(1)	Effective for annual periods beginning on or after a date to be determined
(2)	Effective for annual periods beginning on or after January 1, 2025
(3)	Effective for annual periods beginning on or after January 1, 2026
(4)	Effective for annual periods beginning on or after January 1, 2027

Except for the new and amendments to IFRS mentioned below, the directors of the Company anticipate that the application of the new and amendments to IFRSs will have no material impact on the consolidated financial statements in the foreseeable future.

IFRS 18 “Presentation and Disclosure in Financial Statements”

IFRS 18 “Presentation and Disclosure in Financial Statements”, which sets out requirements on presentation and disclosures in financial statements, will replace IAS 1 “Presentation of Financial Statements”. This new IFRS Accounting Standard, while carrying forward many of the requirements in IAS 1, introduces new requirements to present specified categories and defined subtotals in the statement of profit or loss; provide disclosures on management-defined performance measures in the notes to the financial statements and improve aggregation and disaggregation of information to be disclosed in the financial statements. In addition, some IAS 1 paragraphs have been moved to IAS 8 and IFRS 7. Minor amendments to IAS 7 “Statement of Cash Flows” and IAS 33 “Earnings per Share” are also made. IFRS 18, and amendments to other standards, will be effective for annual periods beginning on or after 1 January 2027, with early application permitted. The application of the new standard is expected to affect the presentation of the statement of profit or loss and disclosures in the future financial statements. The Group is in the process of assessing the detailed impact of IFRS 18 on the Group’s consolidated financial statements.

2.3	MATERIAL ACCOUNTING POLICIES

Basis of combination

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company and its subsidiaries. Control is achieved when the Company:

●	has power over the investee;

●	is exposed, or has rights, to variable returns from its involvement with the investee; and

●	has the ability to use its power to affect its returns.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control described above.

The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. The results of subsidiaries are consolidated from the date on which the Group obtains control, and continue to be consolidated until the date that such control ceases.

Profit or loss and each item of other comprehensive income, if any, is attributed to the owners of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions among members of the Group are eliminated in full on combination.

Non-controlling interests in subsidiaries are presented separately from the Group’s equity therein, which represent present ownership interests entitling their holders to a proportionate share of net assets of the relevant subsidiaries upon liquidation.

Changes in the Group’s interests in existing subsidiaries

Changes in the Group’s interests in subsidiaries that do not result in the Group losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Group’s relevant components of equity and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries, including re-attribution of relevant reserves between the Group and the non-controlling interests according to the Group’s and the non-controlling interests’ proportionate interests.

Any difference between the amount by which the non-controlling interests are adjusted, and the fair value of the consideration paid or received is recognized directly in equity and attributed to owners of the Company.

Business combinations

A business is an integrated set of activities and assets which includes an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired processes are considered substantive if they are critical to the ability to continue producing outputs, including an organized workforce with the necessary skills, knowledge, or experience to perform the related processes or they significantly contribute to the ability to continue producing outputs and are considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs.

Acquisitions of businesses, other than business combination under common control, are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are generally recognized in profit or loss as incurred.

The identifiable assets acquired and liabilities assumed must meet the definitions of an asset and a liability in the Conceptual Framework except for transactions and events within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets or IFRIC 21 Levies, in which the Group applies IAS 37 or IFRIC 21 instead of the Conceptual Framework to identify the liabilities it has assumed in a business combination. Contingent assets are not recognized.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net amount of the identifiable assets acquired and the liabilities assumed As of acquisition date. If, after re-assessment, the net amount of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the relevant subsidiary’s net assets in the event of liquidation are initially measured at the non-controlling interests’ proportionate share of the recognized amounts of the acquiree’s identifiable net assets or at fair value.

Business combinations under common control

The Company accounts for the business combination with entities under common control using historical carrying values and under a prospective basis which involves the Company accounting for the combination prospectively from the date on which it occurred. For predecessor accounting:

●	Assets and liabilities of the acquired entity are stated at carrying amounts. Fair value measurement is not required.

●	Income statement reflects the results of the combining parties.

●	No new goodwill arises in predecessor accounting.

●	Any difference between the consideration given and the aggregate carrying value of the assets and liabilities of the acquired entity at the date of the transaction is recognized in capital reserve.

Investments joint ventures

A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

The Group’s investment in joint ventures are stated in the consolidated statement of financial position at cost and the Group’s share of net assets under the equity method of accounting, less any impairment losses. The financial statements of joint ventures used for equity accounting purposes are prepared using uniform accounting policies as those of the Group for like transactions and events in similar circumstances. Appropriate adjustments have been made to conform the joint venture’s accounting policies to those of the Group. The Group’s share of the post-acquisition results and other comprehensive income of joint ventures is included in the consolidated statement of profit or loss and other comprehensive income, respectively. Changes in net assets of joint venture other than profit or loss and other comprehensive income are not accounted for unless such changes resulted in changes in ownership interest held by the Group. When the Group’s share of losses of a joint venture exceeds the Group’s interest in that joint venture exceeds the Group’s interest in that joint venture, the Group discontinues recognising its share of further losses. Additional losses are recognized only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the joint venture.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

An investment in a joint venture is accounted for using the equity method from the date on which the investee becomes a joint venture. On acquisition of the investment in a joint venture, any excess of the cost of the investment over the Group’s share of the net fair value of the identifiable assets and liabilities of the investee is recognized as goodwill, which is included within the carrying amount of the investment. Any excess of the Group’s share of the net fair value of the identifiable assets and liabilities over the cost of the investment, after reassessment, is recognized immediately in profit or loss in the period in which the investment is acquired.

The Group assesses whether there is objective evidence that the interest in a joint venture may be impaired. When any objective evidence exists, the entire carrying amount of the investment (including goodwill) is tested for impairment in accordance with IAS 36 Impairment of Assets as a single asset by comparing its recoverable amount (higher of value in use and fair value less costs of disposal) with its carrying amount. Any impairment loss recognized is not allocated to any asset, including goodwill, that forms part of the carrying amount of the investment. Any reversal of that impairment loss is recognized in accordance with IAS 36 to the extent that the recoverable amount of the investment subsequently increases. When a group entity transacts with a joint venture of the Group, profits and losses resulting from the transactions with the joint ventures are recognized in the Group’s consolidated financial statements only to the extent of interests in the joint venture that are not related to the Group

Fair value measurement

The Group measures its movie income right investments and listed and unlisted equity investment at fair value at the end of each reporting period. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1	based on quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2	based on valuation techniques for which the lowest level input that is significant to the fair value measurement is observable, either directly or indirectly

Level 3	based on valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets that are recognized in the consolidated financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

Property, plant and equipment and depreciation

Property, plant and equipment, apart from properties, are stated at cost or fair value less accumulated depreciation and any impairment losses. The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Expenditure incurred after items of property, plant and equipment have been put into operation, such as repairs and maintenance, is normally charged to the consolidated statement of profit or loss and other comprehensive income in the year in which it is incurred. In situations where the recognition criteria are satisfied, the expenditure for a major inspection is capitalized in the carrying amount of the asset as a replacement. Where significant parts of property, plant and equipment are required to be replaced at intervals, the Group recognises such parts as individual assets with specific useful lives and depreciates them accordingly.

When the Group makes payments for ownership interests of properties of which includes both leasehold land and building elements, the entire consideration is allocated between the leasehold land and the building elements in proportion to the relative fair values at initial recognition. To the extent the allocation of the relevant payments can be made reliably, interest in leasehold land is presented as “right-of-use assets” included in “property, plant and equipment” in the consolidated statement of financial position. When the consideration cannot be allocated reliably between non-lease building element and undivided interest in the underlying leasehold land, the entire properties are classified as property, plant and equipment.

Any revaluation increase arising from revaluation of property, plant and equipment is recognized in other comprehensive income and accumulated in revaluation reserve, except to the extent that it reverses a revaluation decrease of the same asset previously recognise in profit or loss, in which case the increase is credited to profit or loss to the extent of the decrease previously charged. A decrease in net carrying amount arising on revaluation of property, plant and equipment is recognized in profit or loss to the extent that it exceeds the balance, if any, on the revaluation reserve relating to a previous revaluation of that asset. On the subsequent sale or retirement of a revalued asset, the attributable revaluation surplus is transferred to retained profits.

Depreciation is calculated on a straight-line basis to write off the cost or valuation of each item of property, plant and equipment to its residual value over its estimated useful life.

Where parts of an item of property, plant and equipment have different useful lives, the cost of that item is allocated on a reasonable basis among the parts and each part is depreciated separately. Useful lives and the depreciation method are reviewed, and adjusted if appropriate, at least at each reporting period.

An item of property, plant and equipment including any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss on disposal or retirement recognized in the consolidated statement of profit or loss and other comprehensive income in the year the asset is derecognized is the difference between the net sales proceeds and the carrying amount of the relevant asset.

Intangible assets

Intangible assets acquired in a business combination

Intangible assets acquired in a business combination are recognized separately from goodwill and are initially recognized at their fair value at the acquisition date (which is regarded as their cost).

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

Subsequent to initial recognition, intangible assets acquired in a business combination with finite useful lives are reported at costs less accumulated amortization and any accumulated impairment losses, on the same basis as intangible assets that are acquired separately. Intangible assets acquired in a business combination with indefinite useful lives are carried at cost less any subsequent accumulated impairment losses.

Impairment of property, plant and equipment and intangible assets (other than goodwill)

At the end of the reporting period, the Group reviews the carrying amounts of its property, plant and equipment and intangible assets with finite useful lives to determine whether there is any indication that these assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that they may be impaired.

The recoverable amount of property, plant and equipment and intangible assets are estimated individually. When it is not possible to estimate the recoverable amount individually, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

In testing a cash-generating unit for impairment, corporate assets are allocated to the relevant cash-generating unit when a reasonable and consistent basis of allocation can be established, or otherwise they are allocated to the smallest group of cash generating units for which a reasonable and consistent allocation basis can be established. The recoverable amount is determined for the cash-generating unit or group of cash-generating units to which the corporate asset belongs, and is compared with the carrying amount of the relevant cash-generating unit or group of cash-generating units.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset (or a cash-generating unit) for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or a cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or a cash-generating unit) is reduced to its recoverable amount. For corporate assets or portion of corporate assets which cannot be allocated on a reasonable and consistent basis to a cash-generating unit, the Group compares the carrying amount of a group of cash-generating units, including the carrying amounts of the corporate assets or portion of corporate assets allocated to that group of cash-generating units, with the recoverable amount of the group of cash-generating units. In allocating the impairment loss, the impairment loss is allocated first to reduce the carrying amount of any goodwill (if applicable) and then to the other assets on a pro-rata basis based on the carrying amount of each asset in the unit or the group of cash-generating units. The carrying amount of an asset is not reduced below the highest of its fair value less costs of disposal (if measurable), its value in use (if determinable) and zero. The amount of the impairment loss that would otherwise have been allocated to the asset is allocated pro rata to the other assets of the unit or the group of cash-generating units. An impairment loss is recognized immediately in profit or loss.

Related parties

A party is considered to be related to the Group if:

(a)	the party is a person or a close member of that person’s family and that person

(i)	has control or joint control over the Group;

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

(ii)	has significant influence over the Group; or

(iii)	is a member of the key management personnel of the Group or of a parent of the Group; or

(b)	the party is an entity where any of the following conditions applies:

(i)	the entity and the Group are members of the same group;

(ii)	one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);

(iii)	the entity and the Group are joint ventures of the same third party;

(iv)	one entity is a joint venture of a third entity and the other entity is an associate of the third entity;

(v)	the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group; and the sponsoring employers of the post-employment benefit plan;

(vi)	the entity is controlled or jointly controlled by a person identified in (a);

(vii)	a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and

(viii)	the entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the parent of the Group.

Financial instruments — Investments and other financial assets

Initial recognition and measurement

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of accounts receivable arising from IFRS 15 Revenue from Contracts with Customers that do not contain a significant financing component or for which the Group has applied the practical expedient of not adjusting the effect of a significant financing component, the Group initially measures a financial asset at its fair value, plus in the case of a financial asset not at FVTPL, transaction costs. Accounts receivable that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price determined under IFRS 15 in accordance with the policies set out for “Revenue recognition” below.

In order for a financial asset to be classified and measured at amortized cost, the contractual terms need to give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding and the financial asset needs to be held within a business model whose objective is to collect contractual cash flows.

The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows. Financial assets which are not held within the aforementioned business models are classified and measured at FVTPL.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

All regular way purchases or sales of financial assets are recognized and derecognized on a trade date basis.

Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.

Subsequent measurement

The subsequent measurement of financial assets depends on their classification as follows:

Financial assets at amortized cost

Financial assets at amortized cost are subsequently measured using the effective interest method and are subject to impairment. Gains and losses are recognized in the consolidated statements of profit or loss when the asset is derecognized, modified or impaired.

The effective interest method is a method of calculating the amortized cost of a financial asset and of allocating interest income and interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts and payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial asset, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Financial assets at FVTPL

Financial assets at FVTPL are carried in the consolidated statements of financial position at fair value with net changes in fair value recognized in profit or loss.

Dividend income and gain related to disposed financial assets at FVTPL and net fair value changes on FVTPL which are derived from the Group’s ordinary course of business are presented as revenue

Derecognition of financial assets

The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire.

On derecognition of a financial asset measured at amortized cost, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognized in profit or loss.

Impairment of financial assets

The Group recognizes an allowance for ECLs for financial assets at amortized cost. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

General approach

For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

Financial assets at amortized cost are subject to impairment under the general approach and they are classified within the following stages for measurement of ECLs except for accounts receivable arising from IFRS 15 which apply the simplified approach as detailed below.

Stage 1	Financial assets for which credit risk has not increased significantly since initial recognition and for which the loss allowance is measured at an amount equal to 12-month ECLs

Stage 2	Financial assets for which credit risk has increased significantly since initial recognition but that are not credit-impaired financial assets and for which the loss allowance is measured at an amount equal to lifetime ECLs

Stage 3	Financial assets that are credit-impaired at the reporting date (but that are not purchased or originated credit-impaired) and for which the loss allowance is measured at an amount equal to lifetime ECLs

Simplified approach

For accounts receivable arising from IFRS 15 that do not contain a significant financing component or when the Group applies the practical expedient of not adjusting the effect of a significant financing component, the Group applies the simplified approach in calculating ECLs. Under the simplified approach, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date.

Significant increase in credit risk

In assessing whether the credit risk has increased significantly since initial recognition, the Group compares the risk of a default occurring on the financial instrument As of the reporting date with the risk of a default occurring on the financial instrument As of the date of initial recognition. In making this assessment, the Group considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort.

In particular, the following information is taken into account when assessing whether credit risk has increased significantly:

●	an actual or expected significant deterioration in the financial instrument’s external (if available) or internal credit rating;

●	significant deterioration in external market indicators of credit risk, e.g. a significant increase in the credit spread, the credit default swap prices for the debtor;

●	existing or forecast adverse changes in business, financial or economic conditions that are expected to cause a significant decrease in the debtor’s ability to meet its debt obligations;

●	an actual or expected significant deterioration in the operating results of the debtor;

●	an actual or expected significant adverse change in the regulatory, economic, or technological environment of the debtor that results in a significant decrease in the debtor’s ability to meet its debt obligations.

Irrespective of the outcome of the above assessment, the Group presumes that the credit risk has increased significantly since initial recognition when contractual payments are more than 30 days past due, unless the Group has reasonable and supportable information that demonstrates otherwise.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

The Group regularly monitors the effectiveness of the criteria used to identify whether there has been a significant increase in credit risk and revises them as appropriate to ensure that the criteria are capable of identifying significant increase in credit risk before the amount becomes past due.

Definition of default

For internal credit risk management, the Group considers an event of default occurs when information developed internally or obtained from external sources indicates that the debtor is unlikely to pay its creditors, including the Group, in full (without taking into account any collaterals held by the Group).

Irrespective of the above, the Group considers that default has occurred when a financial asset is more than 90 days past due unless the Group has reasonable and supportable information to demonstrate that a more lagging default criterion is more appropriate.

Credit-impaired financial assets

A financial asset is credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit-impaired includes observable data about the following events:

a)	significant financial difficulty of the issuer or the borrower;

b)	a breach of contract, such as a default or past due event;

c)	the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that the lender(s) would not otherwise consider; or

d)	it is becoming probable that the borrower will enter bankruptcy or other financial reorganization.

Write-off policy

The Group writes off a financial asset when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery, for example, when the counterparty has been placed under liquidation or has entered into bankruptcy proceedings. Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures, taking into account legal advice where appropriate. A write-off constitutes a derecognition event. Any subsequent recoveries are recognized in profit or loss.

Measurement and recognition of ECL

The measurement of ECL is a function of the probability of default, loss given default (i.e. the magnitude of the loss if there is a default) and the exposure at default. The assessment of the probability of default and loss given default is based on historical data and forward-looking information. Estimation of ECL reflects an unbiased and probability-weighted amount that is determined with the respective risks of default occurring as the weights.

Generally, the ECL is the difference between all contractual cash flows that are due to the Group in accordance with the contract and the cash flows that the Group expects to receive, discounted at the effective interest rate determined at initial recognition.

Lifetime ECL for accounts receivable from contract with customers are considered on a collective basis taking into consideration past due information and relevant credit information such as forward looking macroeconomic information.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

For collective assessment, the Group takes into consideration the following characteristics when formulating the grouping:

●	Past-due status;

●	Nature, size and industry of debtors; and

●	External credit ratings where available.

The grouping is regularly reviewed by management to ensure the constituents of each group continue to share similar credit risk characteristics.

Interest income is calculated based on the gross carrying amount of the financial asset unless the financial asset is credit-impaired, in which case interest income is calculated based on amortized cost of the financial asset.

The Group recognizes an impairment gain or loss in profit or loss for all financial instruments by adjusting their carrying amount, with the exception of accounts receivable from contracts with customers where the corresponding adjustment is recognized through a loss allowance account.

Financial liabilities and equity

Classification as debt or equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recognized at the proceeds received, net of direct issue costs.

Financial liabilities at amortized cost

Financial liabilities including accounts payable, borrowings, other payables and accruals, amounts due to subsidiaries’ non-controlling shareholders and amount due to ultimate holding company are subsequently measured at amortized cost, using the effective interest method.

Derecognition of financial liabilities

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

Derivative financial instruments

Derivatives are initially recognised at fair value at the date when derivative contracts are entered into and are subsequently remeasured to their fair value at the end of the reporting period. The resulting gain or loss is recognised in profit or loss.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

Cash and cash equivalents

Cash and cash equivalents are defined as cash plus highly liquid and related certificates of deposits or commercial paper with an original term to maturity of three months or less.

Provisions

A provision is recognized when a present obligation (legal or constructive) has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation.

When the effect of discounting is material, the amount recognized for a provision is the present value at the end of each reporting period of the future expenditures expected to be required to settle the obligation. The increase in the discounted present value amount arising from the passage of time is included in finance costs in profit or loss.

Contingent liabilities

A contingent liability is a present obligation arising from past events but is not recognized because it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or the amount of the obligation cannot be measured with sufficient reliability.

Where the Group is jointly and severally liable for an obligation, the part of the obligation that is expected to be met by other parties is treated as a contingent liability and it is not recognized in the consolidated financial statements.

The Group assesses continually to determine whether an outflow of resources embodying economic benefits has become probable. If it becomes probable that an outflow of future economic benefits will be required for an item previously dealt with as a contingent liability, a provision is recognized in the consolidated financial statements in the reporting period in which the change in probability occurs, except in the extremely rare circumstances where no reliable estimate can be made.

Income tax

Income tax comprises current and deferred tax.

Current tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the Group operates.

Deferred tax is provided, using the liability method, on all temporary differences at the end of each reporting period between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

●	when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

●	in respect of taxable temporary differences associated with investments in subsidiaries, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

Deferred tax assets are recognized for all deductible temporary differences, and the carryforward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, the carryforward of unused tax credits and unused tax losses can be utilized, except:

●	when the deferred tax asset relating to the deductible temporary differences arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

●	in respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are only recognized to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at the end of each reporting period and are recognized to the extent that it has become probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets and deferred tax liabilities are offset if and only if the Group has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxable entity to the same taxation authority.

For the purposes of measuring deferred tax for leasing transactions in which the Group recognizes the right-of-use assets and the related lease liabilities, the Group first determines whether the tax deductions are attributable to the right-of-use assets or the lease liabilities.

For leasing transactions in which the tax deductions are attributable to the lease liabilities, the Group applies IAS 12 Income Taxes requirements to lease liabilities and related assets separately. The Group recognizes a deferred tax asset related to lease liabilities to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilized and a deferred tax liability for all taxable temporary differences.

Revenue recognition

Revenue from contracts with customers

Revenue from contracts with customers is recognized when control of goods or services is transferred to the customers at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services.

When the consideration in a contract includes a variable amount, the amount of consideration is estimated to which the Group will be entitled in exchange for transferring the goods or services to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty with the variable consideration is subsequently resolved.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

Fashion, arts and luxury media advertising and marketing services

Fashion, arts and luxury media advertising and marketing services income is composed of advertising service income and licensing, subscription and marketing services income. Revenue is recognized at a point in time when control of the goods has transferred to the customers (i.e. sales of magazines) or upon the edition in which the advertisement is displayed (i.e. advertising income). The Group also provides fashion, arts and luxury media licensing and marketing services to its customers on its multimedia channels. The Group recognizes revenues of such services over time based on the contract term.

Hotel operation services income

Hotel operation services income (i.e. income from hotel rooms revenue and other ancillary service) are recognized over time using output method by reference to the progress towards complete satisfaction of the relevant performance obligation, as the customer simultaneously receives and consumes the benefits provided by the Group’s performance as the Group performs. The Group allows an average credit period of not more than 30 days to travel agents and corporate customers. All the hotel operation services are for periods of one year or less and the effect of the time value of money is considered insignificant.

Revenue from other sources

Fair value changes on financial assets at FVTPL are recognized in the period in which they arise. Gain/loss recognized for those financial assets at FVTPL held at the end of each reporting period is recognized as net fair value changes on financial assets at FVTPL.

Dividend income is recognized when the shareholders’ right to receive payment has been established, it is probable that the economic benefits associated with the dividend will flow to the Group and the amount of the dividend can be measured reliably.

Contract liabilities

A contract liability is recognized when the payment is made and received or the payment is due (whichever is earlier) from a customer before the Group transfers the related goods or services. Contract liabilities are recognized as revenue when the Group performs under the contract (i.e., transfers control of the related goods or services to the customer).

Employee benefits

Retirement benefit costs

Payments to defined contribution retirement benefit plans are recognized as an expense when employees have rendered service entitling them to the contributions.

Short-term employee benefits

Short-term employee benefits are recognized at the undiscounted amount of the benefits expected to be paid as and when employees rendered the services. All short-term employee benefits are recognized as an expense unless another IFRS requires or permits the inclusion of the benefit in the cost of an asset. A liability is recognized for benefits accruing to employees (such as wages and salaries) after deducting any amount already paid.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

Leases

Definition of a lease

A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group assesses whether a contract is or contains a lease based on the definition under IFRS 16 Leases at inception, modification date or acquisition date, as appropriate. Such contract will not be reassessed unless the terms and conditions of the contract are subsequently changed.

The Group as a lessee

Allocation of consideration to components of a contract

For a contract that contains a lease component and one or more additional lease or non-lease components, the Group allocates the consideration in the contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components. The Group applies practical expedient not to separate non-lease components from lease component, and instead account for the lease component and any associated non-lease components as a single lease component.

Short-term leases

The Group applies the short-term lease recognition exemption to leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. Lease payments on short-term leases are recognized as expense on a straight-line basis or another systematic basis over the lease term.

Right-of-use assets

The cost of right-of-use asset includes the amount of the initial measurement lease liability.

Right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term.

Lease liabilities

At the commencement date of a lease, the Group recognizes and measures the lease liability at the present value of lease payments that are unpaid at that date. In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable.

The lease payments include fixed lease payments (including in-substance fixed payments), less any lease incentives.

After the commencement date, lease liabilities are adjusted by interest accretion and lease payments.

Foreign currencies

These financial statements are presented in US$, which is the Company’s functional currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Foreign currency transactions recorded by the entities in the Group are initially recorded using their respective functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rates of exchange ruling at the end of each reporting period. Differences arising on settlement or translation of monetary items are recognized in profit or loss.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (cont.)

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was measured. The gain or loss arising on translation of a non-monetary item measured at fair value is treated in line with the recognition of the gain or loss on change in fair value of the item (i.e., translation difference on the item whose fair value gain or loss is recognized in other comprehensive income or profit or loss is also recognized in other comprehensive income or profit or loss, respectively).

In determining the exchange rate on initial recognition of the related asset, expense or income on the derecognition of a non-monetary asset or non-monetary liability relating to an advance consideration, the date of initial transaction is the date on which the Group initially recognizes the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of the advance consideration.

For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations are translated at exchange rates prevailing on the reporting date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the date of transactions are used. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in an exchange reserve (attributed to non-controlling interests as appropriate).

On the disposal of a foreign operation (that is, a disposal of the Group’s entire interest in a foreign operation, or a disposal involving loss of control over a subsidiary that includes a foreign operation, or a partial disposal of an interest in a joint arrangement or an associate that includes a foreign operation of which the retained interest becomes a financial asset), all of the exchange differences accumulated in equity in respect of that operation attributable to the owners of the Company are reclassified to profit or loss.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets until such time as the assets are substantially ready for their intended use or sale. All other borrowing costs are recognized in profit or loss in the period in which they are incurred.

3.	KEY SOURCE OF ESTIMATION UNCERTAINTY

In the application of the Group’s accounting policies, which are described in note 2.3, the Company is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an on-going basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

3.	KEY SOURCE OF ESTIMATION UNCERTAINTY (cont.)

The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of each reporting period that may have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Impairment assessment of intangible assets

Determining whether intangible assets are impaired requires an estimation of the recoverable amount of the cash-generating unit to which intangible assets have been allocated, which is the higher of the value in use or fair value less costs of disposal. The value in use calculation requires the Group to estimate the future cash flows from the cash-generating unit and a suitable discount rate in order to calculate the present value. Where the actual future revenue are less than expected, or change in facts and circumstances which results in downward revision of future cash flows or upward revision of discount rate, a material impairment loss or further impairment loss may arise. Details of the impairment assessment of intangible assets are disclosed in note 12.

Revaluation measurement of properties

As at the end of the reporting period, the Group’s properties are stated at revalued amounts based on the valuation performed by independent qualified professional valuers. In determining the fair value, the valuers have based their valuation on income approach for respective properties, which involves certain estimates, including appropriate discount rates and market transactions of comparable properties, as appropriate. In relying on the valuation, management of the Group has exercised its judgement and is satisfied that the methods of valuation adopted are appropriate for the relevant property and reflective of current market conditions. Details of the valuation methodology are disclosed in note 11.

4.	OPERATING SEGMENT INFORMATION

The Group operates its businesses in three operating segments: media and entertainment segment, hotel operations, hospitality and VIP services segment and strategic investment segment.

The following summary describes the operations in each of the Group’s operating and reportable segment:

(a)	Media and entertainment segment: The Group engages in the provision of print and digital advertising campaigns, licensing, and value-added marketing services including branded content, video production, social media activation, event creation, and experiential marketing, among other services.

(b)	Hotel operation, hospitality and VIP services segment: The Group engages in hotel operations, hospitality and VIP services

(c)	Strategic investment segment: The Group engages in proprietary investments and management of global investment portfolio (including listed and unlisted equity shares investments and movie income right investments).

Management closely monitors the performance of the Group’s operating segments separately to support informed decisions on resource allocation and performance evaluation. Segment performance is evaluated based on reportable segment result, which is a measure of profit (loss) before tax from operations. The profit (loss) before tax from operations is measured after allocation of attributable costs of specialized staff and direct operating costs consistently with the Group’s profit (loss) before tax from operations. Other income, gain from a bargain purchase, finance costs, impairment loss under ECL model on financial assets and corporate expenses such as staff costs not directly attributable to segments, short-term leases and administrative expenses are excluded from such measurement.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

4.	OPERATING SEGMENT INFORMATION (cont.)

Segment assets exclude prepayments, deposits and other receivables and cash and bank balances, as these assets are managed on a group basis.

Segment liabilities exclude tax payable, borrowings, amount due to ultimate holding company, lease liabilities and deferred tax liabilities as these liabilities are managed on a group basis.

Segment revenue and results

The following tables present information by segment:

For the year ended December 31, 2022

	Media and entertainment	Hotel operation, hospitality and VIP services	Strategic investment	Total
	US$’000	US$’000	US$’000	US$’000
Segment revenue (Note 5)
Revenue
– from contract with customers	7,670	3,201	—	10,871
– other	—	—	20,392	20,392
	7,670	3,201	20,392	31,263
Segment results	2,206	701	20,392	23,299
Other income				522
Gain from a bargain purchase				4,848
Impairment losses under ECL model on financial assets				(501)
Finance costs				(2,586)
Corporate and other unallocated expenses				(1,860)
Profit before tax				23,722

Other segment information
Depreciation of property, plant and equipment	—	1,068	—	1,068
Amortization of intangible assets	9	—	—	9

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

4.	OPERATING SEGMENT INFORMATION (cont.)

For the year ended December 31, 2023

	Media and entertainment	Hotel operation, hospitality and VIP services	Strategic investment	Total
	US$’000	US$’000	US$’000	US$’000
Segment revenue (Note 5)
Revenue
– from contract with customers	14,422	5,423	—	19,845
– other	—	—	22,698	22,698
	14,422	5,423	22,698	42,543
Segment results	1,439	(2,451)	22,698	21,686
Other income				1,245
Gain from a bargain purchase				4,469
Finance costs				(7,136)
Corporate and other unallocated expenses				(1,205)
Profit before tax				19,059

Other segment information
Depreciation of property, plant and equipment	137	2,687	—	2,824
Amortization of intangible assets	9	—	—	9

Segment revenue and results

The following tables present information by segment:

For the year ended December 31, 2024

	Media and entertainment	Hotel operation, hospitality and VIP services	Strategic investment	Total
	US$’000	US$’000	US$’000	US$’000
Segment revenue (Note 5)
Revenue
– from contract with customers	18,859	23,132	—	41,991
– other	—	—	35,023	35,023
	18,859	23,132	35,023	77,014
Segment results	2,072	(944)	35,023	36,151
Other income				24,815
Finance costs				(10,612)
Corporate and other unallocated expenses				(3,981)
Profit before tax				46,373

Other segment information
Depreciation of property, plant and equipment	312	11,400	—	11,712
Amortization of intangible assets	9	—	—	9

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

4.	OPERATING SEGMENT INFORMATION (cont.)

Segment assets and liabilities

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Segment assets
Media and entertainment	96,436	139,929	124,952
Hotel operation, hospitality and VIP services	273,081	275,018	575,579
Strategic investments	308,990	77,801	450,882
Total segment assets	678,507	492,748	1,151,413
Unallocated corporate assets	3,167	8,766	23,021
Total assets	681,674	501,514	1,174,434

Segment liabilities
Media and entertainment	14,436	13,332	6,525
Hotel operation, hospitality and VIP services	53,403	53,878	68,767
Total segment liabilities	67,839	67,210	75,292
Unallocated corporate liabilities	127,192	156,470	330,012
Total liabilities	195,031	223,680	405,304

Geographical information

The following table sets forth the Group’s revenue from contract with customers by geographical areas based on the location of the operations:

	Year ended December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Media and entertainment
– China (including Hong Kong)	50	34	666
– Europe	3,798	6,589	9,660
– America	3,822	5,157	4,866
– Southeast Asia	—	2,642	3,667
	7,670	14,422	18,859

Hotel operation, hospitality and VIP services
– China (including Hong Kong)	3,201	5,423	5,801
– Southeast Asia	—	—	17,331
	3,201	5,423	23,132
Total	10,871	19,845	41,991

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

4.	OPERATING SEGMENT INFORMATION (cont.)

The following table sets forth the Group’s non-current assets (other than financial assets) by geographical areas based on the location of the operations:

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
China (including Hong Kong)	173,125	179,221	180,313
Europe	93,262	119,152	119,527
America	—	15,414	48,068
Southeast Asia	99,884	95,686	346,166
Total assets	366,271	409,473	694,074

Information about major customers

Other than the income generated from media and entertainment segment from AMTD Group of US$2,888,000, US$2,726,000 and US$2,737,000, respectively, for the year ended December 31, 2022, 2023 and 2024, no revenue derived from a single customer accounted for 10% or more of the total revenue of the Group for the year.

5.	REVENUE AND OTHER INCOME

Revenue

(i)	Disaggregated revenue information

The following tables present disaggregated revenue information:

	Year ended December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Revenue from contracts with customers
Advertising and marketing services
Advertising services income	3,658	10,064	13,376
Licensing, subscription and marketing services income	4,012	4,358	5,483
	7,670	14,422	18,859
Hotel operations, hospitality and VIP services
Hotel operation, hospitality and VIP services income	3,201	5,423	23,132
Subtotal	10,871	19,845	41,991

Revenue from other sources
Strategic investment
Net fair value changes on financial assets at FVTPL and derivative financial instruments	13,011	(37,759)	26,342
Gain related to disposed investments	969	50,522	—
Dividend income	6,412	9,935	8,681
Total	31,263	42,543	77,014

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

5.	REVENUE AND OTHER INCOME (cont.)

Timing of revenue recognition

	Year ended December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Revenue from contracts with customers
Services transferred
– at a point in time	3,658	10,064	13,376
– over time	7,213	9,781	28,615
Total	10,871	19,845	41,991

(ii)	Transaction price allocated to the remaining performance obligation for contracts with customers

The expected duration of satisfying the performance obligation of which is within one year, the transaction price allocated to these unsatisfied contracts is not disclosed as permitted under IFRS 15.

Other income

	Year ended December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Bank interest income	—	4	17
Gain on disposal of subsidiaries	—	—	24,757
Others	522	1,241	41
Total	522	1,245	24,815

During the year ended December 31, 2024, the Group disposed entire equity interests in certain subsidiaries which engaged in the media and entertainment segment of the Group with a consideration of Euro2,888,000 to an independent third party. These subsidiaries owned certain intellectual properties pertaining to non-core media and entertainment business of the Group. The disposal was part of a strategic reorganization aimed at divesting non-core business and intellectual properties to sharpen the Group’s focus on its primary existing operating business units within the media and entertainment segment. The disposal recorded a gain of approximately US$24,757,000. The consideration is settled through the immediate holding company.

6.	OTHER OPERATING EXPENSES

	Year ended December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Advertising and promotion expenses	124	52	504
Amortization of intangible assets	9	9	9
Bank charges	21	36	72
Depreciation of property, plant and equipment	1,068	2,824	11,712
Donation	—	327	81
IT related costs	98	275	534
Legal and professional fee	516	534	734
Premises costs	51	216	243
Travelling expenses	132	216	208
Others	1,481	1,188	1,445
Total	3,500	5,677	15,542

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

7.	STAFF COSTS

	Year ended December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Salaries and bonus	3,078	6,436	11,693
Pension scheme contributions (defined contribution schemes) and others	822	1,455	1,439
Total	3,900	7,891	13,132

8.	FINANCE COSTS

	Year ended December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Interests on borrowings	1,550	3,862	9,367
Interests on amounts due to subsidiaries’ non-controlling shareholders	1,036	3,268	1,115
Interests on lease liabilities	—	6	130
Total	2,586	7,136	10,612

9.	INCOME TAX EXPENSE

	Year ended December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Hong Kong Profits Tax	—	682	775
United States corporate tax	—	136	—
Withholding tax on dividend income	599	993	868
Total income tax expenses	599	1,811	1,643

In the United States, the federal corporate tax rate is a flat rate of 21% during the year ended December 31, 2022, 2023 and 2024. New York, the location of a group entity domicile, has a 6.50% to 7.25% corporate income tax rate during the year ended December 31, 2022 and 6.50% to 8.85% corporate income tax rate during the year ended December 31, 2023 and 2024.

Under the two-tiered profits tax rates regime of Hong Kong Profits Tax, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%. For the year ended December 31, 2022, 2023 and 2024 , the Hong Kong Profits Tax of the qualifying group entity is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

9.	INCOME TAX EXPENSE (cont.)

A reconciliation of income tax expense and profit before tax at the statutory tax rate in which the Group’s major operating subsidiaries are domiciled is as follows:

	Year ended December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Profit before tax	23,722	19,059	46,373
Tax at statutory tax rate of 16.5%	3,914	3,145	7,652
Tax effect of different tax rates of subsidiaries operating in other jurisdictions	86	117	233
Tax effect of non-taxable income	(4,335)	(4,045)	(14,862)
Tax effect of non-deductible expenses	17	399	5,450
Tax effect of tax losses not recognized	452	772	2,210
Tax effect of share of (profits) losses of joint ventures	(134)	430	92
Withholding tax on dividend income	599	993	868
Total income tax expenses	599	1,811	1,643

10.	EARNINGS PER SHARE

The calculation of the basic earnings per share attributable to the owners of the Company is based on the following data:

	Year ended December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Earnings figures are calculated as follows:
Profit for the year attributable to owners of the Company	14,975	8,164	27,751

Number of shares
	’000	’000	’000
Weighted average number of ordinary shares for the purpose of basic earnings per share	22,913	18,312	16,964

No diluted earnings per share for year were presented as there were no potential ordinary shares in issue for the year.

The number of ordinary shares for the purpose of calculating basic earnings per share has been determined on the assumption that the reorganization of the Group and recapitalization of the Company has been effective on January 1, 2022.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

11.	PROPERTY, PLANT AND EQUIPMENT

	Properties	Computer equipment	Right-of-use assets	Total
	US$’000	US$’000	US$’000	US$’000
COST OR REVALUED AMOUNT
As of January 1, 2022	153,919	—	—	153,919
Additions	—	—	219	219
Surplus on revaluation	19,145	—	—	19,145
Exchange realignment	62	—	—	62
As of December 31, 2022	173,126	—	219	173,345
Additions	15,391	57	—	15,448
Acquisition of subsidiaries (note 34)	—	80	253	333
Surplus on revaluation	6,353	—	—	6,353
Exchange realignment	(235)	1	—	(234)
As of December 31, 2023	194,635	138	472	195,245
Disposal of subsidiaries	—	—	(212)	(212)
Additions	372,061	8	544	372,613
Surplus on revaluation	9,455	—	—	9,455
Exchange realignment	(2,052)	(6)	(41)	(2,099)
As of December 31, 2024	574,099	140	763	575,002

ACCUMULATED DEPRECIATION
As of January 1, 2022	—	—	—	—
Charge for the year	1,068	—	—	1,068
Eliminated on revaluation	(1,068)	—	—	(1,068)
As of December 31, 2022	—	—	—	—
Charge for the year	2,688	16	120	2,824
Eliminated on revaluation	(2,688)	—	—	(2,688)
As of December 31, 2023	—	16	120	136
Charge for the year	11,408	31	273	11,712
Disposal of subsidiaries	—	—	(145)	(145)
Eliminated on revaluation	(11,174)	—	—	(11,174)
Exchange realignment	(234)	2	12	(220)
As of December 31, 2024	—	49	260	309

NET BOOK VALUE
As of December 31, 2022	173,126	—	219	173,345
As of December 31, 2023	194,635	122	352	195,109
As of December 31, 2024	574,099	91	503	574,693

The above items of property, plant and equipment are depreciated on a straight-line basis at the following rates per annum:

Properties	Over the shorter of 40 years and the remaining lease terms
Computer equipment	33⅓%
Right-of-use assets	Over the lease term

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

11.	PROPERTY, PLANT AND EQUIPMENT (cont.)

As of December 31, 2022, 2023 and 2024, the Group’s properties are stated at revalued amounts of approximately US$173,126,000, US$194,635,000 and US$574,099,000, respectively. The fair value of the Group’s properties of US$173,126,000, US$179,221,000 and US$574,099,000, respectively, as of December 31, 2022, 2023 and 2024 is a Level 3 fair value measurement. During the year ended December 31, 2024, a property with carrying amount of US$15,414,000 as of December 31, 2023 transferred from Level 2 to Level 3 fair value measurement.

In determining the fair values of the properties, the Group engages an independent qualified professional valuer to perform the valuation. The management works with the independent qualified professional valuer to establish the appropriate valuation techniques and inputs for Level 3 fair value measurement. Where there is a material change in the fair value of the properties, the causes of the fluctuations will be reported to the directors of the Company.

The independent qualified professional valuer adopted the following approaches in determination of the revalued amount:

●	Hotel properties: income approach by using discounted cash flow analysis to arrive at the valuation of the hotel properties. The discounted cash flow analysis for the properties is established based on analysis of assumptions about future market conditions affecting supply, demand, income, expenses and the potential of risk. These assumptions determine the earning capability of the properties upon which the pattern of income and expenditures are projected to establish a fair maintainable operating profit on a pre-tax yearly basis by a reasonably efficient operator over a 10-year investment horizon; and the anticipated net operating income stream receivable thereafter is capitalized at appropriate terminal capitalization rates and adjusted to present value by appropriate discount rate to reflect the capital values beyond the 10 years. As of December 31, 2022, 2023 and 2024, the revalued amount of hotel properties is US$173,126,000, US$179,221,000 and US$526,099,000, respectively.

●	Other properties: direct comparison approach by reference to market transactions of comparable properties. As of December 31, 2022, 2023 and 2024, the revalued amount of other properties is nil, US$15,414,000 and US$48,000,000, respectively.

There has been no change to the valuation techniques during the year. In estimating the fair value of the properties, the highest and best use of the properties is their current use.

The key inputs used in valuing the hotel property in Hong Kong by the independent qualified professional valuer under the aforesaid income approach were the discount rate used at 5.1%, 5.2% and 5.2%, respectively as of December 31, 2022, 2023 and 2024 and average daily rates, which ranged from HK$880 to HK$1,810, HK$1,070 to HK$1,921 and HK$1,070 to HK$1,921, respectively, per room. Any decrease in the discount rate used would result in an increase in fair value measurement of the property, and vice versa, holding all other variables constant. The sensitivity to a 50 basis points increase/decrease in discount rate holding all other variables constant, the revalued amount of property will decrease/increase by approximately US$6,412,000/US$7,694,000, US$7,662,000/US$6,385,000 and US$7,662,000/US$6,385,000, respectively, for the years ended December 31, 2022, 2023 and 2024.

The key inputs used in valuing the hotel property in Singapore by the independent qualified professional valuer under the aforesaid income approach were the discount rate used at 5.7% as of December 31, 2024 and average daily rates, which ranged from Singapore Dollar (“SGD”) 380 to SGD505 per room. Any decrease in the discount rate used would result in an increase in fair value measurement of the property, and vice versa, holding all other variables constant. The sensitivity to a 50 basis points increase/decrease in discount rate holding all other variables constant, the revalued amount of property will decrease/increase by approximately US$12,529,000/US$13,266,000 for the year ended December 31, 2024.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

11.	PROPERTY, PLANT AND EQUIPMENT (cont.)

	Year ended December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Expense relating to short-term leases	51	216	243
Total cash outflow for leases	51	303	653

For the year, the Group leases offices for its operations. Lease contracts are entered into for fixed term of 3 to 6 years. Lease terms are negotiated on an individual basis and contain different terms and conditions. In determining the lease term and assessing the length of the non-cancellable period, the Group applies the definition of a contract and determines the period for which the contract is enforceable.

The Group regularly entered short-term leases for offices. As of December 31, 2022, 2023 and 2024, the portfolio of short-term leases is similar to the portfolio of short-term leases to which the short-term lease expense disclosed above.

12.	INTANGIBLE ASSETS

	Archived images	Brand names	Total
	US$’000	US$’000	US$’000
CARRYING AMOUNT
As of January 1, 2022	—	172	172
Acquisition of subsidiaries (note 34)	497	91,797	92,294
Amortization for the year	—	(9)	(9)
Exchange realignment	3	582	585
As of December 31, 2022	500	92,542	93,042
Acquisition of subsidiaries (note 34)	—	25,752	25,752
Amortization for the year	—	(9)	(9)
Exchange realignment	(1)	(106)	(107)
As of December 31, 2023	499	118,179	118,678
Amortization for the year	—	(9)	(9)
Exchange realignment	3	709	712
As of December 31, 2024	502	118,879	119,381

The above carrying amounts of brand names of approximately US$92,379,000, US$118,025,000 and US$118,733,000 and archived images of approximately US$500,000, US$499,000 and US$502,000, respectively, as of December 31, 2022, 2023 and 2024 are considered by the directors of the Company as having an indefinite useful life because it is expected to contribute to net cash inflows indefinitely. The brand names and archived images will not be amortized until its useful life is determined to be finite. Instead they will be tested for impairment annually and whenever there is an indication that it may be impaired.

The remaining brand name of approximately US$163,000, US$154,000 and US$146,000, respectively, as of December 31, 2022, 2023 and 2024 are amortized on a straight-line basis of 20 years.

As of December 31, 2022, 2023 and 2024, carrying amount of brand name of approximately US$92,379,000, US$92,216,000 and US$92,769,000, respectively, and archived images of US$500,000, US$499,000 and US$502,000, respectively, are allocated to cash-generating unit of the business unit under “L’Officiel”. For the purpose of impairment testing, the recoverable amount of this cash-generating unit has been determined based on a value in use calculation. That calculation uses cash flow projections based on financial budgets approved by management covering a 5-year period, and pre-tax approximate discount rate of 11%. Cash flows beyond the 5-year period are extrapolated using a steady 1.6% to 2.1% growth rate. This growth rate is based on the relevant industry growth forecasts and does not exceed the average long-term growth rate for the relevant industry. Other key assumptions for the value in use calculations relate to the estimation of cash inflows/outflows which include budgeted sales and gross margin, such estimation is based on the L’Officiel’s past performance and management’s expectations for the market development.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

12.	INTANGIBLE ASSETS (cont.)

As of December 31, 2023 and 2024, carrying amount of brand name of approximately US$25,809,000 and US$25,964,000, respectively, are allocated to cash-generating unit of the business unit under “The Art Newspaper”. For the purpose of impairment testing, the recoverable amount of this cash-generating unit has been determined based on a value in use calculation. That calculation uses cash flow projections based on financial budgets approved by management covering a 5-year period, and pre-tax approximate discount rate of 10.3%. Cash flows beyond the 5-year period are extrapolated using a steady 1.8% to 2.1% growth rate. This growth rate is based on the relevant industry growth forecasts and does not exceed the average long-term growth rate for the relevant industry. Other key assumptions for the value in use calculations relate to the estimation of cash inflows/outflows which include budgeted sales and gross margin, such estimation is based on The Art Newspaper’s past performance and management’s expectations for the market development.

Based on the results of the assessments, management of the Group determined that the recoverable amounts of the above cash-generating units are higher than the carrying amounts and there is no impairment of the related intangible assets allocated to these cash-generating units. Management of the Group believes that any reasonably possible changes in any of these assumptions would not cause the carrying amount of cash-generating unit to exceed its recoverable amount.

13.	INTERESTS IN JOINT VENTURES

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Costs of investment in joint ventures	16,535	16,506	—
Share of post-acquisition losses and other comprehensive income	52,795	55,370	—
	69,330	71,876	—
Due from joint ventures	30,554	23,810	—
Total	99,884	95,686	—

Amounts due from joint ventures are unsecured, interest-free and repayable on demand.

Particulars of the joint ventures which own and operate the DAO by Dorsett AMTD Singapore Hotel in Singapore (“Singapore hotel companies”) as of December 31, 2022 and 2023 are as follows:

Name	Particulars of issued shares held	Place of incorporation/ registration and business	Percentage of ownership interest, voting power and profit sharing	Principal activity
Cosmic Gold Limited	Ordinary shares	BVI	51%	Investment holding
DHI Holding (S) Pte Ltd.	Ordinary shares	Singapore	51%	Hotel investment

On April 1, 2024, the Group agreed with the remaining shareholder of Singapore hotel companies that the Group owns the controlling interest in the Singapore hotel companies. Accordingly, the Singapore hotel companies became the non-wholly owned subsidiaries of the Group without change in the percentage of ownership. Please refer to note 34 for the details of the consolidation of Singapore hotel companies.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

13.	INTERESTS IN JOINT VENTURES (cont.)

The following table illustrates the summarised financial information in respect of the Singapore hotel companies adjusted for any differences in accounting policies and reconciled to the carrying amount in the consolidated financial statements:

	As of December 31,
	2022	2023	2024*
	US$’000	US$’000	US$’000
Total assets	362,144	357,622	—
Total liabilities	(226,202)	(216,689)	—
Net assets	135,942	140,933	—
Proportional of the Group’s ownership	51%	51%	N/A
Group’s share of net assets of joint ventures	69,330	71,876	—
Due from joint ventures	30,554	23,810	—
Interests in joint ventures	99,884	95,686	—
Revenue	21,634	24,129	5,934
Profit (loss) for the year	1,598	(5,114)	(1,094)
Other comprehensive income for the year	105,776	10,331	5,555
Total comprehensive income for the year	107,374	5,217	4,461

Addition information of the joint ventures
Cash and cash equivalents	14,321	3,516	—
Amounts due to shareholders	60,411	48,280	—
Bank borrowings (note)	161,772	163,438	—
Depreciation of property, plant and equipment	6,820	7,209	1,777
Finance costs	4,167	8,221	1,836

*	The amounts represented the profit or loss of the joint ventures from January 1, 2024 to March 31, 2024 before the recognition of Singapore hotel companies as subsidiaries on April 1, 2024.

Note:	On November 14, 2019, AMTD IDEA Group provided a corporate guarantee to a bank in relation to the granting of banking facilities of SGD217,000,000 to the joint ventures for a maturity period of 3 years. AMTD IDEA Group limits the corporate guarantee of 51% of the banking facilities. Subsequently, the corporate guarantee has been extended to May 2023. This corporate guarantee is expired by then. In July 2023, AMTD IDEA Group provided a corporate guarantee to another bank in relation to the banking facilities of SGD217,000,000 to the joint ventures for a maturity of 5 years. AMTD IDEA Group limits the corporate guarantee of 51% of the banking facilities. The banking facilities are also pledged by a property in Singapore and guaranteed by another shareholder of the joint ventures. There is no default payment by the joint ventures for the years.

14.	FINANCIAL ASSETS AT FVTPL

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Listed equity shares	110,474	72,052	407,510
Unlisted equity shares	200	200	902
Movie income right investments	13,247	5,549	12,132
Total	123,921	77,801	420,544
Shown as:
– current assets	21,219	17,558	25,207
– non-current assets	102,702	60,243	395,337
	123,921	77,801	420,544

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

14.	FINANCIAL ASSETS AT FVTPL (cont.)

During the year ended December 31, 2022, 2023 and 2024, the Group entered into movie income right agreements with certain production houses. The Group is entitled to certain percentage of the variable profit derived from the release of the films upon entering into relevant agreements. The Group may be required to further contribute to the movie production programs due to the budget overruns. Any agreed further contribution to the film programs due to the budget overruns will be added to the carrying amounts of financial assets.

During the year ended December 31, 2024, AMTD Digital Inc. injected 34,819,047 Class A ordinary shares into the Group in exchange for the issuance of the shares of the Company to AMTD Digital Inc. with details disclosed in note 28. As of December 31, 2024, the carrying amount of the listed equity shares of AMTD Digital Inc. is US$257,661,000.

Certain listed equity shares, unlisted equity shares and movie income right investments are not held for trading. Instead, they are held for medium to long-term strategic purposes. The directors of the Company do not expect to realize these investments within 12 months and, accordingly, these investments are classified as non-current assets.

15.	ACCOUNTS RECEIVABLE

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Receivables from media and entertainment services	2,759	5,228	4,973
Receivables from hotel operations, hospitality and VIP services	72	111	1,484
Total	2,831	5,339	6,457

The Group allows a credit period of up to 90 days to its accounts receivables arising from media and entertainment business. The settlement terms of accounts receivable from hotel operations, hospitality and VIP services are specific terms mutually agreed between the contracting parties.

The Group seeks to maintain strict control over its outstanding receivables and has a credit control team to minimize credit risk. Overdue balances are reviewed regularly by management of the Group. The Group does not hold any collateral over its accounts receivable. The directors of the Company assess that there has been no significant increase in credit risk or defaults, owing to the debtor’s background and their established history of payment arrangements. The Group does not hold any collateral over these balances.

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Not yet due	1,743	2,454	3,399
Past due
– within 1 month	843	595	780
– 1 to 3 months	155	1,204	1,106
– Over 3 months	90	1,086	1,172
Total	2,831	5,339	6,457

The Group has applied the lifetime ECL to measure the loss allowance and the ECL is performed on a collective basis. An impairment analysis of accounts receivable is performed at each reporting date using probability of default approach to measure expected credit losses. The probability of default and loss given default are estimated based on the Group’s assessment on credit ratings of the accounts receivable and historical loss experience. The calculation reflects the probability-weighted outcome, the time value of money and reasonable and supportable information that is available at the reporting date about past events, current conditions and forecasts of future economic conditions. The calculation of ECL considers forward looking information through the use of publicly available economic data and forecasts, including macroeconomic data such as GDP growth and unemployment rate, management judgement to reflect the qualitative factors and through the use of multiple probability weighted scenarios.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

15.	ACCOUNTS RECEIVABLE (cont.)

As of December 31, 2022, the probability of default ranged from 0.39% to 0.57% and the loss given default was estimated to be 45%. As of December 31, 2023, the probability of default ranged from 0.39% to 0.57% and the loss given default was estimated to be 46.9%. As of December 31, 2024, the probability of default ranged from 0.39% to 0.57% and the loss given default was estimated to be 46.9%. The ECL as of December 31, 2022, 2023 and 2024 were immaterial and no loss allowance for accounts receivable was provided.

16.	PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Prepayments	67	506	1,727
Deposits	199	353	195
Other receivables	2,194	2,287	1,621
Less: impairment losses provided under ECL model	(501)	(501)	(501)
Total	1,959	2,645	3,042

17.	DERIVATIVE FINANCIAL INSTRUMENTS

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Upside Participation and Profit Distribution Agreements	167,388	—	—
Future Settlement Contract	17,681	—	—
Price Protection Agreement	—	—	30,339
Total	185,069	—	30,339

Upside Participation and Profit Distribution Agreements

On April 1, 2019, the subsidiaries of the Group entered into “Upside Participation and Profit Distribution Agreements” (the “Agreements”) with a counterparty in relation to the movement of the share price of the entirety of certain listed shares of investments the Group owns (the “Underlying Assets”). The Agreements have an original term of 12 months and can be extended for any further period or terminated at any time upon mutual agreement of the contracting parties.

Pursuant to the Agreements:

(a)	The counterparty is entitled to 25% (the “Sharing Percentage”) of the gain of the Underlying Assets if the quoted market price or disposal prices of the Underlying Assets is higher the underlying prices (“Underlying Prices;”);

(b)	The counterparty shall pay a sum equivalent to the loss of the Underlying Assets if the quoted market price or disposal prices of the Underlying Assets is lower than Underlying Price (“Participation Cost”); and

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

17.	DERIVATIVE FINANCIAL INSTRUMENTS (cont.)

(c)	Dividend or cash distributions generated from the Underlying Assets during the term of the Agreements shall be received by the subsidiaries of the Group for their sole benefit and shall not be included in the computation of the gain or the Participation Cost.

In December 2022, the Underlying Assets have been partially sold, in which 2,673,000 listed shares were sold in the market at the average disposal price of HK$3.27 per share, and US$1,963,000 was due from the counterparty to settle 2,673,000 notional of the derivatives reflecting the difference between the average disposal price and Underlying Price. Accordingly, corresponding revisions were made to the Agreements to reflect the reduction in the number of underlying listed shares.

In December 2023, the Group terminated the Upside Participation and Profit Distribution Agreements with the counterparty.

The Agreements satisfied the definition of derivative financial instrument in accordance with IFRS 9 and were stated at fair value with any subsequent changes recognized in profit or loss.

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
As of January 1,	124,404	167,388	—
Change in fair value	44,461	—	—
Gain on disposal	486	34,234	—
Settlement	(1,963)	(201,411)	—
Exchange realignment	—	(211)	—
As of December 31,	167,388	—	—

Future Settlement Contract

In June 2022, the Group entered into a future settlement contract with the counterparty, pursuant to which the Group is entitled to receive certain listed equity shares at a mutually agreed price at approximately US$53,272,000 in aggregate (the “Future Settlement Contract”) within one year. The fair value of the underlying shares as of December 31, 2022 was approximately US$70,953,000. The Future Settlement Contract was accounted for as a derivative financial asset and the net fair value gain recognized in profit or loss was approximately US$17,681,000 for the year ended December 31, 2022. During the year ended December 31, 2023, the Agreement was terminated and fully settled with the counterparty with the consideration of approximately US$17,681,000.

Price Protection Agreement

AMTD Group Inc. and the Company entered into an agreement over the share price of AMTD Digital Inc., pursuant to which the Group is entitled to recover from AMTD Group Inc. if the share price of AMTD Digital Inc. is lower than that at the time the Group invested in the shares of AMTD Digital Inc. (the “Price Protection Agreement”). The purpose of the Price Protection Agreement is to provide a financial safety net for the Group by ensuring to receive a minimum value for its investments in shares of AMTD Digital Inc. The Price Protection Agreement was accounted for as a derivative financial asset and the net fair value gain recognized in profit or loss was approximately US$30,339,000 for the year ended December 31, 2024.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

18.	CASH AND BANK BALANCES AND RESTRICTED CASH

Cash and bank balances

Cash and bank balances include cash on hand and demand deposits at bank. The bank balances earn interest at floating rate of daily bank deposit rates and are deposited with creditworthy banks with no recent history of default. The bank balances are deposited with creditworthy banks with no recent history of default.

Restricted cash

As of December 31, 2022 and 2023, restricted deposits held at banks were used to settle certain payables to vendors.

19.	ACCOUNTS PAYABLE

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Payable to suppliers	9,846	8,808	2,785
Shown as:
– current liabilities	6,100	5,794	2,785
– non-current liabilities	3,746	3,014	—
	9,846	8,808	2,785

The average credit period on purchases of goods is 30 days.

20.	OTHER PAYABLES AND ACCRUALS

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Payroll and related expenses payable	4,089	3,974	686
Other tax payables	3,923	5,121	821
Payable for acquisition of subsidiaries	—	3,506	3,009
Interest expense payable	—	2,263	840
Accruals and other payables	1,792	2,287	1,953
	9,804	17,151	7,309

21.	CONTRACT LIABILITIES

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Fashion, arts and luxury media and advertising and marketing services	511	658	378
Hotel operation, hospitality and VIP services	792	151	186
	1,303	809	564

Contract liabilities carried forward from each of January 1 are recognized as revenue during the next reporting period.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

22.	BORROWINGS

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Secured bank borrowings are denominated in:
– Hong Kong Dollar	51,117	50,655	50,135
– Singapore Dollar	—	—	158,466
– US$	—	11,139	10,983
Unsecured bank borrowings are denominated in:
– Euro	580	475	—
– British Pound	—	35	25
	51,697	62,304	219,609

Shown as:
– current liabilities	571	741	176
– non-current liabilities	51,126	61,563	219,433
	51,697	62,304	219,609

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
The carrying amounts are repayable:
Within one year	571	741	176
Within a period of more than one year but no more than two years	582	302	50,321
Within a period of more than two years but no more than five years	50,544	51,003	159,046
More than five years	—	10,258	10,066
	51,697	62,304	219,609

Fixed-rate bank borrowings of US$11,139,000 and US$10,983,000 as of December 31, 2023 and 2024 respectively are bearing an interest rate 5.0% per annum. All other floating-rate bank borrowings are bearing a variable interest rate with a weighted average contractual interest rate of 3.18% p.a., 9.11% p.a. and 4.03% p.a., respectively, as of December 31, 2022, 2023 and 2024.

As of December 31, 2022, 2023 and 2024, the Group had bank borrowings of approximately US$51,117,000, US$61,794,000 and US$219,584,000, respectively, secured by the Group’s properties with carrying amounts of approximately US$173,126,000, US$194,635,000 and US$551,099,000, respectively.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

23.	LEASE LIABILITIES

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
The carrying amounts are repayable:
Within one year	100	185	253
Within a period of more than one year but no more than two years	100	113	255
Within a period of more than two years but no more than five years	20	85	12
	220	383	520
Less: Amount due for settlement within 12 months shown under current liabilities	(100)	(185)	(253)
Amount due for settlement after 12 months shown under non-current liabilities	120	198	267

The weighted average incremental borrowing rate applied to lease liabilities is 1.71%, 3.72% and 2.57%, respectively, for the years ended December 31, 2022, 2023 and 2024.

24.	PROVISIONS

(a)	Claims from vendors

US$’000
As of January 1, 2022	—
Acquisition of subsidiaries (note 34)	4,094
Settled during the year	(95)
Exchange realignment	80
As of December 31, 2022	4,079
Additions	476
Settled during the year	(831)
Exchange realignment	142
As of December 31, 2023	3,866
Additions	450
Settled during the year	(533)
Disposal of subsidiaries	(3,750)
Exchange realignment	(33)
As of December 31, 2024	—

(b)	Provision for replacement

The amount represented provision for the replacement and maintenance of furniture, fixtures and equipment within the hotels of the Group.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

25.	DEFERRED TAX LIABILITIES

The movements in deferred tax liabilities during the years are as follows:

Intangible assets
US$’000
As of January 1, 2022	—
Acquisition of subsidiaries (note 34)	2,769
Exchange realignment	(108)
As of December 31, 2022	2,661
Acquisition of subsidiaries (note 34)	2,961
Exchange realignment	2
As of December 31, 2023	5,624
Exchange realignment	34
As of December 31, 2024	5,658

26.	AMOUNTS DUE TO SUBSIDIARIES’ NON-CONTROLLING SHAREHOLDERS

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Interest-free	19,268	24,322	63,019
Interest bearing at Hong Kong Inter-bank Offered Rate (“HIBOR”) plus 1.15% per annum	25,648	21,762	—
Interest bearing at 2 times of HIBOR plus 1.15% per annum	7,695	7,643	—
	52,611	53,727	63,019

Amounts due to subsidiaries’ non-controlling shareholders are unsecured.

During the year ended December 31, 2024, interest bearing balances were settled through the current account of ultimate holding company and the non-controlling shareholder.

27.	AMOUNT DUE TO ULTIMATE HOLDING COMPANY

Amount due to ultimate holding company is unsecured, interest-free and not expected to be repayable within 1 year after each of the reporting period.

28.	SHARE CAPITAL

Share capital as of December 31, 2022 represented the combined share capital of WME Assets Group, WME Direct Investment Limited, L’Officiel Inc SAS, L’Officiel Singapore Pte. Ltd. and L’Officiel Malaysia Sdn. Bhd.

Share capital as of December 31, 2023 represented the combined share capital of the Company, WME Assets Group, and AMTD Group (Canada) Inc.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

28.	SHARE CAPITAL (cont.)

Share capital of the Company

Voting Ordinary shares

	Number of shares	Share capital
		US$’000
Ordinary shares of US$0.0001 each
Authorized
As of February 7, 2023 (date of incorporation) and December 31, 2023	500,000,000	50,000
Transferred (note (i))	(1,680)	—	*
As of December 31, 2024	499,998,320	50,000
Issued and full paid
As of February 7, 2023 (date of incorporation) and December 31, 2023	1	—	*
Issue of shares to AMTD (note (ii))	9,999	—	*
Issue of shares to other shareholders (note (iii))	1,245	—	*
As of December 31, 2024	11,245	—	*

*	Less than US$1,000

Notes:

(i)	On November 25, 2024, the Company reclassified and re-designated 1,680 authorized shares into non-voting redeemable preferred shares.

(ii)	In October 2024, World Media and Entertainment Group Inc., the then immediate holding company of the Company transferred 5,107, 4,880 and 12 shares of the Company to AMTD Digital Inc., AMTD IDEA Group and AMTD Group Inc., respectively, and, at the same time, World Media and Entertainment Group Inc. repurchased its shares from AMTD Digital Inc., AMTD IDEA Group and AMTD Group Inc.

(iii)	In November 2024, the Company issued 857 and 388 shares to two shareholders with the consideration on the injection of listed shares in Hong Kong and a unit of a property located in New York, respectively, into the Company.

Non-voting redeemable preferred shares

On November 25, 2024, the Company reclassified and re-designated 1,680 authorized share into non-voting redeemable preferred shares. On the same date, the Company issued 1,680 non-voting redeemable preferred shares to AMTD Digital Inc. and AMTD Digital Inc. issued 13,333,333 Class A shares to the Company at a consideration of US$100 million. AMTD Digital Inc., as the holder of non-voting redeemable preferred shares shall:

(a)	not entitle to vote of any other matters subject to the vote at the general meeting of the Company except for any transaction that may result in a change of control;

(b)	not be entitled to any dividends, unless the board of directors of the Company may otherwise declare;

(c)	in the event of a liquidation, winding-up or dissolution of the Company, be entitled, prior and in preference to holders of the voting ordinary shares, to the distribution of the assets of the Company available for distribution;

(d)	be subject to redemption and repurchase of the non-voting redeemable preferred shares after one year of issuance at par value at the option of the Company; and

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

28.	SHARE CAPITAL (cont.)

(e)	not be entitled to be have any non-voting redeemable preferred shares redeemed, repurchased or converted into any other class or series of shares at the option of the holder.

The non-voting redeemable shares are classified as equity despite their redeemable nature due to their fixed-for-fixed redemption feature. No shares were redeemed during the year, and there are no plans or obligations to redeem these shares in the foreseeable future.

29.	RECONCILIATION OF LIABILITIES ARISING FROM FINANCING ACTIVITIES

The table below details changes in the Group’s liabilities arising from financing activities, including both cash and non-cash changes. Liabilities arising from financing activities are those for which cash flows were, or future cash flows will be, classified in the Group’s consolidated statements of cash flows as cash flows from financing activities.

	Borrowings	Lease liabilities	Amount due to subsidiaries’ non- controlling shareholders	Amount due to ultimate holding company	Total
	US$’000	US$’000	US$’000	US$’000	US$’000
As of January 1, 2022	45,809	—	58,041	59,464	163,314
Finance costs	1,550	—	1,036	—	2,586
Acquisition of subsidiaries	585	—	—	—	585
Recognition of lease liabilities	—	219	—	—	219
Cash flows	3,753	—	(6,432)	3,743	1,064
Exchange realignment	—	1	(34)	(397)	(430)
As of December 31, 2022	51,697	220	52,611	62,810	167,338
Finance costs	3,862	6	3,268	—	7,136
Non-cash transactions	9,970	—	—	4,682	14,652
Acquisition of subsidiaries	37	244	—	—	281
Cash flows	(3,140)	(87)	(2,059)	2,814	(2,472)
Exchange realignment	(122)	—	(93)	(110)	(325)
As of December 31, 2023	62,304	383	53,727	70,196	186,610
Finance costs	9,367	130	1,115	—	10,612
Acquisition of subsidiaries	159,722	—	23,107	—	182,829
Disposal of subsidiaries	(392)	(127)	—	(7,828)	(8,347)
Non-cash transactions	(643)	544	2,066	4,138	6,105
Cash flows	(10,481)	(410)	(17,741)	34,864	6,232
Exchange realignment	(268)	—	745	1,252	1,729
As of December 31, 2024	219,609	520	63,019	102,622	385,770

30.	RELATED PARTY TRANSACTIONS

In addition to the transactions disclosed elsewhere in these consolidated financial statements, the Group had the following transactions with related parties during the year:

	Year ended December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Marketing services income	2,888	2,726	2,737

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

31.	FINANCIAL INSTRUMENTS BY CATEGORY

The carrying amounts of each of the categories of financial instruments as of the end of the reporting period are as follows:

Financial assets

	Financial assets at FVTPL	Financial assets at amortized cost	Total
	US$’000	US$’000	US$’000
As of December 31, 2022
Accounts receivable	—	2,831	2,831
Financial assets at FVTPL	123,921	—	123,921
Derivative financial assets	185,069	—	185,069
Amounts due from joint ventures	—	30,554	30,554
Deposits and other receivables	—	1,892	1,892
Restricted cash	—	415	415
Cash and bank balances	—	1,208	1,208
	308,990	36,900	345,890
As of December 31, 2023
Accounts receivable	—	5,339	5,339
Financial assets at FVTPL	77,801	—	77,801
Amounts due from joint ventures	—	23,810	23,810
Deposits and other receivables	—	2,139	2,139
Restricted cash	—	135	135
Cash and bank balances	—	6,121	6,121
	77,801	37,544	115,345
As of December 31, 2024
Accounts receivable	—	6,457	6,457
Financial assets at FVTPL	420,544	—	420,544
Derivative financial instruments	30,339	—	30,339
Deposits and other receivables	—	1,315	1,315
Cash and bank balances	—	19,978	19,978
	450,883	27,750	478,633

Financial liabilities at amortized costs

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Accounts payable	9,846	8,808	2,785
Other payables and accruals	9,804	17,151	7,309
Borrowings	51,697	62,304	219,609
Amounts due to subsidiary’s non-controlling shareholders	52,611	53,727	63,019
Amount due to ultimate holding company	62,810	70,196	102,622
	186,768	212,186	395,344

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

32.	FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS

The carrying amounts and fair values of the Group’s financial instruments measured at fair value are as follows:

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Financial assets at FVTPL	123,921	77,801	420,544
Derivative financial instruments	185,069	—	30,339
	308,990	77,801	450,883

Management has assessed that the fair values of bank balances, accounts receivable, deposits and other receivables, amounts due from joint ventures, restricted cash, accounts payable, other payables and accruals, borrowings, amounts due to subsidiaries’ non-controlling shareholders and amount due to ultimate holding company approximate to their carrying amounts largely due to the short-term maturities of these instruments or repayable on demand, or that they are interest-bearing at market rates.

The Group’s finance department headed by the chief financial officer is responsible for determining the policies and procedures for the fair value measurement of financial instruments. The finance director reports directly to the chief financial officer. At each reporting date, the finance department analyzes the movements in the values of financial instruments and determines the major inputs applied in the valuation. The valuation is reviewed and approved by the chief financial officer.

Some of the Group’s financial instruments are measured at fair value for financial reporting purposes. The management of the Company is responsible for determining the appropriate valuation techniques and inputs for fair value measurements.

In estimating the fair value, the Group uses observable market data to the extent it is available. Where Level 1 inputs are not available, the Group refers to the prices of recent transactions or engages third-party qualified valuers to perform the valuation.

The management of the Company works closely with the qualified external valuers to establish the appropriate valuation techniques and inputs to the model. The management reports the findings to the directors of the Company to explain the cause of fluctuations in the fair value.

Below is summary of significant unobservable inputs to valuation of financial instruments together with a quantitative sensitivity analysis:

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

32.	FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS (cont.)

	Valuation Technique	Significant unobservable input	Sensitivity of value to the input
As of December 31, 2022
Movie income right investments of US$13,247,000	Discount cash flow model	Discount rate takes into account weighted average cost of capital using a Capital Asset Pricing Model ranged from 10.40% to 12.59% and expected ticket sales performance and expected movie production costs	5% increase/decrease in the discount rate results in decrease/increase in fair value by 0.2%/0.1%

Derivative financial instruments of US$185,069,000	Monte Carlo Simulation (“MCS”)	Expected volatility of the underlying assets of 49.78%	5% increase/decrease in the discount rate results in decrease/increase in fair value by 0.1%/0.1%
As of December 31, 2023
Movie income right investments of US$3,936,000	Discount cash flow model	Discount rate takes into account weighted average cost of capital using a Capital Asset Pricing Model ranged from 10.40% to 12.59% and expected ticket sales performance and expected movie production costs	5% increase/decrease in the discount rate results in decrease/increase in fair value by 0.2%/0.1%
As of December 31, 2024
Movie income right investments of US$5,863,000	Discount cash flow model	Discount rate takes into account weighted average cost of capital using a Capital Asset Pricing Model ranged from 10.40% to 12.59% and expected ticket sales performance and expected movie production costs	5% increase/decrease in the discount rate results in decrease/increase in fair value by 0.2%/0.1%

Fair value hierarchy

The following table illustrates the fair value measurement hierarchy of the Group’s financial instruments:

Assets measured at fair value:

	Fair value measurement using
	Quoted prices in active markets (Level 1)	Recent transaction price (Level 2)	Significant unobservable inputs (Level 3)	Total
	US$’000	US$’000	US$’000	US$’000
As of December 31, 2022
Financial assets at FVTPL	110,474	200	13,247	123,921
Derivative financial instruments	—	—	185,069	185,069

As of December 31, 2023
Financial assets at FVTPL	72,052	1,813	3,936	77,801

As of December 31, 2024
Financial assets at FVTPL	407,510	7,171	5,863	420,544
Derivative financial instruments	—	30,339	—	30,339

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

32.	FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS (cont.)

The movements in fair value measurements within Level 3 on financial assets at FVTPL during the years are as follow:

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
As of January 1,	10,773	13,247	3,936
Additions	4,785	—	90
Transfer from Level 2	—	—	1,612
Change in fair value	350	—	—
Gain on disposal	—	16,274	—
Disposals	—	(25,539)	—
Distribution of profits	(2,669)	—	—
Exchange realignment	8	(46)	225
As of December 31,	13,247	3,936	5,863

The movement in Level 3 on derivative financial instruments during the years is disclosed in note 17.

33.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Group has various financial assets and liabilities such as financial assets at FVTPL, accounts receivable, deposits and other receivables, amounts due from joint ventures, restricted cash, cash and bank balances, accounts payable, other payables and accruals, borrowings, amounts due to subsidiaries’ non-controlling shareholders and amount due to ultimate holding company.

The main risks arising from the Group’s financial instruments are price risk, foreign currency risk, interest rate risk, credit risk and liquidity risk. Management manages and monitors these risks to ensure appropriate measures are implemented on a timely and effective manner.

Price risk

Equity price risk is the risk that the fair values of equity investments decrease as a result of changes in the levels of equity indices and the value of individual securities.

The Group is exposed to equity securities price risk because certain investments held by the Group are classified in the consolidated statements of financial position as financial assets at FVTPL. Profit for the year would increase/decrease as a result of gains/losses on equity securities classified as financial assets at FVTPL.

As of December 31, 2022, 2023 and 2024, if there had been a 5% increase/decrease in the equity price of listed equity shares, included in financial assets at FVTPL, with all other variables held constant, the Group’s profit before tax would have been approximately US$5,524,000, US$3,603,000 and US$20,376,000, respectively, higher/lower.

The Group had concentration risk in two listed equity shares as of December 31, 2022 and 2023. As of December 31, 2024, the Group had concentration risk in equity shares in AMTD Digital Inc. and two listed equity shares.

On April 1, 2019, the Group entered Agreements with the counterparty in relation to the movement of the share price of the entirety of the Underlying Assets to reduce the Group’s exposure the changes in fair value of financial assets. The derivative financial asset is initially recognized at fair value and are subsequently remeasured at fair value. Any gains or losses arising from changes in fair value of derivative financial asset are taken directly to profit or loss.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

33.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (cont.)

No sensitivity analysis is prepared on unlisted equity shares and movie income right investments as the directors of the Company consider that the impact on the price risk of the Group is insignificant.

Foreign currency risk

Certain transactions of the Group are denominated in foreign currencies which are different from the functional currency of group entities, and therefore the Group is exposed to foreign currency risk. The Group currently does not have a foreign currency hedging policy. However, management monitors foreign exchange exposure and will consider hedging significant foreign exchange exposure should the need arise.

The Group’s key currency risk exposure primarily arises from accounts receivable, accounts payable and bank balances denominated in other currencies. As of December 31, 2022, 2023 and 2024, the Group had no significant exposure to foreign currency risk. Consequently, no sensitivity analysis has been performed and disclosed.

Interest rate risk

The Group is exposed to cash flow interest rate risk in relation to variable-rate bank balances and variable-rate borrowings. The Group aims to keep borrowings at variable rates. The Group manages its interest rate exposures by assessing the potential impact arising from any interest rate movements based on interest rate level and outlook. The management will review the proportion of borrowings in fixed and floating rates and ensure they are within reasonable range.

No sensitivity analysis has been presented for variable rate bank balances and variable rate borrowings as the bank balances and borrowings as the cash flow interest rate risk exposure is insignificant.

Credit risk and impairment assessment

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group has adopted a policy of only dealing with creditworthy counterparties, as a means of mitigating the risk of financial loss from defaults. The Group’s exposure of its counterparties is continuously monitored and the aggregate value of transactions concluded is spread amongst approved counterparties. Credit exposure is controlled by counterparty limits that are reviewed and approved by the management periodically.

The Group has credit risk exposure in relation the Agreements entered into with a counterparty amounting to US$167,388,000 as of December 31, 2022 (Note 17). As of December 31, 2022, the directors of the Company consider that the credit risk is not significant because the market value of listed securities pledged to the Group in relation to the Agreement is higher than the outstanding carrying amounts of the Agreement.

The Group performed impairment assessment for financial assets under ECL model. Information about the Group’s credit risk management, maximum credit risk exposures and the related impairment assessment, if applicable, are summarized as below:

Accounts receivable

Before accepting any new customer, the Group uses an internal credit scoring system to assess the potential customer’s credit quality and defines credit limits by customer. Limits and scoring attributed to customers are reviewed twice a year. Other monitoring procedures are in place to ensure that follow-up action is taken to recover overdue debts. Also, the management of the Group has delegated a team responsible for determination of credit limits and credit approvals. In this regard, the management considers that the Group’s credit risk is significantly reduced.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

33.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (cont.)

The Group performs impairment assessment under ECL model on other accounts receivable collectively and grouped based on shared credit risk characteristics by reference to the Group’s past due status of outstanding balances, nature, size and industry of debtors and external credit ratings. The Group assesses the ECL of accounts receivable based on historical observed default rates over the expected life of the debtors and forward-looking information (including macroeconomic data such as GDP growth and unemployment rate) that is available without undue cost or effort.

Bank balances and restricted cash

Credit risk on bank balances and restricted cash is limited because the counterparties are reputable banks with high credit ratings assigned by international credit agencies. The Group assessed 12-month ECL for bank balances and restricted cash by reference to information relating to probability of default and loss given default of the respective credit rating grades published by external credit rating agencies. Based on the average loss rates, the 12-month ECL on bank balances and restricted cash is insignificant and therefore no loss allowance was recognized.

Amounts due from joint ventures

The Group regularly evaluates the business performance of joint ventures. The Group’s credit risks in these balances are considered low due to the strong financial positions of these entities. The management believes that there are no significant increases in credit risk of these amounts since initial recognition and the Group provided impairment based on 12-month ECL. The Group assessed the ECL for amounts due from joint ventures to be insignificant and thus no loss allowance is recognized.

Deposits and other receivables

For deposits and other receivables, the Group makes periodic individual assessment on the recoverability of other receivables and deposits based on historical settlement records, past experience, and also quantitative and qualitative information that is reasonable and supportive forward-looking information. The Group believes that there is no significant increase in credit risk of these amounts since initial recognition and the Group provided impairment based on 12-month ECL. For year ended December 31, 2022, the Group recognized ECL on deposits and other receivables of US$501,000 and there is no movement on the allowance of ECL on deposits and other receivables during the year ended December 31, 2022, 2023 and 2024.

The tables below detail the credit risk exposures of the Group’s financial assets at amortized costs, which are subject to ECL assessment:

	12-month or lifetime	As of December 31,
	ECL	2022	2023	2024
		US$’000	US$’000	US$’000
Accounts receivable (note (i))	Lifetime ECL (collective assessment)	2,831	5,339	6,457
Deposits and other receivables	12-month ECL	1,892	2,139	1,816
Amounts due from joint ventures	12-month ECL	30,554	23,810	—
Restricted cash	12-month ECL	415	135	—
Cash and balance balances	12-month ECL	1,208	6,121	19,978
		36,900	37,544	28,251

Notes:

(i)	For accounts receivable, the Group has applied the simplified approach in IFRS 9 to measure the loss allowance at lifetime ECL.

(ii)	The financial assets at amortized costs have a low risk of default as the counterparties do not have default history and there is no information indicating that these financial assets have a significant increase in credit risk since initial recognition.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

33.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (cont.)

Liquidity risk

The Group aims to maintain cash and credit lines to meet its liquidity requirements. The Group finances its working capital requirements through a combination of funds generated from operations, loans and equity financing.

The following tables detail the Group’s remaining contractual maturity for its financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. Variable rate instruments are subject to change if change in variable rates differ from the estimated interest rate determined at the end of the reporting period.

	As of December 31, 2022
	Weighted Average interest rate	On demand or less than 3 months	3 months to 1 year	1 to 5 years	Total undiscounted cash flows	Carrying amount
	%	US$’000	US$’000	US$’000	US$’000	US$’000
Accounts payable	—	6,100	—	3,746	9,846	9,846
Other payables and accruals	—	9,804	—	—	9,804	9,804
Borrowings	3.18	456	1,758	54,797	57,011	51,697
Amounts due to subsidiaries’ non-controlling shareholders	1.58	19,271	34,179	—	53,450	52,611
Amount due to ultimate holding company	—	—	—	62,810	62,810	62,810
		35,631	35,937	121,353	192,921	186,768

	As of December 31, 2023
	Weighted Average interest rate	On demand or less than 3 months	3 months to 1 year	1 to 5 years	Over 5 years	Total undiscounted cash flows	Carrying amount
	%	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Accounts payable	—	5,794	—	3,014	—	8,808	8,808
Other payables and accruals	—	17,151	—	—	—	17,151	17,151
Borrowings	9.11	1,465	4,979	59,821	19,459	85,724	62,304
Amounts due to subsidiaries’ non-controlling shareholders	4.71	22,463	35,823	—	—	58,286	53,727
Amount due to ultimate holding company	—	—	—	70,196	—	70,196	70,196
		46,873	40,802	133,031	19,459	240,165	212,186

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

33.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (cont.)

	As of December 31, 2024
	Weighted Average interest rate	On demand or less than 3 months	3 months to 1 year	1 to 5 years	Over 5 years	Total undiscounted cash flows	Carrying amount
	%	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Accounts payable		2,785	—	—	—	2,785	2,785
Other payables and accruals	—	7,309	—	—	—	7,309	7,309
Borrowings	4.03	2,276	6,829	231,297	17,870	258,272	219,609
Amounts due to subsidiaries’ non-controlling shareholders		63,019	—	—	—	63,019	63,019
Amount due to ultimate holding company	—	—	—	102,622	—	102,622	102,622
		75,389	6,829	333,919	17,870	434,007	395,344

Capital risk management

The Group manages its capital to ensure that the Group will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of the debt and equity balance.

The capital structure of the Group consists of debts and equity attributable to equity holders of the Group, comprising share capital and reserves, as disclosed in consolidated statements of changes in equity.

There were no changes on the Group’s approach to capital risk management during the years.

34.	ACQUISITIONS OF SUBSIDIARIES

For the year ended December 31, 2022

Acquisition of L’Officiel Inc SAS

In April 2022, the intermediate holding company acquired 100% equity interest of L’Officiel Inc SAS. The consideration of the acquisition amounting to US$62,800,000 was paid by ultimate holding company on behalf of the Group. The transaction was completed in April 2022 and accounted for using acquisition accounting. No acquisition-related cost has been recognized as an expense for the year December 31, 2022.

Assets and liabilities at the date of acquisition

US$’000
Cash and cash balances	247
Restricted cash	477
Accounts receivable	1,855
Prepayments, deposits and other receivables	2,745
Intangible assets	92,294
Accounts payable	(11,489)
Other payables and accruals	(11,033)
Provisions	(4,094)
Borrowings	(585)
Deferred tax liabilities	(2,769)
Net assets acquired	67,648

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

34.	ACQUISITIONS OF SUBSIDIARIES (cont.)

The fair values and gross contractual amounts of accounts receivable and other receivables at the date of acquisition amounted to approximately US$1,855,000 and US$2,492,000, respectively. No accounts receivable and other receivables were expected to be uncollectible.

Gain arising on acquisition

US$
Recognized amounts of net assets acquired	67,648
Less: consideration transferred by ultimate holding company	(62,800)
4,848

Bargain purchase gain amounting to approximately US$4,848,000 on acquisition of L’Officiel Inc SAS is recognized in profit or loss within the other gain line item in the consolidated statement of profit or loss and other comprehensive income. The transaction resulted in a bargain purchase gain, reflecting the financial and operating conditions of the acquiree at the time of acquisition.

Impact of acquisition on the results of the Group

Included in the consolidated profit for the year ended December 31, 2022 is the profit of US$2.7 million attributable to the business generated by L’Officiel Inc SAS. Revenue for the year ended December 31, 2022 includes US$4.7 million generated from the acquisition.

Had the acquisition of L’Officiel Inc SAS been completed on January 1, 2022, revenue for the year of the Group would have been US$33.1 million, and profit for the year would have been US$21.7 million. The pro forma information is for illustrative purposes only and is not necessarily an indication of revenue and results of the operations of the Group that actually would have been achieved had the acquisition been completed on January 1, 2022, nor is it intended to be a projection of future events.

For the year ended December 31, 2023

Acquisition of The Art Newspaper SA

During the year ended December 31, 2023, the Company acquired 100% equity interest of The Art Newspaper SA, a limited company incorporated in Switzerland. The consideration of the acquisition was paid by cash amounting to US$2,540,000, which is paid by ultimate holding company, 8,688,525 shares of the intermediate holding company and 380,065 shares of the immediate holding company as well as a bonus element of Euro 2,888,888 which will be settled by the intermediate holding company on the 540th day following the completion of acquisition. The total consideration is approximately US$16,831,000. The transaction was completed in October 2023 using acquisition accounting.

No acquisition-related cost has been recognized as an expense for the year ended December 31, 2023.

Consideration transferred

US$’000
Cash through amount due to ultimate holding company	2,540
Ordinary shares of the intermediate holding company	5,607
Ordinary shares of immediate holding company	5,607
Other consideration payable	3,077
Net assets acquired	16,831

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

34.	ACQUISITIONS OF SUBSIDIARIES (cont.)

Assets and liabilities at the date of acquisition

US$’000
Cash and cash balances	27
Accounts receivable	674
Prepayments, deposits and other receivables	301
Property, plant and equipment	333
Intangible assets	25,752
Accounts payable	(402)
Other payables and accruals	(1,724)
Borrowings	(37)
Lease liabilities	(244)
Contract liabilities	(419)
Deferred tax liabilities	(2,961)
Net assets acquired	21,300

The fair values and gross contractual amounts of accounts receivable and other receivables at the date of acquisition amounted to of approximately US$674,000 and US$301,000, respectively. No accounts receivable and other receivables were expected to be uncollectible.

Gain arising on acquisition

US$
Recognized amounts of net assets acquired	21,300
Less: consideration transferred by ultimate holding company	(16,831)
4,469

Bargain purchase gain amounting to approximately US$4,469,000 acquisition of The Art Newspaper SA is recognized in profit or loss within the other gain line item in the consolidated statement of profit or loss and other comprehensive income. The transaction resulted in a bargain purchase gain, reflecting the financial and operating conditions of the acquiree at the time of acquisition and our competitive bargaining strategy over the seller.

Net cash inflow on acquisition of The Art Newspaper SA

Cash and cash equivalents balances acquired	27

Impact of acquisition on the results of the Group

Included in the consolidated profit for the year ended December 31, 2023 is the profit of US$45,000 attributable to the business generated by The Art Newspaper SA. Revenue for the year ended December 31, 2023 includes US$2 million generated from the acquisition.

Had the acquisition of The Art Newspaper SA been completed on January 1, 2023, revenue for the year of the Group would have been US$46.6 million, and profit for the year would have been US$16.2 million. The pro forma information is for illustrative purposes only and is not necessarily an indication of revenue and results of the operations of the Group that actually would have been achieved had the acquisition been completed on January 1, 2023, nor is it intended to be a projection of future events.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

34.	ACQUISITIONS OF SUBSIDIARIES (cont.)

For the year ended December 31, 2024

Acquisition of Singapore hotel companies

On April 1, 2024, the Group agreed with another shareholder of Singapore hotel companies that the Group owns the controlling interests of Singapore hotel companies, accordingly, Singapore hotel companies became the non-wholly owned subsidiaries of the Group without change of the percentage of ownership.

Assets and liabilities at the date of acquisition

US$’000
Cash and cash balances	4,273
Accounts receivable	920
Prepayments, deposits and other receivables	622
Property, plant and equipment	349,061
Accounts payable	(116)
Other payables and accruals	(467)
Provisions	(1,406)
Borrowings	(159,722)
Contract liabilities	(471)
Tax payables	(214)
Amounts due to shareholders	(47,157)
Non-controlling interest	(71,136)
Net assets acquired	74,187
Investment in joint ventures eliminated	74,187

The fair values and gross contractual amounts of accounts receivable and other receivables at the date of acquisition amounted to of approximately US$920,000 and US$622,000, respectively. No accounts receivable and other receivables were expected to be uncollectible.

Net cash inflow on acquisition of Singapore hotel companies

Cash and cash equivalents balances acquired	4,273

Impact of acquisition on the results of the Group

Included in the consolidated profit for the year is the loss of US$6.3 million attributable to the business generated by Singapore hotel companies. Revenue for the year includes US$17.3 million generated from the acquisition.

Had the acquisition of Singapore hotel companies been completed on January 1, 2024, revenue for the year of the Group would have been US$82.9 million, and profit for the year would have been US$43.0 million. The pro forma information is for illustrative purposes only and is not necessarily an indication of revenue and results of the operations of the Group that actually would have been achieved had the acquisition been completed on January 1, 2024, nor is it intended to be a projection of future events.

THE GENERATION ESSENTIALS GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024

35.	NON-CONTROLLING INTERESTS

The table below shows details of non-wholly owned subsidiaries of the Group which have material non-controlling interests:

	As of December 31,
	2022	2023	2024
	US$’000	US$’000	US$’000
Fine Cosmos Development Limited (note (i))	24,949	26,942	26,602
Singapore hotel companies (note (ii))	—	—	70,054
Other non-controlling interests (note (iii))	172,429	147,112	7,197
	197,378	174,054	103,853

Notes:

(i)	Fine Cosmos Development Limited is 50% owned by the Group for the years.

(ii)	Singapore hotel companies is 51% owned by the Group for the years.

(iii)	The consolidated financial statements represent a combination of entities and business under common control of AMTD Group, as such, the assets and liabilities of the consolidated entities are subject to the non-controlling shareholders of immediate holding company (i.e. AMTD Digital Inc.) and the intermediate holding company (i.e. AMTD IDEA Group). Upon the completion of the reorganization of the Group subsequent to the end of the reporting period, and accordingly, the amounts of non-controlling interests of AMTD IDEA Group and AMTD Digital Inc. are then transferred to the reverses attributable to the owners of the Company.

36.	SUBSEQUENT EVENTS

Other than disclosed elsewhere in the consolidated financial statements, the Group has the following subsequent events:

In January 2025, the Company and Black Spade Acquisition II Co, a special purpose acquisition company founded by Black Spade Capital, entered into a business combination agreement.